     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 1, 2000.


                                                      REGISTRATION NO. 333-30852

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                             ----------------------


                                Amendment No. 1


                                       to


                                   FORM S-1/A

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                             ----------------------

                              AETHER SYSTEMS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             DELAWARE                             7373                            52-2186634
   (State or Other Jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
of Incorporation or Organization)     Classification Code Number)            Identification No.)

                             ----------------------

                             11460 CRONRIDGE DRIVE
                          OWINGS MILLS, MARYLAND 21117
                                 (410) 654-6400
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ----------------------

                                 DAVID S. OROS
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                             11460 CRONRIDGE DRIVE
                          OWINGS MILLS, MARYLAND 21117
                                 (410) 654-6400
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                             ----------------------

                                with copies to:

                  MARK A. DEWIRE, ESQ.                                     EVE N. HOWARD, ESQ.
                ROGER J. PATTERSON, ESQ.                                  HOGAN & HARTSON L.L.P.
               WILMER, CUTLER & PICKERING                                 555 13TH STREET, N.W.
                  2445 M STREET, N.W.                                     WASHINGTON, D.C. 20004
                 WASHINGTON, D.C. 20037                                       (202) 637-5600
                     (202) 663-6000

                             ----------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement contains three separate prospectuses. Two prospectuses relate to a public offering of our common stock, par value $.01 per share. One of the common stock prospectuses will be used in connection with a United States and Canadian offering and the other will be used in a concurrent international offering. The two common stock prospectuses will be identical except for the front and back cover pages and underwriting section. The form of prospectus for the United States and Canadian common stock offering is included in this registration statement and the form of the front and back cover pages and underwriting section for the international common stock prospectus follows the United States common stock prospectus. The third prospectus relates to a concurrent United States and Canadian offering of our convertible subordinated notes due 2005 and this prospectus follows the pages for the international common stock prospectus.

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED MARCH 1, 2000

PROSPECTUS
-----------------------

                                3,000,000 SHARES

                                 [AETHER LOGO]

                                  COMMON STOCK
                            ------------------------


        Aether Systems, Inc. is selling 2,307,969 shares and Aether stockholders are selling 692,031 shares. The U.S. underwriters are offering 2,550,000 shares in the U.S. and Canada and the international managers are offering 450,000 shares outside the U.S. and Canada.



        The shares are quoted on the Nasdaq National Market under the symbol "AETH." On February 29, 2000, the last sale price of the shares as reported on the Nasdaq National Market was $258 3/8 per share.


        Concurrent with this offering, we are offering $200,000,000 aggregate
principal amount of our   % convertible subordinated notes due 2005. The notes
will be convertible into shares of our common stock at the option of the holder. We are offering the convertible notes through a separate prospectus. Completion of the convertible notes offering is not a condition to the completion of this offering.

        INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.
                            ------------------------

                                                          PER SHARE    TOTAL
                                                          ---------    -----
Public offering price...................................      $          $
Underwriting discount...................................      $          $
Proceeds, before expenses, to Aether....................      $          $
Proceeds, before expenses, to the selling
  stockholders..........................................      $          $


        The U.S. underwriters may also purchase up to an additional 135,509 shares from Aether, and up to an additional 246,991 shares from the selling stockholders, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an additional 23,913 shares from Aether and up to an additional 43,587 shares from the selling stockholders.


        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares will be ready for delivery on or about           , 2000.

                            ------------------------
MERRILL LYNCH & CO.
         ROBERTSON STEPHENS
                  DONALDSON, LUFKIN & JENRETTE
                            U.S. BANCORP PIPER JAFFRAY
                                     BEAR, STEARNS & CO. INC.
                                            FRIEDMAN BILLINGS RAMSEY
                            ------------------------

             The date of this prospectus is                , 2000.

     DESCRIPTION OF INSIDE FRONT COVER: The inside front cover contains the Aether Systems logo and the slogan: "Wireless solutions for a portable planet." Above the logo and slogan is a photograph depicting a finger pointing to a globe.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Prospectus Summary..........................................      4
Risk Factors................................................      9
Forward-Looking Statements..................................     19
Use of Proceeds.............................................     20
Price Range of Common Stock.................................     20
Dividend Policy.............................................     20
Concurrent Offering.........................................     21
Capitalization..............................................     22
Dilution....................................................     24
Selected Consolidated Financial Data........................     25
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     27
Business....................................................     37
Management..................................................     57
Transactions Between Aether and its Officers, Directors or
  Significant Stockholders..................................     68
Principal and Selling Stockholders..........................     72
Description of Capital Stock................................     76
United States Federal Tax Consequences to Non-U.S. Holders
  of Common Stock...........................................     79
Shares Eligible for Future Sale.............................     82
Underwriting................................................     84
Legal Matters...............................................     87
Experts.....................................................     87
Where You Can Find More Information.........................     87
Index to Financial Statements...............................    F-1

                         ------------------------------

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

     This summary does not contain all the information that may be important to you. You should read the entire prospectus carefully, including the financial data and related notes beginning on page F-1, before making an investment decision.

OUR COMPANY

     We provide wireless data services, systems and software enabling people to use handheld devices for mobile data communications and real-time transactions. We design, develop, sell and support complete wireless systems for corporations seeking to make data available to mobile workers or consumers. Our capabilities include our wireless data engineering and development expertise, our wireless integration software, our customer service and network operations center and, following our acquisition of Riverbed Technologies, Inc., our mobile data management software.

     We seek to develop and deliver wireless data services across a variety of industries and market segments in the United States and internationally. Our strategy initially focused on developing services for the financial services sector, whose participants we believe are among the earliest adopters of wireless data services. In the financial services industry, our current services include TradeRunner, a real-time wireless trading and financial information service offered to the online customers of Morgan Stanley Dean Witter Online, the Reuters MarketClip service for financial market price quotes, alerts and information and several services that deliver financial market information using one- and two-way pagers. We currently are developing wireless trading and financial services for other major financial institutions, including Charles Schwab & Co., Inc.

     While seeking to extend our service offerings in the financial services sector, we also seek to move into other industries and market segments. Since January 2000, we have entered into the following acquisitions, investments, agreements and letters of intent in pursuit of this strategy:

     - We agreed to acquire Riverbed, a company that develops and licenses mobile data management software. This pending acquisition gives us access to the industries Riverbed currently serves, including healthcare, transportation logistics and sales force automation.

     - We acquired LocusOne Communications, Inc., which develops wireless data systems for companies that distribute goods and services using their own delivery fleets. This acquisition extends our business to the transportation logistics and delivery industry.

     - We entered into a non-binding letter of intent with Reuters PLC to form a new company to develop wireless data systems in Europe, initially focusing on the financial services industry.

     - We agreed to form a new company, Inciscent, Inc., to develop wireless e-mail, two-way wireless data and Internet access and other applications for the small business and home office market segments. We agreed to form Inciscent with paging company Metrocall, Inc., Internet service provider PSINet Inc., investment firm Hicks, Muse, Tate & Furst Incorporated and other investors. As part of the investment, we also agreed to acquire approximately 9.9% of the outstanding capital stock of Metrocall for approximately $17 million.

     - We increased our investment in OmniSky Corporation (formerly doing business as OpenSky), a company we formed with 3Com Corporation. With our engineering assistance, OmniSky is developing wireless e-mail, Internet access and other electronic transactions primarily for the consumer market, and we have the right to offer these capabilities to our business customers.

     We have all the resources necessary to provide our customers with complete wireless data systems. We have a large, experienced development team with 50 engineers, and with the acquisition of Riverbed we will add 34 engineers. We have developed our package of wireless messaging software and software development tools known as Aether Intelligent Messaging, or AIM, which serves as a bridge to integrate diverse corporate in-house data systems with a wide variety of wireless carrier networks and end-user devices. Through our pending acquisition of Riverbed, we will also provide a suite of software products that extend corporate data to mobile handheld devices. We operate our own high-security network operations center, which connects customer and other data to wireless networks, and we maintain our own customer service center. We established the WAP Enterprise Center, which is comprised of engineers who develop applications for wireless phones that use the Wireless Application Protocol (so called WAP smartphones) and the systems to support data communication to these devices. We have also cultivated close relationships with major wireless network carriers, including AT&T Wireless Services, Bell Atlantic Mobile and BellSouth Wireless Data and mobile equipment and software vendors such as 3Com, Ericsson LM, Novatel Wireless, Inc. and Phone.com, Inc.

     We believe we can provide our corporate customers with more attractive service offerings by coupling general wireless applications like e-mail and Internet access with custom corporate applications. We believe our involvement with OmniSky and Inciscent will allow us to achieve this.

     Our Strategy. Our strategy is to be the dominant provider of wireless data services and systems to corporations by using our engineering expertise, our software platforms, our customer service and network operations center and our other resources. We seek to maximize recurring revenue by developing wireless data services for a variety of industries and market segments in the United States and internationally. We believe our capabilities and experience have established us as an early market leader in wireless data services, and a key element of our strategy is to move quickly into new opportunities to extend our leadership position. Our strategy includes the following key elements:

     - Target a variety of industries and market segments for development of wireless data communications and services in the United States and internationally.

     - Continue to develop the market for existing and new services in the financial services sector.

     - Offer the widest range of software products to address every aspect of wireless integration and mobile data management for mobile workers and consumers.

     - Continue to develop mass-market wireless applications like e-mail and Internet access and bundle them with custom corporate applications.

     - Expand our customer base and strengthen the Aether brand through enhanced sales and marketing efforts.

     - Maintain and strengthen our strategic relationships with suppliers and customers.

     - Apply the expertise we gain through engineering services and research and development activities to emerging business opportunities.


     Operating results. We had revenue of $1.8 million in 1997, $1.5 million in 1998 and $6.3 million in 1999. We had net losses of $2.7 million in 1997, $4.7 million in 1998 and $30.7 million in 1999. As of December 31, 1999, we had cumulative losses of $38.5 million. On a pro forma basis, giving effect to the acquisition of Mobeo, Inc. in September 1999 and LocusOne in February 2000, and our pending acquisition of Riverbed, we had revenue of $16.1 million and a net loss of $440.5 million in 1999.


     Other information. We are a Delaware corporation. In October 1999, we completed our initial public offering of 6,900,000 shares of our common stock at an initial offering price of $16.00 per share, which resulted in net proceeds of approximately $101.1 million. All references to "we," "us," "our" or "Aether" in this prospectus mean Aether Systems, Inc. and its subsidiaries or predecessors.

     Our principal executive offices are located at 11460 Cronridge Drive, Owings Mills, Maryland 21117, and our telephone number is (410) 654-6400. We maintain a Web site at www.aethersystems.com. Information contained in our Web site does not constitute a part of this prospectus.

                                  THE OFFERING


Common stock offered by us...................  2,307,969 shares
Common stock offered by the selling
  stockholders...............................  692,031 shares
Total common stock to be outstanding after
  the
  offering...................................  34,644,889 shares. This includes 4,537,286 shares to be issued in connection with our
                                               acquisition of Riverbed and excludes:
                                               -           shares of common stock issuable
                                               upon conversion of the convertible notes
                                                 being offered concurrently;
                                               - 3,620,838 shares of common stock issuable
                                               upon exercise of options outstanding at
                                                 December 31, 1999 or to be issued in
                                                 connection with our acquisition of
                                                 Riverbed, with a weighted average exercise
                                                 price of $6.76 per share;
                                               - 2,672,522 additional shares of common stock
                                                 reserved as of December 31, 1999 for future
                                                 issuance under our 1999 equity incentive
                                                 plan;
                                               - 1,175,000 shares of common stock issuable
                                               upon exercise of warrants with a weighted
                                                 average exercise price of $1.96 per share;
                                               - 159,422 shares of common stock issuable
                                               upon exercise of the underwriters'
                                                 over-allotment option; and
                                               - 893,665 shares of common stock contingently
                                                 issuable upon exercise of warrants with an
                                                 exercise price of $.01 per share, which may
                                                 be exercised if conditions are met.
Use of proceeds..............................  We currently intend to use the net proceeds from this offering and the concurrent notes
                                               offering for the following:
                                               - $100 million to acquire a 60% interest in
                                               the company that is the subject of our letter
                                                 of intent with Reuters;
                                               - $19 million to repay indebtedness incurred
                                               in connection with the LocusOne acquisition;
                                               - $17 million to make our investment in
                                               Metrocall;
                                               - $10 million to make our investment in
                                               Inciscent;
                                               - an estimated $25 million to enhance our
                                               sales and marketing activities;
                                               - fund potential future acquisitions and
                                               strategic investments; and
                                               - general corporate purposes.
Risk factors.................................  See "Risk Factors" beginning at page 9 for a discussion of factors you should consider
                                               carefully before deciding to invest in shares
                                               of our common stock.
Nasdaq National Market symbol................  AETH

                              CONCURRENT OFFERING

     Concurrently with our offering of common stock, we are offering by means of
a separate prospectus $200,000,000 aggregate principal amount of   % convertible
subordinated notes due 2005. The convertible notes will be convertible at the option of the holder into shares of our common stock. The completion of the convertible notes offering is not a condition to the completion of this offering. The sale of our convertible notes is described in greater detail on page 21 under the heading "Concurrent Offering."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (in thousands, except share and per share data)

     The following table summarizes our consolidated statements of operations for each of the years ended December 31, 1996, 1997, 1998 and 1999 and our consolidated balance sheet as of December 31, 1999. The pro forma consolidated financial information gives effect to (i) the Mobeo and LocusOne acquisitions and the pending acquisition of Riverbed, (ii) this offering of common stock and the application of the net proceeds as described in "Use of Proceeds" on page 20 and (iii) the sale of $200 million of our convertible notes in a concurrent public offering and the application of the net proceeds as described in "Use of Proceeds" on page 20. The pro forma net loss per share information gives effect to our conversion from a limited liability company to a corporation immediately prior to our initial public offering.

     We have provided the pro forma consolidated financial information for informational purposes only and you should not assume that our results would actually have been as shown if we had acquired Mobeo, LocusOne and Riverbed or had completed the offerings on the assumed dates, or that the information projects what our results will be as a result of the acquisitions or offerings. The pro forma consolidated statement of operations information assumes that the transactions occurred on January 1, 1999, and the pro forma consolidated balance sheet information assumes that the transactions occurred on December 31, 1999. See our, Mobeo's and Riverbed's financial statements and notes to those statements included in this prospectus beginning on page F-1.


                                                                   YEAR ENDED DECEMBER 31,
                            -----------------------------------------------------------------------------------------------------
                                                                                                 1999 PRO FORMA
                                                                                -------------------------------------------------
                                                                                                                   ACQUISITIONS,
                                               HISTORICAL                                      ACQUISITIONS AND    COMMON STOCK
                            -------------------------------------------------                    COMMON STOCK     AND CONVERTIBLE
                               1996         1997         1998         1999      ACQUISITIONS       OFFERING       NOTES OFFERINGS
                            ----------   ----------   ----------   ----------   ------------   ----------------   ---------------
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Revenue:
  Subscriber revenue......  $       --   $      161   $      549   $    3,732    $   11,200       $   11,200         $   11,200
  Engineering services
    revenue...............       1,355        1,625          963        2,594         2,594            2,594              2,594
  Software and related
    services revenue......          --           --           --           --         2,317            2,317              2,317
                            ----------   ----------   ----------   ----------    ----------       ----------         ----------
  Total revenue...........       1,355        1,786        1,512        6,326        16,111           16,111             16,111
Gross profit..............         348          493          411        2,850         8,565            8,565              8,565
Total operating
  expenses................         601        2,801        5,178       30,887       446,609          446,609            446,609
                            ----------   ----------   ----------   ----------    ----------       ----------         ----------
Operating loss............        (253)      (2,308)      (4,767)     (28,037)     (438,044)        (438,044)          (438,044)
                            ----------   ----------   ----------   ----------    ----------       ----------         ----------
Net loss..................  $     (417)  $   (2,747)  $   (4,693)  $  (30,691)   $ (440,530)      $ (440,530)        $ (454,970)
                            ==========   ==========   ==========   ==========    ==========       ==========         ==========
Pro forma net loss per
  share-basic and
  diluted.................  $    (0.04)  $    (0.22)  $    (0.29)  $    (1.45)   $   (17.11)      $   (15.62)        $   (16.14)
                            ==========   ==========   ==========   ==========    ==========       ==========         ==========
Pro forma weighted average
  shares used in computing
  net loss per share-basic
  and diluted.............  10,554,795   12,655,901   15,916,383   21,207,225    25,744,511       28,197,480         28,197,480
                            ==========   ==========   ==========   ==========    ==========       ==========         ==========



                                                                           AS OF DECEMBER 31, 1999
                                                         ------------------------------------------------------------
                                                                                        PRO FORMA
                                                                    -------------------------------------------------
                                                                                                       ACQUISITIONS,
                                                                                   ACQUISITIONS AND    COMMON STOCK
                                                                                     COMMON STOCK     AND CONVERTIBLE
                                                          ACTUAL    ACQUISITIONS       OFFERING       NOTES OFFERINGS
                                                         --------   ------------   ----------------   ---------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents............................  $ 78,542    $   47,719       $  468,625         $  661,425
  Working capital......................................    83,128        37,064          476,945            669,745
  Total assets.........................................   102,534     1,244,067        1,791,974          1,991,974
  Total debt...........................................        --        19,337              362            200,362
  Stockholders' equity.................................    98,342     1,219,145        1,786,027          1,786,027

                                  RISK FACTORS

     Investing in our common stock involves risks. You should carefully consider the following risks together with the other information contained in this prospectus before deciding to buy our common stock.

OUR FUTURE RESULTS ARE UNCERTAIN BECAUSE OUR HISTORICAL REVENUE WAS DERIVED FROM SERVICES OTHER THAN THOSE WE EXPECT TO BE THE FOCUS OF OUR BUSINESS IN THE FUTURE.

     We only have a limited history selling our current services on which you can evaluate our business, financial condition and operating results. Although we commenced operations in January 1996, until March 1997 all of our revenue came from engineering services and not from monthly service subscriptions or software licensing which we now provide and which will be our focus in the future. In 1997, 91.0% of our revenue was from engineering services and 9.0% was from subscriber revenue. In 1998, 63.7% of our revenue was from engineering services and 36.3% was from subscriber revenue. In 1999, 41.0% of our revenue was from engineering services and 59.0% was from subscriber revenue. In 1999, on a pro forma basis including Mobeo, LocusOne and our pending acquisition of Riverbed, 16.1% of our revenue was from engineering services, 69.5% was from subscriber revenue, and 14.4% was from software and related services revenue. We have not had any AIM licensing revenue. In addition, our monthly service subscriptions have come exclusively from subscriptions to our financial data and online trading services, and our strategy includes development of services in other industries. Because of this change in focus and our recent and pending acquisitions, you should not rely on our past performance to evaluate our future performance.

WE HAVE HISTORICALLY INCURRED LOSSES AND THESE LOSSES MAY INCREASE IN THE
FUTURE.


     We reported net losses of $2.7 million, $4.7 million and $30.7 million for the years ended December 31, 1997, 1998 and 1999, respectively, and a net loss of $440.5 million for the year ended December 31, 1999 on a pro forma basis including the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed. Our amortization of intangible assets and option and warrant expense has grown significantly as a result of recent acquisitions. In addition, we expect to continue to incur significant sales and marketing, systems development and administrative expenses. Therefore, we will need to generate significant revenue to become profitable and sustain profitability on a quarterly or annual basis. We expect to continue to incur significant losses for the foreseeable future. As a result, we may not be able to achieve profitability on a quarterly or annual basis.


THERE IS NO ESTABLISHED MARKET FOR OUR FINANCIAL DATA AND OTHER SERVICES AND WE MAY NOT BE ABLE TO SELL ENOUGH OF OUR SERVICES TO BECOME PROFITABLE.

     The markets for wireless data and transaction services are still emerging and continued growth in demand for and acceptance of these services remains uncertain. Current barriers to market acceptance of these services include cost, reliability, functionality and ease of use. We cannot be certain that these barriers will be overcome. We are currently developing financial trading services for TD Waterhouse Investor Services, Inc. and Bear, Stearns & Co. Inc. pursuant to preliminary agreements with these parties. We cannot assure you that these parties will enter into contracts for our services or that products developed for our other customers will result in revenue. Our competitors may develop alternative wireless data communications systems that gain broader market acceptance than our systems. If the market for our services does not grow, or grows more slowly than we currently anticipate, we may not be able to attract customers for our services and our revenues would be adversely affected.

OUR RECENT AND PENDING ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES MAY NOT DELIVER THE VALUE WE PAID OR WILL PAY FOR THEM AND MAY RESULT IN EXCESSIVE EXPENSES IF WE DO NOT SUCCESSFULLY INTEGRATE THEM, OR IF THE COSTS AND MANAGEMENT RESOURCES WE EXPEND IN CONNECTION WITH THE INTEGRATIONS EXCEED OUR EXPECTATIONS.

     We expect that our recent and pending acquisitions, investments and strategic alliances and any acquisitions, investments or strategic alliances we may pursue in the future will have a continuing, significant impact on our business, financial condition and operating results. The value of these transactions may be less than the amount we paid for them or invested if there is:

     - a decline of their position in the respective markets they serve; or

     - a decline in general of the markets they serve.

     The expenses associated with these transactions may be greater and their revenue may be smaller than expected if:

     - we fail to assimilate the acquired assets with our pre-existing business;

     - we lose key employees of these companies or Aether as a result of the acquisitions;

     - our management's attention is diverted by other business concerns; or

     - we assume unanticipated liabilities related to the acquired assets.

     In addition, the companies we have acquired or invested in or may acquire or invest in are subject to each of the business risks we describe in this section, and if they incur any of these risks the businesses may not be as valuable as the amount we paid. Further, we cannot guarantee that we will realize the benefits or strategic objectives we are seeking to obtain by acquiring these companies. In addition, we cannot assure you that our various pending acquisitions, investments and strategic alliances will be completed on the terms we describe, or at all.

WE MAY NOT ACHIEVE PROFITABILITY IF WE ARE UNABLE TO MAINTAIN, IMPROVE AND DEVELOP THE WIRELESS DATA SERVICES WE OFFER.

     We believe that our future business prospects depend in part on our ability to maintain and improve our current services and to develop new ones on a timely basis. Our services will have to achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. As a result of the complexities inherent in our service offerings, major new wireless data services and service enhancements require long development and testing periods. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. Additionally, our new services and service enhancements may not achieve market acceptance. If we cannot effectively develop and improve services we may not be able to recover our fixed costs or otherwise become profitable.

IF WE DO NOT RESPOND EFFECTIVELY AND ON A TIMELY BASIS TO RAPID TECHNOLOGICAL CHANGE, OUR SERVICES MAY BECOME OBSOLETE AND WE MAY LOSE SALES.

     The wireless and data communications industries are characterized by rapidly changing technologies, industry standards, customer needs and competition, as well as by frequent new product and service introductions. Our services are integrated with wireless handheld devices and the computer systems of our corporate customers. Our services must also be compatible with the data networks of wireless carriers. We must respond to technological changes affecting both our customers and suppliers. We may not be successful in developing and marketing, on a timely and cost-effective basis, new services that respond to technological changes, evolving industry standards or changing customer requirements. Our ability to grow and achieve profitability will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner:

     - effectively use and integrate new wireless and data technologies;

     - continue to develop our technical expertise;

     - enhance our wireless data, engineering and system design services;

     - develop applications for new wireless networks; and

     - influence and respond to emerging industry standards and other changes.

WE DEPEND UPON WIRELESS NETWORKS OWNED AND CONTROLLED BY OTHERS. IF WE DO NOT HAVE CONTINUED ACCESS TO SUFFICIENT CAPACITY ON RELIABLE NETWORKS, WE MAY BE UNABLE TO DELIVER SERVICES AND OUR SALES COULD DECREASE.

     Our ability to grow and achieve profitability partly depends on our ability to buy sufficient capacity on the networks of wireless carriers such as AT&T Wireless Services or Bell Atlantic Mobile and on the reliability and security of their systems. All of our services are delivered using airtime purchased from third parties. We depend on these companies to provide uninterrupted and "bug free" service and would not be able to satisfy our customers' needs if they failed to provide the required capacity or needed level of service. In addition, our expenses would increase and our profitability could be materially adversely affected if wireless carriers were to increase the prices of their services. Our existing agreements with the wireless carriers generally have one-year terms. Some of these wireless carriers are, or could become, our competitors and if they compete with us they may refuse to provide us with their services.

OUR FAILURE TO DEVELOP RECOGNITION FOR THE AETHER BRAND COULD PREVENT US FROM ACHIEVING A PROFITABLE LEVEL OF SALES.

     Our sales and marketing activities to date have been limited. Our sales and marketing expenses were $840,455 for the year ended December 31, 1998 and $2.1 million for 1999. We intend to increase the market presence of our brand over time, which will require us to substantially increase the amount we spend on sales and marketing. We expect to spend an estimated $25 million in 2000 on sales and marketing. We have applied for, but have not received, federal trademark registrations for the names "Aether," "Aether Systems" and "AIM," and we may not be able to use these names effectively or at all if we fail to obtain such registrations due to conflicting marks or otherwise. As a result of our recent acquisitions of Mobeo and LocusOne and our pending acquisition of Riverbed, we expect to market our acquired products and services under their existing brands. We may lose existing customers or fail to attract new customers if these brands are not well received by our customers, if our marketing efforts are not productive, if we are otherwise unsuccessful in increasing our brand awareness or if our competition has greater brand recognition.

WE DEPEND ON THIRD PARTIES FOR THE MARKETING AND SALES OF SOME OF OUR SERVICES. IF THE MARKETING EFFORTS OF THESE THIRD PARTIES ARE NOT EFFECTIVE, WE MAY NOT ACHIEVE A PROFITABLE LEVEL OF SALES.

     We rely substantially on the efforts of others to market and sell some of our wireless data communications services, in particular the online trading services we have developed for Morgan Stanley Dean Witter Online and are developing for Charles Schwab and other financial institutions. We believe that third parties paid over $380,000 in marketing expenses in 1999 related to our products, which represented 15% of sales and marketing expenses incurred in connection with our services. We cannot control whether or how these third parties who sell and market our services will perform their obligations to market our services. If these third parties fail to market our services or their efforts fail to result in new customers, we may be unable to attract new customers and our revenue could be adversely effected.

WE MAY FAIL TO SUPPORT OUR ANTICIPATED GROWTH IN OPERATIONS WHICH COULD REDUCE DEMAND FOR OUR SERVICES AND MATERIALLY ADVERSELY AFFECT OUR REVENUE.

     Our business strategy is based on the assumption that the number of subscribers to our services, the amount of information they want to receive and the number of services we offer will all increase. We must continue to develop and expand our systems and operations to accommodate this growth. The expansion and adaptation of our customer service and network operations center requires substantial financial, operational and management resources. We may be unable to expand our operations for one or more of the following reasons:

     - we may not be able to locate or hire at reasonable compensation rates qualified engineers and other employees necessary to expand our capacity;

     - we may not be able to obtain the hardware necessary to expand our capacity;

     - we may not be able to expand our billing and other related support systems; and

     - we may not be able to obtain sufficient additional capacity from wireless carriers.

     Due to the limited deployment of our services to date, the ability of our systems and operations to connect and manage a substantially larger number of customers while maintaining superior performance is unknown. Any failure on our part to develop and maintain our wireless data services as we experience rapid growth could significantly reduce demand for our services and materially adversely affect our revenue.

WE DEPEND ON RECRUITING AND RETAINING KEY MANAGEMENT AND TECHNICAL PERSONNEL WITH WIRELESS DATA AND SOFTWARE EXPERIENCE AND WE MAY NOT BE ABLE TO DEVELOP NEW PRODUCTS OR SUPPORT EXISTING PRODUCTS IF WE CANNOT HIRE OR RETAIN QUALIFIED EMPLOYEES.

     Because of the technical nature of our products and the dynamic market in which we compete, our performance depends on attracting and retaining key employees. Competition for qualified personnel in the wireless data and software industries is intense and finding qualified personnel with experience in both industries is even more difficult. We believe there are only a limited number of individuals with the requisite skills in the field of wireless data communication, and it is becoming increasingly difficult to hire and retain these persons. Competitors and others have in the past attempted, and may in the future attempt, to recruit our employees. Each of our engineers has entered into a non-compete agreement with us for a period of ten months after they leave Aether. These agreements will not prevent our engineers from leaving or working for competitors relatively soon after they leave us.


     We currently maintain a key person life insurance policy for David S. Oros, our chairman, chief executive officer and president. We do not maintain insurance policies for any of our other executive officers.


WE MAY NOT HAVE ADEQUATELY PROTECTED OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD ALLOW COMPETITORS TO DEVELOP SIMILAR PRODUCTS USING SIMILAR TECHNOLOGY AND THUS REDUCE OUR SALES AND REVENUE.

     We have attempted to protect our technology, including the technology we have obtained or will obtain in our acquisition, through patent, trademark and copyright protection, as well as through trade secret laws and non-competition and non-disclosure agreements with key employees. Patents may infringe on valid patents held by third parties, or patents held by third parties may limit the scope of any patents we receive. In particular, the patent we expect to acquire in our acquisition of Riverbed covers a technology that is subject to a number of patents. In addition, Riverbed has no international patent protection in its technology. If we are not adequately protected, other companies with sufficient engineering expertise could quickly develop competing products based on our intellectual property and reduce our sales and thus our revenue.

WE MAY BE SUED BY THIRD PARTIES FOR INFRINGEMENT OF THEIR INTELLECTUAL PROPERTY RIGHTS AND INCUR COSTS OF DEFENSE AND POSSIBLY ROYALTIES OR LOSE THE RIGHT TO USE TECHNOLOGY IMPORTANT TO PROVIDING OUR SERVICES.

     The telecommunications and software industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement or other violations of intellectual property rights. As the number of participants in our market increases, the possibility of an intellectual property claim against us could increase. We have received two claims that we have infringed patents developed by other parties. Although we believe these claims are without merit, these and any other intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle, could require us to enter into costly royalty arrangements, could divert management attention from administering our business and could preclude us from conducting our business.

WE MAY BE SUBJECT TO LIABILITY FOR TRANSMITTING INFORMATION, AND OUR INSURANCE COVERAGE MAY BE INADEQUATE TO PROTECT US FROM THIS LIABILITY.

     We may be subject to claims relating to information transmitted over systems we develop or operate. These claims could take the form of lawsuits for defamation, negligence, copyright or trademark infringement or other actions based on the nature and content of the materials. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.

DISRUPTION OF OUR SERVICES DUE TO ACCIDENTAL OR INTENTIONAL SECURITY BREACHES MAY HARM OUR REPUTATION CAUSING A LOSS OF SALES AND COULD INCREASE OUR EXPENSES.

     A significant barrier to the growth of wireless data services or transactions on the Internet or by other electronic means has been the need for secure transmission of confidential information. Our systems could be disrupted by unauthorized access, computer viruses and other accidental or intentional actions. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If a third party were able to misappropriate our users' personal or proprietary information or credit card information, we could be subject to claims, litigation or other potential liabilities that could materially adversely impact our revenue and may result in the loss of customers.

ANY TYPE OF SYSTEMS FAILURE COULD REDUCE SALES, INCREASE COSTS OR RESULT IN CLAIMS OF LIABILITY.

     Our existing wireless data services -- TradeRunner, Reuters MarketClip and its predecessor AirBroker and the Mobeo services -- are dependent on real-time, continuous feeds from Reuters Selectfeed Plus and others. The ability of our subscribers to make securities trades through Morgan Stanley Dean Witter Online requires timely and uninterrupted connections with our wireless network carriers. Any disruption from our satellite feeds or backup landline feeds could result in delays in our subscribers' ability to receive information or execute trades. There can be no assurance that our systems will operate appropriately if we experience a hardware or software failure or if there is an earthquake, fire or other natural disaster, a power or telecommunications failure, intentional disruptions of service by third parties, an act of God or an act of war. A failure in our systems could cause delays in transmitting data, and as a result we may lose customers or face litigation that could involve material costs and distract management from operating our business.

OUR ABILITY TO SELL NEW AND EXISTING SERVICES AT A PROFIT COULD BE IMPAIRED BY COMPETITORS.

     Intense competition could develop in the market for services we offer. We developed our software using standard industry development tools. Many of our agreements with wireless carriers, wireless handheld device manufacturers and data providers are non-exclusive. Our competitors could develop and use the same products and services in competition with us. With time and capital, it would be possible for competitors to replicate our services. Our competitors could include wireless network carriers such as AT&T Wireless Services and Bell Atlantic Mobile, software developers such as Microsoft Corporation, 724 Solutions Inc. and Phone.com and systems integrators such as International Business Machines Corporation. Many of our competitors have significantly greater resources than we do. Furthermore, competitors may develop a different approach to marketing the services we provide in which subscribers may not be required to pay for the information provided by our services. Competition could reduce our market share or force us to lower prices to unprofitable levels. Additional information regarding our competition is described under "Business -- Competition" on page 53.

WE MAY LOSE THE OPPORTUNITY TO PURSUE DESIRABLE PROJECTS TO OMNISKY AND THE COMPANY WE PLAN TO FORM WITH REUTERS.

     David S. Oros, our chairman, chief executive officer and president, also serves as a director of OmniSky and Janice M. Roberts, one of our directors, is also a director of OmniSky. OmniSky is a separate business in which we have an equity interest that is developing applications for wireless access to the Internet and related applications such as wireless e-mail. David S. Oros will serve as chairman and interim chief executive officer of our European strategic alliance with Reuters. This company will be a separate business that will provide wireless data applications in Europe. Mr. Oros and Ms. Roberts may learn of business opportunities that are appropriate for OmniSky and us, and Mr. Oros may learn of business opportunities that are appropriate for our pending strategic alliance with Reuters and us, and Mr. Oros and Ms. Roberts may not be required to make those opportunities available to us. If OmniSky or our strategic alliance with Reuters pursue opportunities that we would have an interest in pursuing, our business may fail to grow or our existing business may suffer. Mr. Oros and Ms. Roberts may also have other conflicts of interest with Aether because of their positions with OmniSky, and OmniSky's contractual relationships with Aether and 3Com. Mr. Oros may also have other conflicts of interest with Aether because of his position with the strategic alliance with Reuters and its contractual relationships with Aether. We describe those contracts in "Transactions between Aether and its Officers, Directors or Significant Stockholders -- OmniSky" on page 70.

AN INTERRUPTION IN THE SUPPLY OF PRODUCTS AND SERVICES THAT WE OBTAIN FROM THIRD PARTIES COULD CAUSE A DECLINE IN SALES OF OUR SERVICES, AND PRODUCTS WE PURCHASE TO AVOID SHORTAGES MAY BECOME OBSOLETE BEFORE WE CAN USE THEM.

     In designing, developing and supporting our wireless data services, we rely on wireless carriers, wireless handheld device manufacturers, content providers and software providers. These suppliers may experience difficulty in supplying us products or services sufficient to meet our needs or they may terminate or fail to renew contracts for supplying us these products or services on terms we find acceptable. Any significant interruption in the supply of any of these products or services could cause a decline in sales of our services unless and until we are able to replace the functionality provided by these products and services. Specifically, Novatel Wireless and Sierra Wireless Inc. are our only suppliers of wireless modems, which are an integral hardware component of our services. It can be difficult to obtain these wireless modems and their parts. Although we have purchased a large supply of these modems, they may become obsolete before we are able to use them. We also depend on third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. In addition, we rely on the ability of our content providers -- Reuters, the New York Stock Exchange, Inc., the Chicago Board of Trade, the Nasdaq Stock Market, Inc. and the Options Price Reporting Authority -- to continue to provide us with uninterrupted access to the news and financial information we provide to our customers. The failure of third parties to meet these criteria, or their refusal or failure to deliver the information for whatever reason, could materially harm our business.

OUR SALES CYCLE IS LONG, AND OUR STOCK PRICE COULD DECLINE IF SALES ARE DELAYED OR CANCELLED.

     Quarterly fluctuations in our operating performance are exacerbated by the length of time between our first contact with a business customer and the first revenue from sales of services to that customer or end users. Because our services represent a significant investment for our business customers, we spend a substantial amount of time educating them regarding the use and benefits of our services and they, in turn, spend a substantial amount of time performing internal reviews and obtaining capital expenditure approvals before purchasing our services. As much as a year may elapse between the time we approach a business customer and the time we begin to deliver services to a customer or end user. Any delay in sales of our services could cause our quarterly operating results to vary significantly from projected results, which could cause our stock price to decline. In addition, we may spend a significant amount of time and money on a potential customer that ultimately does not purchase our services.

OUR SALES OF FINANCIAL DATA AND TRADING SERVICES COULD GO DOWN IF THERE IS A DECLINE IN SECURITIES TRADING.

     In 1999, we earned 59.0% (or 69.5% on a pro forma basis giving effect to the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed) of our revenue from services that provide financial information and wireless trading capability. If there is a prolonged decline in the overall level of securities trading, or online trading in particular, our operating results may decline. A decline in securities trading may result from:

     - loss of confidence in the reliability or security of online trading systems;

     - government regulation of the securities industry or online trading; or

     - a downturn in the stock market.

OUR SOFTWARE MAY CONTAIN DEFECTS OR ERRORS, AND OUR SALES COULD GO DOWN IF THIS INJURES OUR REPUTATION OR DELAYS SHIPMENTS OF OUR SOFTWARE.

     The AIM package of wireless messaging and software development tools we develop, and the ScoutWare family of software products we will own at the closing of the Riverbed acquisition, are complex and must meet the stringent technical requirements of our customers. We must develop our services quickly to keep pace with the rapidly changing software and telecommunications markets. Software as complex as ours is likely to contain undetected errors or defects, especially when first introduced or when new versions are released. Our software may not be free from errors or defects after delivery to customers have begun, which could result in the rejection of our software or services, damage to our reputation, lost revenue, diverted development resources and increased service and warranty costs.

UNDISCOVERED YEAR 2000-RELATED COMPUTER PROBLEMS COULD DISRUPT OUR OPERATIONS.

     We believe that software that is incorporated in our products and services is year 2000 compliant. When the century changed, we experienced no disruption to our business operations and no product failures as a result of year 2000 compliance issues or otherwise. We may face claims, however, for undiscovered year 2000 errors in our own products or for year 2000 issues arising from third-party products that we integrate into our products and services or with which our systems and products exchange data. If our suppliers, vendors or distributors fail to timely and completely correct their own year 2000 software, firmware and hardware problems, or if any of them convert to a system that is incompatible with our systems, our ability to deliver our products and services could be disrupted.

THE STOCKHOLDER AGREEMENT AMONG OUR MAJOR STOCKHOLDERS WILL HAVE THE EFFECT OF ALLOWING THEM TO CONTROL EIGHT OF OUR TWELVE DIRECTORS, WHICH WILL LIMIT THE ABILITY OF NEW INVESTORS TO INFLUENCE CONTROL OF AETHER.

     NexGen Technologies, L.L.C., Telcom-ATI Investors, L.L.C., Reuters MarketClip Holdings Sarl, a subsidiary of Reuters Group PLC, and 3Com -- who together will hold 55.1% of the shares of common stock outstanding following completion of this offering -- entered into a stockholder agreement that governs voting for our directors. The agreement provides that each party will vote all of its shares for two directors nominated by NexGen, two directors nominated by Telcom-ATI Investors, two directors nominated jointly by NexGen and Telcom-ATI Investors and one director nominated by each of Reuters and 3Com. As a result, eight directors of our board are effectively chosen by these major stockholders. As we currently have authorized only 12 directors, the voting rights of our stockholders other than these major stockholders effectively apply to only four of our directors. In addition to its effect on the voting rights of our new investors, the stockholder agreement could have the effect of delaying or preventing a change in control.

WE MAY NEED ADDITIONAL CAPITAL AND WE MAY NOT BE ABLE TO OBTAIN IT, WHICH COULD PREVENT US FROM CARRYING OUT OUR BUSINESS STRATEGY.

     We currently anticipate that our available cash resources combined with the net proceeds from this offering and the concurrent offering of convertible notes will be sufficient to fund our operating needs for at least the next 12 months, including the expansion of our sales and marketing program and any acquisitions we may pursue in the next 12 months. Thereafter, we expect to require additional financing in an amount that we cannot determine at this time. We do not have any bank credit facility or other working capital credit line under which we may borrow funds for working capital or other general corporate purposes. If our plans or assumptions change or are inaccurate, we may be required to seek capital sooner than anticipated. We may need to raise funds through public or private debt or equity financings.

     If funds are raised through the issuance of equity securities, the percentage ownership of our then-current stockholders may be reduced and the holders of new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through a bank credit facility or the issuance of debt securities, the holder of this indebtedness would have rights senior to the rights of the holders of our common stock and the terms of this indebtedness could impose restrictions on our operations. If we need to raise additional funds, we may not be able to do so on terms favorable to us, or at all. If we cannot raise adequate funds on acceptable terms, we may not be able to continue to fund our operations.

     We may not be able to complete the proposed subordinated convertible notes offering being conducted concurrently with this offering. Failure to complete the notes offering may increase our need for financing.

NEW LAWS AND REGULATIONS THAT IMPACT OUR INDUSTRY COULD INCREASE OUR COSTS OR REDUCE OUR OPPORTUNITIES TO EARN REVENUE.

     We are not currently subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to businesses in general. However, in the future, we may become subject to regulation by the FCC or another regulatory agency. In addition, the wireless carriers who supply us airtime are subject to regulation by the FCC and regulations that affect them could increase our costs or reduce our ability to continue selling and supporting our services.

OUR STOCK PRICE, LIKE THAT OF MANY TECHNOLOGY COMPANIES, HAS BEEN, AND MAY CONTINUE TO BE, VOLATILE.

     The market price of our common stock has been highly volatile and is likely to continue to be highly volatile. The trading price of our common stock has increased significantly from our initial offering price of $16.00 per share on October 20, 1999. We are involved in a highly visible, rapidly changing industry and stock prices in our and similar industries have risen and fallen in response to a variety of factors, including:

     - announcements of new wireless data communications technologies and new providers of wireless data communications;

     - acquisitions of or strategic alliances among providers of wireless data communications;

     - changes in recommendations by securities analysts regarding the results or prospects of providers of wireless data communications; and

     - changes in investor perceptions of the acceptance or profitability of wireless data communications.

WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     Provisions of our certificate of incorporation and bylaws and provisions of Delaware law could delay, defer or prevent an acquisition or change of control of Aether or otherwise adversely affect the price of our common stock. For example, our bylaws limit the ability of stockholders to call a special meeting. Our certificate of incorporation also permits our board to issue shares of preferred stock without stockholder approval which means that the board could issue shares with special voting rights or other provisions that could deter a takeover. In addition to delaying or preventing an acquisition, the issuance of a substantial number of preferred shares could adversely affect the price of the common stock. Please refer to "Description of Capital Stock" on page 76 for a more detailed discussion of these provisions.

UPON COMPLETION OF THIS OFFERING, YOU WILL EXPERIENCE DILUTION.


     Our tangible assets are readily identified assets like property, equipment, cash, securities and accounts receivable. The value of these assets on our pro forma balance sheet minus the value of our liabilities equals $17.58 per share, giving effect to the acquisition of LocusOne and the pending acquisition of Riverbed and the completion of this offering and the concurrent note offering. The offering price

(assuming an offering price of $258 3/8 per share) exceeds this amount by $240.80 per share. Therefore, you will be paying more for a share of stock than the value reflected in our accounts of tangible assets for that share. If we were forced to sell all our assets and distribute all the proceeds, you would not recover the amount you paid for shares unless we can sell the assets for more than the value we report for our tangible assets. We also have outstanding a large number of stock options and warrants to purchase common stock with exercise prices significantly below the price of shares in this offering. You will experience further dilution to the extent these options or warrants are exercised.


SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY DEPRESS OUR SHARE PRICE.


     After this offering, we will have outstanding 34,644,889 shares of common stock, including the 4,537,286 shares to be issued to former shareholders of Riverbed. Sales of a substantial number of our shares of common stock in the public market following this offering -- or the expectation of such sales -- could cause the market price of our common stock to drop. All the shares sold in this offering will be, and the shares sold in our initial public offering are, freely tradable. An additional 24,114,750 shares will be available for sale in the public markets as follows:



               DATE OF AVAILABILITY FOR SALE                  NUMBER OF SHARES
               -----------------------------                  ----------------
               (90 days after the date of this
  prospectus)...............................................         19,250
October 26, 2000............................................     19,671,646
At various times thereafter upon the expiration of one-year
  holding periods...........................................      4,445,706



     Of these shares, 24,077,250 shares are subject to a limitation on the number of shares that can be sold in any three-month period. We have agreed, however, to register the resale of substantially all of these shares upon demand beginning October 27, 2000.



     We filed a registration statement to register all shares of common stock that were issued to our employees under our equity incentive plan and intend to file future registration statements. Shares issued upon exercise of stock options will be eligible for resale in the public market without restriction. As of February 29, 2000, options and warrants to purchase 3,839,122 shares of our common stock were issued and outstanding and we were obligated to issue options for an additional 862,480 shares in connection with our pending acquisition of Riverbed.


DEBT SERVICE OBLIGATIONS MAY ADVERSELY AFFECT OUR CASH FLOW.

     Concurrently with this offering, we anticipate offering convertible subordinated notes in an aggregate principal amount of $200 million, or $230 million if the over-allotment option granted to the underwriters in connection with the notes offering is exercised in full. If the notes offering is completed as planned, we will have substantial amounts of outstanding indebtedness, primarily consisting of the notes. As a result of this indebtedness, we will be obligated to make principal and interest payments. There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due. We may also obtain additional long-term debt and working capital lines of credit to meet future financing needs. There can be no assurance that additional financing arrangements will be available on commercially reasonable terms or at all.

WE MAY HAVE CONTINGENT LIABILITY ARISING OUT OF A POSSIBLE VIOLATION OF THE SECURITIES ACT OF 1933 IN CONNECTION WITH A LETTER SENT TO EMPLOYEES IN THE DIRECTED SHARE PROGRAM AT THE TIME OF OUR INITIAL PUBLIC OFFERING.

     As part of our initial public offering in October 1999, we decided that each of our employees, officers and directors should have the opportunity to purchase up to 2,000 shares of common stock as part of a directed share program, on the same terms as all other shares offered by the prospectus, but that each person could choose to direct all or a part of the 2,000 shares to members of his or her immediate family. In order to coordinate this program, we sent a letter to approximately 90 employees, officers and directors we had designated as potential offerees of up to 390,000 shares of common stock and asked them to provide us with information for mailing purposes, including an estimate of the number of shares that they would want to be given the opportunity to purchase and to have their immediate family members provide the same information. Our letter was not accompanied by a preliminary prospectus and may have constituted a prospectus that does not meet the requirements of the Securities Act of 1933. If the mailing of these original materials did constitute a violation of the Securities Act of 1933, the recipients of the letter who purchased common stock in our initial public offering and continue to own those shares could have the right until October 26, 2000 to obtain recovery of the consideration paid in connection with their purchase of common stock or, if they had already sold the stock, sue us for damages resulting from their purchase of common stock. If all of the recipients of the letter still hold shares they purchased in the initial public offering, these refunds or damages could total up to approximately $6.2 million, based on the initial public offering price of $16.00 per share, in the event that investors suffer a total loss of their investment before they sold the shares or the relevant limitations period expired and seek refunds or damages. If this were to occur, our business, results of operations and financial condition could suffer.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These include projections about the industry contained on pages 37 to 38. We have based these forward-looking statements on our current expectations and projections about future events. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "pending," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "predicts," "estimates" and similar expressions, although not all forward-looking statements are identified by these words. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about Aether, including those we describe in the "Risk Factors" section of this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     We use market data and industry forecasts and projections throughout this prospectus, which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry and there is no assurance that any of the projected amounts will be achieved. Similarly, we believe that the surveys and market research we or others have performed are reliable, but we have not independently verified this information. Neither we nor any of the underwriters represents that any such information is accurate.

                                USE OF PROCEEDS


     We expect to receive approximately $566.9 million in net proceeds from the sale of 2,307,969 shares of common stock, assuming an offering price of $258 3/8, by Aether in this offering ($606.1 million if the underwriters' over-allotment option is exercised in full) after deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by us and the exercise of options to purchase 145,000 shares by the selling stockholders. We will not receive any proceeds from the 692,031 shares sold by selling stockholders in the offering. The net proceeds to us from the concurrent convertible notes offering are expected to be approximately $192.8 million ($221.9 million if the underwriters' over-allotment option is exercised in full) after deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by us.


     We currently intend to use $100 million of the proceeds of this offering and the concurrent notes offering to fund our European strategic alliance with Reuters, $19 million to repay indebtedness incurred in connection with the LocusOne acquisition, $17 million to acquire 9.9% of the stock of Metrocall, $10 million to acquire our 27.5% interest in Inciscent and an estimated $25 million to fund sales and marketing activities. We have not determined the use of the remaining proceeds of this offering and the concurrent notes offering, but we expect to use some portion of the proceeds to provide the cash portion of acquisitions and strategic investments we may identify in the future that advance our strategy. The offering will also create a larger public float for our common stock and allow for the orderly liquidation of investments made by some stockholders.

     Pending these uses, the net proceeds of these offerings will be invested in short-term, investment grade, interest-bearing instruments.

                          PRICE RANGE OF COMMON STOCK

     Our common stock has been quoted on the Nasdaq National Market under the symbol "AETH" since our initial public offering on October 20, 1999. Prior to that time, there was no public market for the common stock. The following table sets forth, for the periods indicated, the high and low prices per share of the common stock as reported on the Nasdaq National Market.


                                                              HIGH    LOW
                                                              ----    ---
1999
Fourth Quarter (since October 20, 1999).....................  $89 3/8 $41 1/8
2000
First Quarter (through February 29, 2000)...................  $270    $73



     On February 29, 2000 the reported last sale price of the common stock on the Nasdaq National Market was $258 3/8. As of February 29, 2000 there were approximately 18 holders of record of our common stock.


                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock nor, when we were organized as a limited liability company, have we made any distributions to our members. We currently intend to retain earnings, if any, to support the development of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account factors such as our financial condition, operating results and current and anticipated cash needs.

                              CONCURRENT OFFERING

     The convertible notes to be offered in the concurrent offering will be in an aggregate principal amount of $200 million, excluding $30 million principal amount subject to an over-allotment option. The convertible notes will be due on
          2005. Interest will accrue on the convertible notes at the rate of   %
per year on the principal amount, payable semiannually in arrears on      and
       of each year commencing on           2005. The convertible notes are
convertible at the option of the holder into common stock. The initial
conversion price is $     per share, which is equal to a conversion rate of
shares per $1,000 principal amount of notes, subject to adjustment. We may
redeem some or all of the notes at any time before           , 2003 if the
closing price of our common stock has exceeded 150% of the conversion price, and
at any time on or after           , 2003 at redemption prices that vary
depending on the date of redemption. The convertible notes will be unsecured and will be subordinated to our existing and future senior indebtedness. The convertible notes will be effectively subordinated to the indebtedness and other obligations of our subsidiaries. The indenture relating to the convertible notes does not restrict the incurrence by us and our subsidiaries of debt or other obligations.

                                 CAPITALIZATION

     The table below sets forth the following information as of December 31, 1999:

          - our actual capitalization;

          - our pro forma capitalization giving effect to the acquisition of LocusOne and the pending acquisition of Riverbed as if completed on December 31, 1999;


          - our pro forma capitalization giving effect to the acquisitions described above and the sale of 2,307,969 shares of common stock in this offering and the exercise of options to purchase 145,000 shares by the selling stockholders; and


          - our pro forma capitalization giving effect to the acquisitions described above, the sale of shares in this offering and the
            issuance and sale of $200 million of our      % convertible
            subordinated notes due 2005 in the concurrent offering.

     The table below includes deductions for estimated underwriting discounts and commissions, and for estimated offering expenses in connection with this offering and the concurrent offering of convertible notes as applicable.

     Actual common stock data are as of December 31, 1999 and exclude:

          - 3,620,838 shares issuable upon exercise of options to purchase shares of common stock issued, or to be issued, in connection with our pending acquisition of Riverbed, under our equity incentive plan at a weighted average exercise price of $6.76 per share;

          - 1,175,000 shares issuable upon exercise of warrants exercisable at a weighted average exercise price of $1.96 per share; and

          - 893,665 shares of common stock issuable upon exercise of warrants with an exercise price of $.01 per share.

     This table should be read in conjunction with our consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 27. Details regarding pro forma adjustments are set forth in the Unaudited Pro Forma Condensed Consolidated Financial Information beginning on page F-44.

                                                                AS OF DECEMBER 31, 1999
                                     -----------------------------------------------------------------------------
                                                                              PRO FORMA
                                                    --------------------------------------------------------------
                                                                                                 ACQUISITIONS,
                                                                                                    COMMON
                                                                       ACQUISITIONS AND      STOCK AND CONVERTIBLE
                                        ACTUAL       ACQUISITIONS    COMMON STOCK OFFERING    NOTES OFFERINGS(1)
                                     ------------   --------------   ---------------------   ---------------------
Notes payable, current.............  $         --   $   19,095,600      $      120,578          $      120,578
Notes payable, long term...........            --          241,155             241,155                 241,155
Convertible subordinated notes.....            --               --                  --             200,000,000
                                     ------------   --------------      --------------          --------------
         Total debt................            --       19,336,755             361,733             200,361,733
                                     ------------   --------------      --------------          --------------
Stockholders' equity:
  Preferred stock, $0.01 par value;
    1,000,000 shares authorized; 0
    shares issued and
    outstanding....................            --               --                  --                      --
  Common stock, $0.01 par value;
    75,000,000 shares authorized;
    shares issued and outstanding:
    actual, 27,154,398;
    acquisitions, 31,691,684;
    acquisitions and common stock
    offering, 34,144,653; and
    acquisitions, common stock and
    convertible notes offering,
    34,144,653.....................       271,543          316,916             341,447                 341,447
  Additional paid-in-capital.......   120,892,478    1,241,650,105       1,808,506,944           1,808,506,944
  Accumulated deficit..............   (22,613,640)     (22,613,640)        (22,613,640)            (22,613,640)
  Notes receivable from
    stockholder....................      (137,879)        (137,879)           (137,879)               (137,879)
  Unrealized loss on investments
    available for sale.............       (70,069)         (70,069)            (70,069)                (70,069)
                                     ------------   --------------      --------------          --------------
         Total stockholders'
           equity..................    98,342,433    1,219,145,433       1,786,026,803           1,786,026,803
                                     ------------   --------------      --------------          --------------
         Total capitalization......  $ 98,342,433   $1,238,482,188      $1,786,388,536          $1,986,388,536
                                     ============   ==============      ==============          ==============


---------------

(1) Completion of the convertible notes offering is not a condition to the completion of this offering.

                                    DILUTION

     If you invest in our shares of common stock, your interest will be diluted by the amount of the difference between the public offering price per share of common stock and the pro forma as adjusted net tangible book value per share of common stock after this offering.

     Our pro forma net tangible book value as of December 31, 1999 was $40.7 million, or $1.29 per share of common stock, after giving effect to the acquisition of LocusOne and the pending acquisition of Riverbed.

     Pro forma net tangible book value per share is equal to our total tangible assets less total liabilities, divided by the number of outstanding shares of common stock.


     After giving effect to our sale of 2,307,969 shares of common stock in this offering at an assumed offering price of $258 3/8 per share of common stock, the exercise of options to purchase 145,000 shares by the selling stockholders, and our concurrent offering of an aggregate principal amount of $200 million in convertible notes, and after deducting the commissions and estimated offering expenses for these offerings, our as adjusted pro forma net tangible book value as of December 31, 1999 would have been $600.4 million, or $17.58 per share of common stock. This figure represents an immediate increase in net tangible book value of $16.29 per share of common stock to existing stockholders and an immediate dilution of $240.80 per share of common stock to new investors. The following table illustrates this per share dilution to new investors:



Assumed offering price per share............................            $258.38

  Pro forma net tangible book value per share as of December
     31, 1999...............................................  $  1.29
  Increase per share to existing stockholders attributable
     to the offerings.......................................  $ 16.29
                                                              -------
As adjusted pro forma net tangible book value per share
  after the offerings.......................................            $ 17.58
                                                                        -------
Dilution per share to new investors in this offering........            $240.80
                                                                        =======



     As of December 31, 1999, we had outstanding options to purchase 2,758,358 shares under our equity incentive plan at a weighted average exercise price of $5.66 and warrants to purchase 1,175,000 shares at a weighted average exercise price of $1.96 per share. We issued options to purchase 308,500 shares in the LocusOne acquisition at a weighted average exercise price of $92.00 per share. We expect to issue options to purchase approximately 862,480 shares at a weighted average exercise price of $10.30 per share when we complete our acquisition of Riverbed. In addition, we expect to have options to purchase approximately 3,163,115 additional shares available for future grant under our equity incentive plan, assuming completion of the Riverbed acquisition and this offering. If the option holders exercise these outstanding options, or any options we grant in the future, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA
               (in thousands, except share and per share amounts)

     The table that follows presents portions of our consolidated financial statements and is not complete. You should read the following selected consolidated financial data together with our consolidated financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the consolidated balance sheet data as of December 31, 1998 and 1999, are derived from our consolidated financial statements, which have been audited by KPMG LLP, independent auditors, and which are included in this prospectus beginning on page F-1. The consolidated statement of operations data for the year ended December 31, 1996 and the consolidated balance sheet data as of December 31, 1996 and 1997 are derived from audited financial statements that do not appear in this prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 27.

     The pro forma consolidated financial information gives effect to (i) the Mobeo and LocusOne acquisitions and the pending acquisition of Riverbed, (ii) this offering of common stock and the application of the net proceeds as described in "Use of Proceeds" on page 20 and (iii) the sale of $200 million of our convertible notes in a concurrent public offering and the application of the net proceeds as described in "Use of Proceeds" on page 20. The pro forma net loss per share information gives effect to our conversion from a limited liability company to a corporation immediately prior to our initial public offering.

     We have provided the pro forma consolidated financial information for informational purposes only and you should not assume that our results would actually have been as shown if we had acquired Mobeo, LocusOne and Riverbed or completed the offerings on the assumed dates, or that the information projects what our results will be as a result of the acquisitions or if we complete the offerings. The pro forma consolidated statement of operations information assumes that the transactions occurred on January 1, 1999, and the pro forma consolidated balance sheet information assumes that the transactions occurred on December 31, 1999. See our, Mobeo's and Riverbed's financial statements and notes to those statements included in this prospectus beginning on page F-1.

                                                     YEAR ENDED DECEMBER 31,
                               -------------------------------------------------------------------
                                                                                      1999 PRO FORMA
                                                                                      ------------

                                                    HISTORICAL
                               ----------------------------------------------------
                                  1996         1997          1998          1999       ACQUISITIONS
                               ----------   -----------   -----------   -----------   ------------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue:
  Subscriber revenue.........  $       --   $       161   $       549   $     3,732   $    11,200
  Engineering services
    revenue..................       1,355         1,625           963         2,594         2,594
  Software and related
    services revenue.........          --            --            --            --         2,317
                               ----------   -----------   -----------   -----------   -----------
      Total revenue..........       1,355         1,786         1,512         6,326        16,111
  Cost of subscriber
    revenue..................          --           447           797         2,110         4,639
  Cost of engineering
    services revenue.........  1,007.....           846           304         1,366         1,366
  Cost of software and
    related services
    revenue..................          --            --            --            --         1,541
                               ----------   -----------   -----------   -----------   -----------
      Total cost of
         revenue.............       1,007         1,293         1,101         3,476         7,546
                               ----------   -----------   -----------   -----------   -----------
      Gross profit...........         348           493           411         2,850         8,565
Operating expenses:
  Research and development...         161           734         1,267         2,614         5,481
  General and
    administrative...........         395         1,505         2,773         5,891         8,913
  Selling and marketing......          --           333           840         2,095         6,831
  Depreciation and
    amortization.............          45           189           265         1,089       386,351
  Option and warrant
    expense..................          --            40            33        19,198        39,033
                               ----------   -----------   -----------   -----------   -----------
    Total operating
      expenses...............         601         2,801         5,178        30,887       446,609
                               ----------   -----------   -----------   -----------   -----------
Operating loss...............        (253)       (2,308)       (4,767)      (28,037)     (438,044)
Interest income, net.........           8             7            70           (60)          108
Equity in losses of
  investments................        (172)         (144)           --        (2,425)       (2,425)
Realized gain (loss) on sale
  of investments.............          --          (302)            4          (169)         (169)
                               ----------   -----------   -----------   -----------   -----------
Net loss.....................  $     (417)  $    (2,747)  $    (4,693)  $   (30,691)  $  (440,530)
                               ==========   ===========   ===========   ===========   ===========
  Pro forma net loss per
    share-basic and
    diluted..................  $    (0.04)  $     (0.22)  $     (0.29)  $     (1.45)  $    (17.11)
                               ==========   ===========   ===========   ===========   ===========
  Pro forma weighted average
    shares used in computing
    net loss per share-basic
    and diluted..............  10,554,795    12,655,901    15,916,383    21,207,225    25,744,511
                               ==========   ===========   ===========   ===========   ===========

                                    YEAR ENDED DECEMBER 31,
                               ----------------------------------
                                       1999 PRO FORMA
                               ----------------------------------
                                                  ACQUISITIONS,
                                                  COMMON STOCK
                                ACQUISITIONS           AND
                                 AND COMMON     CONVERTIBLE NOTES
                               STOCK OFFERING       OFFERINGS
                               --------------   -----------------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue:
  Subscriber revenue.........   $    11,200        $    11,200
  Engineering services
    revenue..................         2,594              2,594
  Software and related
    services revenue.........         2,317              2,317
                                -----------        -----------
      Total revenue..........        16,111             16,111
  Cost of subscriber
    revenue..................         4,639              4,639
  Cost of engineering
    services revenue.........         1,366              1,366
  Cost of software and
    related services
    revenue..................         1,541              1,541
                                -----------        -----------
      Total cost of
         revenue.............         7,546              7,546
                                -----------        -----------
      Gross profit...........         8,565              8,565
Operating expenses:
  Research and development...         5,481              5,481
  General and
    administrative...........         8,913              8,913
  Selling and marketing......         6,831              6,831
  Depreciation and
    amortization.............       386,351            386,351
  Option and warrant
    expense..................        39,033             39,033
                                -----------        -----------
    Total operating
      expenses...............       446,609            446,609
                                -----------        -----------
Operating loss...............      (438,044)          (438,044)
Interest income, net.........           108            (14,332)
Equity in losses of
  investments................        (2,425)            (2,425)
Realized gain (loss) on sale
  of investments.............          (169)              (169)
                                -----------        -----------
Net loss.....................   $  (440,530)       $  (454,970)
                                ===========        ===========
  Pro forma net loss per
    share-basic and
    diluted..................   $    (15.62)       $    (16.14)
                                ===========        ===========
  Pro forma weighted average
    shares used in computing
    net loss per share-basic
    and diluted..............    28,197,480         28,197,480
                                ===========        ===========



                             1996        1997         1998         1999
                          ----------   ---------   ----------   ----------
CONSOLIDATED BALANCE
  SHEET DATA:
  Cash and cash
    equivalents.........  $       51   $     132   $    1,755   $   78,542
  Working capital
    (deficit)...........         181        (323)       7,519       83,128
  Total assets..........       1,269         822        8,765      102,534
  Total debt............          --         150           --           --
  Members' capital......       1,101          74        8,030           --
  Stockholders'
    equity..............          --          --           --       98,342

                                       AS OF DECEMBER 31, 1999 PRO FORMA
                          ------------------------------------------------------------
                                                                 ACQUISITIONS, COMMON
                                           ACQUISITIONS AND      STOCK AND CONVERTIBLE
                          ACQUISITIONS   COMMON STOCK OFFERING      NOTES OFFERINGS
                          ------------   ---------------------   ---------------------
CONSOLIDATED BALANCE
  SHEET DATA:
  Cash and cash
    equivalents.........   $   47,719         $  468,625              $  661,425
  Working capital
    (deficit)...........       37,064            476,945                 669,745
  Total assets..........    1,244,067          1,791,974               1,991,974
  Total debt............       19,337                362                 200,362
  Members' capital......           --                 --                      --
  Stockholders'
    equity..............    1,219,145          1,786,027               1,786,027

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following description of our financial condition and results of operations in conjunction with the financial statements and the notes thereto and the unaudited pro forma condensed consolidated financial information included in this prospectus beginning on page F-1.

OVERVIEW

     Aether Systems, Inc. was originally formed as Aeros, L.L.C. in January 1996. We changed our name to Aether Technologies International, L.L.C. effective August 1996 and to Aether Systems LLC effective September 1999. Immediately before completing our initial public offering of common stock on October 26, 1999, the limited liability company was converted into a corporation called Aether Systems, Inc.

     Development of our business. From our inception until March 1997, we primarily provided wireless engineering services, including the development of wireless software applications for customers. In March 1997, we began offering services that provide the users of wireless handheld devices access to real-time financial information. During 1997, we made a strategic decision to focus a significant portion of our engineering resources on the development of these and other wireless data services and systems, including our AIM package of wireless messaging software and software development tools (also known as a software platform). This resulted in a decrease in engineering services revenue as a percentage of total revenue and an increase in subscriber revenue as a percentage of total revenue. We expect this trend to continue in the foreseeable future. We also expect to derive revenue from licensing our software.

     In August 1999, we formed a new company with 3Com called OpenSky, which was renamed OmniSky in October 1999. We formed OmniSky with 3Com to pursue opportunities in the emerging consumer and business mass markets for wireless e-mail, Internet access and other electronic transactions applications. As of February 15, 2000, we owned 33% of OmniSky. OmniSky is obligated to pay us $1.50 per month per subscriber for use of our network operations center. We have the right to offer OmniSky's services to our subscribers in exchange for a monthly fee to OmniSky of $3 per subscriber. On November 15, 1999, OmniSky launched its service in a limited test phase of 5,000 subscribers and in January 2000 expanded the program to up to 7,000 subscribers. As of February 16, 2000, OmniSky had enrolled approximately 6,800 subscribers. We provide engineering services to OmniSky under a $3 million agreement that extends through June 2000.

     On September 28, 1999, we acquired Mobeo, which provides employees and customers of major banks and financial institutions with real-time price quotes and news for foreign exchange, government securities and commodities markets on wireless handheld devices.

     On February 3, 2000, we acquired LocusOne, which provides wireless data systems to companies that distribute goods and services using their own delivery fleets.

     On February 7, 2000, we agreed to invest $10 million to acquire a 27.5% interest in Inciscent, a new company we formed with Metrocall, PSINet, Hicks, Muse, Tate & Furst and other investors through which we plan to develop wireless e-mail, Internet access and other applications for the small office and home office market segments. As part of the investment, we also agreed to acquire approximately 9.9% of the outstanding capital stock of Metrocall for approximately $17 million. Under the agreement, we will grant a perpetual AIM license to Inciscent for $1 million and perform engineering services under a $4 million contract.

     On February 8, 2000, we signed a letter of intent with Reuters to establish a European wireless venture, which will be headquartered in the United Kingdom and initially focused on financial markets. The letter of intent provides that we will acquire a 60% interest in the new company for $100 million. Our letter of intent with Reuters does not commit either us or Reuters to form the new company and remains subject to definitive documentation and the receipt of proceeds from this offering to fund the investment.

     On February 9, 2000, we entered into an agreement to acquire Riverbed, which develops software that extends the accessibility of applications and information from corporate networks and databases to handheld devices.

     Our subscriber and revenue information. Our subscriber base has historically been derived from financial data and online trading services. The following table shows the number of subscribers to our financial data services and online trading services as of December 31 of each of the years shown.


                                                              1997   1998   1999
                                                              ----   ----   -----
Financial data services.....................................  116    656    4,288
Online trading services.....................................   --     --      277
                                                              ---    ---    -----
          Total subscribers.................................  116    656    4,565


     The growth in subscribers over these periods was primarily the result of the attraction of new subscribers to our services, the introduction of new services and, in 1999, subscribers added through our acquisition of Mobeo. In 1997 our subscriber base was comprised of users of our AirBroker service. Reuters MarketClip was introduced in March 1998 and produced the majority of our subscriber growth in 1998. MarketClip provides real-time wireless access to financial data. Reuters MarketClip yearly subscriptions started to expire in March 1999 and 77.2% of all subscribers eligible to renew during the period from March to December 1999 renewed their contracts for an additional one-year period. In October 1999, we introduced Morgan Stanley Dean Witter Online TradeRunner. TradeRunner provides real-time wireless financial data and enables subscribers to trade stocks and options using wireless handheld devices. The introduction of online trading service subscribers was due to the launch of TradeRunner in October 1999.

     The majority of the growth in financial data services subscribers in 1999 is attributable to the acquisition of Mobeo, which had 3,294 subscribers as of December 31, 1999. Mobeo's subscriber base is primarily attributable to its foreign exchange products. Mobeo had 3,339 subscribers as of December 31, 1998 and 2,811 subscribers as of December 31, 1997. The net increase in Mobeo's subscriber base from the end of 1997 to the end of 1998 was due to new subscriptions of 1,660 and terminations of 1,132 subscriptions. The net decrease in subscribers from December 31, 1998 to December 31, 1999 was due to the termination of 1,186 subscriptions and the addition of 1,124 new subscriptions. We believe that a substantial number of Mobeo subscriber terminations and additions is the result of changes in personnel at financial institutions whose traders are Mobeo subscribers. We believe the decrease in new subscribers between 1998 and 1999 was caused by a consolidation among financial institutions and the transition associated with the sale of Mobeo and its integration into our operations. We plan to increase sales and marketing efforts with respect to our foreign exchange services and to bundle the services with additional applications. We expect that growth from online trading services will exceed growth from financial data services as we introduce new services.

     For the year ended December 31, 1999, our cost to acquire subscribers was greater than the revenue we derived from those subscribers over the initial one-year contract term. The cost to acquire subscribers during this period was approximately $2.2 million and the contracts entered into during that period provide for payments of approximately $499,000 during the one-year term of the contracts. We expect that revenue from new customers will begin to exceed subscriber acquisition costs when the number of subscribers increases to cover our fixed costs. This will depend on the rate at which subscriber levels increase, and we cannot determine when this will occur or assure you that it will ever occur.

     We expect to derive revenue from the licensing of our AIM software platform and the ScoutWare software suite that we will acquire upon completing our acquisition of Riverbed. We also expect to derive licensing revenue associated with our e-Mobile Delivery transportation logistics and delivery services. To date, we have not received any revenue from licensing our AIM software platform.

     LocusOne's revenue primarily consists of service revenue relating to systems integration and ongoing support, software licensing and equipment sales. LocusOne also receives recurring revenue for use of its network operations center, which is expected to become a higher percentage of total revenue in the future.

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

LocusOne's customers include Physician Sales & Service, Inc., MAC Papers, Inc., Office Depot, Inc., NuCo2, Inc. and Suntory Water Group. These customers accounted for a substantial majority of LocusOne's revenue in 1999.

     Riverbed's revenue primarily consists of fees generated from licensing software and providing related services, including maintenance and technical support, training and consulting. A substantial majority of Riverbed's 1999 revenue was received from 3Com, Extensity, Inc., Aether, Oracle and OmniSky.

     Operating losses. Since our inception, we have invested significant capital to build our customer service and network operations center. Additionally, we have incurred significant operating costs to develop our AIM software platform and other software applications and to grow our business. As a result, we have incurred operating losses since our inception. Part of our strategy is to continue to invest in business development, research and development and marketing and advertising. In addition, our acquisitions of Mobeo and LocusOne and our pending acquisition of Riverbed will result in option and warrant expense and very significant amortization of intangible assets. As a result, we expect to continue to incur operating losses for the foreseeable future.

RESULTS OF OPERATIONS

     We currently derive our revenue primarily from the sale of wireless data services and by providing wireless engineering services. Revenue from wireless data services generally consists of:

     - a one-time, non-refundable per-subscriber activation fee, which we recognize upon service activation;

     - monthly per-subscriber service fees, which we recognize as services are provided; and

     - monthly per-subscriber exchange fees for access to financial information from the securities exchanges and markets, which we recognize as services are provided. We pay a corresponding fee to the various exchanges and markets on a regular basis.

We also derive revenue from providing our subscribers with the option to purchase wireless handheld devices from us at cost, which we bill over the initial term of the contract. Contracts with our wireless data subscribers are generally for a one-year period and include a termination penalty if cancelled by the subscriber before the one-year term expires. These contracts are generally renewable at the option of the subscriber for additional one-year periods or otherwise continue on a monthly basis until cancelled by the subscriber. Revenue from wireless engineering services consists of amounts billed to our customers for engineering time on an hourly basis or on a fixed per project basis. This revenue is recognized as the work is performed. With the acquisition of LocusOne and the pending acquisition of Riverbed, we expect to derive revenue from software licensing, including licensing fees, maintenance fees and support fees.

     Cost of subscriber revenue consists primarily of airtime costs, financial data costs, wireless handheld device costs and securities exchange and market fees. Our airtime costs are determined by agreements we have with several wireless carriers. Typically, we have one-year contracts to buy data network capacity either for an agreed amount of kilobytes at a flat fee or on a cents-per-kilobyte basis. Cost of engineering services revenue consists of cash compensation and related costs for engineers, subcontractors and other non-reimbursed, project-related costs. With the acquisition of LocusOne and the pending acquisition of Riverbed, we expect to incur costs relative to software licensing, including royalty payments and personnel costs.

     Research and development expenses consist primarily of cash compensation and related costs for engineers engaged in research and development activities and, to a lesser extent, costs of materials relating to these activities. We expense research and development costs as we incur them. General and administrative expenses consist primarily of cash compensation and related costs for general corporate and business development personnel, along with rent and other costs. Selling and marketing expenses consist primarily of advertising and promotions, sales and marketing personnel, travel and entertainment and other costs.
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

     Depreciation and amortization expenses consist primarily of amortization of intangible assets acquired in the Mobeo acquisition and depreciation expenses arising from equipment purchased for our network operations center and other property and equipment purchases. With the acquisition of LocusOne and the pending acquisition of Riverbed, depreciation and amortization expenses will consist primarily of amortization related to goodwill and other intangibles to be recognized as a result of these acquisitions.

     Option and warrant expense consists of expenses recorded to account for the difference, on the date of grant, between the fair market value and the exercise price of options issued to employees and the fair value of equity-based awards to non-employees. With the acquisition of Mobeo and LocusOne and the pending acquisition of Riverbed, we expect to have substantial additional option and warrant expense.

     Other income (expense) consists of interest income, interest expense, equity in losses of our investment in OmniSky, and realized losses on our investments.

FISCAL YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

     Subscriber revenue. Subscriber revenue of $161,400 for the year ended December 31, 1997 is attributable to our AirBroker service, which provides real-time financial information via cellular phones. Subscriber revenue increased to $549,057 for the year ended December 31, 1998 primarily due to the launch of Reuters MarketClip in March 1998. Subscriber revenue increased to $3.7 million for the year ended December 31, 1999 as a result of an increase in MarketClip subscribers, the introduction of TradeRunner and the acquisition of Mobeo in September 1999. Services acquired from Mobeo contributed revenue of $2.4 million for the year ended December 31, 1999.

     On a pro forma basis, giving effect to the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed, subscriber revenue for the year ended December 31, 1999 was $11.2 million. Mobeo accounted for 88.2% of this subscriber revenue. Subscriber revenue for Mobeo increased from $7.1 million for the year ended December 31, 1997 to $8.6 million for the year ended December 31, 1998 and to $9.9 million for the year ended December 31, 1999. The increases from 1997 to 1998 and from 1998 to 1999 were primarily due to price increases for Mobeo's foreign exchange information services.

     Engineering services revenue. Engineering services revenue decreased from $1.6 million for the year ended December 31, 1997 to $1.0 million for the year ended December 31, 1998 and increased to $2.6 million for the year ended December 31, 1999. The decrease in engineering services revenue from 1997 to 1998 was primarily due to our decision to focus our efforts on developing our AIM software platform and wireless data services. One of our investors accounted for approximately 37% of engineering services revenue for 1997. The increase from 1998 to 1999 was primarily due to the contract with OmniSky described in the section entitled, "-- Overview." We recognized $2.2 million under this contract for the year ended December 31, 1999.

     The acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed did not have a material effect on engineering services revenue on a pro forma basis for the year ended December 31, 1999.

     Software and related services revenue. We did not earn any software and related services revenue in 1997, 1998 and 1999. On a pro forma basis, giving effect to the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed, software and related services revenue was $2.3 million in 1999, primarily as a result of licenses sold by Riverbed on its ScoutWare software platform and systems integration and support services provided by LocusOne.

     Cost of subscriber revenue. Cost of subscriber revenue increased from $447,480 for the year ended December 31, 1997 to $797,165 for the year ended December 31, 1998 and to $2.1 million for the year ended December 31, 1999. We began to incur costs of subscriber revenue in 1997 with the March 1997 launch of our AirBroker service. The increase in the cost of subscriber revenue from 1997 to 1998 was primarily due to the launch of the Reuters MarketClip service in March 1998. The increase from 1998 to 1999 was a result of an increase in MarketClip subscribers, the introduction of TradeRunner and the acquisition of Mobeo in September 1999. Cost of subscriber revenue from services acquired from Mobeo totaled $859,223 in 1999. We expect the number of subscribers for financial services and online trading services to increase resulting in an increase in the cost of subscriber revenue. Mobeo has entered into a new airtime supply agreement with a paging company. In the first quarter of 2000, Mobeo will provide a new pager to each of its subscribers at no cost as the existing pagers are not compatible with the new supplier's network. As a result, we expect to record approximately $500,000 of expense in the first quarter of 2000 relating to supplying these pagers.

     On a pro forma basis, giving effect to the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed, cost of subscriber revenue for the year ended December 31, 1999 was $4.6 million. Mobeo accounted for 73.0% of these costs. Cost of subscriber revenue for Mobeo decreased from $3.1 million for the year ended December 31, 1997 to $3.0 million for the year ended December 31, 1998 and increased to $3.4 million for the year ended December 31, 1999. The decrease from 1997 to 1998 was primarily due to cost savings related to a change in financial data providers and the increase from 1998 to 1999 was primarily due to an increase in subscriber revenue. As a percentage of subscriber revenue, cost of subscriber revenue decreased from 35.4% in 1998 to 34.3% in 1999.

     Cost of engineering services revenue. Cost of engineering services revenue decreased from $846,140 for the year ended December 31, 1997 to $304,137 for the year ended December 31, 1998 and increased to $1.4 million for the year ended December 31, 1999. The decrease from 1997 to 1998 was primarily due to our decision to focus our efforts on developing our AIM software platform and wireless data services. The increase from 1998 to 1999 was primarily due to the contract with OmniSky described in the section entitled, "-- Overview."

     The acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed did not have a material effect on cost of engineering services revenue on a pro forma basis for the year ended December 31, 1999.

     Cost of software and related services revenue. We had no costs associated with software and related services revenue in 1997, 1998 and 1999. However, we did incur research and development expenses as discussed below. On a pro forma basis, giving effect to the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed, cost of software and related services revenue was $1.5 million in 1999 and included royalty fees and personnel costs of Riverbed and LocusOne.

     Research and development expenses. Research and development expenses increased from $733,630 for the year ended December 31, 1997 to $1.3 million for the year ended December 31, 1998 and to $2.6 million for the year ended December 31, 1999. These increases in research and development expenses were primarily due to the hiring of additional engineers for increased research and development activities associated with the development of our AIM software platform and wireless data services.

     On a pro forma basis, giving effect to the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed, research and development expenses for the year ended December 31, 1999 were $5.5 million. Riverbed accounted for 37.4% of the expenses, Mobeo accounted for 22.1% of the expenses and LocusOne accounted for 1.0% of the expenses. Research and development expenses for Mobeo increased from $174,867 for the year ended December 31, 1997 to $496,570 for the year ended December 31, 1998 and to $1.2 million for the year ended December 31, 1999. The increase from 1997 to 1998 was primarily due to an increase in the number of engineering personnel, and the increase from 1998 to 1999 was primarily due to additional expenses associated with the development of wireless software applications.

     General and administrative expenses. General and administrative expenses increased from $1.5 million for the year ended December 31, 1997 to $2.8 million for the year ended December 31, 1998 and to $5.9 million for the year ended December 31, 1999. These increases were primarily due to the addition of personnel performing general corporate and business development functions.

     On a pro forma basis, giving effect to the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed, general and administrative expenses for the year ended December 31, 1999 were $8.9 million. Mobeo accounted for 16.6% of these expenses, Riverbed accounted for 11.8% of these
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


expenses and LocusOne accounted for 9.3% of these expenses. General and administrative expenses for Mobeo increased from $1.9 million for the year ended December 31, 1997 to $2.7 million for the year ended December 31, 1998 and decreased to $2.3 million for the year ended December 31, 1999 before pro forma adjustment. The increase from 1997 to 1998 was primarily due to personnel and related costs. The decrease from 1998 to 1999 is primarily attributable to decreased compensation and professional fee expense as a result of our acquisition of Mobeo.


     Selling and marketing expenses. Selling and marketing expenses increased from $333,191 for the year ended December 31, 1997 to $840,455 for the year ended December 31, 1998 and to $2.1 million for the year ended December 31, 1999. Of the increase from 1997 to 1998, $324,152 was due to an increase in advertising and promotion costs related to the launch of Reuters MarketClip in March 1998, and the remaining amount relates to an increase in personnel and costs associated with sales and marketing. From 1998 to 1999, the increase relates primarily to increases in the number of sales and marketing personnel. This expense is expected to increase significantly in 2000 as a result of increased spending in advertising.

     On a pro forma basis, giving effect to the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed, selling and marketing expenses for the year ended December 31, 1999 were $6.8 million. Mobeo accounted for 26.6% of these expenses, Riverbed accounted for 41.9% of these expenses and LocusOne accounted for 7.9% of these expenses. Selling and marketing expenses for Mobeo increased from $1.8 million for the year ended December 31, 1997 to $2.3 million for the year ended December 31, 1998 and to $2.6 million for the year ended December 31, 1999 before pro forma adjustment. The increases from 1997 to 1998 and from 1998 to 1999 were primarily due to increased personnel overhead costs.

     Depreciation and amortization expenses. Depreciation and amortization expenses increased from $189,160 for the year ended December 31, 1997 to $264,685 for the year ended December 31, 1998 and to $1.1 million for the year ended December 31, 1999. The increase from 1998 to 1999 was primarily due to amortization of goodwill and other intangibles related to the Mobeo acquisition and additional capital expenditures.

     On a pro forma basis, giving effect to the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed, depreciation and amortization expenses for the year ended December 31, 1999 were $386.4 million. This amount primarily reflects amortization related to goodwill and other intangibles to be recognized as a result of the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed.

     Option and warrant expense. Option and warrant expense decreased from $40,277 for the year ended December 31, 1997 to $32,580 for the year ended December 31, 1998 and increased to $19.2 million for the year ended December 31, 1999. The changes in option and warrant expense for 1998 and 1999 reflect changes in the extent to which options with exercise prices less than the fair value on the date of grant were granted during the period. Approximately $16.5 million of the expense in 1999 relates to warrants granted to the chief executive officer and other key executives which became fully vested as a result of our initial public offering.


     On a pro forma basis, giving effect to the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed, option and warrant expense for the year ended December 31, 1999 was $39.0 million. The increase from Aether's historical amount is primarily due to expenses associated with options granted to employees of LocusOne and to the selling stockholders of Mobeo for consulting and employee services.


     Interest income, net. Net interest income increased from $7,788 for the year ended December 31, 1997 to $70,308 for the year ended December 31, 1998 and decreased to net interest expense of $60,282 for the year ended December 31, 1999. The increase from 1997 to 1998 was primarily due to increased cash balances as a result of our private placement financings completed in August 1998 and October 1998. The decrease to a net expense from 1998 to 1999 relates to interest and related expense of a loan that

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

funded the purchase price of Mobeo, partially offset by interest earned on the proceeds from our initial public offering. The loan was repaid at the time of our initial public offering.

     Equity in losses of investments. Our equity in the loss of Real World Solutions, a joint venture, and Navox, Inc., was $144,825 for the year ended December 31, 1997. This amount related to losses of Real World Solutions and Navox recorded by us under the equity method of accounting. The $2.4 million of equity in losses of investments in 1999 relates to our proportionate share of losses in OmniSky under the equity method of accounting.

     Realized loss on sale of investment. In the year ended December 31, 1997, we sold our interest in Real World Solutions and recorded a loss of $302,145. In the year ended December 31, 1999, we recorded a loss of approximately $169,000 resulting from the sale of short-term investments.

LIQUIDITY AND CAPITAL RESOURCES


     Since our inception, we financed our operations primarily through private placements of our equity securities and our initial public offering, which in the aggregate resulted in net proceeds of $116.8 million through December 31, 1999. As of December 31, 1999, we had $80.6 million in cash and short-term investments and $83.1 million of working capital.


     Net cash used in operating activities was $1.5 million for the year ended December 31, 1997, $4.4 million for the year ended December 31, 1998 and $12.1 million for the year ended December 31, 1999. The principal use of cash in each of these periods was to fund our losses from operations. In October 1999, the Company agreed to pay for the purchase of 25,000 Minstrel V modems from OmniSky for a price per modem of $230. OmniSky has an exclusive buying arrangement with Novatel for Minstrel V modems, which began in December and runs through March 2000. As of December 31, 1999 we have paid for 20,000 of the 25,000 modems for a total purchase price of $4.6 million. The modems are being delivered to us through April 2000.


     Net cash used in investing activities was $209,723, for the year ended December 31, 1997, $6.5 million for the year ended December 31, 1998 and $12.6 million for the year ended December 31, 1999. Cash used in investing activities for the year ended December 31, 1997 was primarily for the purchase of property and equipment offset in part by proceeds from the sale of our joint venture interest in Real World Solutions. Cash used in investing activities for the year ended December 31, 1998 was primarily for the purchase of short-term investments. For the year ended December 31, 1999, we invested a net of $3.9 million in short-term investments, $11.5 million to acquire Mobeo, $2.5 million to increase our investment in OmniSky to 33% and $2.4 million in property and equipment.


     Net cash provided by financing activities was $1.8 million for the year ended December 31, 1997, $12.5 million for the year ended December 31, 1998 and $101.4 million for the year ended December 31, 1999. Cash provided by financing activities in 1997 and 1998 was primarily attributable to proceeds from private sales of our equity securities and cash provided by financing activities in 1999 consisting primarily of proceeds from our initial public offering. On September 28, 1999, we borrowed $14.8 million under a senior secured interim credit facility with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters of our initial public offering, and Merrill Lynch Capital Corporation for the primary purpose of funding the acquisition of Mobeo. On October 26, 1999, we completed our initial public offering and raised net proceeds (after expenses of the offering) of approximately $101.1 million. A portion of the proceeds of the initial public offering was used to pay off the $14.8 million loan.

     On January 18, 2000, OmniSky sold equity capital through a private placement and as a result we invested $6.7 million to retain our 33% interest in OmniSky.

     On February 3, 2000, we acquired the capital stock of LocusOne for a purchase price of $40 million, including $21 million in cash at the time of closing. The remaining $19 million is in the form of two notes payable as discussed below.

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

     For 2000, we expect to have the following additional expenditures and requirements:

     - On February 7, 2000, we agreed to acquire a 27.5% interest in Inciscent for $10 million, a new company we formed with Metrocall, PSINet, Hicks, Muse, Tate & Furst and other investors through which we plan to develop wireless e-mail, Internet access and other applications for the small office and home office market segments. As part of the investment, we also agreed to acquire approximately 9.9% of the outstanding capital stock of Metrocall for approximately $17 million.

     - On February 8, 2000, we signed a letter of intent with Reuters to establish a European wireless company headquartered in the United Kingdom, which will be initially focused on financial markets. The letter of intent provides that we will acquire a 60% interest in the company for $100 million. The formation of this company remains subject to definitive documentation and our receiving money to fund the investment.

     - As part of our LocusOne acquisition, we issued two notes that are due in 2000. One note totaling $5.4 million is payable at the time of the closing of this offering. The remaining $13.6 million note is payable at December 31, 2000 and will be repaid with proceeds of this offering to be placed in escrow.

     - We estimate we will pay $25 million to enhance our sales and marketing activities, $12 million of which we have already committed to spend for a nationwide broadcast and print branding and advertising campaign.

     - Other potential acquisitions, investments and agreements we may identify.


     We currently anticipate that our available cash resources combined with the net proceeds from this offering and the concurrent offering of convertible notes will be sufficient to fund our operating needs for at least the next 12 months, including the expansion of our sales and marketing program. We expect that our available cash resources combined with the net proceeds from these offerings will also support our current acquisition strategy during this period. This offering is not contingent upon the completion of the convertible notes offering.


YEAR 2000 IMPACT

     Many currently-installed computer systems and software products are coded to accept or recognize only two digits rather than four digits to define the year in the date code field. These systems and software products need to accept four digit year entries to distinguish 21st century dates from 20th century dates. Systems and products that are not corrected to do this could cause a disruption of operations including a temporary inability to process transactions, send invoices or engage in other normal business activities. We maintain a significant number of computer software systems and operating systems across our entire organization, which are potentially subject to year 2000 problems. Although January 1, 2000 has passed without any disruption of operations, problems related to the year 2000 could still surface.

     The discussion below includes the products and infrastructure of Aether and its recent acquisition, Mobeo, except where noted.

     We took several steps to prepare for the year 2000 transition. We developed all our in-house software, including our AIM software platform, using four digit date codes. We run all these applications on hardware and operating systems that we have determined are year 2000 compliant. The Reuters MarketClip and Morgan Stanley Dean Witter Online TradeRunner applications have operated successfully in the year 2000. All our computer hardware has been inventoried and checked against the manufacturers' year 2000 compliance declarations. All non-compliant hardware was upgraded, or replaced. All third-party software, including operating systems and applications, has been inventoried and checked against the manufacturers' compliance statements. We upgraded and fixed software as recommended by the manufacturers.

     We received assurances from external entities that could affect our business. We have on file the compliance statements of our data providers, landline and wireless network carriers, device manufacturers and current corporate customers whose systems might impact our own systems.

     We have reviewed potential failures that may yet arise as a result of the year 2000 transition. With the assistance of an outside consultant, we conducted a business impact analysis and mapped the most critical of these failures into a contingency plan that identified proactive measures to be taken to prepare for system failures as well as those people responsible. In the event of a material system or product failure in spite of our efforts to date, a crisis management plan has been developed and is in place if needed.

     The most likely worst case scenario would be the failure of the landline or wireless networks that carry data to us or from us to our customers. If this happened, we would not be able to deliver our services to our customers and we may lose revenue.

     Although we have taken the steps described above to make our systems year 2000 compliant and have experienced no year 2000 disruptions to date, we may experience material problems and expenses associated with year 2000 compliance that could adversely affect our business, results of operations and financial condition. If the assurances we or our acquired companies have received from third parties regarding their compliance is inaccurate we may experience disruption resulting in additional expense and loss of revenue. We are also subject to outside forces that might generally affect industry and commerce, such as year 2000 compliance failures by utility or transportation companies. If our customers experience disruptions related to our services and software systems, they may begin litigation against us even if the disruptions were caused by their own systems or software provided by others.

     We have purchased most of our equipment within the last four years, which has kept the costs of year 2000 compliance efforts to a minimum. All non-compliant software and equipment has been upgraded or replaced at a cost that is not material to us and our total costs relating to year 2000 compliance have been less than $100,000. Based on our review of compliance to date, we do not expect any future costs related to year 2000 compliance to be material.

     Riverbed was established in October 1998 and thus substantially all of its network systems, personal computers, laptop computers and handheld computers were purchased during 1999. Equipment and applications were purchased only from vendors with favorable year 2000 compliance statements. Riverbed software applications were tested for year 2000 compliance and defects were repaired. No disruption of operations occurred during the transition to January 1, 2000.

     LocusOne validated its hardware and software systems against vendor compliance statements. One server was determined to be non-compliant and was replaced. The software of one of LocusOne's wireless network carriers had several year 2000 formatting problems that LocusOne accommodated in its software and procedures. These formatting problems do not affect the operation of the wireless service. LocusOne tested its software and systems for year 2000 compliance and all systems and services functioned properly. No disruption of operations occurred during the transition to January 1, 2000.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement, as amended, is effective for all fiscal quarters beginning after June 15, 2000. We do not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

QUALITATIVE AND QUANTITATIVE DISCLOSURE REGARDING MARKET RISK

     We have limited exposure to financial market risks, including changes in interest rates. We manage our interest rate risk exposure by investing in debt obligations with varying maturity dates. At December 31, 1999, we had short-term investments of approximately $2.1 million. These short-term investments consisted of highly liquid investments in debt obligations of the U.S. Government and other highly-rated entities with maturities of up to 30 years. These investments are classified as available-for-sale and are considered short-term, because we expect to sell them within 12 months. These investments are subject to interest rate risk and will fall in value if market interest rates increase. At December 31, 1999, the value of our short-term investments was approximately $70,069 less than our cost. If market interest rates continue to rise, the value of our short-term investments will continue to decrease. We expect to sell these investments prior to maturity, and therefore we may not realize the full value of these investments. We currently hold no derivative instruments and do not earn foreign-source income. We expect to invest only in short-term, investment grade, interest-bearing instruments.

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                                    BUSINESS

OVERVIEW

     We provide wireless data services, systems and software enabling people to use handheld devices for mobile data communications and real-time transactions. We design, develop, sell and support complete wireless systems for corporations seeking to make data available to mobile workers or consumers. Our capabilities include our wireless data engineering and development expertise, our wireless integration software, our customer service and network operations center and, following our acquisition of Riverbed, our mobile data management software.

MARKET OPPORTUNITY

  Growth of the Internet, Intranets and Extranets

     The Internet and businesses' internal data networks, or intranets, have emerged as global communications channels that allow users to share information and conduct real-time business electronically. Technology and communications research firm International Data Corporation, or IDC, estimates there were approximately 212 million worldwide users of the Internet at the end of 1999 and that the number of users will increase to 510 million by the end of 2003. IDC also estimates that by 2001 there will be 133 million global intranet users. Businesses are also increasingly employing extranets, which allow them to communicate and conduct transactions electronically with their customers and suppliers. Forrester Research forecasts that business-to-business Internet commerce in the United States will increase from an estimated $406 billion in 2000 to $2.7 trillion in 2004. All of the projections and estimates in this "Market Opportunity" section are based on the qualifications described on page 19 of this prospectus.

  Growth of Mobile Communications

     Individuals are increasingly using mobile devices for convenience and enhanced productivity when away from their home or office. IDC estimates that in 1998 there were 303 million worldwide cellular and personal communications systems, or PCS, subscribers, and that number is expected to increase to 1.1 billion in 2003. Use of wireless telecommunications has grown rapidly as cellular, paging and PCS have become more widely available and affordable for both the business and mass consumer markets. Advances in technology, regulatory changes, the introduction of new service providers and price reductions have contributed to this growth.

  Growth of Wireless Data Applications and Communications

     We believe an increasing number of people will carry wireless devices for data communications rather than for voice communications alone. The latest wireless communications devices in the United States, including handheld personal organizers, notebook computers, pagers and mobile phones, are smaller, less expensive, have longer battery life and more features than earlier devices. According to publicly available estimates, the U.S. wireless data market will grow from 3 million subscribers in 1999 to 36 million subscribers in 2003. Forrester Research forecasts that 7.1 million European business professionals and young adults will own Web-enabled smartphones using the Wireless Application Protocol, or WAP, by the end of 2000 and that there will be 40 million Europeans using WAP smartphones by the end of 2001.

     The market for wireless data applications is driven by the increased reliance on the Internet, intranets and extranets and the emergence of a mobile workforce. IDC forecasts that the remote and mobile workforce in the United States will grow from 35.7 million individuals at the end of 1999 to 47.1 million at the end of 2003. Having grown accustomed to and dependent on the information and applications available on their personal computers, we believe workers and consumers want access to similar information when away from their office or home.

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

  Increased Outsourcing Trends

     As information technology, or IT, systems have become more complex, companies have increasingly outsourced many of their IT requirements. U.S. firms are now spending 20% of their IT budgets on outsourcing services, according to the industry trade publication Internet Week. These include packaged application software implementation and support, customer support and network development and maintenance. Companies are choosing to focus on their core businesses and seeking to reduce costs associated with developing and maintaining IT networks and software applications. In addition, by outsourcing, companies avoid major challenges faced in hiring and retaining qualified IT employees and realize increased time-to-market benefits.

THE AETHER SOLUTION

     Mobile workers and consumers typically gain remote access to electronic data and transactional capabilities in one of two ways:

     - through continuous, real-time communications between databases and handheld devices using wireless communications networks, or

     - by periodically updating, or synchronizing, data between the device and database using a direct connection, such as a phone line.

We provide the services and resources necessary to provide these capabilities using our engineering staff, our wireless integration and mobile data management software and our customer service and network operations center. Our capabilities address most of the common issues companies face when building and supporting wireless and other mobile data systems.

     Issue:  Wireless and other mobile data communications systems are complex.

        Many information technology managers lack the engineering and system resources to design, develop, install and maintain new software and systems that give their companies' workforces and customers mobile access to corporate applications.

     Solution:  We provide comprehensive mobile communications services.

        We have all the resources necessary to design, develop, install and maintain wireless and other mobile data communications systems for customers. We have 50 engineers, and with the pending acquisition of Riverbed we will add 34 engineers. Our engineers use our Aether Intelligent Messaging software platform, or AIM, to extend corporate applications to almost any wireless environment. Through our pending acquisition of Riverbed, we also will provide a complete suite of software products that extend corporate data to mobile handheld devices. We have established relationships with the leading wireless network carriers, including AT&T Wireless Services, Bell Atlantic Mobile, BellSouth Wireless Data and GTE Corp. We have negotiated favorable airtime agreements with these carriers, allowing us to offer our end users flat-rate pricing no matter how much data is transmitted or where a device is used. Our network operations center offers a secure gateway to wireless networks for data delivered to us by our customers, and our customer service center provides devices and call center support to end users. We provide as many, or as few, of these elements as customers require to develop their systems.

     Issue:  There is a wide variety of incompatible standards.

        To build a wireless data system, a business must integrate disparate networks, devices and operating systems. Companies often require multiple networks to meet the needs of their workers and customers, based on their geographic location and preferred devices, which may use different communications protocols. This can involve complex negotiations with several wireless carriers. Additionally, companies typically use a variety of operating systems for their internal data applications.

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

     Solution:  Our software and systems can integrate a wide variety of networks, devices and operating systems.

        We give our customers a high degree of flexibility and choice, freeing them from the need to integrate technologies from a variety of parties to develop their systems. Our AIM software platform supports the most widely used wireless data networks in the United States, known as CDPD, Mobitex and ARDIS, as well as circuit-switched network protocols, including GSM and CDMA. As a result, our customers' end users can choose the devices they prefer, including Palm, Windows CE and other personal organizers, notebook computers, pagers and mobile phones. Our WAP Enterprise Center has a team of engineers and sales executives dedicated to supporting and developing applications for WAP, a series of specifications that allow mobile phones to display Internet information. We also are planning to extend our AIM software platform's capabilities to the Microsoft micro-browser and the operating system known as EPOC for handheld devices developed by Symbian Ltd. (a wireless software company jointly owned by Ericsson, Matsushita Communication Industrial Co., Ltd., Motorola, Nokia and Psion PLC). Our AIM software platform can interact with the major operating systems on which most corporate applications run, including Windows NT, UNIX, Linux and most mainframe operating systems.

        As connections to new systems have become needed, our engineers have adapted our AIM software platform to meet the needs of those systems. We believe that as the wireless data market evolves there will continue to be a multitude of protocols for networks, devices and operating systems. We plan to update our software platforms continually to address the ongoing need to integrate these protocols. We believe we are the only firm that currently provides this level of service to companies seeking to develop wireless data systems.

     Issue:  Wireless data transmissions are slow and expensive.

        Most of today's wireless data networks operate at less than half the speed of telephone dial-up connections, limiting the delivery of useful data to only small amounts of text and few graphics. Data feeds typically include large amounts of unnecessary data, including message headers and routing information. Because wireless carriers typically charge by the kilobyte of data transmitted, extraneous data add unnecessary cost.

     Solution:  Our systems optimize data transmissions for wireless networks.

        Our AIM software platform optimizes data transmission by employing compression and data-thinning techniques. As a result, users get information faster when they send queries from their devices, and they get more useful information for the price. Our AIM software platform reduces the number of data packets required in a typical wireless transmission by as much as 66%. We ensure reliable message delivery through measures that confirm data have arrived properly and resend data if no acknowledgement has been received.

        Over the next several years, wireless carriers and equipment vendors are planning to build so-called third generation, or 3G, networks, which promise to transmit data at much higher speeds and offer more compatibility among devices. No matter how fast networks become, the need for low cost, secure and reliable data transmission will continue. We have designed our AIM software platform to grow with the capabilities of wireless networks. For example, we are currently working with U.S. and European wireless network carriers to develop our financial trading services to operate over networks using General Packet Radio Services, known as GPRS, a new high-speed wireless network standard.

     Issue: Corporate managers require rigorous security standards when entrusting their data to third parties.

     Solution:  We provide a secure network operations center.

        Our network operations center has numerous redundant elements and serves as a high-security physical link between data feeds from our business customers' and others' data systems and wireless carrier networks. This relieves corporations from the burden of constructing similar facilities. We believe our network operations center is capable of meeting the security standards for services we developed or are developing for our customers, who include Reuters, Morgan Stanley Dean Witter Online and Charles Schwab. We believe that our network operations center is a vital component of our wireless data service offerings that differentiates us from our competitors. We encrypt, or scramble, digital messages as they move along wireless networks using technology licensed from Certicom Corp. Recently we reached an agreement to use "digital signature" technology provided by Diversinet, which authenticates the identity of the sender and recipient of such messages.

     Issue: Corporate information technology managers are reluctant to configure and maintain inventories of wireless devices and provide ongoing customer support.

     Solution:  We provide product fulfillment and customer service.

        We send end users fully functioning mobile devices configured for the wireless data networks and applications they will use. We also have a customer service center providing ongoing end user support. Companies do not have to worry about configuring devices for use by their employees and customers, fixing broken units, handling warranties or answering questions from users.

THE AETHER STRATEGY

     Our strategy is to be the dominant provider of wireless data services and systems to corporations by using our engineering expertise, our software platforms, our customer service and network operations center and our other resources. We seek to maximize recurring revenue by developing wireless data services. We believe our capabilities and experience have established us as an early market leader in wireless data services, and a key element of our strategy is to move quickly into new opportunities to extend our leadership position. Our strategy includes the following key elements:

     Target a variety of industries and market segments for development of wireless data communications and services in the United States and internationally. Our strategy initially focused on developing services for the financial services sector, whose participants we believe are among the earliest adopters of wireless data services. While seeking to extend our offerings in the financial services sector, we also seek to move into other industries and market segments in the United States and internationally. Since January 2000, we have entered into the following acquisitions, investments, agreements and letters of intent in pursuit of this strategy:

     - We agreed to acquire Riverbed, a company that develops and licenses mobile data management software. This pending acquisition gives us access to the industries Riverbed currently serves, including healthcare, transportation logistics and sales force automation.

     - We acquired LocusOne, which develops wireless data systems for companies that distribute goods and services using their own delivery fleets. This acquisition extends our business to the transportation logistics and delivery industry.

     - We entered into a non-binding letter of intent with Reuters to form a new company to develop wireless data systems in Europe, initially focusing on the financial services industry.

     - We agreed to form a new company, Inciscent, to develop wireless e-mail, Internet access and other applications for the small business and home office market segments. We agreed to form Inciscent with paging company Metrocall, Internet service provider PSINet, investment firm Hicks, Muse, Tate & Furst and other investors.

     - We increased our investment in OmniSky, a company we formed with 3Com. With our engineering assistance, OmniSky is developing wireless e-mail, Internet access and other electronic transactions capabilities primarily for the consumer market, and we have the right to offer these capabilities to our business customers.

     - We entered into a non-binding memorandum of understanding with Nextel Finance Company to develop wireless data services using the Nextel wireless communications network. Nextel and Aether plan to jointly develop and market applications for mobile workforces in financial services, transportation and other industries. Applications are being planned for WAP-enabled Nextel phones as well as for Palm and Windows CE devices that are connected to Nextel wireless phones.

     - We entered into a non-binding letter of intent with Proxicom, Inc., an Internet consulting and development company, to jointly pursue opportunities to provide wireless data services to companies.

     - We entered into a non-binding letter of intent with CyberBills, an online bill-paying service, to develop a wireless electronic bill presentment and payment service for CyberBills' consumer distribution network.

     Continue to develop the market for existing and new services in the financial services sector. We believe that news, stock prices and other financial information are among the most accessed content on the Internet. The Internet has also enabled the growth of online trading activity. We have targeted two types of financial services subscribers, individual investors and market professionals, each of whom understands the value of receiving real-time information and trading capabilities. We are currently focused on launching commercial service for our most recent customers and attracting additional financial institutions as customers.

     Offer the widest range of software products that address every aspect of wireless integration and mobile data management for mobile workers and consumers. We plan to provide services and products that meet all mobile and wireless software needs, including our AIM wireless integration software and the ScoutWare mobile data management software suite, which we will offer following our acquisition of Riverbed. These offerings give corporate software engineers a complete set of development tools for designing mobile and wireless data applications for a wide variety of handheld devices and networks.

     Continue to develop mass-market wireless applications like e-mail and Internet access and bundle them with custom corporate applications. Our involvement with OmniSky, a company we formed in August 1999 with 3Com, allows us to combine, or "bundle," our custom corporate wireless data services with wireless e-mail and Internet access offered by OmniSky. We also recently announced the formation of our WAP Enterprise Center, which provides engineers who develop applications for wireless phones that offer data services (so called WAP smartphones) and the systems to support data communications to these devices. Through our recent investment in Inciscent, a company we formed with Metrocall, PSINet, Hicks, Muse, Tate & Furst and other investors, we also plan to develop wireless e-mail, Internet access and other applications for the small office and home office market segments.

     Expand our customer base and strengthen the Aether brand through enhanced sales and marketing efforts. We are increasing our sales and marketing expenditures significantly to increase our direct sales force and advertise the Aether brand. We intend to build our sales force focused on companies that want to provide wireless access to their data applications. Following our acquisition of Riverbed, we will incorporate its ScoutWare software sales force with our AIM software platform sales effort. We will target large corporations in industries that both invest heavily in technology and have significant numbers of mobile customers or employees. In addition, we will continue to build relationships with third party software developers who wish to use our software platforms to provide their applications with wireless capabilities. Our branding efforts will include advertising, public relations, speaking engagements and sponsorship of major conferences.

     Maintain and strengthen our strategic relationships with suppliers and customers. A key to our ability to provide complete wireless data services to our customers is our relationships with wireless network carriers and manufacturers of wireless devices. These relationships take time to develop, providing us with an advantage by getting our services to market before our competitors. We intend to maintain and strengthen these relationships by negotiating more cost-effective rate plans with existing wireless network carriers, testing our wireless services with providers of next-generation, high-speed wireless networks and working with manufacturers and industry forums to guide development of new devices and applications.

     Apply the expertise we gain through engineering services and research and development activities to emerging business opportunities. While we no longer provide engineering services strictly to generate revenue, we do take on engineering assignments that might allow us to embrace technological advances or expand into new industry sectors or services. To this end, we have established a new research and development division that will evaluate new technologies, applications and business opportunities that demonstrate significant market potential. The division will initially be staffed by seven engineers, including our chief technology officer, who will head that division.

SERVICES AND PRODUCTS

     The services and products we currently offer or are developing or acquiring include:

     - delivering wireless information and transaction services;

     - software licensing; and

     - providing engineering services for the design, development and support of wireless data systems.

     The following table sets forth summary information regarding services and products we now offer or are developing or acquiring.

WIRELESS INFORMATION AND TRANSACTION SERVICES
--------------------------------------------------------------------------------

         SERVICE                USERS OF SERVICE      DATE INTRODUCED    REVENUE TYPE             SERVICE DESCRIPTION
--------------------------  ------------------------  ---------------  -----------------  -----------------------------------
EXISTING FINANCIAL SERVICES
  Reuters MarketClip        Individual investors      March 1998       Monthly recurring  Market quotes, news and alerts
  TradeRunner               Morgan Stanley Dean       August 1999      Monthly recurring  Equities and options trading,
                            Witter Online investors                                       market quotes, news and alerts
  F/X Alert                 Financial market          September 1999   Monthly recurring  Foreign exchange quotes, news and
                            professionals                                                 alerts

FINANCIAL SERVICES UNDER DEVELOPMENT
  PocketBroker              Charles Schwab online                      Monthly recurring  Equities and options trading,
                            investors                                                     market quotes, news and alerts
  PitViper                  Chicago Board of Trade                     Monthly recurring  Entry and reconciliation of
                            floor traders                                                 commodities orders
  Name to be determined     National Discount                          Monthly recurring  Equities and options trading,
                            Brokers online investors                                      market quotes, news and alerts
  Name to be determined     Brokers or firms                           Monthly recurring  Customer account access and
                            clearing through Bear                                         trading, market quotes, news and
                            Stearns                                                       alerts
  Name to be determined     TD Waterhouse Investor                     Monthly recurring  Equities and options trading,
                            Services online                                               market quotes, news and alerts
                            investors

WIRELESS TRANSPORTATION & DELIVERY SERVICES
  e-Mobile Delivery         Physician Sales &         January 1998     Monthly recurring  LocusOne software suite and
                            Service                   September 1998   and/or licensing   application service that enables
                            MAC Papers                June 1999                           wireless transactions at the point
                            Office Depot              September 1998                      of sale, customer contact or
                            NuCo2                     August 1999                         delivery
                            Suntory Water Group

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

SOFTWARE LICENSING
----------------------------------------------------------------------------------------------------------------------------------
PRODUCT                     LICENSEES OF SOFTWARE     DATE OF CONTRACT  REVENUE TYPE       SOFTWARE FUNCTION
--------------------------  ------------------------  ----------------  -----------------  ---------------------------------------
  Aether Intelligent        Inciscent*                                  Upfront and/or     Allows for secure, efficient transport
    Messaging                                                           per-user           of data over wireless networks; also
                                                                        licensing fees     provides tools for wireless
                                                                                           applications development
  ScoutWare**               Palm Computing            September 1999    Per-user           Riverbed ScoutWare software suite links
                            U.S. Postal Service       June 1999         licensing fees     mobile devices to corporate data
                            Becton Dickinson          November 1999                        systems, provides application
                            Oracle                    March 1999                           development and management tools

 * We will license AIM to Inciscent for a one-time charge of $1 million when we close our investment in Inciscent. We currently license AIM to Riverbed, whom we are acquiring, and have licensed AIM to OmniSky on a royalty-free basis in connection with our equity investment in OmniSky.
** We will acquire ScoutWare upon our acquisition of Riverbed.

ENGINEERING SERVICES
-----------------------------------------------------------------------------------------------------------------------
CUSTOMER                    DATE OF CONTRACT          REVENUE TYPE     SERVICE DESCRIPTION
--------------------------  ------------------------  ---------------  ------------------------------------------------
  Response Services Center  January 2000              Engineering      Develop location-tracking capabilities for
                                                      fees             towing firms, vehicle fleets
  Merrill Lynch             October 1999              Engineering      Develop wireless financial services for
                                                      fees             financial professionals
  OmniSky                   August 1999               Engineering      Develop and provide e-mail, Internet access and
                                                      fees             electronic transactions capabilities on wireless
                                                                       handheld devices

  Wireless Information and Transaction Services

     Our wireless information and transaction services and customers are described below.

     - Reuters MarketClip. In March 1998, we introduced the Reuters MarketClip service, which delivers news stories, real-time financial market price quotes, historical graphs and stock alerts from Reuters to Palm and Windows CE devices. We charge individual subscribers a flat monthly fee for unlimited usage of this service in addition to the fees charged by the securities exchanges and markets for the right to view real-time price quotes. The service operates using the wireless network systems known as CDPD and Mobitex. These networks cover geographic areas that enable us to provide service to more than 90% of the U.S. population. We also continue to support AirBroker, a predecessor service to Reuters MarketClip that provides market information using mobile phones.

     - Morgan Stanley Dean Witter Online TradeRunner. In August 1999, we launched TradeRunner, a service that allows Morgan Stanley Dean Witter Online's customers to trade stocks, mutual funds and options using Palm devices. In addition, subscribers receive news stories, real-time financial market price quotes, historical graphs and stock alerts from Reuters. We charge Morgan Stanley Dean Witter Online account holders who subscribe to this service a flat monthly fee for unlimited usage, in addition to the fees charged by the securities exchanges and markets for the right to view real-time price quotes. Users pay Morgan Stanley Dean Witter Online's regular commission fees for any trades. We support TradeRunner through our customer service and network operations center. The service operates using CDPD or Mobitex networks.

     - F/X Alert. As a result of the Mobeo acquisition, we offer real-time information on foreign exchange rates and selected commodities markets. These services deliver time-sensitive financial information from Reuters over wireless networks that reach the largest 100 metropolitan markets in the United States. F/X Alert offers real-time price quotes, news and alert tracking for more than 150 financial instruments including foreign exchange, fixed income, futures/derivatives and commodities. In addition, we continue to offer other Mobeo services, called Scrappy, Energy and Pocket Futures, which track the scrap metals, energy and futures markets, respectively, as well as

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

       Mobeo 1.0, a two-way financial market price quotes and information service, similar to MarketClip, that operates using the RIM 950 two-way pager.

     - Charles Schwab PocketBroker. In December 1999, we signed a definitive agreement with Charles Schwab to develop a wireless financial trading and information service for Schwab's brokerage customers. We are currently testing a pilot version of the service. We and our network carriers have agreed to pay for advertising and marketing of this service and match the amount spent by Schwab up to an agreed upon maximum amount. In addition, we have agreed to provide engineering support to implement Schwab's service at no charge for two years. At launch, we will charge Schwab customers who subscribe to this service a flat monthly fee for unlimited usage.

     - Chicago Board of Trade PitViper. In June 1999, we began a limited trial of a wireless trade recording system, PitViper, for the Chicago Board of Trade. This trial allows up to 15 users of Palm devices to track and record trades executed on the floor. Once a trade is entered on PitViper, the terms of the trade are transmitted to Chicago Board of Trade's trade confirmation system. Traders can also access real-time price quotes for commodities and futures as well as news stories. We expect that the Chicago Board of Trade will make PitViper available to the approximately 3,500 Chicago Board of Trade floor traders if the trial succeeds. We intend to charge individual subscribers a flat monthly fee for the service.

     - Additional financial services under development. We are also developing wireless financial trading and information services for National Discount Brokers, Bear Stearns and TD Waterhouse Investor Services. We announced our agreement to build a wireless financial trading and information service for National Discount Brokers in November. That agreement calls for us to develop wireless stock-trading capability along with OmniSky's wireless e-mail and Internet access on Palm, WindowCE and other devices. The Bear Stearns project involves developing wireless trading applications for its brokers, clients and other financial professionals. We recently signed a letter of intent to develop a wireless financial trading and information service for TD Waterhouse. The Bear Stearns and TD Waterhouse projects are each in a preliminary stage, and we cannot assure you that definitive agreements will be signed for either of them.

     - Wireless transportation and delivery services (e-Mobile
       Delivery). e-Mobile Delivery, a service we offer following our acquisition of LocusOne, allows corporations to track customer orders, inventory and fleet vehicle locations more efficiently. The e-Mobile Delivery group of products offers comprehensive ways to automate the point of customer contact, sales, delivery or service. These products integrate with corporate data systems and work using a variety of wired and wireless communications networks. LocusOne customers for the e-Mobile group of products include Physician Sales & Service, MAC Papers, Office Depot, NuCo2 and Suntory Water Group.

  Software Licensing

     We currently license our AIM software platform, which is the core technology underpinning most of our wireless data services, and will license the ScoutWare software platform when we complete our acquisition of Riverbed. We describe these software platforms below.

     Aether Intelligent Messaging

     AIM is a package of wireless messaging software and development tools -- or software platform -- that facilitates the development of wireless data systems. We developed the AIM software platform in 1997 to improve the performance of data delivery over wireless networks and to provide a development kit to speed the software development process. We use the AIM software platform internally to develop and support the wireless data services we offer our customers. We have launched a program to license the AIM software platform to both software developers and large corporations. Software developers can integrate the AIM software platform with their applications to provide those applications with a wireless capability. When the AIM-based application is sold, we can then earn one-time revenue from per-user license fees or recurring revenue if the application is run from our network operations center. Similarly,

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

corporate customers who develop AIM-based applications for their own use can pay us license fees per user or recurring services fees if we host the application.

     How the AIM Software Platform Works. The diagram below illustrates how the AIM software platform works to integrate sources of data with wireless networks and devices. Data and applications come from internal corporate systems, such as those at Morgan Stanley Dean Witter Online, from public data sources via the Internet or from proprietary systems such as Reuters Selectfeed Plus. The AIM software platform then takes the data, replaces unnecessary or repetitive message-header information with more streamlined tags, compresses and encrypts it so the data can move quickly and securely outside the security system (or "firewall"), controlling access to and from the source's network, and then sends it over the airwaves using any of a number of wireless networks to the intended device. Not all devices will work on all wireless carrier networks. Our AIM software platform can be configured to support other networks as they are developed and as customer needs require.

                           [HOW AIM WORKS FLOW CHART]

     The AIM software platform has the following features and benefits.

     - The AIM software platform enhances the speed, efficiency and security of data transmission over wireless networks. The AIM software platform trims unnecessary electronic message tags and compresses data, with no loss in the reliability of message delivery. As a result, users get data quickly and at a low cost. The AIM software platform uses a sophisticated technology known as elliptic curve cryptography, or ECC, which was developed by Certicom, to encode the data so it cannot be read by a third party that intercepts the data. Additionally, we recently reached an agreement to use "digital signature" technology provided by Diversinet, which authenticates the identity of the sender and recipient of such messages.

     - The AIM software platform simplifies programming required to convert data into a form that can be transmitted over wireless networks. The AIM software platform uses industry-standard programming languages and includes application program interfaces. The AIM software platform comes with a software development kit that provides programmers step-by-step guides and automatically generates code for major system components based on the options selected. As a result, programmers can focus on the business objectives the system is designed to meet, rather than becoming immersed in unfamiliar and complex software and wireless network protocols.

     - The AIM software platform facilitates the interaction of major operating systems on which most corporate applications run with the most widely used wireless data networks and devices. To date, the AIM software platform is compatible with the following wireless network carrier protocols, mobile device operating systems and corporate operating systems:

        - wireless network carrier protocols: CDPD, Mobitex and ARDIS;

        - mobile device operating systems: Palm computing platform, Windows CE, two-way pagers and Windows 95/98/NT and their corresponding modems; and

        - corporate operating systems: Windows NT, Sun Solaris and Linux.

     As a result, our business customers can offer a wide variety of applications for wireless transmission, and end users can similarly choose from a number of devices. Our engineers continually develop the capabilities of the AIM software platform as new protocols, devices and systems emerge.

     ScoutWare

     Through our pending acquisition of Riverbed, we plan to offer Riverbed's ScoutWare family of software products. ScoutWare is a package of mobile data management software and development tools that allows remote and mobile workers to exchange information with corporate databases and the Internet. ScoutWare also gives information technology personnel tools to manage, deploy and connect their corporate data with handheld devices. We plan to integrate ScoutWare with our AIM wireless integration platform, to offer customers a complete set of wireless and mobile data solutions. ScoutWare products reside both on handheld devices and on corporate computer servers. Mobile workers use ScoutWare when they electronically exchange, or synchronize, data between their handheld devices and corporate databases. There are four product categories in the ScoutWare software suite -- ScoutSync, ScoutIT, ScoutArchitect and
ScoutWeb -- each of which is explained below:

     - ScoutSync provides the core connection between a handheld device and a corporate database. ScoutSync operates on both the Palm Operating System and the Windows CE operating system to connect to a corporate network using the common Internet protocol TCP/IP. Any number of remote devices may be simultaneously connected to a single network, and the devices can be a combination of Palm or Windows CE devices. ScoutSync can exchange information either over a wireless network or through a cradle that is connected to a computer linked to a corporate network. ScoutSync is made up of four key components, illustrated in the diagram below:

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

                                    [CHART]

        (1) ScoutSync Client, a software application that is loaded into the handheld device, allows the device to initiate and carry out a synchronization session.

        (2) ScoutSync Server, a software application that resides on a computer workstation linked to the corporate network, allows two-way communication between a device and corporate data sources and lets system administrators monitor, update and back up remote devices.

        (3) ScoutSync Service, a set of computerized instructions that resides on the ScoutSync Server, manages central processing components, called "conduits," enabling them to transfer data between the remote device and a corporation's software programs.

        (4) ScoutSync Conduit, a central processing component that resides on a ScoutSync Server, carries out synchronization tasks and can access and manipulate files and databases on both the corporate database side and the mobile device side.

     - ScoutIT allows corporate information technology professionals to manage the interaction between corporate databases and handheld devices. Residing on a Windows NT server, ScoutIT allows information technology managers to control how handheld devices share information with corporate databases. Managers can administer a system allowing thousands of remote devices to send and receive information from a single location, including backing up and restoring data to ensure security, upgrading and configuring applications and tracking how applications are being used.

     - ScoutArchitect is a package of software applications and software developer tools that allows developers to create mobile-ready versions of their corporate software applications. ScoutArchitect allows corporate developers to quickly identify the most critical elements of a corporate software application for a handheld device. Applications can be developed independent of the software the device operates on or development environment, allowing the customer to avoid reconstruction of critical elements of an application when moving to different operating software or development

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

       tools. ScoutArchitect also includes programmer and application interfaces that allow independent software vendors to write handheld device applications that can plug into their own applications and systems.

     - ScoutWeb will allow handheld devices to receive Internet and intranet data. Riverbed is developing ScoutWeb to manipulate data from the Internet so that the data can be effectively used on mobile devices, including WAP smartphones. We expect ScoutWeb will be available for commercial use by March 2000.

  Engineering Services

     We began operations in 1996 by providing engineering services to businesses seeking to develop wireless data systems. Our customers have included the U.S. Postal Service and Reuters Group Overseas Holding(UK) Limited. Our engineers have experience in developing wireless applications for a variety of businesses.

     Since 1998, we have focused our efforts more on developing wireless data services that will result in recurring subscription revenue to us. While we therefore no longer provide engineering services strictly to generate revenue, we do take on engineering assignments that might allow us to embrace technological advances or expand into new industry sectors or services. In addition to our contract with OmniSky, our current engineering services clients include Response Services Center, LLC, an emergency vehicle response company, and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Through our work with Response Services, we hope to develop new services for the transportation industry. Through our work with Merrill Lynch, we are developing wireless financial information services for financial professionals. We generally charge our clients for engineering time on an hourly basis or a per project flat fee.

OMNISKY

     We believe we can provide our corporate customers with more attractive service offerings by coupling general wireless applications like e-mail and Internet access with custom corporate applications. Our involvement with OmniSky, a company we formed in August 1999 with 3Com, allows us to achieve this. OmniSky's main business objectives and strategies include those set forth below.

     - OmniSky will pursue opportunities in the emerging consumer and business mass markets by developing a package of applications and services that includes a selection of Web sites that have been customized for access via wireless handheld devices, general Web browsing, access to a user's existing e-mail account and selected Internet and electronic transaction services.

     - OmniSky intends to co-market this package with wireless network carriers and Internet content providers in order to benefit from their brand recognition and marketing channels. OmniSky may also seek to bundle its service package with devices that are distributed by major national computer retailers.

     - OmniSky will seek to develop services that can access all platforms and devices, rather than committing to a single device or network protocol.

     - OmniSky is currently conducting a test program with approximately 6,800 Palm V users to obtain feedback on its initial service offering. OmniSky expects to make this service commercially available in the second quarter of 2000.

     We have a 33% equity interest in OmniSky on a fully diluted basis in the form of 10,000,000 shares of Series A Preferred Stock and 1,439,809 shares of Series B Preferred Stock. We have a letter agreement with OmniSky to provide engineering services through June 2000 for the design and development of OmniSky's proposed system and services, and OmniSky has a perpetual, royalty-free license to use our AIM software platform. Additionally, we have a two-year right of first refusal to design and develop custom systems and applications for all services relating to investment banking and brokerage activities. We also have the right to bundle OmniSky services for a period of five years as an added feature to the

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


other services we offer at a monthly cost to us of $3 per subscriber. We describe the details of our interest in OmniSky in "Transactions Between Aether and Its Officers, Directors and Significant Shareholders -- OmniSky" on page 70.


     Our chairman, chief executive officer and president, David S. Oros, is a member of the OmniSky board of directors. Janice M. Roberts, one of our directors, is also a director of OmniSky. Patrick McVeigh, former vice president of worldwide sales for the Palm Computing division of 3Com, serves as president and chief executive officer of OmniSky and also serves on the OmniSky board of directors. OmniSky is based in Palo Alto, California.

OPERATIONS

  Engineering and Project Implementation

     Our most important operational resource is our engineering staff. This staff includes wireless systems engineers, software engineers who specialize in developing applications for handheld devices and engineers who specialize in systems integration and testing. We have steadily built our engineering ranks from ten in 1998 to 50 in February 2000, and with the acquisition of Riverbed we will add 34 engineers. Many of our engineers come from engineering departments at established companies, including IBM, Westinghouse Electric Corporation and UPS/Roadnet. Seven of our engineers, including our chief technology officer, comprise our research and development division. This group evaluates emerging technologies and business opportunities and plays a key role in determining which projects to pursue.

     Project implementation is critical to the effective delivery of services to our customers. Projects generally consist of the following phases: project definition, development, pilot testing, quality assurance and launch. Each project has a project manager who works closely with the customer and coordinates our engineers and our operations and marketing personnel through all phases of the project. Our operations staff prepares documentation and training manuals. During the product launch phase, we send operations teams to train customer personnel on product use and support. Our marketing department works closely with customers before commercial launch to coordinate advertising and publicity.

  Technology and Network Operations

     We operate a secure network operations center at our headquarters in Owings Mills, Maryland. We believe that this center is a vital component of our wireless data service offerings and differentiates us from our competitors. By outsourcing to us, our customers are relieved of the technology and operations burden of managing a highly complex wireless data system. From our network operations center, we maintain high speed data transmission lines (known as T1 connections) both to our customers' data sources and to the wireless data networks we use. The center is equipped with Cisco and Hewlett-Packard networking equipment, Sun Sparc UNIX servers and high-end clustered NT servers. In the event of a power failure, we maintain backup power supplies, including diesel-powered generators that are tested and serviced regularly. We believe our network operations center is capable of meeting the security standards for services we developed or are developing for our clients, who include Reuters, Morgan Stanley Dean Witter Online and Charles Schwab. The center is staffed from 8:00 a.m. to 8:00 p.m. Eastern time on weekdays and is monitored 24 hours a day, seven days a week. Through our acquisitions of Mobeo and LocusOne, we also maintain network operation facilities in Bethesda, Maryland and Jacksonville, Florida. We are planning to establish a backup facility in mid-2000.

     In December 1999, we established the WAP Enterprise Center. The center is comprised of engineers who develop applications for WAP smartphones and the systems to support data communication to these devices. The center currently is developing WAP-enabled financial trading applications that will work with WAP smartphones and is exploring WAP-based opportunities with wireless carriers, WAP vendors and enterprise customers.

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

  Sales and Marketing

     We are expanding our sales and marketing efforts for our services in the financial services and other industries as well as for software licensing. As of February 2000, we had ten sales and marketing professionals. We intend to grow this number significantly in the next 12 months, with sales and marketing personnel focusing on each industry we pursue, as well as a dedicated sales and marketing team for software licensing. Our business development personnel and senior executives also spend a considerable amount of time developing potential customer relationships and selling and promoting our services. We intend to spend an estimated $25 million on a branding campaign in 2000 including print and television advertising. Our current customer segments, the services we sell to them and how we reach them are described below.

     - Individual investors and financial market professionals. We believe individual investors are the primary subscribers to our wireless financial information and trading services, such as MarketClip and TradeRunner. Print advertising in finance-related publications is our primary means of marketing these services. Our strategy is to share marketing and advertising costs with our strategic partners and corporate customers associated with particular services. Our customer service center handles in-bound calls generated from these marketing efforts and signs up new subscribers. We also seek to develop relationships with financial institutions, whose market professionals become the end users of our services, such as F/X Alert. We market our products through direct sales executives in New York, Atlanta and Chicago and through occasional advertising in financial trade publications.

     - Companies that track inventory, deliveries and logistics. We target sales of our e-Mobile Delivery service to companies that need to track the movement of their drivers and inventories across broad geographic areas on a real-time basis. Examples of customers include Physician Sales & Service, MAC Papers, Office Depot, NuCo2 and Suntory Water Group. We work with strategic partners, including Symbol Technologies, Intermec Technologies Corp. and BellSouth Wireless Data to market e-Mobile Delivery and maintain a staff of three sales and marketing professionals who are located in Richmond, Virginia, Boston, Massachusetts and Atlanta, Georgia. We plan to expand marketing efforts through direct mail and advertising to transportation logistics personnel.

     - Corporate software developers and independent software vendors. We target as potential licensees of our AIM software platform large corporations with significant mobile workforce who wish to develop their own wireless applications, as well as software vendors and manufacturers of handheld devices. After our pending acquisition of Riverbed, we will target the same customer segments for the ScoutWare suite of mobile data management products. Each of our salespeople offer AIM licensing along with our full array of wireless data design, development and support services. In our experience, corporate customers who initially sought only to license our AIM software have often decided to purchase complete wireless data communications systems and services from us. Riverbed has a sales team of 29 dedicated to sales of its ScoutWare software and has licensed this software to Palm Computing, the U.S. Postal Service, Becton Dickinson, Oracle and others. After our acquisition of Riverbed, our combined sales forces will target independent software vendors for licensing of both AIM and ScoutWare through conferences, trade shows, vendor forums and trade advertising.

     - Engineering services clients. As part of our business development effort, we seek out engineering assignments that might allow us to embrace technological advances or expand into new industry sectors or services.

  Product Fulfillment, Customer Service and Billing

     We provide product fulfillment, customer service and billing at our customer service center, located at our headquarters. We maintain a modest inventory of mobile devices and wireless modems, which we buy in bulk from manufacturers and resellers. Our customer service representatives first verify that a potential subscriber will have wireless network coverage where they plan to use the service. For qualified subscribers,
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

we load and configure custom software on mobile devices, activate wireless modems and perform quality assurance checks. We then pack, ship and track the product until the subscriber receives it. For end users who already own a device, we provide only the modem and software application. We handle all repair and warranty issues for devices we provide to our subscribers.

     We train our customer service representatives to handle inquiries about our services, device features and wireless communications. Our customer service personnel are available weekdays from 8:00 a.m. until 8:00 p.m. Eastern time. We currently employ ten customer service representatives and plan to triple that number during the first half of 2000.

     We handle customer billing for all subscription fees, device and modem purchases, securities exchange and market fees and other charges. We bill monthly for subscriber services, which our non-corporate customers must pay by credit card. As a result, our billing system can support increases in our subscriber base. We intend to enhance our billing capabilities as our needs grow.

STRATEGIC RELATIONSHIPS

     A key to our ability to provide complete wireless data services to our customers is our relationships with third parties. These relationships take time to develop, and we therefore believe they provide us with an advantage by getting our services to market before our competitors. We maintain the strategic relationships described below.

  Wireless Network Carriers

     We believe our relationships with wireless network carriers are mutually beneficial. We believe we are among the largest buyers of wireless data network capacity for many of the carriers we use. As a result, we are able to negotiate favorable rates. Typically, we have one-year contracts to buy data network capacity either for an agreed amount of kilobytes at a flat fee or on a cents-per-kilobyte basis. We have contracts with Metrocall, AT&T Wireless Services, Bell Atlantic Mobile, BellSouth Wireless Data, ARDIS, SBC Communications, Inc. and GTE Corp. As a result, we can give our customers a wide variety of wireless carrier choices.

  Hardware and Software Vendors

     Our services increase the usefulness of wireless handheld devices, and we believe our services will increase sales of these devices. Mobile device manufacturers have therefore assisted us in various projects we have undertaken. We have worked closely with 3Com, an Aether investor, on the development of our wireless applications for the Palm personal organizer. In August 1999, a subsidiary of Ericsson, one of the largest manufacturers of wireless phones, agreed to assist us in developing services using WAP phones and next-generation, high-speed GPRS data networks. In December 1999, we announced a strategic alliance with Phone.com to jointly pursue corporate customers using Phone.com's WAP browser technology for Web-enabled smartphones and our development and service capabilities. We participate in industry development groups dedicated to bringing new applications to wireless data, such as the Palm developers group, the WAP Forum and the Windows CE developers forum.

  Financial Content Providers

     Financial content providers supply us with real-time financial information, which we provide to our wireless data subscribers. Reuters, which is an Aether investor, is our primary provider of financial information and market data for MarketClip and TradeRunner. We have a license to use information from Reuters with an initial term extending through August 2001, and the term automatically extends each year after that unless we or Reuters decide to end the license. We also have a license to use financial data from Bridge Information Systems America, Inc., another financial content provider, and its subsidiary Telerate, Inc. We have agreements with the New York Stock Exchange, the Nasdaq Stock Market, Inc., the Chicago Board of Trade and the Options Price Reporting Authority that authorize us to provide real-time price quotes.
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

RECENT DEVELOPMENTS

  Riverbed

     On February 9, 2000, we entered into a merger agreement to acquire Riverbed for shares of our common stock. In the merger, we will issue 4,537,286 shares of our common stock and convert existing options held by Riverbed employees into options to acquire shares of our common stock. If all current Riverbed options vest and are exercised, we would be obligated to issue 862,480 shares of our common stock. As part of the transaction, we are holding in escrow 270,000 of the shares payable to Riverbed shareholders for 12 months to secure their post-closing indemnification obligations to us and we have agreed to indemnify up to $40.5 million of damages the sellers may incur. The merger agreement provided that we will appoint two persons named by Riverbed -- E. Wayne Jackson and Robin T. Vasan -- to our board of directors when the acquisition closes.

     Upon the acquisition of Riverbed, the shareholders of Riverbed will become parties to the registration rights agreement we entered into at the time of our initial public offering with several of our shareholders, and the shareholders of Riverbed will be deemed to have equivalent rights to the original holders and their assignees. In addition, the shareholders of Riverbed, in the aggregate, will have the right to one additional shelf registration after October 20, 2000, or sooner if any of the original holders sell shares sooner pursuant to Rule
144. The additional shelf registration is limited to the number of shares a holder could sell under Rule 144.

     The closing of the acquisition is subject to approval by the shareholders of Riverbed (substantially all of whom have agreed to vote for the transaction), continuation of the contracts between Riverbed and Palm Computing Inc., a subsidiary of 3Com, and customary closing conditions, and is expected to occur by March 15, 2000.

  Reuters Strategic Alliance


     On February 8, 2000, we signed a letter of intent with Reuters to establish a European wireless venture headquartered in the United Kingdom, which will be initially focused on financial markets. The letter of intent provides that we will acquire a 60% interest for $100 million and receive three of five board seats. The letter of intent requires Reuters to contribute $21.6 million in cash plus other assets in return for a 40% interest and Reuters will receive two of five board seats. Dave Oros, our chief executive officer, will serve as chairman of the new company and interim chief executive officer. The letter of intent is not binding on us or Reuters and remains subject to definitive documentation and our receiving money to fund the investment.


  Metrocall

     On February 8, 2000, we agreed to acquire for $10 million a 27.5% interest in Inciscent in the form of Series A Preferred Stock. This newly-formed company with Metrocall, PSINet, Hicks, Muse, Tate & Furst and other investors was formed to develop wireless e-mail, Internet access and other applications for the small office and home office market segments. Under the voting rights agreement, Aether will have the right to appoint two of the seven directors of Inciscent.

     Upon the closing of our investment in Inciscent, we will receive registration rights, including two demand registration rights that we can use after the earlier of the third anniversary of closing or six months after an initial public offering. The registration rights agreement will also grant us a right of first offer on additional issuances of Inciscent securities.

     We will also enter into a co-sale agreement, which, among other things, will require the holders of common stock to first offer any securities to Inciscent and then to holders of at least 250,000 shares before selling the securities to a third party and will further require all selling holders to first offer their shares to holders of at least 250,000 shares. This agreement will allow holders of at least 250,000 shares to sell a pro rata portion of their stock to a third party along with the selling holders to the extent the right of first refusal is not exercised. If holders of at least 66.7% of the stock propose to sell their shares to a third party, these selling holders will be able to force the remaining holders to participate in the sale. As part of our closing obligations, we agreed to enter into a definitive services agreement to provide Inciscent with a

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

non-exclusive, perpetual, non-transferable license to use our AIM software platform for $1 million, and also agreed to provide technical consulting and development services billed on a time and materials basis. As part of the investment we also agreed to acquire approximately 9.9% of the outstanding capital stock of Metrocall for approximately $17 million.

  LocusOne

     On February 3, 2000, we acquired all of the capital stock of LocusOne for a purchase price of $40 million, including the retirement of a line of credit and payment of the legal fees of LocusOne. At closing, we paid $20 million in cash and granted options to acquire 308,500 shares to existing LocusOne employees. At the closing of this offering, we will be required to pay the former LocusOne holders $5.4 million and place $13.6 million in escrow to pay all remaining obligations, which will be paid on December 31, 2000. In connection with this acquisition, the two principal stockholders of LocusOne have entered into non-compete agreements with us expiring on the later of February 2, 2002 or ten months after their termination with LocusOne.

  New Customers


     On January 12, 2000, we signed a definitive agreement with Response Services Center, LLC to develop an emergency roadside assistance system.



     On December 28, 1999, we signed a non-binding memorandum of understanding with TD Waterhouse to develop a wireless financial trading and information service for its brokerage customers.


     On November 4, 1999, we signed a definitive agreement with National Discount Brokers to provide its investors with wireless financial trading and information services, including OmniSky e-mail and Internet access.

     On October 11, 1999, we signed an engineering services contract with Merrill Lynch to develop a wireless financial information service for use by its financial professionals.

  Other Strategic Alliances


     On February 15, 2000, we entered into a non-binding memorandum of understanding with Nextel to provide wireless data services using the Nextel wireless communications network for mobile workforces in financial services, transportation and other industries.



     On February 7, 2000, we entered into a non-binding letter of intent with Proxicom, an Internet consulting and development company, to jointly pursue opportunities to provide wireless data services to companies.



     On January 27, 2000, we signed a non-binding letter of intent with CyberBills to develop a wireless electronic bill presentment and payment service.



     On December 21, 1999, we announced an agreement to use "digital signature" technology provided by Diversinet.


COMPETITION

     The market for our services is becoming increasingly competitive. We believe we offer the broadest range of services to businesses necessary to enable the development, offering and ongoing support of wireless data communication systems for their employees or customers. The widespread adoption of industry standards may make it easier for new market entrants to offer some or all of the services we offer and may make it easier for existing competitors to introduce some or all of the services they do not now

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

provide, or improve the quality of their services. We expect that we will compete primarily on the basis of the functionality, breadth, quality and price of our services. Our current and potential competitors include:

     - Wireless financial services providers, including W-Trade and 724
       Solutions;

     - Wireless communications software companies, including Phone.com, Nettech Systems Inc. and Dynamic Mobile Data;

     - Wireless data services providers, such as Wireless Knowledge, a joint venture of Microsoft and Qualcomm Incorporated, Research In Motion, GoAmerica and Saraide.com, which was recently acquired by Infospace.com;

     - Wireless systems integrators, such as IBM and GTE;

     - Wireless network carriers, such as AT&T Wireless Services, Bell Atlantic Mobile, Sprint PCS, Nextel Communications, Inc. and Metricom, Inc.; and

     - Mobile data management software providers, including Puma Technology, Inc., AvantGo, Inc. and Extended Systems, Inc.

     Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies have greater name recognition and more established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can.

     Notwithstanding the increasing competitiveness of our market, we believe that our potential competitors face substantial barriers to market entry. Development of wireless data systems comparable to those we have already developed is time consuming and costly. Moreover, the engineering talent necessary to develop such systems is scarce.

INTELLECTUAL PROPERTY RIGHTS

     We own applications for federal registration or common law rights in the following trademarks: AirBroker(R), Aether Technologies(TM), Aether(TM) and our logo, Wireless Solutions for a Portable Planet(TM) Portable Planet(TM) and e-Mobile(TM). In addition, we own federal trademark registrations for LocusOne(TM). We do not have any federal trademark registrations in the name "Aether," "AIM" or "e-Mobile" and we may not be able to obtain such registrations due to conflicting marks or for other reasons. We have been informed that another party claims intellectual property in the mark e-Mobile. Following our acquisition of Riverbed, we will also own applications for federal registration or common law rights in the following trademarks: Riverbed Technologies(TM), ScoutSync(TM), ScoutWeb(TM), ScoutWare(TM), ScoutIT(TM), Free to Go Mobile(TM) and Solutions for the Mobile Enterprise(TM). Reuters and Reuters MarketClip(TM) are the property of Reuters Group PLC. Morgan Stanley Dean Witter Online TradeRunner(TM) is the property of Morgan Stanley Dean Witter Online. This prospectus also includes trade dress, trade names and trademarks of other companies. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

     We rely on a combination of patent, copyright, trademark, service mark, trade secret laws and contractual restrictions to establish and protect certain proprietary rights in our services. We have applied for a patent on our AIM platform, which addresses the technology employed to integrate various data sources with wireless networks and devices. Mobeo has applied for two patents for its technology. Specifically, one patent application covers the method and system for providing formatted information via a two-way communication system. The other patent application covers the method and system for providing localized information. Riverbed has applied for a patent on its ScoutWare(TM) technology, which relates to a system and method for synchronizing information records between a remote device and a server in a computer network. There can be no assurances that these applications will be granted or, if granted, that holders of other patents will not claim that the patents infringe their patents.

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

     The steps taken by us to protect our intellectual property may not prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. The laws of certain foreign countries may not protect our services or intellectual property rights to the same extent as do the laws of the United States. We also rely on certain technologies that we and Mobeo license from third parties including data feeds and related software from Reuters Select Feed Plus and Bridge Information Services, synchronization technology from Riverbed and encoding technology from Certicom. In addition, our ScoutWare software platform relies on a license of Prism software by SpyGlass, Inc. These third-party technology licenses may not continue to be available to us on commercially attractive terms. The loss of the ability to use such technology could require us to obtain the rights to use substitute technology, which could be more expensive or offer lower quality or performance, and therefore have a material adverse effect on our business, financial condition or results of operations.

     Third parties could claim infringement by us with respect to current or future services. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. We have received two claims that we have infringed patents developed by other parties. Although we believe these claims are without merit, these and other intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle, could require us to enter into costly royalty arrangements, could divert management attention from administering our business and could preclude us from conducting our business. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service installation delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim could have a material adverse effect upon our business, financial condition or results of operations.

GOVERNMENT REGULATION

     We are not currently subject to direct federal, state or local government regulation, other than regulations that apply to businesses generally. The wireless network carriers we contract with to provide airtime are subject to regulation by the Federal Communications Commission. Changes in FCC regulations could affect the availability of wireless coverage these carriers are willing or able to sell to us. We or OmniSky could also be adversely affected by developments in regulations that govern or may in the future govern the Internet, the allocation of radio frequencies or the placement of cellular towers. Regulations of the SEC governing online trading could reduce the level of online trading or the demand for wireless financial information. Also, changes in these regulations could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of costs of litigation or increased service delivery cost or could in some other manner have a material adverse effect on our business, financial condition or results of operations.

     We currently do not collect sales or other taxes with respect to the sale of services or products in states and countries where we believe we are not required to do so. We do collect sales and other taxes in the states in which we have offices and are required by law to do so. Some jurisdictions have sought to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more jurisdictions that we should collect sales or other taxes on our products and services, or remit payment of sales or other taxes for prior periods, could have a material adverse effect on our business, financial condition or results of operations.

     Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have an adverse effect on our business.

FACILITIES

     Our principal offices are located in Owings Mills, Maryland in a 35,018 square foot facility under a lease expiring in February 2010 with no renewal option. We also lease an aggregate of 22,000 square feet for our offices in Boca Raton, Florida, Jacksonville, Florida, Bethesda, Maryland, Portsmouth, New Hampshire, New York, New York and Richmond, Virginia. Upon completion of the acquisition of

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Riverbed, we will acquire an additional 22,048 square feet of office space in
Vienna, Virginia and Long Beach, California.

EMPLOYEES


     As of February 15, 2000, we had a total of approximately 153 employees, and 50 of these employees were engineers. Upon the completion of our acquisition of Riverbed, we will add 100 employees, and 34 of these employees will be engineers. None of our employees is covered by a collective bargaining agreement. We believe that our relations with our employees are good.


LEGAL PROCEEDINGS

     We are not currently subject to any material legal proceedings. However, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

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                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers, directors and nominees for director, and their ages and positions will be as follows after our acquisition of Riverbed:

                NAME                   AGE                      POSITION
                ----                   ---                      --------
David S. Oros........................  40    Chairman, Chief Executive Officer and President
George M. Davis......................  43    President, Enterprise Solutions and Services
                                             Group
E. Wayne Jackson III(1)..............  38    President, Software Products Group and Director
David C. Reymann.....................  41    Chief Financial Officer
Dale R. Shelton......................  38    Chief Technology Officer
David K. Rensin(1)...................  28    Chief Scientist
Brian W. Keane.......................  41    Senior Vice President, Business Affairs
Mitch I. Selbiger....................  41    Senior Vice President, Marketing
J. Carter Beese, Jr.(2)(3)...........  43    Director
Frank A. Bonsal, Jr.(3)..............  63    Director
Mark D. Ein..........................  35    Director
Rahul C. Prakash(2)..................  38    Director
Janice M. Roberts....................  44    Director
Dr. Rajendra Singh...................  43    Director
George P. Stamas.....................  49    Director
Robin T. Vasan(1)....................  33    Director
Devin N. Wenig.......................  33    Director
Thomas E. Wheeler(2).................  53    Director

---------------

(1) Messrs. Jackson and Vasan have been designated by Riverbed to become directors immediately after the completion of the acquisition of Riverbed. At the same time, Messrs. Jackson and Rensin will become officers of Aether.

(2) Member of the compensation committee.

(3) Member of the audit committee.

     David S. Oros founded Aether in 1996 and has been our chairman, chief executive officer and president since Aether's inception. Mr. Oros also serves on the board of directors of OmniSky. From 1994 until 1996, Mr. Oros was president of NexGen Technologies, L.L.C., a wireless software development company that contributed all of its assets to Aether. From 1992 until 1994, he was president of the Wireless Data Group at Westinghouse Electric. Prior to that, Mr. Oros spent from 1982 until 1992 at Westinghouse Electric directing internal research and managing large programs in advanced airborne radar design and development. Mr. Oros received a B.S. in mathematics and physics from the University of Maryland and holds a U.S. patent for a multi-function radar system.

     George M. Davis has served as our chief operating officer since September 1997 and will be appointed as president of our enterprise solutions and services group at the closing of the Riverbed acquisition. He joined us in September 1996 as vice president, business development to lead initiatives required to launch, maintain and develop business opportunities for our services. From September 1994 until September 1996, Mr. Davis was director of enterprise management systems at Northrop Grumman Corp. Prior to that time, Mr. Davis spent more than 14 years at Westinghouse Electric where he managed advanced military electronic development and production projects. He received a B.S. in business and economics from Bethany College.

     E. Wayne Jackson III will become president of our software products group and a director immediately after completion of the acquisition of Riverbed. Since October 1998, Mr. Jackson has served as the president and chief executive officer and a director of Riverbed, which he co-founded with Mr. Rensin. From September 1994 until October 1997, Mr. Jackson served as director of the emerging technologies division of Noblestar Systems Corp. Riverbed was created by Noblestar in 1998. He received a B.S. in business administration, finance, from James Madison University.

     David C. Reymann has served as our chief financial officer since joining us in June 1998. Mr. Reymann is also responsible for our treasury management services, investor relations and human resources. Before joining us, Mr. Reymann was director of finance and accounting for The Sweetheart Cup Company from June 1996 until May 1998, where he managed the financial analysis department and the accounting operations for 11 North American manufacturing plants. Prior to that, Mr. Reymann spent 12 years with Procter & Gamble serving in several key finance, accounting and operations positions. Prior to that, Mr. Reymann spent five years at Ernst & Young where he most recently specialized in emerging growth companies. Mr. Reymann received a B.S. in accounting from the University of Baltimore and is a certified public accountant.

     Dale R. Shelton has served as our chief technology officer since February 2000. From June 1996 to February 2000, he served as our senior vice president, engineering, during which time he directed the development of AIM and our wireless data services. From January 1994 until June 1996, Mr. Shelton served as the systems development leader for flash-flood prediction systems at the National Weather Service. From June 1992 until January 1994, Mr. Shelton was principal engineer for ARINC, Inc., where he led the development of aviation tracking and maintenance systems. He received a B.S. in computer science from the University of Maryland.

     David K. Rensin will become our chief scientist immediately after completion of the acquisition of Riverbed. Since October 1998, he has served as chief technology officer of Riverbed, which he co-founded with Mr. Jackson. From July 1995 until 1998, Mr. Rensin managed the mobile convergent group at Noblestar Systems Co. From January 1995 to July 1995, he was a senior programmer at American Management Systems. Mr. Rensin received a B.S. in management science and statistics from the University of Maryland.

     Brian W. Keane has served as senior vice president, business affairs since joining us in August 1999. Mr. Keane is responsible for mergers and acquisitions, strategic investments, joint ventures and new strategic business initiatives. From February 1998 until August 1999, Mr. Keane was chief financial officer for Management Information Consulting, Inc., a technology consulting company. Prior to that, Mr. Keane spent ten years as an investment banker with Smith Barney Inc. Mr. Keane received a B.A. in history and mathematics from Cornell University and an M.B.A. from Harvard Business School.

     Mitch I. Selbiger has served as our senior vice president, marketing since January 2000. Mr. Selbiger is responsible for our advertising, branding, marketing and public relations activities. From March 1999 until January 2000, Mr. Selbiger served as vice president of marketing for OTG Software. Prior to that, from July 1998 until March 1999, he served as vice president of marketing for NetFactory. From August 1997 to July 1998, he served as director of eastern area marketing for Netscape Communications, Inc. 1995 to 1997, he served as director of government marketing for Sybase, Inc. Mr. Selbiger received a B.S. in business administration from the University of Vermont and an M.B.A. from George Washington University.

     J. Carter Beese, Jr. was elected a director of Aether on October 20, 1999. Since July 1998, Mr. Beese has served as president of Riggs Capital Partners, a division of Riggs National Corp., where he oversees a $100 million venture capital fund. From September 1997 until July 1998, he served as vice chairman of the Global Banking Group of BT Alex. Brown. Prior to the merger of Bankers Trust and Alex. Brown, Mr. Beese was chairman of Alex. Brown International from November 1994 until September 1997. From February 1992 until November 1994, Mr. Beese served as a commissioner of the U.S. Securities and Exchange Commission. Mr. Beese serves as a senior advisor to the Center for Strategic and International Studies, a non-partisan public policy think tank and is involved in the World Economic Forum. He serves as a director on the boards of China.com; Internet Securities, Inc., a company majority owned by

Euromoney Institutional Investor, Inc.; and Natural Solutions, Inc. Mr. Beese received a B.S. in economics and political science from Rollins College.

     Frank A. Bonsal, Jr. was elected a director of Aether on October 20, 1999. Since 1978, Mr. Bonsal has been a founding partner of New Enterprise Associates, one of the largest venture capital firms in the United States. Mr. Bonsal has focused on the development of early stage companies. He currently serves as a director on the boards of CARS, Inc., CORVIS Corp., Entevo Corp., Explore, Inc., GeneScreen, Inc. and Healthy Pet Inc. In addition, he is a special limited partner of Amadeus Capital Partners, Boulder Venture, Novak Biddle, Trellis Ventures and Windward Ventures. Mr. Bonsal received a B.A. in economics from Princeton University.

     Mark D. Ein was a co-founder of Aether, and was elected a director of Aether on October 20, 1999. Mr. Ein is the founder and chief executive officer of Venturehouse Group, a holding company that was established in September 1999 to create, invest in and acquire technology and telecommunications companies. From 1992 until September 1999, Mr. Ein was a principal with The Carlyle Group, where he was responsible for many of its telecommunications investment activities. Prior to joining Carlyle, Mr. Ein was an associate with Brentwood Associates, where he worked on leveraged buyout and venture capital investments. Prior to joining Brentwood Associates, he was an analyst in the real estate department of Goldman, Sachs and Co. Mr. Ein currently serves as a director on the boards of LCC International, Inc. and several private companies. Mr. Ein received a B.S. in economics from the University of Pennsylvania and an M.B.A. from Harvard Business School.

     Rahul C. Prakash was elected a director of Aether on October 20, 1999. Since January 1997, Mr. Prakash has served as president of Telcom Ventures, L.L.C., a wireless communications investment company. From January 1994 until December 1996, Mr. Prakash served as vice president, business development of Telcom Ventures. Prior to that time, he served as a director of business development at LCC International, Inc., a worldwide provider of wireless engineering and design services. From 1993 until 1994, Mr. Prakash was the director of business development for Telemate, a joint venture he helped establish between LCC and France Telecom. Mr. Prakash is also a director of several private telecommunications companies controlled by Telcom Ventures. He received an M.B.A. in international finance from American University and an M.B.A. from the University of New Delhi, Faculty of Management Studies.

     Janice M. Roberts was elected a director of Aether on October 20, 1999. Since September 1992, Ms. Roberts has served as senior vice president of global marketing and business development for 3Com. She is also president of 3Com Ventures, a corporate investment fund, and a director of OmniSky. From January 1992 until September 1992, Ms. Roberts served as vice president and general manager for 3Com's enterprise networking division. From 1989 until January 1992, Ms. Roberts was with BICC Communications where she held several positions, including most recently, president and managing director of its worldwide data networking business. Previously, she held a number of senior international marketing, sales and business development positions in engineering, electronics and communications-based companies. She holds an Honors degree in economics and business from the University of Birmingham in the United Kingdom and is a member of the Chartered Institute of Marketing.

     Dr. Rajendra Singh was elected a director of Aether on October 20, 1999. Since December 1993, Dr. Singh has served as chairman of the board of directors and chief executive officer of Telcom Ventures, L.L.C. From 1983 until June 1996, Dr. Singh served as chairman of the board of directors of LCC International, Inc., which he co-founded with his wife in 1983. Dr. Singh has played an instrumental role in the cellular industry by developing key standards used today in wireless system design and methodology. Dr. Singh is a member of the board of directors of Teligent, Inc. and XM Satellite Radio Holdings, Inc. He received a Ph.D. in electrical engineering from Southern Methodist University.

     George P. Stamas was elected a director of Aether on October 20, 1999. Since January 2000, Mr. Stamas has served as a Vice Chair of DeutscheBanc Alex. Brown. From April 1996 until December 1999, Mr. Stamas was a partner with the law firm of Wilmer, Cutler & Pickering and now serves as a consultant to Wilmer, Cutler & Pickering. From 1983 until April 1996, Mr. Stamas was a partner at Piper

& Marbury L.L.P. Mr. Stamas is counsel to, and a limited partner of, the Baltimore Orioles baseball team. Mr. Stamas also serves on the board of directors of FTI Consulting, Inc., a provider of litigation support services, and Luminant Worldwide Corporation, a provider of Internet consulting services. He received a B.S. in economics from the Wharton School of the University of Pennsylvania and a J.D. from University of Maryland Law School.

     Robin T. Vasan will be appointed as a director of Aether immediately after completion of the acquisition of Riverbed. Since June 1998, Mr. Vasan has been a general partner of Mayfield Fund, a venture capital fund. From June 1994 until February 1997, he served as vice president, core technology of Risk Management Solutions, an insurance software company. In 1997 and 1998, he attended Harvard Business School. He received a B.A.S. in industrial engineering and economics from Stanford University and an M.B.A. from Harvard Business School. Mr. Vasan is a member of the board of directors of WebMethods, Inc., a business-to-business infrastructure software and service company.


     Devin N. Wenig was elected a director of Aether on October 20, 1999. In April 1994, Mr. Wenig joined Reuters America, Inc. and was promoted to managing director of marketing in February 2000, where he is responsible for marketing, product development, electronic commerce and commercial policy for Reuters's information businesses in the Americas. Mr. Wenig serves as a director on the boards of Loan Pricing Corp., Intralinks, Inc., FreeEdgar.com and Multex.com. He received a B.S. from Union College and a J.D. from Columbia University.


     Thomas E. Wheeler was elected a director of Aether on October 20, 1999. Since 1992, Mr. Wheeler has served as president and chief executive officer of the Cellular Telecommunications Industry Association. In 1994, Mr. Wheeler was appointed by President Clinton to a six-year term as a member of the board of trustees of the John F. Kennedy Center for the Performing Arts. Mr. Wheeler is a director on the boards of the Public Broadcasting System and the U.S. Capitol Historical Society. He received a B.S. in business administration from Ohio State University.

     Following completion of the acquisition of Riverbed, our board will have twelve directors. NexGen, Telcom-ATI Investors, L.L.C., Reuters and 3Com -- who will together hold 55.1% of the shares of common stock outstanding after the offering -- are parties to a stockholders agreement that governs voting for our directors. The agreement requires each party to vote all its shares for two directors named by NexGen, two directors named by Telcom-ATI Investors, two directors named jointly by NexGen and Telcom-ATI Investors and one director named by each of Reuters and 3Com. Messrs. Oros and Ein were appointed by NexGen, Dr. Singh and Mr. Prakash were appointed by Telcom-ATI Investors, Mr. Wenig was appointed by Reuters and Ms. Roberts was appointed by 3Com as directors under the stockholder agreement. The terms of the stockholder agreement are further described in "Transactions Between Aether and its Officers, Directors and Significant Stockholders." Messrs. Jackson and Vasan will be appointed directors of Aether when we acquire Riverbed, as required by our acquisition agreement with Riverbed.

     Directors serve for a term of one year.

     Our executive officers are appointed by, and serve at the discretion of, our board of directors. We expect that each of our officers will devote substantially full time to our affairs. We expect that our non-employee directors will devote such time to our affairs as is necessary to discharge their duties. There are no family relationships among any of our executive officers, directors or key employees.

COMMITTEES OF THE BOARD OF DIRECTORS

     The compensation committee consists of Messrs. Beese, Prakash and Wheeler. The compensation committee:

     - determines the compensation of senior executive officers (such as the chief executive officer and chief financial officer), subject, if the board so directs, to the board's further ratification of the compensation;

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

     - determines the compensation for other officers or delegates such determinations to the chief executive officer;

     - grants options, stock or other equity interests under our stock option or other equity-based incentive plans; and

     - administers those plans and, where such plans specify, our other employee benefit plans.

     The audit committee consists of Messrs. Beese and Bonsal. The audit committee:

     - makes recommendations to the board concerning the engagement of independent accountants;

     - reviews with the independent accountants the plans and results of the audit engagement;

     - approves professional services provided by the independent accountants;

     - considers the range of audit and non-audit fees;

     - verifies that auditors are independent of management and are objective in their findings;

     - reviews annual CPA audit and recommendations of internal controls and related management response;

     - reviews the audit reports with management and the auditor;

     - oversees the internal audit function; and

     - monitors management's efforts to correct deficiencies described in any audit examination.

DIRECTOR COMPENSATION

     Except for reimbursement for reasonable travel expenses relating to attendance at board meetings and discretionary grants of stock options, directors will not be compensated for their services as directors. Directors who are employees will be eligible to participate in our equity incentive plan. We have granted options to purchase 12,600 shares to each director and options to purchase 4,000 shares to each member of the audit and compensation committees. The exercise price of these options is equal to $16.00 per share. Mr. Wenig's options are held in trust, and he currently has no beneficial interest in the options.

     The following table identifies options that we have granted to non-employee directors since January 1, 1997.

                                         NUMBER OF
                                     SHARES UNDERLYING    EXERCISE
       NON-EMPLOYEE DIRECTOR            OPTIONS(#)        PRICE($)
       ---------------------         -----------------    --------
J. Carter Beese, Jr. ..............        75,000          $ 0.40
                                           20,600           16.00
Frank A. Bonsal, Jr. ..............        37,500            1.77
                                           16,600           16.00
Mark D. Ein........................        17,500            4.00
                                           12,600           16.00
Rahul C. Prakash...................        16,600           16.00
Janice M. Roberts..................        12,600           16.00
Dr. Rajendra Singh.................        12,600           16.00
George P. Stamas...................         6,250            0.40
                                            5,000            2.40
                                           12,600           16.00
Devin N. Wenig.....................        12,600           16.00
Thomas E. Wheeler..................        37,500            1.77
                                           16,600           16.00

EXECUTIVE COMPENSATION

     Summary Compensation. The following table sets forth compensation for 1998 and 1999 awarded to, earned by or paid to our chief executive officer and the four other most highly paid executive officers. We refer to these five officers as the "named executive officers."

                                                                       LONG-TERM
                                    ANNUAL COMPENSATION           COMPENSATION AWARDS
                               -----------------------------   -------------------------
                                                                                SHARES
                                                               OTHER ANNUAL   UNDERLYING     ALL OTHER
                                                               COMPENSATION    OPTIONS      COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR   SALARY ($)   BONUS ($)       ($)           (#)            ($)
 ---------------------------   ----   ----------   ---------   ------------   ----------    ------------
David S. Oros................  1999    $200,000    $250,000           --       945,100             --
  Chairman, Chief Executive    1998     200,000     150,000           --            --             --
  Officer and President
George M. Davis..............  1999     157,292      24,504           --        55,000         $7,750
  President, Enterprise        1998     133,333      52,895       $2,420        75,000             --
  Solutions and Services
  Group
Dale R. Shelton..............  1999     129,167      20,000           --        42,500             --
  Chief Technology Officer     1998     109,200       4,000           --        50,000             --
David C. Reymann.............  1999     126,042          --           --        51,250             --
  Chief Financial Officer      1998      64,905          --           --        62,500             --
Brian W. Keane...............  1999      56,817      50,000           --       125,000             --
  Senior Vice President,       1998          --          --           --            --             --
  Business Affairs

     Option Grants. The following table shows information regarding stock options granted to the named executive officers during the year ended December 31, 1999. No stock appreciation rights were granted to these individuals during the year.

                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                            PERCENTAGE                                             ANNUAL RATES OF STOCK
                                             OF TOTAL                                             PRICE APPRECIATION FOR
                        NUMBER OF SHARES     OPTIONS     EXERCISE                                     OPTION TERM($)
                       UNDERLYING OPTIONS   GRANTED TO   PRICE PER       EXPIRATION       ---------------------------------------
        NAME             GRANTED(#)(*)      EMPLOYEES    SHARE($)           DATE             0%(6)         5%(7)        10%(7)
        ----           ------------------   ----------   ---------   ------------------   -----------   -----------   -----------
David S. Oros........       775,000(1)        28.04%      $ 1.60          June 22, 2009   $11,160,000   $18,958,293   $30,922,407
                            157,500(1)         5.70%      $ 4.00     September 20, 2009   $ 1,890,000   $ 3,474,814   $ 5,906,231
                             12,600(2)         0.46%      $16.00       October 20, 2009   $        --   $   126,785   $   321,298
George M. Davis......        50,000(1)         1.81%      $ 1.60          June 22, 2009   $   720,000   $ 1,223,116   $ 1,994,994
                              5,000(3)         0.18%      $ 8.00     September 26, 2009   $    30,000   $    74,023   $   141,562
Dale R. Shelton......        37,500(1)         1.36%      $ 1.60          June 22, 2009   $   540,000   $   917,337   $ 1,496,245
                              5,000(3)         0.18%      $ 8.00     September 26, 2009   $    30,000   $    74,023   $   141,562
David C. Reymann.....        18,750(1)         0.68%      $ 1.60          June 22, 2009   $   270,000   $   388,668   $   678,123
                             12,500(4)         0.45%      $ 8.00       October 11, 2009   $   100,000   $   225,779   $   418,748
                             20,000(3)         0.72%      $ 8.00     September 26, 2009   $   120,000   $   296,090   $   566,248
Brian W. Keane.......       125,000(5)         4.52%      $ 4.80        August 16, 2009   $   900,000   $ 1,843,342   $ 3,290,614

---------------

* Options expire 90 days after the termination of employment of the option holder.

(1) The warrants are immediately exercisable in their entirety.

(2) Fifty percent of the options will become exercisable beginning on October 20, 2000, and the other 50% will become exercisable on October 20, 2001. None of the options will become exercisable prior to such dates unless there is a change of control of Aether, which includes a sale of all our assets or the sale of at least 80% of the equity of our company.

(3) The options will become immediately exercisable in their entirety on September 26, 2001 and none of them will become exercisable prior to that date unless there is a change of control of Aether, which includes a sale of all our assets or the sale of at least 80% of the equity of our company.

(4) The options will become immediately exercisable in their entirety on October 11, 2001 and none of them will become exercisable prior to that date unless there is a change of control of Aether, which includes a sale of all our assets or the sale of at least 80% of the equity of our company.

(5) One-third of the options are immediately exercisable. The remaining two-thirds of the options become exercisable annually over a two-year period in equal one-third increments, beginning on August 16, 2000.

(6) The options listed in this column were issued with an exercise price below the fair market value of the option at the time of issuance.

(7) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the SEC and are based on the assumption that the exercise price was the fair market value of the shares on the date of grant. Prior to October 20, 1999, the fair market value on the date of grant was determined by our board of directors. There is no assurance provided to any executive officer or any other holder of our securities that the actual price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level.

     Aggregate Option Exercises and Holdings. No options were exercised by the named executive officers during the year ended December 31, 1999. The following table provides information concerning the shares represented by outstanding options held by each of the named executive officers as of December 31, 1999.

                                                    NUMBER OF SHARES
                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                   OPTIONS AT DEC. 31,         IN-THE-MONEY OPTIONS AT
                                                         1999(#)                 DEC. 31, 1999($)(1)
                                               ---------------------------   ---------------------------
                    NAME                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                    ----                       -----------   -------------   -----------   -------------
David S. Oros................................    932,500         12,600      $64,920,313    $  700,875
George M. Davis..............................    175,000         80,000      $12,404,375    $5,578,250
Dale R. Shelton..............................    150,000         67,500      $10,638,751    $4,715,187
David C. Reymann.............................     39,583         74,167      $ 2,774,115    $4,600,104
Brian W. Keane...............................     41,667         83,333      $ 2,784,375    $5,568,750

---------------

(1) Options were "in the money" because the closing price of Aether's common stock on December 31, 1999 exceeded the exercise price of the options. The value of unexercised options represents the difference between the exercise price of net options and $71.625, which was the last reported sale price of Aether common stock on December 31, 1999.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

     We have entered into employment contracts with Messrs. Oros and Reymann and will enter an employment agreement with Mr. Jackson upon the closing of our Riverbed acquisition.

     Mr. Oros' contract became effective June 22, 1999 and provides for a salary of $200,000 per year, a performance bonus of up to $100,000 per year and additional bonuses based on annual revenue targets and proceeds raised from private placements of our equity securities in 1999. The contract has an initial term expiring in June 2002 and automatically extends for additional one month increments until terminated by Aether or Mr. Oros on 15 days notice. Pursuant to the contract, we granted Mr. Oros a warrant to acquire 875,000 shares of our common stock. The warrant currently has an exercise price of $1.60 per share of common stock. We also gave Mr. Oros the right to allocate to key employees of his choosing warrants to acquire 125,000 shares of common stock having the same terms and conditions. Mr. Oros has awarded warrants for 50,000 shares of our common stock to Mr. Davis, 37,500 shares of our common stock to Mr. Shelton and 18,750 shares of our common stock to Mr. Reymann. Mr. Oros subsequently received our permission to assign part of his warrant, leaving him with a warrant to acquire 775,000 shares. In September 1999, Mr. Oros received a warrant to acquire 175,000 shares of our common stock at an exercise price of $4 per share. From this grant, Mr. Oros subsequently assigned a warrant exercisable for

17,500 shares of our common stock. If we terminate Mr. Oros without cause, he is entitled to receive from us an amount equal to the salary he would have received during the balance of the term of the employment contract, and his warrants will fully vest immediately. Under the contract, "cause" means committing an act of gross negligence or other willful act that materially adversely affects Aether, refusing to comply in any respect with specific directions of our board of directors, or being convicted or pleading no contest to any felony or any misdemeanor involving fraud, breach of trust or misappropriation. Each of these warrants became exercisable upon completion of our initial public offering.

     Mr. Reymann's contract was entered into June 1, 1999 and provides for a minimum salary of $127,500 per year. The contract has an initial term expiring on June 1, 2001. We and Mr. Reymann have agreed that if we terminate him without cause, he is entitled to receive from us an amount equal to the salary he would have received during the balance of the term of the employment contract.

     At the closing of the Riverbed acquisition, Mr. Jackson will enter into an employment agreement to serve as president of our software products group. The terms of the employment agreement have not yet been determined. We and Mr. Jackson have agreed that if we terminate him without cause, he will be entitled to receive from us an amount equal to six months of his base salary.

1999 EQUITY INCENTIVE PLAN

     Before our initial public offering, we adopted an equity incentive plan to promote our long-term growth and profitability, improve stockholder value and attract, retain and reward highly motivated and qualified employees and directors. The compensation committee of our board of directors administers the equity incentive plan unless the board of directors specifies another committee of the board of directors or chooses to act itself as administrator. The board of directors has given Mr. Oros authority as a special committee of the Board to make option grants.

     Under the equity incentive plan, we can grant options for approximately 6.9 million shares of common stock (assuming completion of the Riverbed acquisition and this offering), which number will adjust automatically to be 20% of our outstanding common stock from time to time. We can grant options to employees in the form of incentive stock options for up to 3,000,000 shares, but may choose not to do so. Any options we grant that are not incentive stock options will be nonqualified stock options.

     All of our employees, directors and certain service providers are eligible to receive options under the equity incentive plan. For tax reasons, the equity incentive plan limits the number of shares covered by the options that an individual can receive in a calendar year to 50% of the original pool. The administrator will determine the prices, exercise schedules, expiration dates and other material conditions under which optionees may exercise their options. The exercise price of these options may be less than the fair market value of the common stock on the date of grant when the administrator considers that to be appropriate. We replaced the options Aether Systems LLC granted with options under this plan when we converted to a corporation before completion of our initial public offering.

     All options will become exercisable if we have a change of control, except as option agreements provide otherwise or as necessary to allow pooling of interest accounting. The plan's administrator may provide that an optionee must cooperate with us in connection with the change of control to receive this acceleration. In general, we will have a change of control if:

     - anyone acquires or holds at least 80% of our voting securities, excluding holdings by our benefit plans and some other related parties;

     - we complete a merger or consolidation, unless, in general, our pre-merger shareholders own more than 20% of the voting securities of the merged companies;

     - our board changes in specified ways in connection with proxy contests or as a result of adding new directors who are not approved by existing directors; or

     - if we complete a liquidation or dissolution or sell or otherwise dispose of all or substantially all of our assets.
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

In addition, unless we provide otherwise, or as necessary to allow pooling of interest accounting, the equity incentive plan and all options will terminate in defined circumstances if:

     - we are not the surviving company in a merger, consolidation or reorganization;

     - we complete a liquidation or dissolution or sell substantially all our assets; or

     - our board approves and we complete a transaction that results in a person or entity's owning all of our stock, unless the person or entity is related to us in specified ways.

However, before the equity incentive plan would terminate for one of those reasons, we would either agree that our successor would assume the options and/or the equity incentive plan, allow optionees to exercise the options if these options were in-the-money, or cancel the options by paying the amount, if any, by which the value determined with respect to that transaction exceeds the exercise price of the options.

     The equity incentive plan limits the time during which an optionee can exercise an option to no more than ten years. In addition, an optionee who leaves employment will generally have no more than 90 days to exercise an option, reduced to no days after employment in terminations for cause, and additional rules apply to death and disability. The compensation committee may, however, override the plan's rules, other than the ten year limit. We cannot grant additional options under the equity incentive plan after September 20, 2009.

SENIOR BONUS PLAN

     We adopted a senior bonus plan before our initial public offering. A special tax rule in Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the compensation that we can deduct for payments to our chief executive officer and the four other most highly compensated executive officers to $1 million per officer per year. We intend the senior bonus plan to provide incentive compensation that does not count against each executive's deduction limit. We may choose to use the senior bonus plan, or we may pay bonuses under some other future plan to which the tax deduction limits will apply, as long as we do not use the other payments to make up bonuses a participant loses under the senior bonus plan.

     Unless our board of directors selects another committee, the compensation committee administers the senior bonus plan and selects participants from our key employees and those of any subsidiaries, although we expect that most participants will be executive officers. When we refer to the "compensation committee" in discussing the senior bonus plan, we also mean any other committee that administers this plan. Only "outside directors" under the tax rules can determine the participants, set the performance goals and certify that we or the participants have met those goals. The compensation committee consists solely of two outside directors and one director affiliated with a 5% stockholder. The compensation committee has broad administrative authority to, among other things, designate participants, establish performance goals and performance periods, determine the effect of participant termination of employment and "change in control" transactions before paying an award, and generally interpret and administer the senior bonus plan. Neither we nor the board has designated any participants or established any performance goals under the senior bonus plan.

     The compensation committee will select participants for any given time period based primarily on its judgment as to which executive officers are likely to be named in our proxy statement as the chief executive officer or one of our other four most highly compensated executive officers as of the end of the performance period and that the compensation committee reasonably expects to have compensation in excess of $1 million. None of our employees exceeded that limit in 1999.

     In setting performance goals, the compensation committee will specify the applicable performance criteria and targets it will use for such performance period, which may vary from participant to participant.

The performance criteria and targets will measure one or more of the following company, subsidiary, operating unit or division financial performance measures:

     - pre-tax or after-tax net income or earnings;

     - earnings before interest expense, taxes, depreciation and amortization;

     - operating income or gross revenue;

     - profit or operating margin;

     - earnings per share;

     - stock price;

     - cash flows;

     - total stockholder return;

     - total stockholder return as compared to total return, on a comparable basis, of a publicly available index such as the Standard & Poor's 500 Stock Index;

     - return on equity, on capital or on investment;

     - ratio of debt to stockholders' equity;

     - subscriber growth;

     - working capital; or

     - strategic business criteria consisting of one or more objectives based upon meeting specified revenue, market penetration, geographic business expansion goals, cost targets and goals relating to acquisitions or divestitures.

     The compensation committee may set these goals (1) on an absolute stand-alone basis, or on a relative basis in comparison to others, (2) based on internal targets, (3) based on comparison with prior performance, (4) based on comparison to capital, shareholders' equity, shares outstanding, assets or net assets, and/or (5) based on comparison to the performance of other companies. For example, the compensation committee could express an income-based performance measure in a number of ways, such as net earnings per share, or return on equity or with reference to meeting or exceeding a specific target, or with reference to growth above a specified level, such as prior year's performance or peer group performance. The compensation committee can also ignore unusual or nonrecurring accounting effects. The senior bonus plan provides that achieving these goals must be substantially uncertain at the time the goals are established and are subject to the committee's right to reduce the amount of any award payable as a result of the performance as discussed below.

     The compensation committee may set a participant's target bonus, that is, the amount the participant will receive if the targets are met, as a dollar amount or in a formula, for example as a percentage share of a bonus pool, provided that, if the committee uses a pool approach, the total bonus opportunity for all participants who are part of the pool may not total more than 100% of the pool. The committee has the sole discretion to reduce, but not increase, the actual bonus awarded under the plan. The committee must determine the extent to which the performance goals are met and the participant becomes entitled to a bonus.

     The maximum bonus payable under the senior bonus plan to any one individual in any one calendar year is $3 million, although we have no plans or expectations at this time to pay bonuses of that size.

     Our board or the committee may at any time amend the senior bonus plan, and our board may terminate the plan. However, without a participant's written consent, no amendment or termination may materially adversely affect the annual bonus rights, if any, of any already designated participant for a given performance period after the participants and targets are set. Our board may make any amendments necessary to comply with applicable regulatory requirements, including the tax deduction limit for senior
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

executives. If necessary to preserve the intended tax treatment, the board may submit future amendments of the senior bonus plan to our shareholders for approval.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of our compensation committee is an officer or employee of Aether. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of an individual's fiduciary duties as a director except for liability:

     - for any breach of a director's duty of loyalty to Aether or to its stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which a director derives an improper personal benefit.

     Our bylaws provide that Aether will indemnify its directors and executive officers and may indemnify its officers, employees and other agents to the full extent permitted by law. We believe that indemnification under our bylaws will cover at least negligence and gross negligence on the part of an indemnified party. Our bylaws also permit us to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of a party's status or service as a director, officer, employee or other agent of Aether upon an undertaking by the party to repay the advances if it is ultimately determined that he or she is not entitled to indemnification.

     We entered into separate indemnification agreements with each of our directors and officers. These agreements require us to, among other things, indemnify the director or officer against expenses (including attorney's fees), judgments, fines and settlements paid by the individual in connection with any action, suit or proceeding arising out of the individual's status or service as a director or officer of Aether (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which he or she may be entitled to indemnification by us.

     We believe that our certificate of incorporation and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

     At present we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of Aether where indemnification will be required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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

                      TRANSACTIONS BETWEEN AETHER AND ITS
                OFFICERS, DIRECTORS OR SIGNIFICANT STOCKHOLDERS

     Since January 1, 1997, we have engaged in the following transactions with executive officers, directors and owners of 5% or more of our equity, or entities related to them.

EQUITY INVESTMENTS

     The following discussion describes the issuance of equity interests in connection with the initial capitalization of our predecessor, Aether Systems, LLC, and subsequent financings. Immediately prior to our initial public offering on October 26, 1999, we converted into a Delaware corporation at which time, each holder of units in our limited liability company was converted into two and one-half shares of our common stock and each option or warrant for one unit was converted into an option or warrant for two and one-half shares of our common stock. The discussion below gives only the number of shares into which units were converted.

     Aeros L.L.C., our predecessor, was formed in January 1996 by NexGen Technologies, L.L.C. and a predecessor to Transettlements, Inc. At the time Aeros was formed, NexGen contributed assets in the wireless data field in exchange for 7,500,000 shares and Transettlements contributed $1,000,000 in cash in exchange for 2,500,000 shares. In May 1996, Transettlements contributed an additional $500,000 in exchange for an additional 1,250,000 shares. In August 1996, we changed our name to Aether Technologies International, L.L.C. Then, in September 1999, we changed our name to Aether Systems, LLC.

     In February 1997, a subsidiary of Telcom Ventures, L.L.C. acquired 725,000 shares from Transettlements and 107,500 shares from NexGen and contributed $1,000,000 to Aether in exchange for 1,562,500 shares. Additionally, Telcom Ventures was granted an option to purchase 1,775,000 shares from Transettlements and two options to purchase a total of 2,267,500 shares from NexGen. In December 1997, Telcom Ventures and its subsidiary contributed an additional $690,369 to Aether in exchange for an additional 575,308 shares. In June 1999, Telcom Ventures exercised its option with Transettlements and one of its options with NexGen to purchase 1,775,000 and 392,500 shares, respectively. Aether did not receive any proceeds from the exercise of these options.

     In October 1997, we borrowed $100,000 from Reuters Group Overseas Holdings
(UK) Limited pursuant to a demand note that accrued interest at 7% per year. In January 1998, we borrowed an additional $100,000 from Reuters at an accrued interest rate of 7% per year pursuant to a second demand note. In March 1998, as part of the consideration paid by Reuters for Aether's development of MarketClip, Reuters cancelled both of these notes.

     In January 1998, Pyramid Ventures, Inc., a subsidiary of Bankers Trust Corporation, acquired 833,333 shares at $1.20 per share and 1,004,903 shares at $1.49 per share for total proceeds to Aether of approximately $2.5 million. At that time, Aether redeemed 208,333 shares held by NexGen for $249,999 and 625,000 shares held by Transettlements for $750,000. As part of the financing arrangement, Pyramid agreed to use reasonable efforts (1) to cause BT Alex. Brown to purchase 100 subscriptions to MarketClip for a 12-month period or (2) to refer affiliates of BT Alex. Brown or third parties to Aether for the purpose of entering into development contracts with an aggregate price of $300,000 over a two-year period.

     In June 1998, Telcom Ventures and Pyramid each loaned us $250,000. The notes accrued interest at 8% per year and were due on demand with a stated maturity date of the earlier of December 31, 1998 or the closing of an anticipated private placement of units. The notes were convertible into shares at the option of the holder at the rate of $250,000 divided by the per share price to be paid in the anticipated private placements. In connection with the issuance of these notes, we also issued warrants to acquire 14,140 shares with an exercise price of $0.01 per share to each of Telcom Ventures and Pyramid. Pyramid converted its $250,000 loan plus accrued interest in August 1998 to 142,950 shares at a per share price of $1.77 and exercised its warrant and acquired 14,140 shares. In August 1998, we repaid the amount owed

Telcom Ventures, including $2,520 in interest. In August 1999, Telcom Ventures exercised its warrant and acquired 14,140 shares at a per share price of $0.01.

     In August 1998, Reuters received 2,828,055 shares in exchange for $4,735,020 in cash and forgiveness of $530,980 we owed Reuters for hardware and other inventory, offset by $266,000 Reuters owed us under a license agreement we previously entered into with Reuters relating to sales of MarketClip and related fees.

     In October 1998, 3Com Corp. contributed $6,000,000 in exchange for 2,500,000 shares. At the same time, we issued 3Com a conditional warrant to purchase 893,665 shares exercisable at $0.01 per share if the milestones described below are achieved before October 20, 2001. 3Com achieved the first milestone entitling it to exercise 143,665 shares as a result of having completed a joint sales and marketing plan. 3Com may exercise an additional 375,000 shares if and when we receive $6 million in engineering services revenue from business opportunities introduced by 3Com. 3Com may exercise an additional 375,000 shares if we attain 6,000 wireless service subscribers as a result of business opportunities introduced to us by 3Com. 3Com has not attained either of these last two milestones and has not exercised any of its warrants.

     Effective June 1999, we issued to Mr. Oros a warrant to acquire 875,000 shares at an exercise price of $.01 per share. We subsequently agreed with Mr. Oros to amend the exercise price to $1.60 per share. We also gave Mr. Oros the right to allocate to key employees of his choosing warrants to acquire 125,000 shares having the same terms and conditions. Mr. Oros has awarded warrants to acquire 50,000 shares to Mr. Davis, 37,500 shares to Mr. Shelton and 18,750 shares to Mr. Reymann. Mr. Oros subsequently received our permission to subdivide his warrant to give Mark Ein a warrant to acquire 100,000 shares, leaving Mr. Oros with a warrant to acquire 775,000 shares. In September 1999, when we increased the exercise price on the warrants issued to Mr. Oros in June 1999, we granted Mr. Oros a warrant to acquire an additional 175,000 shares at an exercise price of $4 per share to compensate him for the increase in the exercise price on the earlier warrants. From this grant, Mr. Oros subsequently assigned a warrant exercisable for 17,500 shares to Mr. Ein.

     In August 1999, we issued to Mr. Ein 100,000 shares upon exercise of his options at an exercise price of $0.40 per share. In September 1999, Mr. Beese exercised an option for 75,000 shares at an exercise price of $0.40 per share.

     NexGen, Telcom-ATI Investors, Reuters and 3Com entered into a stockholder agreement under which these parties vote for two directors named by each of NexGen and Telcom-ATI Investors and for one director named by each of Reuters and 3Com. In addition, commencing on the date of the first annual meeting of stockholders, if the board of directors consists of up to nine members, these parties will vote to elect to the board of directors one additional person named jointly by NexGen and Telcom-ATI Investors Ventures; and if the board of directors consists of 10 or more members, the parties will vote to elect two members named jointly by NexGen and Telcom-ATI Investors. In connection with the acquisition of Riverbed, these stockholders will amend the stockholder agreement to allow for a board of 12 members. The right to name directors will end when parties to the agreement reduce their share ownership below levels set forth in the agreement.

     We entered into a registration rights agreement with NexGen, Telcom-ATI Investors, Reuters, 3Com and Transettlements, which entitles these parties to an aggregate of three demand registrations at any time after October 27, 2000, and at the request of these parties, to include in any registration statement for our own account or the account of any other stockholder, the shares of common stock held by those parties, subject to limitations set forth in the agreement. The agreement also requires us to file a shelf registration statement covering the sale of all shares held by parties to the stockholder agreement from time to time. The agreement requires us to file the shelf registration statement only when we are eligible to use the short form registration statement on Form S-3, which would be no earlier than October 20, 2000. Upon the acquisition of Riverbed, the shareholders of Riverbed will become parties to this registration rights agreement under which the shareholders of Riverbed and their assignees will have equivalent rights to the original holders and their assignees thereunder. In addition, the shareholders of Riverbed and their assignees, in the aggregate, will have the right to one additional shelf registration after October 20, 2000
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

(or earlier if the original holders sell shares in reliance on Rule 144) provided that the sales by any Riverbed shareholder or assignee under such additional right will not exceed the amount that would be permitted under Rule 144(e) if the one year holding period had expired.

LOAN TO NEXGEN

     In September 1998, we loaned NexGen $155,000 at an interest rate of 7.5% per year pursuant to two notes. One note for $95,000 was due in December 1998, and one note for $60,000 was due in October 1998. In August 1999, both notes were amended to be due upon 30 days notice. On December 24, 1998, NexGen made a payment of $19,346 with respect to these notes. On February 15, 2000, NexGen made an additional payment of $151,716 in full satisfaction of the notes.

REUTERS LICENSE AGREEMENT

     In August 1998, we entered into an amended license, marketing and distribution agreement with Reuters, which continues through August 11, 2001 and renews automatically for successive one-year terms unless either party provides 180 days prior written notice. Reuters granted us a non-exclusive license to use the information supplied by Reuters Selectfeed Plus for distribution to subscribers of MarketClip, AirBroker and for development purposes. In August 1999, Reuters granted us permission to use Selectfeed Plus information for the TradeRunner service developed for Morgan Stanley Dean Witter Online and other services we are developing. Pursuant to the agreement, Aether granted Reuters an exclusive license to use the systems developed by Aether to transmit Reuters information to wireless handheld devices and a license to use the MarketClip software for purposes of supplying subscribers with MarketClip. The geographic scope of all of the licenses under the agreement is limited to the United States. Under the agreement, Reuters has a right of first refusal to purchase shares of Aether if Aether or any stockholder sells shares and, as a result, a competitor of Reuters holds 50% or more of our shares, or if we sell all or substantially all of our assets to a competitor of Reuters. Under the terms of the license, we pay Reuters a monthly fee for each subscriber to our services that uses information provided by Reuters. During 1998 we paid Reuters $40,300 under this contract and the average monthly fee per subscriber was $4.89; during 1999 we paid Reuters $122,356 under this contract and the average monthly fee per subscriber was $8.02.

OMNISKY

     On August 9, 1999, we formed a new company with 3Com in which we acquired an interest in AirWeb Corporation, which was doing business as OpenSky and is currently known as OmniSky Corporation. We contributed a perpetual, non-exclusive, non-assignable, royalty-free worldwide license to our AIM software platform in exchange for 7,000,000 shares of Series A Preferred Stock. In connection with the formation of OmniSky, 3Com paid $7.0 million in cash and agreed to contribute to OmniSky a perpetual, non-exclusive, non-assignable license to 3Com's Web Clipping technology (including rights to derivative works) and Palm OS software in exchange for 10,000,000 shares of Series A Preferred Stock, which initially represented a 33% equity interest in OmniSky on a fully diluted basis. The management team of OmniSky acquired in the aggregate 4.2 million shares of common stock and options to acquire an additional 5.8 million shares. Following our initial public offering, we exercised a warrant to acquire an additional 3,000,000 shares of Series A Preferred Stock for $2,500,000 increasing our equity interest in OmniSky to 33% on a fully diluted basis. In January 2000, we exercised our right of first refusal to maintain our 33% equity interest by acquiring 1,439,809 shares of Series B Preferred Stock for $6.7 million, net of the cancellation of approximately $613,000 of indebtedness owed by OmniSky to us. 3Com did not exercise its right of first offer and thus its 33% interest has been diluted.

     As part of our investment with 3Com in OmniSky, we each received registration rights, including two demand registration rights that we can use after the earlier of the completion of OmniSky's initial public offering and August 9, 2004. We also entered into a right of first refusal and co-sale agreement, which, among other things, requires the management team to first offer any OmniSky securities to OmniSky and then to us and 3Com before selling the securities to a third party. This agreement also allows us and 3Com to sell a pro rata portion of our stock to a third party along with the management team if the right
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

of first refusal is not exercised. We and 3Com have also agreed that before either of us sells any shares of Series A Preferred Stock to an unrelated third party, we would first offer the other (or any other holders of Series A Preferred Stock) those shares on a pro rata basis and then offer their shares to OmniSky.

     Aether, 3Com and OmniSky's management are each entitled to appoint one director to OmniSky's board of directors. OmniSky's board of directors currently includes: David S. Oros, our chairman, chief executive officer and president and Janice M. Roberts, who is one of our directors. We have entered into a voting agreement with 3Com and OmniSky's management in which each of the parties has agreed to vote in favor of each of the directors named by Aether, 3Com and OmniSky's management until the earliest of (1) OmniSky's completion of an initial public offering of at least $15 million, (2) OmniSky's completion of a sale of substantially all of the assets of OmniSky or the transfer of more than 50% of the voting power of OmniSky or (3) the parties' termination of the agreement. OmniSky cannot take certain major corporate actions, such as selling the company or issuing securities with rights and preferences senior to the Series A Preferred Stock, without the approval of holders of two-thirds of the Series A Preferred Stock.

     On August 9, 1999, we entered into a letter agreement with OmniSky under which we have agreed to provide OmniSky, for a period of ten months from the date of the letter agreement, engineering services for the design and development of its proposed systems and services. The letter agreement originally provided that OmniSky will pay us $250,000 per month for these services but we subsequently amended it to be on a time and materials basis. In addition, they paid us $500,000 for work performed prior to the date of the letter agreement. Additionally, for a period of five years from the date of the letter agreement, OmniSky has agreed to provide us the right to resell OmniSky's basic package of services. We also have a right of first refusal for development of all investment banking and brokerage applications for OmniSky for a period of two years from the date of the letter agreement, subject to approval of the company for whom the service is developed.

     In October 1999, we agreed to purchase 25,000 Minstrel V modems from OmniSky for a price per modem of $230, which was OmniSky's cost. OmniSky has an exclusive buying arrangement with Novatel for Minstrel V modems, which runs through March 2000. We have paid for 20,000 of the 25,000 modems in two installments: $1,400,000 on October 15, 1999 and $3,200,000 on November 15, 1999. The modems are being delivered to us through April of 2000.

RIVERBED

     On February 9, 2000, we entered into a merger agreement with Riverbed for an aggregate of 5.4 million shares of our common stock. We agreed to issue 4,537,286 million shares in exchange for the outstanding shares of Riverbed capital stock and to reserve an additional 862,480 shares of our common stock for issuance upon exercise of options issued to Riverbed employees. Immediately after the closing, E. Wayne Jackson, the chairman and chief executive officer of Riverbed, will become the president of our software products group and a director of Aether and Robin T. Vasan, a director of Riverbed, will become a director of Aether. In addition, Mr. Jackson will enter into an employment agreement which includes a provision restricting him from competing with us or Riverbed, for one year following his termination. As part of the closing, licensing fees for our AIM software platform that have been incurred by Riverbed will no longer be payable.

REUTERS

     On February 8, 2000, we entered into a letter of intent with Reuters under which we will contribute $100 million for 60% of a new European company. Under the letter of intent, Reuters will own the remaining 40% through a contribution of assets and $22 million in cash. David S. Oros, our chief executive officer, will serve as chairman and interim chief executive officer of the new company. This letter of intent is non-binding, and there is no assurance that we will successfully complete definitive documentation with respect to this transaction.

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

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information with respect to beneficial ownership of our common stock as of February 29, 2000 (assuming completion of the Riverbed acquisition), and as adjusted to reflect the sale of 2,307,969 shares of common stock offered in this offering (assuming no exercise of the over-allotment option) and the closing of the Riverbed acquisition, as to:


     - each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock;

     - each stockholder selling shares of our common stock in this offering;

     - each of our directors and persons we have identified will become directors;

     - each of the executive officers named in the summary compensation table;
       and

     - all our directors and executive officers as a group.


     Except as indicated in the footnotes to this table and under applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Options exercisable on or before April 30, 2000, are included as shares beneficially owned. For the purposes of calculating percent ownership as of February 29, 2000, 32,191,920 shares were issued and outstanding (assuming completion of the Riverbed acquisition) and, for any individual who beneficially owns shares represented by options exercisable on or before April 30, 2000, these shares are treated as if outstanding for that person, but not for any other person. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Aether Systems, Inc., 11460 Cronridge Drive, Owings Mills, Maryland 21117.



                                           BENEFICIAL OWNERSHIP OF                   BENEFICIAL OWNERSHIP OF
                                         SHARES BEFORE THE OFFERING                 SHARES AFTER THE OFFERING
                                         ---------------------------   SHARES TO    -------------------------
           NAME AND ADDRESS                 NUMBER         PERCENT     BE SOLD**      NUMBER        PERCENT
           ----------------              -------------    ----------   ----------   -----------   -----------
DIRECTORS AND EXECUTIVE OFFICERS:
David S. Oros(1).......................    7,724,168         23.4%         30,000    7,524,376         21.3%
George M. Davis(2).....................      175,000             *         30,000      145,000             *
Dale R. Shelton(3).....................      150,000             *         30,000      120,000             *
David C. Reymann.......................       39,583             *         15,000       24,583             *
Brian W. Keane.........................       41,667             *         15,000       26,667             *
David K. Rensin(4).....................      228,503             *          5,119      223,404             *
  c/o Riverbed Technologies, Inc.
  2070 Chain Bridge Road
  Vienna, VA 22182
Frank A. Bonsal, Jr.(5)................       42,250             *              0       42,250             *
  1119 St. Paul Street
  Baltimore, MD 21202
J. Carter Beese(6).....................       77,500             *              0       77,500             *
Mark D. Ein(7).........................      217,500             *              0      217,500             *
E. Wayne Jackson III(8)................      233,657             *         20,000      213,583             *
  6608 Corine Court
  Columbia, MD 21044
Rahul C. Prakash(9)....................        2,000             *              0        2,000             *
  c/o Telcom Ventures, L.L.C.
  211 N. Union St., Suite 300
  Alexandria, VA 22314
Janice M. Roberts(10)..................            0             *              0            0             *
  c/o 3Com Corporation
  5400 Bayfront Plaza
  Santa Clara, CA 95952

                                           BENEFICIAL OWNERSHIP OF                   BENEFICIAL OWNERSHIP OF
                                         SHARES BEFORE THE OFFERING                 SHARES AFTER THE OFFERING
                                         ---------------------------   SHARES TO    -------------------------
           NAME AND ADDRESS                 NUMBER         PERCENT     BE SOLD**      NUMBER        PERCENT
           ----------------              -------------    ----------   ----------   -----------   -----------
Dr. Rajendra Singh(11).................    7,026,948         21.8%              0    6,851,274         19.8%
  c/o Telcom Ventures, L.L.C.
  211 N. Union St., Suite 300
  Alexandria, VA 22314
George P. Stamas(12)...................       11,250             *          5,000        6,250             *
  c/o DeutscheBanc Alex. Brown
  One South Street
  Baltimore, MD 21202
Robin T. Vasan(13).....................            0             *              0            0             *
  c/o Mayfield Fund
  2800 Sand Hill Road
  Menlo Park, CA 94025
Devin N. Wenig.........................            0             *              0            0             *
  c/o Reuters America, Inc.
  1700 Broadway, 2nd Floor
  New York, NY 10019
Thomas E. Wheeler(14)..................       47,500             *              0       47,500             *
All directors and executive officers as
  a group
  (18 persons)(15).....................   16,017,544         44.8%        150,119   15,521,811         39.1%
5% AND SELLING STOCKHOLDERS:
3Com Corporation(16)...................    2,643,665          8.2%              0    2,643,665          7.6%
  5400 Bayfront Plaza
  Santa Clara, CA 95052
NexGen Technologies, L.L.C.(17)........    6,791,668         21.1%        169,792    6,621,876         19.1%
Pyramid Ventures, Inc.(18).............    1,995,325          6.2%         49,883    1,945,442          5.6%
  One Bankers Trust Plaza
  130 Liberty Street
  New York, NY 10006
Reuters MarketClip Holdings Sarl(19)...    2,828,055          8.8%              0    2,828,055          8.2%
  c/o Reuters America, Inc.
  1700 Broadway, 2nd Floor
  New York, NY 10019
Telcom-ATI Investors, L.L.C.(20).......    7,026,948         21.8%        175,674    6,851,274         19.8%
  211 N. Union St., Suite 300
  Alexandria, VA 22314
Transettlements, Inc...................      625,000          1.9%         45,000      580,000          1.7%
  1745 Phoenix Blvd.
  Atlanta, GA 30349
Columbia Riverbed Partners LLC.........      754,632          2.3%         18,866      735,766          2.1%
  201 North Union Street, Suite 300
  Alexandria, VA 22314
Columbia Capital Equity Partners II
  (QP),
  L.P..................................      693,957          2.2%         17,349      676,608          2.0%
  201 North Union St. Suite 300
  Alexandria, VA 22314
FBR Technology Venture Partners L.P....      935,345          2.9%         23,384      911,961          2.6%
  11600 Sunrise Valley Drive, Suite 460
  Reston, VA 20191
Mayfield X, L.P........................      867,388          2.7%         21,685      845,703          2.4%
  2800 Sand Hill Road
  Menlo Park, CA 94025

                                           BENEFICIAL OWNERSHIP OF                   BENEFICIAL OWNERSHIP OF
                                         SHARES BEFORE THE OFFERING                 SHARES AFTER THE OFFERING
                                         ---------------------------   SHARES TO    -------------------------
           NAME AND ADDRESS                 NUMBER         PERCENT     BE SOLD**      NUMBER        PERCENT
           ----------------              -------------    ----------   ----------   -----------   -----------
Mayfield Associates Fund V, L.P........       29,910             *            748       29,162             *
  2800 Sand Hill Road
  Menlo Park, CA 94025
Mayfield Principals Fund, L.C.C. ......       99,699             *          2,492       97,207             *
  2800 Sand Hill Road
  Menlo Park, CA 94025
Noblestar Systems Corp.................      596,781          1.9%         14,919      581,862          1.7%
  Two Reston Overlook
  12021 Sunset Hills Road, Suite 600
  Reston, VA 20190
Steven Roth............................       26,593             *            665       25,928             *
  34 Pepperell Court
  Bethesda, MD 20817
Joe Nardone(21)........................       24,622             *            616       24,006             *
Kate June Opalack(21)..................        5,571             *            139        5,432             *
Matthew Paul Opalack(21)...............        5,571             *            139        5,432             *
Nancy W. Opalack(21)...................        5,571             *            139        5,432             *
Elizabeth Ruth Rensin Irrevocable
  Trust(21)............................        2,972             *             74        2,898             *
Cynthia L. Jackson(21)(22).............      233,657             *             74      213,583             *
Paul Pocialik(20)......................        2,066             *             52        2,014             *
Joan H. and E. Wayne Jackson, Jr.......        1,486             *             37        1,449             *
  P.O. Box 1487
  8381 Raymond Brown Lane
  (Route 705)
  Gloucester, VA 23061
The Adam Wayne Jackson Irrevocable
  Trust(21)............................        1,486             *             37        1,449             *
The Audrey Louise Jackson Irrevocable
  Trust(21)............................        1,486             *             37        1,449             *
The Nicholas Wayne Jackson Irrevocable
  Trust(21)............................        1,486             *             37        1,449             *


---------------
  *  Less than 1%.

 ** Shares set forth in this column are shares to be sold by the person named and do not include shares over which the named person has indirect beneficial ownership.

 (1) Includes 6,791,668 shares owned by NexGen Technologies, L.L.C. over which Mr. Oros exercises voting and investment control by virtue of his position as Managing Member of NexGen. Also includes warrants to purchase 932,500 shares of common stock.

 (2) Includes vested options to purchase 125,000 shares of common stock and warrants to purchase 50,000 shares of common stock.

 (3) Includes vested options to purchase 112,500 shares of common stock and warrants to purchase 37,500 shares of common stock.


 (4) Includes options to purchase 23,743 shares exercisable on or before April 30, 2000 that Mr. Rensin will acquire upon completion of the acquisition of Riverbed.



 (5) The amount shown excludes approximately 18,170 shares in which Mr. Bonsal has an indirect interest as a result of his non-voting limited liability company membership interest in Telcom-ATI Investors and excludes the indirect interest Mr. Bonsal has in 6,713 shares Telcom-ATI Investors has the right the acquire.



 (6) The amount shown excludes approximately 103,825 shares in which Mr. Beese has an indirect interest as a result of his non-voting limited liability company membership interest in Telcom-ATI

     Investors and excludes the indirect interest Mr. Beese has in 38,355 shares Telcom-ATI Investors has the right to acquire.


 (7) Includes warrants to purchase 100,000 shares of common stock and warrants to purchase 17,500 shares of common stock at $4 per share.



 (8) Includes 2,972 shares owned by his wife, Cynthia L. Jackson and options to purchase 34,823 shares exercisable on or before April 30, 2000 that Mr. Jackson will acquire upon completion of the acquisition of Riverbed.



 (9) Mr. Prakash, the president of Telcom-ATI Investors, (which is controlled by Telcom Ventures, LLC), disclaims beneficial ownership of the 5,151,948 shares owned by Telcom-ATI Investors including approximately 52,000 shares in which he has an indirect interest as a result of his option to acquire a non-voting limited liability company membership interest in Telcom-ATI Investors and the indirect interest Mr. Prakash has in approximately 19,000 shares Telcom-ATI Investors has the right to acquire.



(10) Ms. Roberts is senior vice president global marketing and business development of 3Com Corp. and president of 3Com Ventures. Ms. Roberts disclaims beneficial ownership of shares held by 3Com Corp.



(11) Includes 5,151,948 shares owned by Telcom-ATI Investors and entities it controls, and an additional 1,875,000 shares which Telcom-ATI Investors has the right to acquire over which Dr. Singh exercises voting and investment control by virtue of his position as chairman and chief executive officer of Telcom-ATI Investors.



(12) Includes vested options to purchase 11,250 shares of common stock. The amount shown excludes approximately 15,572 shares in which Mr. Stamas has an indirect interest as a result of his non-voting limited liability company membership interest in Telcom-ATI Investors and excludes the indirect interest Mr. Stamas has in 5,753 shares Telcom-ATI Investors has the right to acquire. Mr. Stamas also disclaims beneficial ownership of the 1,995,325 shares beneficially owned by Pyramid Ventures, Inc., an affiliate of Deutsche Banc Alex. Brown.



(13) Mr. Vasan is a partner with Mayfield Fund. Mr. Vasan disclaims beneficial ownership of shares held by Mayfield Fund except to the extent of any pecuniary interest.



(14) Includes vested options to purchase 37,500 shares of common stock. Also includes 5,000 shares owned by the Carol and Tom Wheeler Foundation of which Mr. Wheeler is the trustee.



(15) Includes all the shares and options identified above and options for 20,833 shares and 62,500 shares issuable upon exercise of options exercisable by April 30, 2000.



(16) Includes vested warrants to purchase 143,665 shares of common stock.



(17) Prior to the closing of this offering Telcom-ATI Investors, L.L.C. intends to exercise its option to acquire 1,875,000 shares of common stock currently held by NexGen. Excluding these shares, the percentage of shares held by NexGen would be 15.3% before the offering and 13.8% after the offering.



(18) Pyramid Ventures, Inc. is an indirect wholly-owned subsidiary of DeutscheBank AG.



(19) Reuters MarketClip Holdings Sarl is an indirect wholly-owned subsidiary of Reuters Group PLC.



(20) Includes an option to acquire 1,875,000 shares of common stock from NexGen at a price of $1.92 per share. Telcom intends to exercise its option prior to the closing of this offering.



(21) c/o Riverbed Technologies, Inc.
     2070 Chain Bridge Road
     Vienna, VA 22182



(22) Includes 230,685 shares beneficially owned by her husband, E. Wayne Jackson III.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 75,000,000 shares of common stock, $.01 par value, and 1,000,000 shares of preferred stock, $.01 par value.

COMMON STOCK


     As of February 29, 2000 assuming the completion of the Riverbed acquisition, there were 32,191,920 shares of common stock outstanding that were held of record by approximately 18 recordholders. As of the same date, there were options and warrants to purchase a total of 4,701,602 shares of common stock assuming completion of the acquisition of Riverbed. As of February 29, 2000, assuming the completion of our Riverbed acquisition, there would be 34,644,889 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option) after giving effect to the sale of the shares of common stock offered by this prospectus. After completion of the concurrent offering of convertible notes there will be convertible notes outstanding that are convertible into an aggregate of shares of common stock.


     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Aether, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of holders of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

     Aether is authorized to issue 1,000,000 shares of undesignated preferred stock. The board of directors has the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of a series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Aether without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. Furthermore, this preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of preferred stock could have a material adverse effect on the market value of the common stock. At present, we have no plans to issue any shares of preferred stock.

STOCKHOLDER'S AGREEMENT


     NexGen, Telcom-ATI Investors, Reuters and 3Com entered into a stockholders agreement which requires these parties to vote to elect to the board of directors two persons named by each of NexGen and Telcom-ATI Investors, two persons named jointly by NexGen and Telcom-ATI Investors and one person named by each of Reuters and 3Com. We describe the terms of this agreement in further detail in "Transactions Between Aether and its Officers, Directors or Significant Stockholders" on page 69.


REGISTRATION RIGHTS OF STOCKHOLDERS


     We and NexGen, Telcom-ATI Investors, Reuters, 3Com, J. Carter Beese, Jr. and Mark D. Ein entered into a registration rights agreement requiring us to register their shares on demand beginning October 27, 2000. Following our acquisition of Riverbed, the former Riverbed stockholders will become parties to this agreement. We describe the terms of this agreement in further detail in "Transactions Between Aether and its Officers, Directors or Significant Stockholders" on page 69.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND CHARTER PROVISIONS

     Our certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the polices formulated by our board of directors. In addition, provisions of Delaware law may hinder or delay an attempted takeover of Aether other than through negotiation with our board of directors. These provisions could have the effect of discouraging attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action to be in their best interest, including attempts that might result in the stockholders' receiving a premium over the market price for the shares of common stock held by stockholders.

     Removal and replacement of directors. Under our certificate of incorporation and bylaws, directors may only be removed with cause. In addition, a majority of the directors then in office can fill board vacancies and newly-created directorships resulting from any increase in the size of the board of directors, even if those directors do not constitute a quorum or only one director is left in office. These provisions could prevent stockholders, including parties who want to take over or acquire us, from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

     Advance notice provisions for stockholder proposals and stockholder nominations of directors. The bylaws establish an advance notice procedure regarding stockholder proposals and nominations for director. The advance notice procedure will not apply to proposals by our board of directors or management. Any stockholder that wishes to make a proposal or nominate a director for election at an annual meeting must deliver us notice of the proposal or the nomination not less than 45 days nor more than 90 days before the first anniversary of the proxy statement for the preceding year's annual meeting. For a special meeting, the notice must generally be delivered not less than 70 days nor more than 90 days before a special meeting or ten days following the day on which public announcement of the meeting is first made. This advance notice proposal could prevent someone interested in acquiring us from proposing actions that could facilitate the takeover.

     Special meetings of stockholders and actions in lieu of a meeting. Our certificate of incorporation and bylaws permit special meetings of the stockholders to be called only by the board of directors, the chairman of the board or the president or holders of at least 50% of our securities that are outstanding and entitled to vote generally in an election of directors. The stockholders may take action by written consent in lieu of a meeting only if such consent is signed by all stockholders. These provisions may make it more difficult for stockholders to take actions opposed by the board of directors.

     Authorized but unissued shares. Without further stockholder approval, we can issue shares of common stock and preferred stock up to the number of shares authorized for issuance in our certificate of incorporation, except as limited by Nasdaq rules. We could use these additional shares for a variety of corporate purposes. These purposes include future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Our ability to issue these shares of common stock and preferred stock could make it more difficult, or discourage an attempt, to obtain control of Aether by means of a proxy contest, tender offer, merger or otherwise.

     Amendment of bylaws. The Delaware General Corporation Law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation and bylaws require the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock to amend or repeal our bylaws. Our bylaws may also be amended or repealed by a simple majority vote of the board of directors.

     Section 203 of Delaware Law. In addition to the foregoing provisions of our certificate of incorporation and bylaws, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of Aether without further action by the stockholders. Transactions with NexGen or Telcom-ATI Investors or their affiliates are not covered by this provision.

     Our stock option plan generally provides for assumption of our plan or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of the board of directors, exercise of some or all of the options stock, including non-vested shares, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event. The ability to accelerate vesting may make a takeover more expensive and thus discourage a takeover attempt.

WARRANTS

     As of the date of this prospectus, warrants were outstanding for the purchase of 2,068,665 shares of common stock. Of these warrants, warrants for 1,000,000 shares are exercisable at a price of $1.60 per share and 175,000 warrants are exercisable at a price of $4.00 per share. 3Com holds the remaining warrants to purchase 893,665 shares at a price of $.01 per share. The warrants exercisable for $1.60 per share and the warrants exercisable for $4.00 per share are currently exercisable and remain exercisable until June 2002. The remaining warrants become exercisable from time to time upon the satisfaction of conditions described on page 69 of this prospectus.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is BankBoston, N.A.

LISTING

     Our shares of common stock are quoted on the Nasdaq National Market under the symbol "AETH."

                   UNITED STATES FEDERAL TAX CONSEQUENCES TO
                        NON-U.S. HOLDERS OF COMMON STOCK

GENERAL

     The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. As used in this discussion, a "non-U.S. holder" is any person other than:

     - a citizen or resident of the United States,

     - a corporation or other entity created or organized in or under the laws of the United States, any state thereof, or the District of Columbia,

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

     - a trust that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons.

     This discussion is based on the Internal Revenue Code of 1986, as amended, (the "Code"), U.S. Treasury regulations, and administrative and judicial interpretations thereof, all of which may be subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of the holder's particular circumstances or to non-U.S. holders that may be subject to special rules. This discussion also does not address the tax consequences arising under the laws of any state, local, or non-U.S. jurisdiction.

     THE FOLLOWING DISCUSSION IS INCLUDED IN THIS PROSPECTUS ONLY FOR GENERAL INFORMATION. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

     An individual may be deemed to be a resident alien of the United States, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during the three-year period ending in the current calendar year. In determining the 183-day period, all of the days in the current year are counted, one-third of the days in the preceding year are counted, and one-sixth of the days in the second preceding year are counted. Resident aliens are subject to U.S. federal income and estate taxes in the same manner as U.S. citizens and residents.

DIVIDENDS

     In the event that we pay dividends on our common stock, dividends paid to a non-U.S. holder will generally be subject to a U.S. withholding tax at a rate of 30 percent, unless an applicable income tax treaty were to provide for a lower withholding rate. You should consult your tax advisor regarding your entitlement to benefits under a relevant income tax treaty.

     Dividends that (1) are effectively connected with a non-U.S. holder's conduct of a trade or business in the U.S. and (2) if an income tax treaty applies, attributable to a permanent establishment or, in the case of an individual, a "fixed base" in the United States as provided in that treaty are subject to U.S. federal income tax on a net income basis at graduated rates, and are exempt from the 30 percent withholding tax if the non-U.S. holder files the appropriate U.S. Internal Revenue Service ("IRS") form with the payor. In addition, if received by a non-U.S. holder that is a corporation, those dividends may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty.

     Dividends paid prior to January 1, 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of that country for purposes of the withholding tax discussed above and for purposes of determining the applicability of a tax treaty rate. For dividends paid after December 31, 2000:

     - a non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements,

     - in the case of Class A common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information, including a U.S. taxpayer identification number, and

     - look-through rules will apply for tiered partnerships.

     A non-U.S. holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund along with the required information with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding requirements with respect to gain recognized on the disposition of our common stock unless one of the following situations applies:

     - The gain is (1) effectively connected with a U.S. trade or business of the non-U.S. holder or a U.S. partnership, trust, or estate in which the non-U.S. holder is a partner or beneficiary, and (2) if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base of the non-U.S. holder in the United States. In these cases, the non-U.S. holder will generally be taxed on its net gain at regular graduated U.S. federal income tax rates, unless an applicable treaty provides otherwise. If, in these cases, the non-U.S. holder is a foreign corporation, it may be subject to an additional "branch profits tax" at a 30 percent rate or such lower rate as may be specified by an applicable tax treaty.

     - The non-U.S. holder is an individual who holds the common stock as a capital asset within the meaning of section 1221 of the Code and who is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other requirements. In such a case, unless an applicable treaty provides otherwise, the non-U.S. holder would generally be subject to a flat 30 percent tax on the net gain derived from the sale, which gain, along with other capital gains from U.S. sources, may be offset by capital losses of the non-U.S. holder for the taxable year from sources within the United States.

     - The non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain expatriates.

     - We are, or have previously been, a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (1) the five-year period preceding the non-U.S. holder's disposition of our common stock, or (2) the period during which the non-U.S. holder held the common stock. In such a case, the non-U.S. holder would be subject to U.S. federal income tax on its net gain at regular graduated rates, except as described below. Generally, a corporation is a United States real property holding corporation if the fair market value of its interests in U.S. real property represents 50 percent or more of the fair market value of its worldwide real property interests plus other assets used or held for use in a trade or business. We do not believe that we are or ever have been, nor do we anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes. In the event that we were to become a United States real property holding corporation, any gain realized by a non-U.S. holder that directly or indirectly held 5 percent or less of our outstanding common stock at all times during the applicable period would not be subject to tax if such stock were "regularly traded" on an established securities market. If our common stock were not treated as regularly traded, the purchaser of such stock from any non-U.S. holder would be required to withhold 10 percent of the proceeds of the sale unless we could certify that we are not and were not during the applicable period a United States real property holding corporation.

FEDERAL ESTATE TAX

     For U.S. federal estate tax purposes, an individual's gross estate will include common stock owned, or treated as owned, by that individual at the time of his or her death. This is generally the case regardless of whether such individual was a U.S. citizen or resident. Thus, such common stock owned by non-U.S. holders may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty limits such an inclusion.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is required. Copies of these information returns may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under provisions of an applicable income tax treaty or agreement.

     Dividends paid to a non-U.S. holder at an address within the United States may be subject to backup withholding at a rate of 31 percent if the non-U.S. holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payor. Under currently applicable law, non-U.S. holders of common stock generally will be exempt from backup withholding on dividends paid prior to January 1, 2001 to an address outside the United States. For dividends paid after December 31, 2000, however, a non-U.S. holder of common stock that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations may be subject to backup withholding at a rate of 31 percent on payments of dividends.

     The payment by or through a United States office of a broker of the proceeds of a sale of our common stock generally will be subject to both backup withholding and information reporting unless the holder certifies to the payor its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption.

     Information reporting and backup withholding generally will not apply to a payment by or through a foreign office of a foreign broker of the proceeds of a sale of our common stock effected outside the United States. However, information reporting requirements, but currently not backup withholding, will apply to a payment by or through a foreign office of a broker of the proceeds of a sale of our common stock effected outside the United States if that broker:

     - is a United States person for U.S. federal income tax purposes;

     - is a foreign person that derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States;

     - is a "controlled foreign corporation" as defined in the Code; or

     - is a foreign partnership with certain U.S. connections (for payments made after December 31, 2000).

     Information reporting requirements will not apply in the above cases if the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption. In addition, effective after December 31, 2000, backup withholding may apply to the payment of disposition proceeds by or through a non-U.S. office of a broker in the above cases unless certain certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge or reason to know that the holder is a U.S. person. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after December 31, 2000.

     Amounts withheld under the backup withholding rules do not constitute a separate United States federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the holder's U.S. federal income tax liability, if any, provided the required information or appropriate claim for refund is filed with the IRS.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants or conversion of outstanding convertible notes, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise the equity capital in the future.


     As of February 29, 2000, assuming the completion of this offering and our pending acquisition of Riverbed, we would have outstanding 34,644,889 shares of common stock. Of these shares, 10,587,639 shares (including the 3,000,000 shares to be sold in this offering (11,037,639 shares if the underwriters' over-allotment option is exercised in full)), will be freely tradable in the public market without restriction under the Securities Act, unless the shares are held by "affiliates" of Aether, as that term is defined in Rule 144 under the Securities Act.



     Of the 34,644,889 shares outstanding upon completion of this offering and our pending acquisition of Riverbed, 24,077,250 will be "restricted securities" as that term is defined under Rule 144. We issued and sold these restricted securities in private transactions in reliance on exemptions from registration under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below.



     Pursuant to "lock-up" agreements, all directors of Aether have agreed with the underwriters not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of the 393,000 shares they hold or have the right to acquire (or additional shares they may acquire) for a period of 90 days from the date of this prospectus. Pursuant to "lock-up" agreements, all selling stockholders have agreed with the underwriters not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of the approximately 27,000,000 shares they hold or have the right to acquire (or additional shares they may acquire) until October 21, 2000. We also have entered into an agreement with the underwriters that we will not offer, sell or otherwise dispose of common stock for a period of 90 days from the date of this prospectus. However, Merrill Lynch & Co. may in its sole discretion, at any time without notice, consent to the release all or any portion of the shares subject to lock-up agreements.


     Taking into account the lock-up agreements, and assuming Merrill Lynch & Co. does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:


     - on the date of this prospectus, 10,587,639 shares (11,037,639 shares if the underwriters' over-allotment option is exercised in full) will be immediately available for sale in the public market;


     - 90 days after the date of the prospectus, approximately 19,250 shares will be eligible for sale;

     - on October 26, 2000, 19,671,646 shares will be eligible for sale under Rule 144; and


     - at various times after October 26, 2000, 4,445,706 shares will be eligible for sale under Rule 144.


     In general, under Rule 144, after the expiration of the lock-up period, a person who has beneficially owned restricted securities for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

     - 1% of the then-outstanding shares of common stock; or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

     Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about Aether. Under Rule 144(k), a person who has not been our affiliate at any time during the three months before a sale and who has beneficially owned the shares proposed to be sold for at least two years can sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


     Through February 29, 2000, we have outstanding options and warrants to purchase 3,839,122 shares of common stock to specified persons pursuant to our equity incentive plan. We also will be issuing options to acquire approximately 862,480 shares of our common stock in connection with the acquisition of Riverbed. We have filed a registration statement on Form S-8 to register 5,400,000 shares of common stock reserved for issuance under our equity incentive plan. See "Management -- Executive Compensation" on page 64. Shares issued under the foregoing plan may be sold in the open market, subject, in the case of some holders, to the Rule 144 limitations applicable to affiliates, the lock-up agreements and vesting restrictions imposed by us.



     In addition, following this offering, the holders of 23,882,251 shares of outstanding common stock will, under some circumstances, have rights to require us to register their shares for future sale. See "Description of Capital
Stock -- Registration Rights of Stockholders" on page 76.

                                  UNDERWRITING

GENERAL

     We intend to offer the shares in the U.S. and Canada through the U.S. underwriters and elsewhere through the international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated, FleetBoston Robertson Stephens Inc., Donaldson, Lufkin & Jenrette Securities Corporation, U.S. Bancorp Piper Jaffray Inc., Bear, Stearns & Co. Inc. and Friedman, Billings, Ramsey & Co., Inc. are acting as U.S. representatives of the U.S. underwriters named below. Subject to the terms and conditions described in a U.S. purchase agreement among us, the selling stockholders and the U.S. underwriters, and concurrently with the sale of 450,000 shares to the international managers, we and the selling stockholders have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us and the selling stockholders, the number of shares listed opposite their names below.

                                                                              NUMBER
               U.S. UNDERWRITER                                              OF SHARES
               ----------------                                              ---------
Merrill Lynch, Pierce, Fenner & Smith
               Incorporated................................................
FleetBoston Robertson Stephens Inc.........................................
Donaldson, Lufkin & Jenrette Securities Corporation........................
U.S. Bancorp Piper Jaffray Inc.............................................
Bear, Stearns & Co. Inc....................................................
Friedman, Billings, Ramsey & Co., Inc......................................
                                                                             ---------
               Total.......................................................  2,550,000
                                                                             =========

     We and the selling stockholders have also entered into an international purchase agreement with the international managers for sale of the shares outside the U.S. and Canada for whom Merrill Lynch International, FleetBoston Robertson Stephens International Limited, Donaldson, Lufkin & Jenrette International, U.S. Bancorp Piper Jaffray Inc., Bear, Stearns International Limited and Friedman, Billings, Ramsey International, Ltd. are acting as lead managers. Subject to the terms and conditions in the international purchase agreement, and concurrently with the sale of 2,550,000 shares to the U.S. underwriters pursuant to the U.S. purchase agreement, we and the selling stockholders have agreed to sell to the international managers, and the international managers severally have agreed to purchase 450,000 shares from us and the selling stockholders. The initial public offering price per share and the total underwriting discount per share are identical under the U.S. purchase agreement and the international purchase agreement.

     The U.S. underwriters and the international managers have agreed to purchase all of the shares sold under the U.S. and international purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the U.S. underwriters and the international managers are conditioned on one another.

     We and the selling stockholders have agreed to indemnify the U.S. underwriters and the international managers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and international managers may be required to make in respect of those liabilities.

     The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS


     The U.S. representatives have advised us and the selling stockholders that the U.S. underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to
dealers at that price less a concession not in excess of $     per share. The
U.S. underwriters may allow, and the dealers may reallow, a discount not in
excess of $     per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.


     The following table shows the public offering price, underwriting discount and the proceeds before expenses to us and the selling stockholders. This information assumes either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.


                                                      PER SHARE    WITHOUT OPTIONS    WITH OPTIONS
                                                      ---------    ---------------    ------------
     Public offering price..........................     $               $                 $
     Underwriting discount..........................     $               $                 $
     Proceeds, before expenses, to Aether...........     $               $                 $
     Proceeds, before expenses, to the selling
       stockholders.................................     $               $                 $


     The expenses of the offering, not including the underwriting discount, are estimated at $1.3 million and are payable by Aether.

OVER-ALLOTMENT OPTION

     We and the selling stockholders have granted options to the U.S. underwriters to purchase up to 382,500 additional shares at the public offering price less the underwriting discount. The U.S. underwriters may exercise these options for 30 days from the date of this prospectus solely to cover any over-allotments. If the U.S. underwriters exercise these options, each will be obligated, subject to conditions contained in the U.S. purchase agreement, to purchase a number of additional shares proportionate to that U.S. underwriter's initial amount reflected in the above table.

     We and the selling stockholders have also granted options to the international managers, exercisable for 30 days from the date of this prospectus to purchase up to 67,500 additional shares to cover any over-allotments on terms similar to those granted to the U.S. underwriters.

INTERSYNDICATE AGREEMENT

     The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the U.S. underwriters and the international managers may sell shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement.

NO SALES OF SIMILAR SECURITIES

     We and the selling stockholders and our executive officers and directors have agreed, with exceptions, not to sell or transfer any common stock for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly

     - offer, pledge, sell or contract to sell any common stock,

     - sell any option or contract to purchase any common stock,

     - purchase any option or contract to sell any common stock,

     - grant any option, right or warrant for the sale of any common stock,

     - lend or otherwise dispose of or transfer any common stock,

     - request or demand that we file a registration statement related to the common stock, or

     - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

     This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

QUOTATION ON THE NASDAQ NATIONAL MARKET

     The shares are quoted on the Nasdaq National Market under the symbol
"AETH."

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the U.S. representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

     If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the U.S. representatives may reduce that short position by purchasing shares in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

PASSIVE MARKET MAKING

     In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

OTHER RELATIONSHIPS

     Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received and may receive customary fees and commissions for these transactions.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for Aether by Wilmer, Cutler & Pickering, Washington, D.C. George P. Stamas, a consultant to Wilmer, Cutler & Pickering, is a director of Aether. Mr. Stamas owns options to purchase 11,250 shares of common stock, and he holds a non-voting interest in Telcom-ATI Investors, which owns 7,026,948 shares of common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Hogan & Hartson L.L.P., Washington, D.C.

                                    EXPERTS

     The consolidated financial statements and schedule of Aether Systems, Inc. as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Mobeo, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Riverbed Technologies, Inc. as of December 31, 1998 and 1999, and for the period from October 21, 1998 (date of inception) to December 31, 1998 and for the year ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act and we file reports, proxy and information statements and other information with the Commission. You may read and copy all or any portion of the reports, proxy and information statements or other information we file at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048 after payment of fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information on operation of the public reference rooms. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

     We have filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Aether Systems, Inc. and our common stock offered hereby, reference is made to the Registration Statement and the exhibits filed as a part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. The registration statement, including exhibits thereto, may be inspected without charge at the locations described above, or obtained upon payment of fees prescribed by the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                              AETHER SYSTEMS, INC.

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................   F-3
Consolidated Statements of Operations and Other
  Comprehensive Loss for the years ended December 31, 1997,
  1998 and 1999.............................................   F-4
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1997, 1998 and 1999..............   F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999..........................   F-6
Notes to Consolidated Financial Statements..................   F-7

                                  MOBEO, INC.

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-20
Balance Sheets as of December 31, 1997 and 1998.............  F-21
Statements of Operations for the years ended December 31,
  1996, 1997 and 1998.......................................  F-22
Statements of Changes in Stockholders' Equity (Deficit) for
  the years ended December 31, 1996, 1997 and 1998..........  F-23
Statements of Cash Flows for the years ended December 31,
  1996, 1997 and 1998.......................................  F-24
Notes to Financial Statements...............................  F-25

                          RIVERBED TECHNOLOGIES, INC.

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-31
Balance Sheets as of December 31, 1998 and 1999.............  F-32
Statements of Operations for the period from October 21,
  1998 (Date of Inception) to December 31, 1998 and for the
  year ended December 31, 1999..............................  F-33
Statements of Stockholders' Equity (Deficit) for the period
  from October 21, 1998 (Date of Inception) to December 31,
  1998 and for the year ended December 31, 1999.............  F-34
Statements of Cash Flows for the period from October 21,
  1998 (Date of Inception) to December 31, 1998 and for the
  year ended December 31, 1999..............................  F-35
Notes to Financial Statements...............................  F-36

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

                                                              PAGE
                                                              ----
Description of Unaudited Pro Forma Condensed Consolidated
  Financial Information.....................................  F-44
Unaudited Pro Forma Condensed Consolidated Balance Sheet as
  of December 31, 1999......................................  F-45
Unaudited Pro Forma Condensed Consolidated Balance Sheet
  Adjustments for Completed Transactions as of December 31,
  1999......................................................  F-47
Unaudited Pro Forma Condensed Consolidated Balance Sheet
  Adjustments for Pending Transaction as of December 31,
  1999......................................................  F-49
Unaudited Pro Forma Condensed Consolidated Statement of
  Operations for the year ended December 31, 1999...........  F-51
Unaudited Pro Forma Condensed Consolidated Statement of
  Operations Adjustments for Completed Transactions for the
  year December 31, 1999....................................  F-53
Unaudited Pro Forma Condensed Consolidated Statement of
  Operations Adjustments for Pending Transaction for the
  year December 31, 1999....................................  F-55

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Aether Systems, Inc.:

     We have audited the accompanying consolidated balance sheets of Aether Systems, Inc. and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations and other comprehensive loss, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aether Systems, Inc. and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          KPMG LLP

McLean, Virginia
February 9, 2000

                              AETHER SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1998          1999
                                                              ----------   ------------
Current assets:
  Cash and cash equivalents.................................  $1,755,350   $ 78,541,792
  Short-term investments....................................   6,191,287      2,091,962
  Trade accounts receivable, net of allowance for doubtful
     accounts of $157,061 and $56,371 at December 31, 1998
     and 1999, respectively.................................     118,489      1,002,845
  Inventory, net of allowance for obsolescence of $169,630
     and $115,153 at December 31, 1998 and 1999,
     respectively...........................................     143,617        688,494
  Prepaid expenses and other current assets.................      45,646      4,994,965
                                                              ----------   ------------
          Total current assets..............................   8,254,389     87,320,058
Property and equipment, net.................................     510,437      2,795,920
Intangible assets, net......................................          --     12,209,442
Other assets................................................          --        208,698
                                                              ----------   ------------
                                                              $8,764,826   $102,534,118
                                                              ==========   ============

                LIABILITIES, MEMBERS' CAPITAL AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  195,930   $  1,425,435
  Accrued expenses..........................................     288,350      1,619,947
  Accrued employee compensation and benefits................     250,975        971,110
  Deferred revenue..........................................          --        175,193
                                                              ----------   ------------
          Total current liabilities.........................     735,255      4,191,685
Members' capital............................................   8,029,571             --
Stockholders' equity:
  Preferred stock, $0.01 par value; 1,000,000 shares
     authorized; 0 shares issued and outstanding at December
     31, 1999,..............................................          --             --
  Common stock, $0.01 par value; 75,000,000 shares
     authorized; 27,154,398 issued and outstanding at
     December 31, 1999......................................          --        271,543
  Additional paid-in-capital................................          --    120,892,478
  Accumulated deficit.......................................          --    (22,613,640)
  Notes receivable from stockholder.........................          --       (137,879)
  Unrealized loss on investments available for sale.........          --        (70,069)
                                                              ----------   ------------
          Total stockholders' equity........................          --     98,342,433
                                                              ----------   ------------
          Commitments and contingencies
                                                              $8,764,826   $102,534,118
                                                              ==========   ============

          See accompanying notes to consolidated financial statements.

                              AETHER SYSTEMS, INC.

       CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

                                                               YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                          1997          1998           1999
                                                       -----------   -----------   ------------
Subscriber revenue...................................  $   161,400   $   549,057   $  3,731,792
Engineering services revenue.........................    1,624,733       963,165      2,594,476
                                                       -----------   -----------   ------------
          Total revenue..............................    1,786,133     1,512,222      6,326,268
Cost of subscriber revenue...........................      447,480       797,165      2,109,807
Cost of engineering services revenue.................      846,140       304,137      1,366,426
                                                       -----------   -----------   ------------
          Total cost of revenue......................    1,293,620     1,101,302      3,476,233
                                                       -----------   -----------   ------------
          Gross profit...............................      492,513       410,920      2,850,035
                                                       -----------   -----------   ------------
Operating expenses:
  Research and development (exclusive of option and
     warrant expense of $0, $0, and $150,288 for the
     year ended December 31, 1997, 1998 and 1999,
     respectively)...................................      733,630     1,267,320      2,613,726
  General and administrative (exclusive of option and
     warrant expense of $40,277, $32,580, and
     $18,004,623 for the years ended December 31,
     1997, 1998, and 1999, respectively).............    1,504,250     2,773,332      5,891,504
  Selling and marketing (exclusive of option and
     warrant expense of $0, $0 and $1,043,298 for the
     years ended December 31, 1997, 1998, and 1999,
     respectively)...................................      333,191       840,455      2,095,074
  Depreciation and amortization......................      189,160       264,685      1,089,013
  Option and warrant expense.........................       40,277        32,580     19,198,209
                                                       -----------   -----------   ------------
                                                         2,800,508     5,178,372     30,887,526
                                                       -----------   -----------   ------------
          Operating loss.............................   (2,307,995)   (4,767,452)   (28,037,491)
Other income (expense):
  Interest income....................................        7,788       140,479        996,436
  Interest expense...................................           --       (70,171)    (1,056,718)
  Equity in losses of investments....................     (144,825)                  (2,425,000)
  Realized gain (loss) on sale of short-term
     investments.....................................           --         3,872       (168,721)
  Realized loss on sale of investment................     (302,145)           --             --
                                                       -----------   -----------   ------------
          Net loss...................................  $(2,747,177)  $(4,693,272)  $(30,691,494)
Other comprehensive loss-unrealized holding gain
  (loss) on investments available for sale...........           --       (58,030)       (12,039)
                                                       -----------   -----------   ------------
Comprehensive loss...................................  $(2,747,177)  $(4,751,302)  $(30,703,533)
                                                       ===========   ===========   ============
Pro forma statement of operations data (unaudited):
  Loss before income taxes, as reported..............  $(2,747,177)  $(4,693,272)  $(30,691,494)
  Pro forma income tax provision (benefit)...........           --            --             --
                                                       -----------   -----------   ------------
  Pro forma net loss.................................  $(2,747,177)  $(4,693,272)  $(30,691,494)
                                                       ===========   ===========   ============
  Pro forma net loss per share-basic and diluted.....  $     (0.22)  $     (0.29)  $      (1.45)
                                                       ===========   ===========   ============
  Pro forma weighted average shares outstanding-basic
     and diluted.....................................   12,655,901    15,916,383     21,207,225
                                                       ===========   ===========   ============

          See accompanying notes to consolidated financial statements.

                              AETHER SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                            NOTES
                                                            ADDITIONAL                   RECEIVABLE    UNREALIZED
                                    PREFERRED    COMMON      PAID-IN      ACCUMULATED       FROM         LOSS ON      MEMBERS'
                                      STOCK      STOCK       CAPITAL        DEFICIT      STOCKHOLDER   INVESTMENTS     CAPITAL
                                    ---------   --------   ------------   ------------   -----------   -----------   -----------
Balance at January 1, 1997........     $--      $     --   $         --   $         --    $      --     $     --     $ 1,100,866
 Issuance of member units in
   February 1997..................      --            --             --             --           --           --       1,000,000
 Issuance of member units in
   December 1997..................      --            --             --             --           --           --         690,369
 Unit option and warrant
   expense........................      --            --             --             --           --           --          40,277
 Note receivable from member......      --            --             --             --           --           --         (10,000)
 Net loss.........................      --            --             --             --           --           --      (2,747,177)
                                       ---      --------   ------------   ------------    ---------     --------     -----------
Balance at December 31, 1997......      --            --             --             --           --           --          74,335
 Issuance of member units in
   January 1998...................      --            --             --             --           --           --       1,499,314
 Issuance of warrants in
   June 1998......................      --            --             --             --           --           --          50,000
 Exercise of warrants in August
   1998...........................      --            --             --             --           --           --              56
 Conversion of note payable and
   issuance of member units in
   August 1998....................      --            --             --             --           --           --         252,467
 Issuance of member units in
   August 1998....................      --            --             --             --           --           --       5,000,000
 Issuance of member units in
   October 1998...................      --            --             --             --           --           --       6,000,000
 Unit option and warrant
   expense........................      --            --             --             --           --           --          32,580
 Unrealized loss on investments
   available for sale.............      --            --             --             --           --                      (58,030)
 Note receivable from member......      --            --             --             --           --           --        (127,879)
 Net loss.........................      --            --             --             --           --           --      (4,693,272)
                                       ---      --------   ------------   ------------    ---------     --------     -----------
Balance at December 31, 1998......      --            --             --             --           --                    8,029,571
 Issuance of replacement options
   to Mobeo, Inc. employees.......      --            --             --             --           --           --         374,000
 Exercise of unit options and
   warrants.......................      --            --             --             --           --           --          70,000
 Option and warrant expense.......      --            --             --             --           --           --       2,323,698
 Net loss -- pre merger...........      --            --             --             --           --           --      (8,077,854)
 Merger of Aether Technologies
   International, L.L.C. into
   Aether Systems, Inc. in October
   1999...........................      --       200,670      2,714,654             --     (137,879)     (58,030)     (2,719,415)
 Net proceeds of initial public
   offering.......................      --        69,000    101,044,831             --           --           --
 Unrealized loss on investments
   available for sale.............      --            --             --             --           --      (12,039)             --
 Option and warrant expense.......      --            --     16,874,511             --           --           --              --
 Exercise of stock options........      --         1,873        258,482             --           --           --              --
 Net loss -- post merger..........      --            --             --    (22,613,640)          --           --              --
                                       ---      --------   ------------   ------------    ---------     --------     -----------
Balance at December 31, 1999......     $--      $271,543   $120,892,478   $(22,613,640)   $(137,879)    $(70,069)    $        --
                                       ===      ========   ============   ============    =========     ========     ===========


                                       TOTAL
                                    ------------
Balance at January 1, 1997........  $  1,100,866
 Issuance of member units in
   February 1997..................     1,000,000
 Issuance of member units in
   December 1997..................       690,369
 Unit option and warrant
   expense........................        40,277
 Note receivable from member......       (10,000)
 Net loss.........................    (2,747,177)
                                    ------------
Balance at December 31, 1997......        74,335
 Issuance of member units in
   January 1998...................     1,499,314
 Issuance of warrants in
   June 1998......................        50,000
 Exercise of warrants in August
   1998...........................            56
 Conversion of note payable and
   issuance of member units in
   August 1998....................       252,467
 Issuance of member units in
   August 1998....................     5,000,000
 Issuance of member units in
   October 1998...................     6,000,000
 Unit option and warrant
   expense........................        32,580
 Unrealized loss on investments
   available for sale.............       (58,030)
 Note receivable from member......      (127,879)
 Net loss.........................    (4,693,272)
                                    ------------
Balance at December 31, 1998......     8,029,571
 Issuance of replacement options
   to Mobeo, Inc. employees.......       374,000
 Exercise of unit options and
   warrants.......................        70,000
 Option and warrant expense.......     2,323,698
 Net loss -- pre merger...........    (8,077,854)
 Merger of Aether Technologies
   International, L.L.C. into
   Aether Systems, Inc. in October
   1999...........................            --
 Net proceeds of initial public
   offering.......................   101,113,831
 Unrealized loss on investments
   available for sale.............       (12,039)
 Option and warrant expense.......    16,874,511
 Exercise of stock options........       260,355
 Net loss -- post merger..........   (22,613,640)
                                    ------------
Balance at December 31, 1999......  $ 98,342,433
                                    ============

          See accompanying notes to consolidated financial statements.

                              AETHER SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                 1997          1998           1999
                                                              -----------   -----------   ------------
Cash flows from operating activities:
  Net loss..................................................  $(2,747,177)  $(4,693,272)  $(30,691,494)
  Adjustments to reconcile net loss to net cash used by
    operating activities:
    Depreciation and amortization...........................      189,160       264,685      1,089,013
    Provision (recovery) for doubtful accounts..............           --       157,061        (59,530)
    Provision (recovery) for inventory obsolescence.........           --       169,630        (54,477)
    Realized (gain) loss on sale of short-term
     investments............................................           --        (3,872)       168,721
    Equity in losses of investments.........................      144,825            --      2,425,000
    Realized loss on sale of investment.....................      302,145            --             --
    Issuance of warrants....................................           --        50,000             --
    Option and warrant expense..............................       40,277        32,580     19,198,209
    Changes in assets and liabilities:
      (Increase) decrease in trade accounts receivable......       74,812      (153,417)    (1,730,942)
      Increase in inventory.................................           --      (313,247)      (490,400)
      (Increase) decrease in prepaid expenses and other
       current assets.......................................        3,828       (30,529)    (3,785,442)
      Increase (decrease) in accounts payable...............       67,360        83,421       (376,810)
      Increase in accrued expenses and employee compensation
       and benefits.........................................      272,622       216,457      2,051,732
      Increase (decrease) in deferred revenue...............      162,500      (162,500)       175,193
                                                              -----------   -----------   ------------
         Net cash used by operating activities..............   (1,489,648)   (4,383,003)   (12,081,227)
                                                              -----------   -----------   ------------
Cash flows (used) by investing activities:
  Sales of short-term investments...........................       49,977     1,295,525     12,640,562
  Purchases of short-term investments.......................           --    (7,535,118)    (8,721,997)
  Acquisition of Mobeo, Inc., net of cash acquired..........           --            --    (11,547,976)
  Purchases of property and equipment.......................     (441,700)     (228,274)    (2,447,106)
  Investment in OmniSky, Inc................................           --            --     (2,500,000)
  Long-term investments.....................................      (23,000)           --             --
  Proceeds from sale of investment in joint venture.........      205,000            --             --
                                                              -----------   -----------   ------------
         Net cash used in investing activities..............     (209,723)   (6,467,867)   (12,576,517)
                                                              -----------   -----------   ------------
Cash flows provided by financing activities:
  Issuance of member units..................................    1,690,369    12,501,781             --
  Proceeds from issuance of common stock....................           --            --    101,113,831
  Repayments from member....................................      (50,000)           --             --
  Proceeds from note payable................................      150,000       500,000             --
  Repayments on notes payable...............................           --      (400,000)            --
  Proceeds from credit facility.............................           --            --     14,830,000
  Repayments of credit facility.............................           --            --    (14,830,000)
  Issuance of notes receivable from member..................      (10,000)     (127,879)            --
  Exercise of options and warrants..........................           --            56        330,355
                                                              -----------   -----------   ------------
         Net cash provided by financing activities..........    1,780,369    12,473,958    101,444,186
                                                              -----------   -----------   ------------
         Net increase in cash and cash equivalents..........       80,998     1,623,088     76,786,442
Cash and cash equivalents, at beginning of period...........       51,264       132,262      1,755,350
                                                              -----------   -----------   ------------
Cash and cash equivalents, at end of period.................  $   132,262   $ 1,755,350   $ 78,541,792
                                                              ===========   ===========   ============
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $     3,894   $    20,171   $  1,026,643
                                                              ===========   ===========   ============

---------------
Supplemental disclosure of noncash investing and financing activities:
    In 1997, the Company made a $26,457 investment in Navox, Inc. by forgiving a trade account receivable of an equal amount.
    In 1998, a member converted a $250,000 promissory note payable into membership units.
    In 1998 and 1999, the Company incurred unrealized holding losses associated with its investments available for sale totaling $58,030 and $12,039. These amounts have been reported as reductions in members' capital and stockholders' equity, respectively.
    In September 1999, the Company issued 18,442 unit options (46,105 shares) valued at $374,000 as part of the cost to acquire Mobeo, Inc. This amount has been reported as an increase in members' capital.
    In October 1999, approximately $1.1 million of trade receivables owed to the Company by OmniSky, Inc. were settled against amounts due in connection with the purchase of 20,000 modems from OmniSky, Inc.

          See accompanying notes to consolidated financial statements.

                              AETHER SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1)  ORGANIZATION AND DESCRIPTION OF BUSINESS

     Aether Systems, Inc. and its subsidiary (the "Company") designs, develops, sells and supports wireless data services and systems enabling people to use handheld devices for mobile data communications and real-time transactions. The Company operates in a highly competitive environment subject to rapid technological change and emergence of new technology. Although management believes its services are transferable to emerging technologies, rapid changes in technology could have an adverse financial impact on the Company.

     The Company expects to expand its operations through continued capital investment in new systems and services and through strategic acquisitions. The Company has a limited operating history and has incurred net losses since its inception. The Company expects to continue to incur significant sales and marketing, systems development and administrative expenses. The Company may require additional capital in the future to meet its operating and capital needs.

(2)  MERGER AND INITIAL PUBLIC OFFERING

     The Company is the successor to the business formerly conducted by Aether Systems, L.L.C. ("Aether") (previously Aether Technologies International, L.L.C.), which was formed in January, 1996. Effective October 26, 1999, in connection with the Company's initial public offering of common stock, Aether merged with and into Aether Systems, Inc. The Company is the surviving company in the merger, and owns all of the assets and rights and is subject to all of the obligations and liabilities of Aether. Immediately prior to the merger, each member of the Company contributed its membership units in Aether Systems, L.L.C. to Aether Systems, Inc., a newly formed Delaware corporation, in exchange for two and one-half shares of common stock of Aether Systems, Inc. Effective with the merger, the Company converted to a Subchapter C Corporation under the Internal Revenue Code of 1986 as amended.

     On October 26, 1999, the Company completed its initial public offering, which involved the sale of 6,900,000 shares of common stock at $16.00 per share, including 900,000 shares from the exercise of the underwriters' over-allotment option, at the initial public offering price less underwriting discounts and offering expenses. Net proceeds to the Company after deducting underwriting discounts, commissions and other expenses of the offering were approximately $101.1 million.

(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation

     The consolidated financial statements include the accounts of Aether Systems, Inc. and its wholly owned subsidiary, Mobeo, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

  (b) Revenue Recognition

     The Company derives subscriber revenue from the provision of real-time access to information from selected financial markets integrated into existing wireless communication platforms. Subscriber revenue consists of monthly fixed charges for usage and equipment and is recognized as the service is provided on a monthly basis and a one time non-refundable activation fee which is recognized upon service activation. Direct activation costs are expensed as incurred. Certain of the Company's customers are billed in advance with revenue deferred and recognized on a monthly basis over the term of the agreement. Also included in subscriber revenue are market exchange fees for access to financial information from the securities exchanges and markets, which are recognized as the service is provided. Engineering services revenue is derived from the provision of wireless integration consulting under time-and-materials and fixed-fee contracts. Revenue on time-and-materials contracts is recognized as services are performed. Revenue on fixed-fee contracts is recognized on the percentage-of-completion method based on costs incurred in

                              AETHER SYSTEMS, INC.

relation to total estimated costs. Anticipated contract losses are recognized as soon as they become known and estimable.

  (c) Cost of Revenues

     Cost of subscriber revenue consists primarily of airtime costs, financial data costs, wireless handheld device costs, and securities exchange and market fees. Since the Company's service agreements are generally for a one-year period and subject to cancellation, non-payment and non-return risk, the Company expenses the cost of wireless handheld devices upon shipment to the customer. Cost of engineering services revenue consists of cash compensation and related costs for engineering personnel and materials.

  (d) Cash and Cash Equivalents

     Cash equivalents include all highly liquid investments purchased with original maturities of three months or less. Cash equivalents consist of approximately $193,000 and $5,521,000 in overnight repurchase agreements, $1,562,000 and $68,831,000 in money market accounts, and $0 and $3,979,000 in commercial paper at December 31, 1998 and 1999, respectively.

  (e) Short-term Investments

     Short-term investments consist of highly liquid investments with original maturities greater than three months and less than one year and those longer-term investments that the Company expects to liquidate within twelve months. The Company has classified its short-term investments as "available for sale" and carries such investments at fair value. Unrealized gains (losses) are excluded from earnings and are reported as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of these investments are determined on a specific identification basis.

  (f) Fair Value of Financial Instruments

     The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values due to the relatively short duration of the instruments.

  (g) Concentration of Credit Risk

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of accounts receivable. The Company extends credit to its customers on an unsecured basis in the normal course of business.

  (h) Inventory

     Inventory, net of allowance for obsolete and slow-moving inventory, consists primarily of handheld and laptop computers, pagers, wireless modems, and accessories and is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. The inventory of the Company is subject to rapid technological changes which could have an adverse impact on its realization in future periods. In addition, there are a limited number of suppliers of the Company's inventory.

  (i) Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. The costs of leasehold improvements are capitalized and amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

                              AETHER SYSTEMS, INC.

  (j) Investment in OmniSky, Inc.

     The Company uses the equity method of accounting for advances to and earnings and losses of its investment in OmniSky, Inc.

  (k) Goodwill and Recovery of Long-Lived Assets

     Cost in excess of the fair value of tangible and identifiable intangible net assets acquired is included in intangible assets and is amortized on a straight-line basis over seven years.

     The Company's policy is to review its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company recognizes an impairment loss when the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset. The measurement of the impairment losses to be recognized is based upon the difference between the fair value and the carrying amount of the assets.

  (l) Stock Options and Warrants

     The Company accounts for equity-based compensation arrangements in accordance with the provisions of Accounting Principle Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based upon the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. All equity-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

  (m) Pro Forma Income (Loss) Data (Unaudited)

     The accompanying unaudited pro forma information has been prepared as if the Company was treated as Subchapter C Corporation for Federal and state income tax purposes from January 1, 1997. The Company has provided no income taxes on a pro forma basis due to the losses incurred in all periods.

     The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings Per Share," and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net income (loss) per share is computed by the dividing the net income (loss) available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Pro forma basic and diluted net loss per share has been calculated assuming that the capital structure established at the date of the initial public offering was in effect during the periods presented. As the Company had a net loss in each of the periods presented, pro forma basic and diluted net loss per share are the same.

  (n) Research and Development

     Research and development costs are expensed as incurred.

  (o) Advertising Expense

     Advertising costs are expensed as incurred. Advertising expense was approximately $248,000, $504,000, and $933,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

  (p) Income Taxes

     The Company recognizes income taxes using the asset and liability method, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences

                              AETHER SYSTEMS, INC.

between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a tax rate change on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

     Prior to October 26, 1999, Aether had elected limited liability status and, as such, was not directly subject to Federal and state income taxes. Rather, the members were responsible for income taxes on their proportionate share of taxable income and entitled to their proportionate share of tax deductions and tax credits.

  (q) Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  (r) Other Comprehensive Loss

     Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income", which established standards for reporting and displaying comprehensive income and its components in financial statements. Comprehensive income, as defined, includes changes in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income refers to revenue, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income, but excluded from net income.

     For the years ended December 31, 1998 and 1999, other comprehensive income
(loss) consists of unrealized losses on investments available for sale.

  (s) Recent Accounting Pronouncements

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement, as amended, is effective for all fiscal quarters beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have a material affect on its financial position or results of operations.

(4)  ACQUISITION OF MOBEO, INC.

     On August 19, 1999, the Company entered into a purchase agreement to acquire all the outstanding common stock of Mobeo, Inc. ("Mobeo") for an aggregate purchase price consisting of cash of approximately $11.5 million, including acquisition costs of approximately $112,000, and 18,442 unit options (46,105 shares) with an exercise price of $12.00 per unit ($4.80 per share) valued at approximately $374,000. The acquisition was completed on September 28, 1999. Mobeo provides employees and customers at major banks and financial institutions with continuous pricing information and news headlines for foreign exchange, government securities, and commodity markets on wireless handheld devices. Additionally, the Company entered into two-year advisory service agreements with two former owners of Mobeo which provided for the grant of an aggregate 125,000 unit options (312,500 shares) with an exercise price of $15.00 per unit ($6.00 per share). The Company also issued 22,000 options (55,000 shares) at an exercise price of $6.00 per unit ($2.40 per share) and 30,000 options (75,000 shares) at an exercise price of $12.00 per unit ($4.80 per share) to employees of Mobeo. The Company has recorded option and warrant expense of approximately $418,000 in 1999 associated with

                              AETHER SYSTEMS, INC.

these options and expects to record an additional $2.9 million in option and warrant expense over the remaining service and vesting periods.

     The acquisition has been accounted for under the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their estimated fair value as of the acquisition date. The allocation of the purchase price is summarized as follows:

Current assets..............................................  $   258,000
Property and equipment......................................      372,000
Other assets................................................      133,000
Current liabilities.........................................   (1,606,000)
Goodwill and other intangibles..............................   12,765,000
                                                              -----------
Total consideration paid....................................  $11,922,000
                                                              ===========

     The following summary, prepared on a pro forma basis, presents the results of operations (unaudited) of the Company as if the Mobeo acquisition had been completed as of January 1, 1998:

                                                                    (UNAUDITED)
                                                       DECEMBER 31, 1998   DECEMBER 31, 1999
                                                       -----------------   -----------------
Revenue..............................................     $10,093,008        $ 13,836,410
Net loss.............................................      (6,842,574)        (31,749,078)
Net loss per share -- basic and diluted..............            (.43)              (1.50)

     The unaudited pro forma results of operations are not necessarily indicative of what actually would have occurred if Mobeo had been owned for the entire periods presented or a projection of the Company's results of operations for any future period.

(5)  INVESTMENT IN OMNISKY, INC.

     On August 9, 1999, the Company entered into a new venture with 3Com Corporation ("3Com"), forming a new Company called OpenSky, which was later renamed OmniSky, Inc. ("OmniSky"). OmniSky was formed to develop wireless Internet access, e-mail and electronic commerce services that address opportunities in the emerging consumer and business mass markets. The Company contributed a perpetual, non-exclusive, non-assignable, worldwide license to certain proprietary software in exchange for a 26% equity interest in OmniSky in the form of 7,000,000 shares of Series A Preferred Stock and an option to purchase an additional 3,000,000 shares of Series A Preferred Stock for an additional $2.5 million. Upon exercising the option, the Company would increase its ownership in OmniSky to 33% on a fully diluted basis. On November 9, 1999, the Company exercised its option to acquire these additional shares. The chief executive officer of the Company serves as a member of OmniSky's board of directors. The Company provides engineering services to OmniSky under an agreement in the amount of $3.0 million through June 2000. As of December 31, 1999, the Company has recognized $2.2 million in engineering services revenue under the OmniSky agreement. This amount represents 86% of engineering services revenue and 35% of total revenue for the year ended December 31, 1999. The agreement also provides for OmniSky to pay $1.50 per month per subscriber for the use of the Company's network operations center. The Company has the right to offer OmniSky's services to its subscribers for a monthly fee of $3.00 per subscriber. There has been no activity as of December 31, 1999 under these provisions of the agreement.

     The Company accounts for its investment in OmniSky under the equity method of accounting. The Company recorded $2.4 million in expenses through December 31, 1999, to reflect its proportionate share of the losses in OmniSky based upon unaudited financial information provided by OmniSky.

     During 1999, OmniSky, Inc. reported a net loss of approximately $5.7 million (unaudited) and had net assets of $9.7 million (unaudited) as of December 31, 1999.

                              AETHER SYSTEMS, INC.

     In October 1999, the Company agreed to purchase 25,000 Minstrel V modems from OmniSky for $230 per modem. OmniSky has an exclusive buying arrangement with Novatel for Minstrel V modems, which began in December 1999 and will run through March of 2000. The Company purchased 20,000 of the 25,000 for cash of $3.5 million and cancellation of $1.1 million of trade receivables owed to the Company by Omnisky. An additional $1.2 million will be paid to OmniSky, Inc. for the remaining 5,000 modems after the delivery of the initial 20,000 modems, which began in November 1999 and will continue through April of 2000. As of December 31, 1999, the Company has recorded prepaid expenses of approximately $4.5 million associated with this agreement. The Company received approximately $58,000 of modems during 1999.

     On January 18, 2000, the Company entered into a Series B Preferred Stock Purchase Agreement, whereby the Company purchased 1,439,809 shares of Series B preferred stock of OmniSky for an aggregate purchase price of approximately $6.7 million, consisting of cash of approximately $6.1 million and the cancellation of approximately $600,000 of indebtedness owed to the Company by OmniSky for engineering services. The investment was made to maintain the Company's 33 percent ownership in OmniSky. The Company's per share purchase price was the same as the other Series B Preferred Stock investors.

(6)  SHORT-TERM INVESTMENTS

     As of December 31, 1998, short-term available for sale investments consists of:

                                                      GROSS           GROSS
                                     AMORTIZED     UNREALIZED       UNREALIZED        FAIR
                                        COST      HOLDING GAINS   HOLDING LOSSES     VALUE
                                     ----------   -------------   --------------   ----------
U.S. Treasury securities...........  $1,929,810      $    --         $(21,677)     $1,908,133
Corporate debt securities..........   4,319,507       11,881          (48,234)      4,283,154
                                     ----------      -------         --------      ----------
                                     $6,249,317      $11,881         $(69,911)     $6,191,287
                                     ==========      =======         ========      ==========

     Maturities of debt securities classified as available for sale were as follows at December 31, 1998:

                                                              AMORTIZED       FAIR
                                                                 COST        VALUE
                                                              ----------   ----------
Due within one year.........................................  $2,124,838   $2,129,084
Due after one year through five years.......................   1,184,890    1,157,964
Due after five years through ten years......................   1,435,695    1,412,043
Due after ten years.........................................   1,503,894    1,492,196
                                                              ----------   ----------
                                                              $6,249,317   $6,191,287
                                                              ==========   ==========

     As of December 31, 1999, short-term available for sale investments consists of:

                                                      GROSS           GROSS
                                     AMORTIZED     UNREALIZED       UNREALIZED        FAIR
                                        COST      HOLDING GAINS   HOLDING LOSSES     VALUE
                                     ----------   -------------   --------------   ----------
U.S. Treasury securities...........  $1,828,460        $95           $(45,895)     $1,782,660
Corporate debt securities..........     333,571         --            (24,269)        309,302
                                     ----------        ---           --------      ----------
                                     $2,162,031        $95           $(70,164)     $2,091,962
                                     ==========        ===           ========      ==========

                              AETHER SYSTEMS, INC.

     Maturities of debt securities classified as available for sale were as follows at December 31, 1999:

                                                              AMORTIZED       FAIR
                                                                 COST        VALUE
                                                              ----------   ----------
Due within one year.........................................  $  325,076   $  326,177
Due after one year through five years.......................     855,751      834,434
Due after five years through ten years......................     717,944      667,257
Due after ten years.........................................     263,260      264,094
                                                              ----------   ----------
                                                              $2,162,031   $2,091,962
                                                              ==========   ==========

(7)  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                       DECEMBER 31,
                                                   ESTIMATED     ------------------------
                                                  USEFUL LIVES      1998         1999
                                                  ------------   ----------   -----------
Furniture and fixtures..........................      7 Years    $  102,345   $   593,030
Computer and equipment..........................  3 - 5 Years       684,328     2,113,229
Software........................................      3 Years       175,000       175,000
Leasehold improvements..........................      5 Years        47,854       946,927
                                                  -----------    ----------   -----------
                                                                  1,009,527     3,828,186
Less depreciation and amortization..............                   (499,090)   (1,032,266)
                                                                 ----------   -----------
                                                                 $  510,437   $ 2,795,920
                                                                 ==========   ===========

(8)  INTANGIBLE ASSETS

     Intangible assets consists of the following:

                                                               ESTIMATED     DECEMBER 31,
                                                              USEFUL LIVES       1999
                                                              ------------   ------------
Goodwill....................................................    7 Years      $  6,165,279
Acquired subscribers........................................    5 Years         6,400,000
Assembled workforce.........................................    3 Years           200,000
                                                                             ------------
                                                                               12,765,279
Less accumulated amortization...............................                     (555,837)
                                                                             ------------
                                                                             $ 12,209,442
                                                                             ============

     Goodwill represents the purchase price in excess of the fair value of the tangible and identifiable intangible assets acquired.

(9)  NOTES PAYABLE TO MEMBERS

     The Company had an unsecured note payable of $150,000 as of December 31, 1997 due to one of its members, Telcom Ventures LLC ("Telcom Ventures"). The note carried interest at a rate of 7.5 percent per annum and all principal and accrued interest was due in January 1999, or earlier upon the occurrence of specified criteria. The note payable, plus accrued interest, was repaid in 1998.

     In June 1998, the Company borrowed $250,000 from one of its members, Pyramid Ventures, Inc. ("Pyramid") under a convertible promissory note. The note was unsecured, bore interest at 8 percent per annum, and was convertible into membership units at the option of the member. In August 1998, the

                              AETHER SYSTEMS, INC.

member elected to convert the note and accrued interest of $2,467 into 57,180 membership units (142,950 shares) in accordance with its terms.

     In June 1998, the Company borrowed $250,000 from another one of its members, Telcom Ventures, under a similar convertible promissory note. All principal and accrued interest was paid by the Company in August 1998.

     In connection with the convertible promissory notes, the Company granted warrants to purchase 5,656 member units (14,140 shares) at an exercise price of $0.01 per unit to Pyramid and Telcom Ventures (note 13). The estimated value of the warrants on the grant date of $50,000 was recognized in interest expense in 1998. Pyramid exercised its warrants to purchase 5,656 member units (14,140 shares) in August 1998. In August 1999, Telcom Ventures exercised its warrants to purchase 5,656 member units (14,140 shares).

     All outstanding membership units were subsequently exchanged for common stock in connection with the Company's initial public offering, effective October 26, 1999 (Note 2).

(10)  INCOME TAXES

     Effective October 26, 1999, in connection with the Company's initial public offering of common stock, Aether merged with and into the Company and the merged entity became a Subchapter C Corporation under the Internal Revenue Code of 1986. As a result, the Company recorded a deferred tax expense of approximately $1.4 million, principally relating to intangible assets other than goodwill acquired as part of the Mobeo acquisition prior to becoming a Subchapter C Corporation, offset, in part, by deferred tax assets associated with option and warrant expense. The Company recorded a deferred tax benefit of $1.4 million related to losses generated subsequent to the change in tax status.

     The Company has provided no income taxes on a pro forma basis due to the losses incurred in all periods.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1999, are presented below:

                     DECEMBER 31, 1999
                     -----------------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 2,274,000
  Depreciation and amortization.............................       54,000
  Option and warrant expense................................    7,903,000
                                                              -----------
Gross deferred tax assets...................................  $10,231,000
Valuation allowance for deferred tax assets.................   (7,692,000)
                                                              -----------
Net deferred tax assets.....................................    2,539,000
                                                              -----------
Deferred tax liabilities:
  Allowance for doubtful accounts...........................       18,000
  Intangibles...............................................    2,521,000
                                                              -----------
Net deferred tax liabilities................................    2,539,000
                                                              -----------
Deferred income taxes, net..................................  $        --
                                                              -----------

     As of December 31, 1999, the Company had Federal and state net operating loss carryforwards of approximately $5,400,000 which expire in 2019.

     In addressing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which

                              AETHER SYSTEMS, INC.

those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

(11)  LEASES

     The Company is obligated under noncancelable operating leases for office space, that expire at various dates through 2010. Future minimum lease payments under noncancelable operating leases are approximately as follows:

                  YEAR ENDING DECEMBER 31,
                  ------------------------
2000........................................................  $  648,000
2001........................................................     664,000
2002........................................................     676,000
2003........................................................     705,000
2004........................................................     736,000
Thereafter..................................................   3,866,000
                                                              ----------
Total minimum lease payments................................  $7,295,000
                                                              ==========

     Rent expense under operating leases was approximately $84,000, $91,000, and $282,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

(12)  PENSION PLANS

     The Company has two defined contribution plans under Section 401(k) of the Internal Revenue Code that provide for voluntary employee contributions of 1 to 15 percent of compensation for substantially all employees. The Company contributed $4,000 to one of the plans for the year ended December 31, 1999.

(13)  STOCK OPTIONS AND WARRANTS

  (a) Options

     In 1996, the Company adopted a Unit Option Plan. In September 1999, the Company adopted the 1999 Equity Incentive Plan (the "Plan") to replace the Unit Option Plan. Under the 1999 Equity Incentive Plan, the Company has the ability to grant options to acquire up to 5.4 million shares of common stock to its employees, directors, and service providers. Options under the Plan generally expire after ten years and normally vest over a period of up to three years. Options are generally granted at an exercise price equal to the fair value on the grant date.

     In June 1999, the Company entered into an employment agreement with its Chief Executive Officer ("Executive"). As part of this agreement, the Executive was granted 350,000 unit options (875,000 shares) at an exercise price of $4.00 per unit ($1.60 per share) and the right to grant an additional 50,000 unit options (125,000 shares) at an exercise price of $4.00 per unit ($1.60 per share) to other key executives. These options expire in June 2009. In September 1999, the Company granted the Executive an additional 70,000 unit options (175,000 shares) at an exercise price of $10.00 per unit ($4.00 per share). These options expire in September 2009. Both grants of options became fully vested in October 1999, as a result of the completion of the Company's initial public offering. In October 1999, the Company recorded option and warrant expense of $16.5 million, which is equal to the difference between the fair value of the shares of Aether System Inc.'s common stock and the exercise price measured at the date of the initial public offering, times the number of options.

     The Company recorded total option and warrant expense of $40,277, $32,580 and $19,198,209 in 1997, 1998, and 1999, respectively. The Company expects to record an additional $5.9 million in option and warrant expense through June 30, 2002 for the difference between the exercise price and the fair market value of the units or stock at the date of grant.

                              AETHER SYSTEMS, INC.

     The Company applies APB 25 and related interpretations in accounting for its unit option plan. Had compensation cost been recognized consistent with SFAS No. 123, the Company's net loss would have increased by $24,000, $41,000, and $4,243,000 for 1997, 1998, and 1999, respectively.

     The per share weighted-average value of options granted by the Company during 1997, 1998, and 1999 was $0.16, $0.55, and $9.21, respectively, on the date of grant using the Black-Scholes option-pricing model. These amounts were calculated using an expected option life of 3 years and volatility of zero for options granted in 1997 and 1998. In 1999, an expected option life of four years and volatility of 70 percent was used for option grants. In addition, the calculations assumed a risk-free interest rate of 5.77 percent to 6.25 percent in 1997, 4.55 percent to 5.51 percent in 1998, and 4.60 percent to 6.11 percent in 1999.

     A summary of the stock option and warrant activity, as adjusted for the exchange of unit options and warrants for stock options, is as follows:

                                          1997                      1998                      1999
                                 -----------------------   -----------------------   -----------------------
                                              WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                               AVERAGE                   AVERAGE                   AVERAGE
                                              EXERCISE                  EXERCISE                  EXERCISE
                                  NUMBER        PRICE       NUMBER        PRICE       NUMBER        PRICE
                                 OF SHARES   (PER SHARE)   OF SHARES   (PER SHARE)   OF SHARES   (PER SHARE)
                                 ---------   -----------   ---------   -----------   ---------   -----------
Outstanding at beginning of
  year.........................    693,438      $0.40      1,000,000      $0.40      1,545,000      $0.85
Options and warrants granted...    306,562      $0.40        604,688      $1.54      2,763,856      $6.19
Options exercised..............         --         --             --         --       (365,498)     $0.54
Options canceled...............         --         --        (59,688)     $0.40        (10,000)     $1.49
                                 ---------      -----      ---------      -----      ---------      -----
Outstanding at end of year.....  1,000,000      $0.40      1,545,000      $0.85      3,933,358      $4.48
                                 =========      =====      =========      =====      =========      =====
Options exercisable at
  year-end.....................    596,720      $0.40        991,093      $0.50      2,450,657      $2.13
                                 =========      =====      =========      =====      =========      =====

     The following table summarizes information about stock options at December 31, 1999:

                                  OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                   --------------------------------------------------   -------------------------------
                                        WEIGHTED
                                         AVERAGE         WEIGHTED                          WEIGHTED
                                        REMAINING    AVERAGE EXERCISE    NUMBER AT     AVERAGE EXERCISE
RANGE OF EXERCISE      NUMBER AT       CONTRACTUAL        PRICE         DECEMBER 31,        PRICE
     PRICES        DECEMBER 31, 1999      LIFE         (PER SHARE)          1999         (PER SHARE)
-----------------  -----------------   -----------   ----------------   ------------   ----------------
                                       (IN YEARS)
$ 0.40 - $ 0.40          617,314           2.19           $ 0.40            591,219         $0.40
$ 1.49 - $ 8.00        3,085,044           8.36           $ 2.98          1,859,438         $2.68
$52.25 - $79.75          231,000           9.90           $35.34                 --            --
                      ----------                                         ----------
                       3,933,358           6.83           $ 4.48          2,450,657         $2.13
                      ==========                                         ==========

  (b) Warrants Issued to Members

     The Company granted warrants to purchase an aggregate 11,312 member units (28,280 shares) at an exercise price of $0.01 per unit to Telcom Ventures and Pyramid, as consideration for obtaining short-term loans (note 9).

     In connection with the sale of membership units to 3Com, the Company granted a conditional warrant to 3Com to purchase 357,466 member units (893,665 shares) at an exercise price of $0.01 per unit. 3Com vested in 57,466 units (143,665 shares) in June 1999 upon completion of a joint sales and marketing plan. As a result, the Company recorded option and warrant expense of approximately $862,000. 3Com vests in the remaining 300,000 warrants (750,000 shares) as follows: 150,000 warrants (375,000 shares) upon the occurrence of the Company obtaining $6 million in engineering services

                              AETHER SYSTEMS, INC.

revenue from opportunities introduced by 3Com and 150,000 warrants (375,000 shares) upon the Company obtaining 6,000 wireless service subscribers, all from opportunities introduced by 3Com. If and when it becomes probable that 3Com will attain the specified milestones necessary for the warrants to vest, the Company will begin to record an expense reflecting the fair value of the warrants, which will be determined in part based on the market price of the common stock. The Company would begin to recognize this expense based on the probability that the milestones would be achieved, continuing through the actual vesting date. The Company would initially estimate the amount of the expense at the time of the determination that achievement is probable, based in part on the market price of the common stock at that time. At the time of the actual vesting, the fair value of the warrant would be remeasured and, if different from the value used in initially estimating the expense, the difference would be reflected as an additional charge or credit at that time. As of December 31, 1999, the Company believes that it is not yet probable that 3Com will attain the specified milestones relating to the remaining warrants to purchase 750,000 shares and, accordingly, no expense relating to these warrants has been recorded.

  (c) Notes Payable

     In September 1999, the Company entered into a $17,000,000 senior secured credit facility with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated. The credit facility was for a one-year term, with the possibility of extension for an additional one-year term and accrued interest at a variable rate. The credit facility was collateralized by substantially all of the assets of the Company and contained certain financial covenants. In connection with the credit facility, the Company granted warrants to Merrill Lynch Capital Corporation to purchase up to 967,876 (2,419,690 shares) of the member units in the Company which became exercisable for no consideration if the Company did not repay the credit facility in a timely manner. On September 28, 1999, the Company borrowed approximately $14,830,000 under the credit facility, primarily to pay the purchase price of Mobeo. On October 26, 1999, the Company repaid the amount outstanding under the credit facility and the warrants were canceled.

(14)  OTHER RELATED-PARTY TRANSACTIONS

  (a) Notes Receivable from Stockholder

     As of December 31, 1998 and 1999, the Company has amounts due from a stockholder under short-term promissory notes of $137,879. The Company has classified the notes as a reduction of stockholders' equity in the accompanying consolidated statements of stockholders' equity. The notes are callable by the Company at any time and bear interest at a rate of 7.5 percent per annum. The notes and accrued interest were repaid in February 2000.

  (b) Consulting Agreements with Stockholders

     The Company derived approximately 34 percent and 39 percent of its revenue for 1997 and 1998, respectively, from consulting services arrangements with one and two of its stockholders, respectively. The Company had trade no accounts receivable due from these stockholders as of December 31, 1998 and 1999, respectively.

     As of December 31, 1997, the Company had received advances of $162,500 from two of its members under consulting arrangements. This amount was recorded as deferred revenue in the accompanying 1997 balance sheet, and was subsequently recognized as revenue in 1998, when the related consulting services were performed.

  (c) Purchases from Stockholder

     In 1998, the Company purchased approximately $560,000 of equipment and inventory from a stockholder.

                              AETHER SYSTEMS, INC.

(15)  INVESTMENTS

     In February 1996, the Company made an investment of $750,000 to acquire a 20 percent interest in Real World Solutions, Inc. (RWS), a California company, which was in the business of developing wireless middleware. The Company accounted for its investment in RWS under the equity method and recorded its proportionate share of losses generated by RWS. In July 1997, the Company sold its interest in RWS to Puma Technology, Inc. (Puma), a Delaware company for $205,000. The Company's carrying value of the investment in RWS as of the date of sale was approximately $507,000 resulting in a realized loss on the sale of the investment of approximately $302,000.

     Concurrently with the sale of the Company's investment in RWS to Puma, the Company entered into an agreement with Puma for $175,000 to obtain perpetual license rights for certain wireless middleware software. This amount was capitalized and is being amortized over a three-year period.

     In December 1996, the Company made an investment of $48,000 in Navox, Inc., (Navox) a privately-held Delaware company which provides wireless communication, location and security system development services. In June 1997, the Company made an additional investment of $26,457 in Navox. The Company's investment represents an approximate 5.5 percent interest in Navox, and includes representation on Navox's board of directors. The Company accounts for its investment in Navox under the equity method of accounting and records its proportionate share of losses generated by Navox. The Company derived approximately 50 percent and 2 percent of its revenue for 1997 and 1998, respectively, under consulting arrangements with Navox. The Company had no trade accounts receivables due from Navox as of December 31, 1998 and 1999, respectively. The Company does not anticipate significant revenue from Navox in the future.

(16)  RESERVED SHARE PROGRAM

     Prior to October 20, 1999, the effectiveness of the Company's registration statement for its initial public offering, the Company sent a letter to approximately 90 employees, officers and directors of the Company whom it had designated as potential offerees of up to 390,000 shares of common stock in a directed share program in connection with its initial public offering. These materials were not accompanied by a preliminary prospectus and may have constituted a prospectus that does not meet the requirements of the Securities Act of 1933. If the mailing of these original materials did constitute a violation of the Securities Act of 1933, the recipients of the letter who purchased common stock in the initial public offering could have the right, for a period of one year from the date of their purchase of common stock, to obtain recovery of the consideration paid in connection with their purchase of common stock or, if they have already sold the stock, sue the Company for damages resulting from their purchase of common stock. These refunds or damages could total up to approximately $6.2 million, based on the initial public offering price of $16.00 per share, in the event that investors suffer a total loss of their investment during this period and seek refunds or damages.

(17)  CONTINGENCY

     The Company has received two claims that it has infringed patents developed by other parties. Management believes that these claims are without merit and intends to contest them vigorously. If the Company is unsuccessful in its defense, it could be liable for damages or could be required to enter into costly royalty arrangements.

(18)  SUBSEQUENT EVENTS

  (a) Acquisition of LocusOne Communications, Inc.

     On February 3, 2000, the Company acquired all the outstanding common stock and preferred stock of LocusOne Communications, Inc. ("LocusOne") for a purchase price of approximately $40 million. LocusOne is a developer of wireless communications for the supply chain management industry. The

                              AETHER SYSTEMS, INC.

acquisition will be accounted for under the purchase method of accounting. Approximately $19.0 million of the purchase price is payable in the form of non-interest bearing notes payable due no later than December 31, 2000.

  (b) Inciscent


     On February 7, 2000 the Company agreed to form a new company with Metrocall, Inc., PSINet, Inc. and Hicks, Muse, Tate & Furst Incorporated to be called Inciscent. Inciscent will offer technology services to small and medium-sized businesses and home office customers. The Company agreed to acquire a 27.5% interest in Inciscent for $10 million. The Company also agreed to acquire a 9.9% interest in Metrocall for $17 million.


  (c) Strategic Alliance with Reuters PLC

     On February 8, 2000, the Company entered into a non-binding letter of intent with Reuters PLC to establish a new company focused on financial markets in Europe. The Company plans to acquire a 60% interest in this new company for $100 million.

  (d) Pending Acquisition of Riverbed Technologies, Inc.

     On February 9, 2000, the Company entered into an definitive merger agreement to acquire Riverbed Technologies, Inc. ("Riverbed") for approximately 4,537,000 shares of common stock, plus the issuance of options to acquire approximately 862,000 additional shares of common stock for replacement of existing options of Riverbed's employees. Riverbed develops products to extend the accessibility of applications and information from corporate networks and databases to handheld devices. The acquisition will be accounted for under the purchase method of accounting and is subject to regulatory approval and shareholder vote by Riverbed shareholders.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Mobeo, Inc.

     In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity (deficit) and cash flows, present fairly, in all material respects, the financial position of Mobeo, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
McLean, Virginia
March 10, 1999

                                  MOBEO, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
Current assets:
  Cash and cash equivalents.................................  $  125,446   $  193,913
  Accounts receivable, net..................................     278,620      293,895
  Prepaid expenses and other................................      37,032       28,724
  Income tax refund receivable..............................      20,756       20,756
  Deferred income tax.......................................     142,365      186,549
                                                              ----------   ----------
          Total current assets..............................     604,219      723,837
Property and equipment, net.................................     321,876      405,148
Patents, net................................................          --       30,307
Deposits....................................................      24,475       23,609
Deferred income tax.........................................      71,476       14,542
                                                              ----------   ----------
          Total assets......................................  $1,022,046   $1,197,443
                                                              ==========   ==========

                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $  989,316   $1,130,184
  Accrued expenses..........................................     275,541      390,172
  Income tax payable........................................          --           --
  Capital lease obligations.................................      12,159           --
  Deferred revenue..........................................      71,220      104,170
                                                              ----------   ----------
          Total current liabilities.........................   1,348,236    1,624,526
                                                              ----------   ----------
Commitments and contingencies
Stockholders' equity (deficit):
  Common stock; no par value, 10,000 shares authorized,
     1,171 shares issued and outstanding....................          --           --
  Additional paid-in capital................................     172,625      172,625
  Accumulated deficit.......................................    (455,795)    (556,688)
  Notes receivable-related parties..........................     (43,020)     (43,020)
                                                              ----------   ----------
          Total stockholders' deficit.......................    (326,190)    (427,083)
                                                              ----------   ----------
          Total liabilities and stockholders' deficit.......  $1,022,046   $1,197,443
                                                              ==========   ==========

   The accompanying notes are an integral part of these financial statements

                                  MOBEO, INC.

                            STATEMENTS OF OPERATIONS

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              1996         1997         1998
                                                           ----------   ----------   ----------
Service revenue..........................................  $6,484,864   $7,088,993   $8,580,786
Cost of services.........................................   2,947,185    3,148,051    3,040,743
                                                           ----------   ----------   ----------
Gross profit.............................................   3,537,679    3,940,942    5,540,043
                                                           ----------   ----------   ----------
Selling, general and administrative expenses:
  Sales and marketing....................................   1,641,502    1,812,696    2,302,360
  General and administrative.............................   1,149,218    1,937,829    2,706,544
  Research and development...............................      94,609      174,867      496,570
  Depreciation and amortization..........................     355,276      464,419      112,903
                                                           ----------   ----------   ----------
                                                            3,240,605    4,389,811    5,618,377
                                                           ----------   ----------   ----------
Other expense (income):
  Interest expense (income)..............................          --        2,628       (4,969)
  Loss on disposal of assets.............................          --      148,000       14,778
                                                           ----------   ----------   ----------
          Total other expenses (income)..................          --      150,628        9,809
                                                           ----------   ----------   ----------
Income (loss) before income taxes........................     297,074     (599,497)     (88,143)
Provision for (benefit from) income taxes................     120,150     (211,841)      12,750
                                                           ----------   ----------   ----------
Net income (loss)........................................  $  176,924   $ (387,656)  $ (100,893)
                                                           ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements

                                  MOBEO, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                            NOTES
                                                               ADDITIONAL                 RECEIVABLE
                                                                PAID-IN     ACCUMULATED    RELATED
                                             SHARES   AMOUNT    CAPITAL       DEFICIT      PARTIES       TOTAL
                                             ------   ------   ----------   -----------   ----------   ---------
Balance at December 31, 1995...............  1,171     $--      $172,625     $(245,063)   $      --    $ (72,438)
  Issuance of notes receivable-related
    parties................................     --      --            --            --     (171,250)    (171,250)
  Net income...............................     --      --            --       176,924           --      176,924
                                             -----     ---      --------     ---------    ---------    ---------
Balance at December 31, 1996...............  1,171     $--      $172,625     $ (68,139)   $(171,250)   $ (66,764)
  Issuance of notes receivable-related
    parties................................     --      --            --            --      (65,603)     (65,603)
  Collections on notes receivable-related
    parties................................     --      --            --            --       71,250       71,250
  Allowance for notes receivable-related
    parties................................     --      --            --            --      122,583      122,583
  Net loss.................................     --      --            --      (387,656)          --     (387,656)
                                             -----     ---      --------     ---------    ---------    ---------
Balance at December 31, 1997...............  1,171      --       172,625      (455,795)     (43,020)    (326,190)
  Net loss.................................     --      --            --      (100,893)          --     (100,893)
                                             -----     ---      --------     ---------    ---------    ---------
Balance at December 31, 1998...............  1,171     $--      $172,625     $(556,688)   $ (43,020)   $(427,083)
                                             -----     ---      --------     ---------    ---------    ---------

   The accompanying notes are an integral part of these financial statements

                                  MOBEO, INC.

                            STATEMENTS OF CASH FLOWS

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1996        1997        1998
                                                              ---------   ---------   ---------
Cash flows from operating activities:
  Net income (loss).........................................  $ 176,924   $(387,656)  $(100,893)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Bad debt expense........................................     23,976      62,956      51,620
    Deferred income taxes...................................     62,200    (211,841)     12,750
    Depreciation and amortization...........................    355,276     464,419     112,903
    Loss on disposal of assets..............................     57,472     148,009      14,778
    Allowance for notes receivable-related parties..........         --     122,583          --
    Changes in assets and liabilities:
       Accounts receivable..................................     74,989    (181,580)    (66,895)
       Income tax refund receivable.........................      6,414     (16,259)         --
       Restricted cash......................................     15,000          --          --
       Deposits, prepaid expenses and other.................     24,353     (30,990)      9,174
       Accounts payable and accrued expenses................    (66,407)    179,434     255,499
       Income tax payable...................................    (60,940)    (49,560)         --
       Deferred revenue.....................................   (127,115)      4,114      32,950
                                                              ---------   ---------   ---------
         Net cash provided by operating activities..........    542,142     103,629     321,886
                                                              ---------   ---------   ---------
Cash flows from investing activities:
  Purchase of property and equipment........................   (347,526)    (68,558)   (210,804)
  Payments to acquire patent................................         --          --     (30,456)
  Advances of notes receivable-related parties..............   (171,250)    (78,103)         --
  Collections on notes receivable-related parties...........         --      83,750          --
                                                              ---------   ---------   ---------
         Net cash used in investing activities..............   (518,776)    (62,911)   (241,260)
                                                              ---------   ---------   ---------
Cash flows from financing activities:
  Principal payments on capital leases......................    (42,268)    (48,414)    (12,159)
                                                              ---------   ---------   ---------
         Net cash used in financing activities..............    (42,268)    (48,414)    (12,159)
                                                              ---------   ---------   ---------
Net increase (decrease) in cash and cash equivalents........    (18,902)     (7,696)     68,467
Cash and cash equivalents at beginning of the year..........    152,044     133,142     125,446
                                                              ---------   ---------   ---------
Cash and cash equivalents at end of the year................  $ 133,142   $ 125,446   $ 193,913
                                                              =========   =========   =========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $  20,360   $  13,428   $   1,378
                                                              =========   =========   =========
  Cash paid for income taxes................................  $ 112,476   $  65,819   $      --
                                                              =========   =========   =========
  Supplemental disclosure of non-cash investing and
    financing activities:
    Allowance for notes receivable-related parties..........  $      --   $ 122,583   $      --
                                                              =========   =========   =========

   The accompanying notes are an integral part of these financial statements

                                  MOBEO, INC.
                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

     DocuPro, Inc. was incorporated in the District of Columbia and commenced operations in January 1989. In June 1998, DocuPro reincorporated in the state of Delaware and in September 1998 changed its name to Mobeo, Inc. (the Company). The Company is an electronic publisher specializing in providing financial information over wireless networks. The Company's F/X Alert(R) service provides major banks and financial institutions with continuous pricing and news headlines of foreign exchange, government securities, and commodity markets on a palm sized data terminal. The Company's PocketFutures(R) product provides the individual futures trader with continuous pricing and news headlines of future markets. Subsequent to December 31, 1998, the Company launched the Mobeo1.0(R) product, designed for the individual equities trader.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and cash equivalents

     All highly liquid instruments with original maturities of three months or less are considered to be cash equivalents. The Company invests its cash balances in repurchase accounts with a large financial institution.

  Revenue recognition

     The Company enters into one year service contracts for providing financial information over wireless networks. For substantially all its customers, the Company bills on a monthly cycle and recognizes revenue monthly. Certain of the Company's customers are billed in advance annually with revenue deferred and recognized on a monthly basis over the life of the agreement. Non-refundable activation fees are billed and recognized at the time of initial subscription.

  Concentration of credit risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such bank accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents. The Company regularly monitors all outstanding accounts receivable balances to assess collectibility. Accounts receivable as of December 31, 1997 and 1998, are net of an allowance for doubtful accounts of $30,000 and $32,700, respectively. The accounts receivable, which are not collateralized, are due mainly from banks and financial institutions.

     Although the Company has sales on a national basis, 75% of their revenue were derived in the New York City area. No individual accounts receivable were greater than 10% of total accounts receivable as of December 31, 1997 and 1998.

                                  MOBEO, INC.
                         NOTES TO FINANCIAL STATEMENTS

  Property and equipment

     Property and equipment are recorded at cost. Property and equipment under capital leases are recorded at the lower of their fair market value or the present value of future minimum lease payments determined at the inception of the lease.

     Amortization of leasehold improvements is recorded on a straight-line basis over the shorter of the estimated useful life of the improvement or the term of the lease. Amortization of property and equipment under capital leases is recorded on a straight-line basis over the lease term. Property and equipment under capital leases for which title passes to the Company at the conclusion of the lease term is amortized on a straight line basis over the estimated useful life of the related asset. Depreciation of other property and equipment is recorded on a straight-line basis over expected useful lives of 3 to 10 years.

     When property and equipment is retired or otherwise disposed, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income. Costs associated with repairs and maintenance are expensed as incurred.

  Patents

     The cost of acquiring patents was approximately $30,000 as of December 31, 1998. Upon approval, the patents are to be amortized on a straight-line basis over their estimated economic life, which is less than the statutory life of the patents.

  Income taxes

     The Company accounts for income taxes in accordance with the liability method. Deferred tax assets and liabilities are recognized for tax consequences in future years for differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The provision for income taxes includes the current tax provision and the change during the year in the net deferred tax liability or asset. A valuation allowance is provided to reduce the deferred tax asset to a level which, more likely than not, will be realized.

  Recent accounting pronouncements

     In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB No. 133 an amendment of FASB Statement No. 133, which defers the effective date of SFAS No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company will adopt SFAS No. 133 for the year ending December 31, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Currently, the Company does not utilize derivative instruments, therefore the adoption of SFAS No. 133 is not expected to have a significant effect on the Company's results of operations or its financial position.

  Reclassifications

     Certain amounts in the 1997 financial statements have been reclassified to conform with the 1998 presentation.

                                  MOBEO, INC.
                         NOTES TO FINANCIAL STATEMENTS

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1997        1998
                                                              ---------   ---------
System hardware and software................................  $ 278,202   $ 196,038
Office furniture and equipment..............................    216,158     454,817
Leasehold improvements......................................     44,106      44,106
                                                              ---------   ---------
                                                                538,466     694,961
Less accumulated depreciation and amortization..............   (216,590)   (289,813)
                                                              ---------   ---------
                                                              $ 321,876   $ 405,148
                                                              =========   =========

     During 1997, the Company leased certain office equipment under capital leases. As of December 31, 1997, the cost of the office equipment related to these capital leases was $44,035, and the accumulated amortization was $27,684. These leases were fully amortized in 1998.

     During 1997, the Company reassessed the useful life of their pagers, which are provided to customers upon activation of services at no fee. Since the Company's service agreements are for a one-year period and subject to cancellation, non-payment and non-return risk, management changed the estimated useful life from three years to immediate expense recognition when the pagers are acquired. As a result, the remaining net book value of pagers acquired prior to 1997 of $228,000 was charged to depreciation expense for the year ended December 31, 1997, while pagers purchased for the years ended December 31, 1997 and 1998 totaled $138,000 and $281,000, respectively.

     During 1997 and 1998, the Company disposed of certain system hardware and software equipment with an original cost of $435,000 and $54,310, respectively, and accumulated amortization of $287,000 and $35,675, respectively. The resulting losses on disposals are included as a separate component on the statement of operations.

4. INCOME TAXES

     The components of the provision for (benefit from) income taxes consisted of the following:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              ---------   -------
Current provision (benefit):
Federal.....................................................  $      --   $    --
State and local.............................................         --        --
                                                              ---------   -------
                                                                     --        --
                                                              ---------   -------
Deferred provision (benefit):
Federal.....................................................   (169,073)   10,200
State and local.............................................    (42,768)    2,550
                                                              ---------   -------
                                                               (211,841)   12,750
                                                              ---------   -------
Total provision for (benefit from) income taxes.............  $(211,841)  $12,750
                                                              =========   =======

                                  MOBEO, INC.
                         NOTES TO FINANCIAL STATEMENTS

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of the Company's net deferred tax assets and liabilities are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Current deferred tax assets
Allowance for doubtful accounts.............................  $ 64,848   $ 65,995
Deferred revenue............................................    30,264     36,611
Other.......................................................    10,714      3,163
Net operating loss carryback................................    36,539     80,780
                                                              --------   --------
Total current deferred tax assets...........................  $142,365   $186,549
                                                              --------   --------
Noncurrent deferred tax assets
Accumulated depreciation....................................    71,476     14,542
                                                              --------   --------
Total noncurrent deferred tax assets........................    71,476     14,542
                                                              --------   --------
Total deferred tax assets...................................  $213,841   $201,091
                                                              ========   ========

     The change in the deferred tax assets in 1998 primarily represents the effect of changes in the amounts of temporary differences. The Company's 1998 provision for income taxes differs from the provision that would have resulted from applying the federal statutory rates to net loss before taxes due to permanent differences primarily attributable to deductible business meals and entertainment and other permanent differences of 48%. The Company believes it is more likely than not to realize the net deferred tax asset and accordingly no valuation allowance has been provided as of December 31, 1997 and 1998. This conclusion is based on, (i) the Company's ability to carryback net operating losses to offset taxable income from previous years and (ii) the Company's expected future profitability.

5. PROFIT SHARING AND 401(K) PLANS

     The Company has a discretionary profit sharing plan and a self-directed 401(k) plan which cover all employees employed more than six months. Employees become fully vested after three years of service. Employer contributions to the profit sharing plan were $102,172 and $94,664 and contributions to the 401(k) plan were $44,040 and $60,490 for the years ended December 31, 1997 and 1998, respectively.

6. STOCK-BASED COMPENSATION

     On April 30, 1998, the Company adopted the Omnibus Stock Option Plan (the
Plan), under which incentive stock options, non-qualified stock options, stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards or any combination thereof may be granted to the Company's employees and certain other persons in accordance with the Plan. The Board of Directors, which administers the Plan, determines the number of options granted, the vesting period and the exercise price. The Board of Directors may terminate the Plan at any time. Options granted under the Plan generally vest over a four year period and expire ten years after the date of grant. Prior to the common stock becoming publicly traded, the Company retains the right of first offer to buy the employees' shares at the offer price. At December 31, 1998, 48 shares were reserved for issuance under the Plan.

                                  MOBEO, INC.
                         NOTES TO FINANCIAL STATEMENTS

     As of December 31, 1998, a total of 35 incentive stock options respectively, had been granted to employees, at an exercise price of $3,250 per share. The exercise price was established by the Board of Directors.

                                                                                 WEIGHTED
                                                            INCENTIVE            AVERAGE
                                                              STOCK              EXERCISE
                                                             OPTIONS    PRICE     PRICE
                                                            ---------   ------   --------
Options outstanding at December 31, 1997..................      --          --        --
Options granted...........................................      35      $3,250    $3,250
Options exercised.........................................      --          --
Options canceled..........................................      --          --        --
                                                               ---      ------    ------
Options outstanding at December 31, 1998..................      35      $3,250    $3,250
                                                               ---      ------    ------
Options granted...........................................      10      $3,250    $3,250
Options exercised.........................................      --          --
Options canceled..........................................      --          --        --
                                                               ---      ------    ------
Options outstanding at June 30, 1999 (unaudited)..........      45      $3,250    $3,250
                                                               ===      ======    ======

     At December 31, 1998 no options were exercisable. The weighted-average fair value of options granted during the year ended December 31, 1998.

     The Company measures compensation expense for its employee stock-based compensation using the intrinsic value method and provides pro forma disclosures of net loss as if the fair value method had been applied in measuring compensation expense. Under the intrinsic value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the fair value of the underlying stock on the date of grant, compensation expense is to be recognized over the applicable vesting period. No options granted through December 31, 1998 were less than fair value of the underlying stock. Had the fair value method been applied, the Company's net loss at December 31, 1998 would have been increased to the pro forma amounts indicated below:

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Net loss as reported........................................   $(100,893)
Pro forma net loss..........................................   $(103,313)

     The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during the year ended December 31, 1998: dividend yield of 0%, expected volatility of 0%, risk-free interest rate of 5.07% and expected term of 9 years.

     As of December 31, 1998, the weighted average remaining contractual life of the options is 9.7 years.

7. COMMITMENTS AND CONTINGENCIES

  Data services and royalty arrangement

     In January 1995, the Company entered into a multi-year distribution agreement with a provider of financial information for transmission to the Company's customers. During 1998, the Company entered into two additional multi-year agreements with new suppliers. Under these agreements, the Company pays a monthly royalty to the data suppliers based on the number of wireless units receiving data. Included in accounts payable at December 31, 1997 and 1998 and, respectively, related to purchases of financial information for transmission to customers.

                                  MOBEO, INC.
                         NOTES TO FINANCIAL STATEMENTS

  Paging services

     In April 1994, the Company entered into a multi-year nonexclusive national reseller agreement with a wireless messaging service provider. During 1998, the Company entered into two additional multi-year nonexclusive national reseller agreements with new suppliers. Under the terms of these agreements, the Company is purchasing paging services from these providers for the purpose of marketing and reselling such services to end users.

  Vulnerabilities due to certain concentrations

     The Company obtains all of its data from three sources and resells primarily through one wireless messaging provider. Although there are a limited number of data sources and messaging service providers, management believes that they could obtain such services on terms comparable to the Company's existing agreements. A change in suppliers, however, could cause delays in service, which would adversely affect the Company's financial position, results of operations and cash flows.

  Leases

     The Company leases office space in Bethesda, Maryland for its corporate headquarters under an agreement which expires in December 1999. In addition, the Company maintains facilities in New York, N.Y., under an agreement which expires in 1999. The lease agreement for its corporate headquarters contains provisions allowing free rent periods and periodic rate increases during the lease terms. The Company recognizes rent expense under operating leases ratably over the lease terms. As of December 31, 1997 and 1998, the Company had $13,000 and $7,000, respectively, recorded as deferred rent included in accrued expenses. Total rent expense was $238,783 and $239,936 for the years ended December 31, 1997 and 1998, respectively.

     In addition to office space, the Company leases an automobile under a 36 month operating lease, which expires in 1999.

     Future minimum lease payments under non-cancelable operating leases are as follows:

1999..............................................  $201,695

8. RELATED PARTY TRANSACTIONS

     In 1996, the Company advanced $171,250 to certain employees and shareholders under notes receivable arrangements. During 1997, the Company advanced an additional $78,103 under these arrangements, and received $83,750 in collections on the notes receivables. There is no planned settlement of the notes receivable balance in the foreseeable future, therefore the Company has classified the amounts as a component of stockholders' equity (deficit). Under these arrangements, the Company provided an allowance for doubtful accounts of $122,583 to reflect the net realizable value of the notes at December 31, 1997 and 1998, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Riverbed Technologies, Inc.

     We have audited the accompanying balance sheets of Riverbed Technologies, Inc. (the Company) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from October 21, 1998 (date of inception) to December 31, 1998 and for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Riverbed Technologies, Inc. as of December 31, 1998 and 1999 and the results of its operations and its cash flows for the period from October 21, 1998 (date of inception) to December 31, 1998 and for the year ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          KPMG LLP

McLean, Virginia
February 15, 2000

                          RIVERBED TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1998         1999
                                                              --------    -----------
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $     --    $ 5,340,801
  Short-term investments....................................        --      3,936,542
  Accounts receivable.......................................    21,883        619,071
  Prepaids and other........................................        --        428,855
                                                              --------    -----------
          Total current assets..............................    21,883     10,325,269
Property and equipment, net.................................    48,161        718,075
                                                              --------    -----------
          Total assets......................................  $ 70,044    $11,043,344
                                                              ========    ===========
                     LIABILITIES, REDEEMABLE PREFERRED STOCK AND
                           STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $ 46,789    $   637,378
  Accrued expenses..........................................        --        497,135
  Deferred revenues.........................................     3,000         68,510
  Advance from stockholder..................................    81,834             --
  Note payable -- current portion...........................        --        120,578
                                                              --------    -----------
  Total current liabilities.................................   131,623      1,323,601
                                                              --------    -----------
Long-term liabilities:
  Note payable -- less current portion......................        --        241,155
                                                              --------    -----------
          Total liabilities.................................   131,623      1,564,756
                                                              --------    -----------
Series A preferred stock, convertible, $0.01 par value, zero and 3,500,000 shares authorized, issued and outstanding at
  December 31, 1998 and 1999, respectively (liquidation
  value $3,829,863).........................................        --      3,785,531
Series B preferred stock, convertible, $0.01 par value, zero and 4,145,211 shares authorized, issued and outstanding at
  December 31, 1998 and 1999, respectively (liquidation
  value $12,053,001)........................................        --     11,985,989
Stockholders' equity (deficit):
  Common stock, $0.01 par value, 100,000 and 14,354,789
     shares authorized at December 31, 1998 and 1999,
     respectively; 100,000 and 2,887,793 shares issued and
     outstanding at December 31, 1998 and 1999,
     respectively...........................................     1,000         28,878
  Additional paid-in-capital................................    (1,000)       561,033
  Accumulated deficit.......................................   (61,579)    (6,882,843)
                                                              --------    -----------
          Total stockholders' equity (deficit)..............   (61,579)    (6,292,932)
                                                              --------    -----------
  Commitments and contingencies
          Total liabilities, redeemable preferred stock and
            stockholders' equity (deficit)..................  $ 70,044    $11,043,344
                                                              ========    ===========

                See accompanying notes to financial statements.

                          RIVERBED TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

                                                                PERIOD FROM
                                                              OCTOBER 21, 1998
                                                           (DATE OF INCEPTION) TO       YEAR ENDED
                                                             DECEMBER 31, 1998       DECEMBER 31, 1999
                                                           ----------------------    -----------------
Software license revenue.................................         $     --              $   757,899
Maintenance, consulting and support revenue..............               --                  169,186
                                                                  --------              -----------
          Total revenue..................................               --                  927,085
Cost of software revenue.................................               --                  221,101
Cost of maintenance, consulting and support revenue......               --                  506,383
                                                                  --------              -----------
          Total cost of revenue..........................               --                  727,484
                                                                  --------              -----------
Gross profit.............................................               --                  199,601
Operating expenses:
Sales and marketing......................................           38,115                2,865,470
Research and development.................................           10,091                2,050,778
General and administrative...............................           13,373                1,055,071
Stock option expense.....................................               --                1,200,294
                                                                  --------              -----------
                                                                    61,579                7,171,613
                                                                  --------              -----------
          Operating loss.................................          (61,579)              (6,972,012)
Interest income (expense), net...........................               --                  150,748
                                                                  --------              -----------
Loss before income taxes.................................          (61,579)              (6,821,264)
Income taxes.............................................               --                       --
                                                                  --------              -----------
Net loss.................................................         $(61,579)             $(6,821,264)
Preferred stock dividend requirements....................               --                 (628,376)
                                                                  --------              -----------
Net loss available to common stockholders................         $(61,579)             $(7,449,640)
                                                                  ========              ===========

                See accompanying notes to financial statements.

                          RIVERBED TECHNOLOGIES, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                    COMMON STOCK        ADDITIONAL
                                --------------------     PAID-IN-     ACCUMULATED
                                 SHARES        PAR       CAPITAL        DEFICIT         TOTAL
                                ---------    -------    ----------    -----------    -----------
Balance at inception, October
  21, 1998....................         --    $    --    $       --    $        --    $        --
  Shares issued at
     inception................    100,000      1,000        (1,000)            --             --
  Net loss....................         --         --            --        (61,579)       (61,579)
                                ---------    -------    ----------    -----------    -----------
Balance at December 31,
  1998........................    100,000      1,000        (1,000)       (61,579)       (61,579)
  Stock split.................  1,722,917     17,229        17,229             --             --
  Issuance of common shares...    984,376      9,844            --             --          9,844
  Exercise stock options......     80,500        805         7,344             --          8,149
  Stock option expense........         --         --     1,200,294             --      1,200,294
  Preferred stock dividend
     requirements.............         --         --      (628,376)            --       (628,376)
  Net loss....................         --         --            --     (6,821,264)    (6,821,264)
                                ---------    -------    ----------    -----------    -----------
Balance at December 31,
  1999........................  2,887,793    $28,878    $  561,033    $(6,882,843)   $(6,292,932)
                                =========    =======    ==========    ===========    ===========

                See accompanying notes to financial statements.

                          RIVERBED TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                PERIOD FROM
                                                              OCTOBER 21, 1998
                                                           (DATE OF INCEPTION) TO       YEAR ENDED
                                                             DECEMBER 31, 1998       DECEMBER 31, 1999
                                                           ----------------------    -----------------
Cash flow from operating activities:
  Net loss...............................................         $(61,579)             $(6,821,264)
  Adjustments to reconcile net loss to net cash used in
     operating activities
     Stock option expense................................               --                1,200,294
     Depreciation and amortization.......................               --                   97,050
     Changes in operating assets and liabilities:
       Increase in accounts receivable...................          (21,883)                (597,188)
       Increase in prepaids and other current assets.....               --                 (428,855)
       Increase in accounts payable and accrued
          expenses.......................................           46,789                1,087,724
       Increase in deferred revenue......................            3,000                   65,510
                                                                  --------              -----------
Net cash used in operating activities....................          (33,673)              (5,396,729)
                                                                  --------              -----------
Cash flows from investing activities:
     Purchases of property and equipment.................          (48,161)                (766,964)
     Purchase of short-term investments..................               --               (3,936,542)
                                                                  --------              -----------
  Net cash used in investing activities..................          (48,161)              (4,703,506)
                                                                  --------              -----------
Cash flows from financing activities:
     Advance (repayment) from stockholder................           81,834                  (81,834)
     Proceeds from the issuance of common stock and
       exercise of stock options.........................               --                   17,993
     Proceeds from the issuance of preferred stock, net
       of issuance costs.................................               --               15,143,144
     Proceeds from line of credit........................               --                  250,000
     Repayment on line of credit.........................               --                 (250,000)
     Proceeds from note payable..........................               --                  361,733
                                                                  --------              -----------
Net cash provided by financing activities................           81,834               15,441,036
Net increase in cash and cash equivalents................               --                5,340,801
Cash and cash equivalents, beginning of period...........               --                       --
                                                                  --------              -----------
Cash and cash equivalents, end of period.................         $     --              $ 5,340,801
                                                                  ========              ===========
Supplemental disclosure of cash flow information:
  Interest...............................................         $     --              $     4,355
  Income taxes...........................................         $     --              $        --

                See accompanying notes to financial statements.

                          RIVERBED TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND DESCRIPTION OF BUSINESS

     Riverbed Technologies, Inc. (the "Company"), a Delaware corporation, was formed on October 21, 1998 and is based in Vienna, Virginia.

     The Company designs, develops, sells and supports synchronization and management software that enables handheld devices to be used as a natural extension of the enterprise and systems enabling people to use wireless handheld devices for data communications and transactions. The Company operates in a highly competitive environment subject to rapid technological change and emergence of new technology. Although management believes its services are transferable to emerging technologies, rapid changes in technology could have an adverse financial impact on the Company.

     The Company expects to expand its operations through continued capital investment in new systems and services. The Company is not currently generating sufficient cash flows from operations to support its current operating and capital requirements. The Company has and will continue to be dependent upon its stockholders and other financing sources to fund these requirements.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Revenue Recognition

     Revenues are generated from licensing software and providing services, including maintenance and technical support, training and consulting.

     In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 97-2, Software Revenue Recognition. Subsequently, in March 1998 and December 1998, the AICPA issued SOP 98-4 and SOP 98-9, respectively, which defer until the Company's fiscal year beginning January 1, 2000, the application of several paragraphs and examples in SOP 97-2 that limit the definition of vendor specific objective evidence ("VSOE") for determining fair value of various elements in a multiple element arrangement. The provisions of SOP 97-2 have been applied to transactions entered into from the inception (October 21, 1998) of the Company. Management of the Company does not believe that the adoption of the remaining portions of SOP 97-2, which were deferred by SOP 98-4 and SOP 98-9, will have a material impact on the Company's financial statements.

     Software revenue consists of fees for licenses of the Company's software products. The Company recognizes the revenue when the license agreement is signed, the license fee is fixed and determinable, delivery of the software has occurred, and collectibility of the fee is considered probable.

     Services revenue consists of maintenance and technical support, training and consulting. Revenues from maintenance and technical support, which consists of unspecified when-and-if-available product updates and customer telephone support services, are recognized ratably over the term of the service period. Other services revenues are recognized as the related services is provided.

  (b) Cost of Revenues

     The cost of software license revenues consists primarily of third party royalties. The cost of maintenance, consulting and support revenue consists primarily of personnel-related costs.

  (c) Software Development Costs

     Software development costs are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed (the "Standard"). Under the Standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. To

                          RIVERBED TECHNOLOGIES, INC.

date, the period between achieving technological feasibility and the general availability of such software has been short; therefore, software development costs qualifying for capitalization have been immaterial. Accordingly, the Company has not capitalized any software development costs and has charged all such costs to research and development expense. Research and development costs are expensed as incurred.

  (d) Advertising Expense

     Advertising costs are expensed as incurred. Advertising expense was $0 and $343,000 for the period from October 21, 1998 (date of inception) to December 31, 1998 and for the year ended December 31, 1999, respectively.

  (e) Income Taxes

     The Company recognizes income taxes using the asset and liability method, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a tax rate change on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

  (f) Cash and Cash Equivalents

     Cash equivalents include all highly liquid investments with original maturities of three months or less. Cash equivalents include approximately $3,508,000 in money market accounts as of December 31, 1999.

  (g) Short-term Investments

     Short-term investments consist of highly liquid investments with original maturities greater than three months and less than one year. Short-term investments consisted of U.S. Treasury securities. Short-term investments are recorded at their amortized cost which approximates fair value as of December 31, 1999.

  (h) Concentration of Credit Risk

     Financial instruments that potentially subject the Company to credit risk consist of accounts receivable. The Company extends credit to its customers on an unsecured basis in the normal course of business.

     For the year ended December 31, 1999, the Company derived approximately 60 percent of its revenue from three customers. As of December 31, 1999, approximately 88 percent of the accounts receivable balance was due from four customers.

  (i) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          RIVERBED TECHNOLOGIES, INC.

  (j) Fair Value of Financial Instruments

     The carrying of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable approximate their fair value because of the short duration of the instruments.

  (k) Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to five years. The costs of leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

  (l) Recovery of Long-Lived Assets

     The Company's policy is to review its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company recognizes an impairment loss when the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset. The measurement of the impairment losses to be recognized is based upon the difference between the fair value and the carrying amount of the assets.

  (m) Stock Compensation

     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost, if any, is recognized over the respective vesting period based on the difference, on the date of grant, between the fair value of the Company's common stock and the exercise price. All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

  (n) Other Comprehensive Loss

     The Company has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 established standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes changes in equity of business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income refers to revenue, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income, but excluded from net income. The Company has had no transactions of this nature since its inception.

  (o) Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement, as amended, is effective for all fiscal quarters beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have a material affect on its financial position or results of operations.

                          RIVERBED TECHNOLOGIES, INC.

(3) CAPITALIZATION

     The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 14,354,789 shares of common stock. As of December 31, 1999, the Company had reserved shares of common stock for future issuance as follows:

Conversion of Series A Preferred Stock......................  3,500,000
Conversion of Series B Preferred Stock......................  4,145,412
Exercise of stock options pursuant to stock option plan.....  2,484,376

     On October 21, 1998, the Company was formed and initially capitalized when Noblestar Systems Corporation ("NobleStar") contributed certain intangible assets in exchange for all 100,000 shares of the Company's authorized common stock. On January 16, 1999, the Company effected a stock split of 18.22917 to 1 of its common stock. On January 20, 1999, the Company granted 984,376 shares of common stock to two of its founders. In connection with this grant the Company recorded stock option expense of approximately $778,000.

(4) PREFERRED STOCK

     In January 1999, the Company issued 3,500,000 shares of Series A Preferred Stock ("Series A") at a price of $1.00 per share. Total proceeds, net of offering expenses, were approximately $3,442,000.

     In October 1999, the Company issued 4,145,211 shares of Series B Preferred Stock ("Series B") at a price of $2.84 per share. Total proceeds, net of offering expenses, were approximately $11,701,000.

  (a) Voting Rights and Protective Provisions

     The Series A and B stockholders may vote with the common stock as a single class on all actions to be taken by the stockholders. The Series A and B stockholders each are entitled to elect one member of the Board of Directors provided that at least 10 percent of authorized preferred stock of each class is then outstanding. Furthermore, as long as 10 percent of each class of preferred stock is outstanding, approval by at least two-thirds of holders of then outstanding shares of Series A and B is required for: (i) changing rights, preferences or privileges of each class; and (ii) issuing any equity security having a preference or parity with each class with respect to voting, dividends, liquidation or redemption. Finally, as long as 10 percent of each class of preferred stock of each class is outstanding, approval by at least fifty percent of the holders of then outstanding shares of Series and A and B is required for:
(i) the sale of the Company or substantially all of its assets; (ii) increasing the authorized number of shares of preferred stock or common stock; (iii) amending the Company's charter or bylaws; (iv) materially changing the Company's business; (v) approving an annual budget and executive compensation plan, including expenses greater than $100,000; or (vi) increasing the number of directors of the Company.

  (b) Dividends

     Series A and B stock accrues cumulative dividends at rate of 10 percent per annum, whether or not the dividends are declared by the Board of Directors. Unpaid and undeclared dividends on Series A and Series B was approximately $330,000 and $280,000, respectively, as of December 31, 1999.

  (c) Liquidation

     In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of Series A and B stock shall be entitled to receive an amount equal to the original share price paid plus any unpaid cumulative dividends, whether or not declared. The Series A and

                          RIVERBED TECHNOLOGIES, INC.

B stockholders may also participate on an equal basis with the common stock in any remaining assets after accumulated dividend are paid.

  (d) Redemption

     Series A and B stock are redeemable after October 2003 upon notice to the Company by at least 50 percent of the holders of the then outstanding stock. The redemption price shall equal the liquidation amount and is payable in three annual installments beginning on the redemption date.

  (e) Conversion

     Series A and B stock is convertible on a one-for-one basis into shares of common stock at the option of the holder. Series A and B stock is automatically converted into common stock in the event of an initial public offering in which the aggregate proceeds are not less than $15,000,000 and the Company's pre-offering valuation is at least $150,000,000.

(5) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
Computer hardware...........................................  $48,161    $638,594
Computer software...........................................       --     158,375
Furniture and fixtures......................................       --      18,156
                                                              -------    --------
                                                               48,161     815,125
Less: Accumulated depreciation..............................       --      97,050
                                                              -------    --------
                                                              $48,161    $718,075
                                                              =======    ========

(6) LINE OF CREDIT AND NOTES PAYABLE

     In August 1999, the Company entered into a two-tranche credit facility with a bank for a maximum available credit of $2,000,000. The assets and intellectual properties of the Company collateralize the facility.

     The first tranche is an equipment note payable not to exceed $500,000, of which, approximately $362,000 was payable at December 31, 1999. Amounts available under the equipment note payable are limited to the advance purchase of certain equipment through June 30, 2000. At December 31, 1999, there was approximately $138,000 available to the Company under the equipment financing. Principal is payable in thirty-six equal installments plus interest commencing in January 2000. Any amounts drawn down between January and June 2000, and the related interest, are due in thirty-six equal installments commencing in July 2000. Interest accrues on the unpaid principal at 1.625% above the bank's prime rate (10.125% at December 31, 1999).

     The second tranche is a revolving line of credit not to exceed $1,500,000. Amounts available under the revolving line of credit are limited by certain asset based formulas and at December 31, 1999, there was approximately $836,000 available to the Company. All outstanding principal and interest is due on January 31, 2001, the termination date of the revolving line of credit. Interest accrues on the unpaid principal at 1.25% above the bank's prime rate (9.75% at December 31, 1999) and is payable monthly.

     Finally, as of December 31, 1999, an irrevocable standby letter of credit for $100,000 was established in lieu of a deposit on the lease for the Company's headquarters.

                          RIVERBED TECHNOLOGIES, INC.

(7) EMPLOYEE BENEFIT PLANS

  Retirement Plan

     As of March 1, 1999, the Company adopted a 401(k) Retirement Plan (the "Plan") covering substantially all its employees. Participants in the Plan may elect to defer up to 15% of their compensation. The Company may make a discretionary matching contribution. In 1999, the Company matched 50% of employee contributions up to 6% of compensation. The amount recorded as expense for the year ended December 31, 1999 was approximately $25,000.

  Stock Option Plan

     During 1999, the Board of Directors adopted the 1999 Stock Option Plan ("the Stock Plan"). The Company has reserved up to 2,484,376 shares for issuance under the Stock Plan. All of the Company's employees, officers, directors, consultants and advisors are eligible to be granted options under the Stock Plan. The exercise price and duration of the option are determined by the Board at the date of grant. The options generally vest ratably over a period of 4 years, and generally expire in 10 years.

     The following table summarizes option activity for the year ended December 31, 1999. No options were granted in 1998.

                                                                      1999
                                                              ---------------------
                                                                           WEIGHTED
                                                                           AVERAGE
                                                                           EXERCISE
                                                               SHARES       PRICE
                                                              ---------    --------
Outstanding at beginning of year............................         --     $  --
Granted.....................................................  1,823,641      0.60
Exercised...................................................    (80,500)     0.10
Cancelled...................................................   (113,996)     0.10
                                                              ---------     -----
Outstanding at year end.....................................  1,629,145      0.65
                                                              =========     =====
Options exercisable at year end.............................    324,252      0.35
                                                              =========     =====
Options available for future grant..........................    660,735
                                                              =========

     The per share weighted-average fair value of the options granted during 1999 was $1.90. The fair value of each option grant is estimated on the date of grant, using the Black-Scholes options-pricing model with the following assumptions: expected option life of 5 years, volatility of zero, risk-free interest rate of 6.0% and dividend yield of zero percent.


                    OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
           -------------------------------------   -----------------------
              NUMBER       WEIGHTED                   NUMBER
           OUTSTANDING      AVERAGE     WEIGHTED   EXERCISABLE    WEIGHTED
                AT         REMAINING    AVERAGE       AS OF       AVERAGE
EXERCISE   DECEMBER 31,   CONTRACTUAL   EXERCISE   DECEMBER 31,   EXERCISE
 PRICES        1999          LIFE        PRICE         1999        PRICE
--------   ------------   -----------   --------   ------------   --------
 $0.10        396,545        2.85        $0.10       216,336       $0.10
 $0.30        284,100        3.60        $0.30            --          --
 $0.85        854,000        3.83        $0.85       107,916        0.85
 $2.27         94,500        3.88        $2.27            --          --
            ---------                                -------
            1,629,145        3.48        $0.65       324,252       $0.35
            =========                                =======

                          RIVERBED TECHNOLOGIES, INC.

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. The Company recorded compensation expense of approximately $422,000 relating to options granted in the year ended December 31, 1999, equal to the difference between the estimated fair market value of the Company's common stock on the grant date and the exercise price of the options. The expense will be recognized ratably over the vesting period of the options, which is generally four years.

     SFAS No. 123 requires pro forma net income (loss) disclosures as if the Company had accounted for its stock options granted under the fair value method prescribed by that statement. Had the Company used the fair value methodology for determining compensation expense, the following table presents the pro forma net income (loss) that would have been recorded by the Company for the options granted during the year ended December 31, 1999:

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                             1999,
                                                                     ---------------------
Net loss............................................  As reported         $(6,821,264)
                                                      Proforma            $(6,863,264)

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.

(8) INCOME TAXES

     No provision for federal or state income taxes has been recorded as the Company incurred net operating losses for all periods presented. As of December 31, 1999, the Company had net operating loss carryforwards available to offset future taxable income of approximately $5,755,000 which expire in 2019. The actual income tax benefit differed from the income tax benefit which would be computed based upon the statutory federal tax rates as a result of recording a valuation allowance.

     The tax effected amounts of temporary differences as of December 31, 1998 and 1999 are as follows:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1998           1999
                                                            -----------    -----------
Deferred tax assets:
Net operating loss carryforward...........................  $        --    $ 2,359,000
Start-up costs............................................       25,000         19,000
Accrued vacation..........................................           --         10,000
                                                            -----------    -----------
Total deferred tax assets.................................       25,000      2,388,000
Valuation allowance.......................................      (25,000)    (2,340,000)
                                                            -----------    -----------
Net deferred tax assets...................................           --         48,000
                                                            -----------    -----------
Deferred tax liabilities:
Depreciation and amortization.............................           --         48,000
                                                            -----------    -----------
Total deferred tax liabilities............................           --         48,000
                                                            -----------    -----------
Net deferred taxes........................................  $        --    $        --
                                                            ===========    ===========

(9) LEASES

     In December 1999, the Company entered into a long-term, non-cancelable operating lease for its headquarters. The Company also leases other facilities and certain office equipment under short-term, non-

                          RIVERBED TECHNOLOGIES, INC.

cancelable operating leases. Future minimum lease payments under non-cancelable operating leases are as follows:

                                                               MINIMUM
                                                                LEASE
YEARS ENDING DECEMBER 31,                                      PAYMENTS
-------------------------                                     ----------
  2000......................................................  $  563,000
  2001......................................................     572,000
  2002......................................................     587,000
  2003......................................................      52,000
                                                              ----------
                                                              $1,774,000
                                                              ==========

     Rent expense under operating leases was approximately $400 and $107,000, for the period from October 21, 1998 (date of inception) to December 31, 1998 and the year ended December 31, 1999, respectively.

(10) RELATED PARTY TRANSACTIONS

     In 1998, the Company's operations were funded through non-interest bearing advances made by Noblestar. As of December 31, 1998, approximately $82,000 was due to Noblestar for such advances. These amounts were repaid in 1999.

(11) SUBSEQUENT EVENT

     On February 9, 2000, the Company entered into a definitive merger agreement to be acquired by Aether Systems, Inc. for approximately 4,537,000 shares of Aether's common stock, plus the issuance of options to acquire approximately 863,000 shares of Aether's common stock for replacement of existing options issued to the Company's employees. The acquisition is subject to regulatory and stockholder approval.

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

     The unaudited pro forma condensed consolidated financial information has been prepared by Aether's management and gives effect to:

     (1) the acquisition of Mobeo, Inc. completed on September 28, 1999 and the acquisition of LocusOne Communications, Inc. completed on February 3, 2000, which are collectively referred to in this "Unaudited Pro Forma Condensed Consolidated Financial Information" section as the "Completed Transactions", and

     (2) the pending acquisition of Riverbed Technologies, Inc. which is referred to in this "Unaudited Condensed Consolidated Pro Forma Financial Information" section as the "Pending Transaction".

     The pro forma condensed consolidated statement of operations for the year ended December 31, 1999 has been prepared to give effect to the Mobeo, LocusOne and Riverbed acquisitions as if they had occurred on January 1, 1999. The pro forma as adjusted statement of operations gives effect to the Mobeo, LocusOne, and Riverbed acquisitions plus the offering of shares covered by this prospectus and the application of the net proceeds. The pro forma as further adjusted statement of operations also gives effect to the concurrent offering of convertible notes and the application of the net proceeds. The pro forma condensed consolidated balance sheet as of December 31, 1999 gives effect to the LocusOne and Riverbed acquisitions as if they had occurred on December 31, 1999. The acquisition of Mobeo, which occurred prior to December 31, 1999, is already reflected in the Company's historical consolidated balance sheet as of December 31, 1999. The pro forma as adjusted balance sheet gives effect to the LocusOne and Riverbed acquisitions plus the offering of shares covered by this prospectus and the application of the net proceeds. The pro forma as further adjusted balance sheet also gives effect to the concurrent offering of convertible notes and the application of the net proceeds.

     The pro forma adjustments, which are based upon available information and certain assumptions that Aether believes are reasonable in the circumstances, are applied to the historical financial statements of Aether, Mobeo, LocusOne and Riverbed. The acquisitions are accounted for under the purchase method of accounting. Aether's allocation of the purchase price is based upon the estimated fair value of assets acquired and liabilities assumed in accordance with Accounting Principles Board Opinion No. 16. The purchase price allocations reflected in the accompanying unaudited pro forma condensed consolidated financial statements may be different from the final allocation of the purchase price and any such differences may be material.

     The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and the notes thereto for Aether, Mobeo and Riverbed which are included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial information are provided for informational purposes only and do not purport to represent what Aether's financial position or results of operations would actually have been had the acquisitions occurred on such dates or to project Aether's results of operations or financial position for any future period.

                              AETHER SYSTEMS, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                               AS OF DECEMBER 31, 1999
                                    -----------------------------------------------------------------------------
                                                                    AETHER AS
                                                    ADJUSTMENTS    ADJUSTED FOR    ADJUSTMENTS
                                     HISTORICAL    FOR COMPLETED    COMPLETED      FOR PENDING       PRO FORMA
                                       AETHER      TRANSACTIONS    TRANSACTIONS    TRANSACTION      CONSOLIDATED
                                    ------------   -------------   ------------   --------------   --------------
                                                     ASSETS
Current assets:
  Cash and cash equivalents.......  $ 78,541,792   $(21,163,853)   $ 57,377,939   $   (9,659,199)  $   47,718,740
  Short-term investments..........     2,091,962             --       2,091,962        3,936,542        6,028,504
  Trade accounts receivable,
    net...........................     1,002,845        256,423       1,259,268          619,071        1,878,339
  Inventory, net..................       688,494             --         688,494               --          688,494
  Prepaid expenses and other
    current assets................     4,994,965          6,573       5,001,538          428,855        5,430,393
                                    ------------   ------------    ------------   --------------   --------------
         Total current assets.....    87,320,058    (20,900,857)     66,419,201       (4,674,731)      61,744,470
Property and equipment, net.......     2,795,920        197,821       2,993,741          718,075        3,711,816
Intangible assets, net............    12,209,442     39,868,502      52,077,944    1,126,324,412    1,178,402,356
Other assets......................       208,698             --         208,698               --          208,698
                                    ------------   ------------    ------------   --------------   --------------
                                    $102,534,118   $ 19,165,466    $121,699,584   $1,122,367,756   $1,244,067,340
                                    ============   ============    ============   ==============   ==============
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................  $  1,425,435   $     79,975    $  1,505,410   $      637,378   $    2,142,788
  Accrued expenses................     1,619,947             --       1,619,947          497,135        2,117,082
  Accrued employee compensation
    and benefits..................       971,110             --         971,110               --          971,110
  Deferred revenue................       175,193        110,469         285,662           68,510          354,172
  Notes payable current portion...                   18,975,022      18,975,022          120,578       19,095,600
                                    ------------   ------------    ------------   --------------   --------------
         Total current
           liabilities............     4,191,685     19,165,466      23,357,151        1,323,601       24,680,752
Notes payable-less current
  portion.........................            --             --              --          241,155          241,155
                                    ------------   ------------    ------------   --------------   --------------
                                       4,191,685     19,165,466      23,357,151        1,564,756       24,921,907
Stockholders' equity
  Preferred stock.................            --             --              --               --               --
  Common stock....................       271,543             --         271,543           45,373          316,916
  Additional paid-in-capital......   120,892,478             --     120,892,478    1,120,757,627    1,241,650,105
  Accumulated deficit.............   (22,613,640)            --     (22,613,640)              --      (22,613,640)
  Notes receivable from
    shareholder...................      (137,879)            --        (137,879)              --         (137,879)
  Unrealized loss on
    investments...................       (70,069)            --         (70,069)              --          (70,069)
                                    ------------   ------------    ------------   --------------   --------------
         Total stockholders'
           equity.................    98,342,433             --      98,342,433    1,120,803,000    1,219,145,433
                                    ------------   ------------    ------------   --------------   --------------
                                    $102,534,118   $ 19,165,466    $121,699,584   $1,122,367,756   $1,244,067,340
                                    ============   ============    ============   ==============   ==============

                              AETHER SYSTEMS, INC.

                                                                    AS OF DECEMBER 31, 1999
                                   -----------------------------------------------------------------------------------------
                                                       PRO FORMA                              PRO FORMA         PRO FORMA
                                     PRO FORMA       STOCK OFFERING         PRO FORMA       DEBT OFFERING       AS FURTHER
                                    CONSOLIDATED      ADJUSTMENTS          AS ADJUSTED       ADJUSTMENTS         ADJUSTED
                                   --------------    --------------       --------------    -------------     --------------
                                                           ASSETS
Current assets:
  Cash and cash equivalents......  $   47,718,740     $420,906,348(A)     $  468,625,088    $192,800,000(B)   $  661,425,088
  Short-term investments.........       6,028,504               --             6,028,504              --           6,028,504
  Trade accounts receivable,
    net..........................       1,878,339               --             1,878,339              --           1,878,339
  Inventory, net.................         688,494               --               688,494              --             688,494
  Prepaid expenses and other
    current assets...............       5,430,393               --             5,430,393              --           5,430,393
                                   --------------     ------------        --------------    ------------      --------------
        Total current assets.....      61,744,470      420,906,348           482,650,818     192,800,000         675,450,818
Property and equipment, net......       3,711,816               --             3,711,816              --           3,711,816
Intangible assets, net...........   1,178,402,356               --         1,178,402,356              --       1,178,402,356
Other assets.....................         208,698      127,000,000(A)        127,208,698       7,200,000(B)      134,408,698
                                   --------------     ------------        --------------    ------------      --------------
                                   $1,244,067,340     $547,906,348        $1,791,973,688    $200,000,000      $1,991,973,688
                                   ==============     ============        ==============    ============      ==============
                                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............  $    2,142,788     $         --        $    2,142,788    $         --      $    2,142,788
  Accrued expenses...............       2,117,082               --             2,117,082              --           2,117,082
  Accrued employee compensation
    and benefits.................         971,110               --               971,110              --             971,110
  Deferred revenue...............         354,172               --               354,172              --             354,172
  Notes payable..................      19,095,600    (18,975,022)(A)             120,578              --             120,578
                                   --------------     ------------        --------------    ------------      --------------
        Total current
          liabilities............      24,680,752     (18,975,022)             5,705,730              --           5,705,730
Notes payable....................         241,155               --               241,155              --             241,155
  Convertible subordinated notes
    payable......................              --               --                    --     200,000,000(B)      200,000,000
                                   --------------     ------------        --------------    ------------      --------------
                                       24,921,907     (18,975,022)             5,946,885     200,000,000         205,946,885
Stockholders' equity
  Preferred stock................              --               --                    --              --                  --
  Common stock...................         316,916           24,531(A)            341,447              --             341,447
  Additional paid-in-capital.....   1,241,650,105      566,856,839(A)      1,808,506,944              --       1,808,506,944
  Accumulated deficit............     (22,613,640)                          (22,613,640)              --         (22,613,640)
  Notes receivable from
    shareholder..................        (137,879)              --             (137,879)              --            (137,879)
  Unrealized loss on
    investments..................         (70,069)              --              (70,069)              --             (70,069)
                                   --------------     ------------        --------------    ------------      --------------
        Total stockholders'
          equity.................   1,219,145,433      566,881,370         1,786,026,803              --       1,786,026,803
                                   --------------     ------------        --------------    ------------      --------------
                                   $1,244,067,340     $547,906,348        $1,791,973,688    $200,000,000      $1,991,973,688
                                   ==============     ============        ==============    ============      ==============


---------------


(A) Reflects the sale of 2,307,969 shares of common stock in the offering assuming an offering price of $258 3/8 per share, after deducting underwriter's discounts and commissions and offering expenses, the exercise of options to purchase 145,000 shares by the selling stockholders, the repayment of approximately $19 million of indebtedness incurred in connection with the LocusOne acquisition, the investment of $100 million in the new company formed with Reuters, the investment of $17 million in Metrocall, and the investment of $10 million in Inciscent.


(B) Reflects the sale of an aggregate $200 million of      % convertible
    subordinated notes due in 2005 in the concurrent offering, less the underwriter's discounts and commissions and offering expenses recorded as deferred financing fees of $7.2 million.

                              AETHER SYSTEMS, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                     ADJUSTMENTS FOR COMPLETED TRANSACTIONS

                                                             AS OF DECEMBER 31, 1999
                                                  ----------------------------------------------
                                                                  PRO FORMA         ADJUSTMENTS
                                                  HISTORICAL     ACQUISITION       FOR COMPLETED
                                                   LOCUSONE      ADJUSTMENTS       TRANSACTIONS
                                                  -----------    ------------      -------------
                                             ASSETS

Current assets:
  Cash and cash equivalents.....................  $    11,125    $(21,174,978)(A)  $(21,163,853)
  Trade accounts receivable, net................      256,423              --           256,423
  Prepaid expenses and other current assets.....        6,573              --             6,573
                                                  -----------    ------------      ------------
          Total current assets..................      274,121     (21,174,978)      (20,900,857)
Property and equipment, net.....................      197,821              --           197,821
Intangible assets, net..........................           --      39,868,502(A)     39,868,502
                                                  -----------    ------------      ------------
                                                  $   471,942    $ 18,693,524      $ 19,165,466
                                                  ===========    ============      ============

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..............................  $    79,975    $         --      $     79,975
  Line of credit................................      858,000        (858,000)(A)            --
  Deferred revenue..............................      110,469              --           110,469
  Notes payable.................................           --      18,975,022(A)     18,975,022
                                                  -----------    ------------      ------------
          Total current liabilities.............    1,048,444      18,117,022        19,165,466
Redeemable preferred stock......................    2,250,000      (2,250,000)(A)            --
Stockholders' equity (deficit):
  Common stock..................................       45,000         (45,000)(A)            --
  Additional paid-in-capital....................      160,029        (160,029)(A)            --
  Accumulated deficit...........................   (3,031,531)      3,031,531(A)             --
                                                  -----------    ------------      ------------
Total stockholders' equity (deficit)............   (2,826,502)      2,826,502                --
                                                  -----------    ------------      ------------
                                                  $   471,942    $ 18,693,524      $ 19,165,466
                                                  ===========    ============      ============

---------------

     (A) The LocusOne acquisition is to be accounted for as a purchase pursuant to Accounting Principles Board Opinion No. 16. Under such purchase accounting principles, LocusOne's assets acquired and liabilities assumed are required to be adjusted to their estimated fair values at the date of acquisition. The difference between the purchase cost and the fair value of LocusOne's net tangible and identifiable intangible assets is goodwill.

          The purchase price for LocusOne is as follows:

Cash consideration......................................  $21,024,978
Notes payable...........................................   18,975,022
Estimated costs and expenses............................      150,000
                                                          -----------
          Total purchase price..........................  $40,150,000
                                                          ===========

          Aether made a payment of $20,000,000 at closing. In addition, Aether repaid outstanding indebtedness and certain legal fees of LocusOne totalling approximately $1,000,000. The remaining amount is payable in the form of two non-interest bearing notes payable. One note totaling $5.4 million is payable at the time of closing of this offering and the remaining $13.6 million is payable at December 31, 2000.

          The allocation of the purchase price to the fair value of the assets acquired and liabilities assumed is preliminary and will be finalized following completion of a full valuation of the acquired assets and liabilities of LocusOne. The preliminary allocation of the purchase price is as follows:

Current assets..........................................  $   274,121
Fixed assets............................................      197,821
Current liabilities.....................................     (190,444)
Goodwill................................................   39,868,502
                                                          -----------
          Total purchase cost...........................  $40,150,000
                                                          ===========

          The above purchase price allocation is preliminary and may change upon final determination of the fair value of assets and liabilities acquired. The Company has not specifically identified amounts to assign to intangibles other than goodwill; changes in the amounts allocated to such assets could result in changes to the amount of goodwill recorded, and such changes could be material. A preliminary amortization period for goodwill of five years has been used for purposes of the pro forma financial information.

                              AETHER SYSTEMS, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                      ADJUSTMENTS FOR PENDING TRANSACTION

                                                             AS OF DECEMBER 31, 1999
                                                -------------------------------------------------
                                                                 PRO FORMA        ADJUSTMENTS FOR
                                                HISTORICAL      ACQUISITION           PENDING
                                                 RIVERBED       ADJUSTMENTS         TRANSACTION
                                                -----------    --------------     ---------------
                                             ASSETS
Current assets:
  Cash and cash equivalents...................  $ 5,340,801    $  (15,000,000)(A) $   (9,659,199)
  Short-term investments......................    3,936,542                --          3,936,542
  Trade accounts receivable, net..............      619,071                --            619,071
  Prepaid expenses and other current assets...      428,855                --            428,855
                                                -----------    --------------     --------------
          Total current assets................   10,325,269       (15,000,000)        (4,674,731)
Property and equipment, net...................      718,075                --            718,075
Intangible assets, net........................           --     1,126,324,412(A)   1,126,324,412
                                                ===========    ==============     ==============
                                                $11,043,344    $1,111,324,412     $1,122,367,756
                                                ===========    ==============     ==============
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................  $   637,378    $           --     $      637,378
  Accrued expenses............................      497,135                --            497,135
  Notes payable...............................      120,578                --            120,578
  Deferred revenue............................       68,510                --             68,510
                                                -----------    --------------     --------------
          Total current liabilities...........    1,323,601                --          1,323,601
Notes payable.................................      241,155                --            241,155
                                                -----------    --------------     --------------
                                                  1,564,756                --          1,564,756
Redeemable preferred stock....................   15,771,520       (15,771,520)(A)             --
Stockholders' Equity
  Common stock................................       28,878            16,495(A)          45,373
  Additional paid-in-capital..................      561,033     1,120,196,594(A)   1,120,757,627
  Accumulated deficit.........................   (6,882,843)        6,882,843(A)              --
                                                -----------    --------------     --------------
Total stockholders' equity (deficit)..........   (6,292,932)    1,127,095,932      1,120,803,000
                                                ===========    ==============     ==============
                                                $11,043,344    $1,111,324,412     $1,122,367,756
                                                ===========    ==============     ==============

---------------

(A) The pending acquisition of Riverbed will be accounted for as a purchase pursuant to Accounting Principles Board Opinion No. 16. Under such purchase accounting principles, Riverbed's assets acquired and liabilities assumed are required to be adjusted to their estimated fair values at the date of acquisition. The difference between the purchase cost and the fair value of Riverbed's net tangible and identifiable intangible assets is goodwill.

     The purchase price for Riverbed is as follows:

Issuance of Aether stock.............................  $  951,756,000
Issuance of replacement options......................     169,047,000
Estimated costs and expenses.........................      15,000,000
                                                       --------------
          Total purchase price.......................  $1,135,803,000
                                                       ==============

     Aether will issue approximately 4,537,000 shares of its common stock for all of the outstanding common and preferred stock of Riverbed. The Company has valued the common stock based on the market price of Aether's common stock over the period two days before and two days after the acquisition was agreed to and announced, in accordance with FASB Emerging Issues Task Force Issue 95-19. Aether has also reserved approximately 863,000 common shares for issuance upon exercise of replacement options to be issued to Riverbed employees. The value of these options was calculated using the Black-Sholes option pricing model with the following assumptions: expected dividend yield 0 percent, risk-free interest rate of 6.7 percent, expected life of 5 years and volatility of 70 percent.

     The allocation of the purchase price to the fair value of the assets acquired and liabilities assumed is preliminary and will be finalized following completion of a full valuation of the assets and liabilities of Riverbed. The preliminary allocation of the purchase price is as follows:

Current assets.......................................  $   10,325,269
Fixed assets.........................................         718,075
Current liabilities..................................      (1,323,601)
Long-term liabilities................................        (241,155)
Goodwill.............................................   1,126,324,412
                                                       --------------
          Total purchase cost........................  $1,135,803,000
                                                       ==============

     The above purchase price allocation is preliminary and may change upon final determination of the fair value of assets and liabilities acquired. The Company has not specifically identified amounts to assign to intangibles other than goodwill; changes in the amounts allocated to such assets could result in changes to the amount of goodwill recorded, and such changes could be material. A preliminary amortization period for goodwill of three years has been used for purposes of the pro forma financial information. However, the results of the full valuation may indicate that a portion of the purchase price should be allocated to in-process research and development. Such amounts, if any, will be expensed immediately following the date of acquisition. In addition, to the extent that the full valuation indicates that a portion of the purchase price should be allocated to identifiable intangible assets other than goodwill, the Company may be required to record a deferred tax liability, as such intangible assets would have no basis for tax reporting purposes.

                              AETHER SYSTEMS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                                                    YEAR ENDED DECEMBER 31, 1999
                             ---------------------------------------------------------------------------
                                                             AETHER AS
                                             ADJUSTMENTS    ADJUSTED FOR    ADJUSTMENTS
                              HISTORICAL    FOR COMPLETED    COMPLETED      FOR PENDING      PRO FORMA
                                AETHER      TRANSACTIONS    TRANSACTIONS    TRANSACTION    CONSOLIDATED
                             ------------   -------------   ------------   -------------   -------------
Subscriber revenue.........  $  3,731,792   $  7,467,834    $ 11,199,626   $          --   $  11,199,626
Engineering services
  revenue..................     2,594,476             --       2,594,476              --       2,594,476
Software and related
  services revenue.........            --      1,489,923       1,489,923         827,085       2,317,008
                             ------------   ------------    ------------   -------------   -------------
     Total revenue.........     6,326,268      8,957,757      15,284,025         827,085      16,111,110
Cost of subscriber
  revenue..................     2,109,807      2,529,296       4,639,103              --       4,639,103
Cost of engineering
  services revenue.........     1,366,426             --       1,366,426              --       1,366,426
Cost of software and
  related services
  revenue..................            --        813,203         813,203         727,484       1,540,687
                             ------------   ------------    ------------   -------------   -------------
     Total cost of
       revenue.............     3,476,233      3,342,499       6,818,732         727,484       7,546,216
                             ------------   ------------    ------------   -------------   -------------
          Gross profit.....     2,850,035      5,615,258       8,465,293          99,601       8,564,894
                             ------------   ------------    ------------   -------------   -------------
Operating expenses:
  Research and
     development...........     2,613,726        816,712       3,430,438       2,050,778       5,481,216
  General and
     administrative........     5,891,504      1,966,594       7,858,098       1,055,071       8,913,169
  Selling and marketing....     2,095,074      1,870,565       3,965,639       2,865,470       6,831,109
  Depreciation and
     amortization..........     1,089,013      9,820,307      10,909,320     375,441,471     386,350,791
  Option and warrant
     expense...............    19,198,209     18,634,331      37,832,540       1,200,294      39,032,834
                             ------------   ------------    ------------   -------------   -------------
                               30,887,526     33,108,509      63,996,035     382,613,084     446,609,119
                             ------------   ------------    ------------   -------------   -------------
          Operating loss...   (28,037,491)   (27,493,251)    (55,530,742)   (382,513,483)   (438,044,225)
Other income (expense):
  Interest income
     (expense), net........       (60,282)        17,594         (42,688)        150,748         108,060
  Equity in losses of
     investments...........    (2,425,000)            --              --              --      (2,425,000)
  Realized loss on sale of
     short-term
     investments...........      (168,721)            --              --              --        (168,721)
                             ------------   ------------    ------------   -------------   -------------
     Net loss..............  $(30,691,494)  $(27,475,657)   $(55,573,430)  $(382,362,735)  $(440,529,886)
                             ============   ============    ============   =============   =============
Pro forma net loss per
  share -- basic and
  diluted..................                                                                $      (17.11)
                                                                                           =============
Pro forma weighted average
  shares used in per share
  computations -- basic and
  diluted..................                                                                   25,744,511
                                                                                           =============

                              AETHER SYSTEMS, INC.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                     STATEMENT OF OPERATIONS -- (CONTINUED)


                                                         YEAR ENDED DECEMBER 31, 1999
                               ---------------------------------------------------------------------------------
                                                 PRO FORMA                         PRO FORMA         PRO FORMA
                                 PRO FORMA     STOCK OFFERING     PRO FORMA      DEBT OFFERING      AS FURTHER
                               CONSOLIDATED     ADJUSTMENTS      AS ADJUSTED      ADJUSTMENTS        ADJUSTED
                               -------------   --------------   -------------    -------------     -------------
Subscriber revenue...........  $  11,199,626    $         --    $  11,199,626    $         --      $  11,199,626
Engineering services
  revenue....................      2,594,476              --        2,594,476              --          2,594,476
Software and related services
  revenue....................      2,317,008              --        2,317,008              --          2,317,008
                               -------------    ------------    -------------    ------------      -------------
    Total revenue............     16,111,110              --       16,111,110              --         16,111,110
Cost of subscriber revenue...      4,639,103              --        4,639,103              --          4,639,103
Cost of engineering services
  revenue....................      1,366,426              --        1,366,426              --          1,366,426
Cost of software and related
  services revenue...........      1,540,687              --        1,540,687              --          1,540,687
                               -------------    ------------    -------------    ------------      -------------
    Total cost of revenue....      7,546,216              --        7,546,216              --          7,546,216
                               -------------    ------------    -------------    ------------      -------------
         Gross profit........      8,564,894              --        8,564,894              --          8,564,894
                               -------------    ------------    -------------    ------------      -------------
Operating expenses:
  Research and development...      5,481,216              --        5,481,216              --          5,481,216
  General and
    administrative...........      8,913,169              --        8,913,169              --          8,913,169
  Selling and marketing......      6,831,109              --        6,831,109              --          6,831,109
  Depreciation and
    amortization.............    386,350,791              --      386,350,791              --        386,350,791
  Option and warrant
    expense..................     39,032,834              --       39,032,834              --         39,032,834
                               -------------    ------------    -------------    ------------      -------------
                                 446,609,119              --      446,609,119              --        446,609,119
                               -------------    ------------    -------------    ------------      -------------
         Operating loss......   (438,044,255)             --     (438,044,255)             --       (438,044,255)
Other income (expense):
  Interest income (expense),
    net......................        108,060              --          108,060     (14,440,000)(B)    (14,331,940)
  Equity in losses of
    investments..............     (2,425,000)             --       (2,425,000)             --         (2,425,000)
  Realized loss on sale of
    short-term investments...       (168,721)             --         (168,721)             --           (168,721)
                               -------------    ------------    -------------    ------------      -------------
    Net loss.................  $(440,529,886)   $         --    $(440,529,886)   $(14,440,000)     $(454,969,886)
                               =============    ============    =============    ============      =============
Pro forma net loss per
  share -- basic and
  diluted....................  $      (17.11)                   $      (15.62)                     $      (16.14)
                               =============                    =============                      =============
Pro forma weighted average
  shares used in per share
  computations -- basic and
  diluted....................     25,744,511                       28,197,480(A)                      28,197,480
                               =============                    =============                      =============


---------------

(A) Reflects the sale of 2,307,969 shares of common stock in the offering and the exercise of options to purchase 145,000 shares by the selling stockholders.


(B) Reflects interest expense associated with the concurrent sale of $200 million of convertible subordinated notes due in 2005 in the concurrent offering at an assumed interest rate of 6.5%.

                              AETHER SYSTEMS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     ADJUSTMENTS FOR COMPLETED TRANSACTIONS


                          PERIOD FROM JANUARY 1, 1999               YEAR ENDED
                           THROUGH SEPTEMBER 28, 1999           DECEMBER 31, 1999
                          ----------------------------     ----------------------------    ADJUSTMENTS
                                           PRO FORMA                        PRO FORMA          FOR
                           HISTORICAL     ACQUISITION      HISTORICAL      ACQUISITION      COMPLETED
                            MOBEO(A)      ADJUSTMENTS       LOCUS ONE      ADJUSTMENTS     TRANSACTIONS
                          ------------   -------------     -----------     ------------    ------------
Subscriber revenue......   $7,467,834     $        --      $        --     $         --    $  7,467,834
Software and related
  services revenue......           --              --        1,489,923               --       1,489,923
                           ----------     -----------      -----------     ------------    ------------
     Total revenue......    7,467,834              --        1,489,923               --       8,957,757
                           ----------     -----------      -----------     ------------    ------------
Cost of subscriber
  revenue...............    2,529,296              --               --               --       2,529,296
Cost of software and
  related services
  revenue...............           --              --          813,203               --         813,203
                           ----------     -----------      -----------     ------------    ------------
     Total cost of
       revenue..........    2,529,296              --          813,203               --       3,342,499
                           ----------     -----------      -----------     ------------    ------------
     Gross profit.......    4,938,538              --          676,720               --       5,615,258
                           ----------     -----------      -----------     ------------    ------------
Operating expenses:
  Research and
     development........      763,666              --           53,046               --         816,712
  General and
     administrative.....    1,994,525        (855,891)(C)      827,960               --       1,966,594
  Selling and
     marketing..........    2,069,413        (740,921)(C)      542,073               --       1,870,565
  Depreciation and
     amortization.......       82,915       1,667,511(B)        96,181        7,973,700(E)    9,820,307
  Option and warrant
     expense............           --       1,225,875(D)       299,561       17,108,895(F)   18,634,331
                           ----------     -----------      -----------     ------------    ------------
                            4,910,519       1,296,574        1,818,821       25,082,595      33,108,509
                           ----------     -----------      -----------     ------------    ------------
     Operating income
       (loss)...........       28,019      (1,296,574)      (1,142,101)     (25,082,595)    (27,493,251)
Other income (expense):
  Interest income
     (expense), net.....       17,594              --          (20,125)          20,125(G)       17,594
                           ----------     -----------      -----------     ------------    ------------
     Net income
       (loss)...........   $   45,613     $(1,296,574)     $(1,162,226)    $(25,062,470)   $(27,475,657)
                           ==========     ===========      ===========     ============    ============


---------------

     (A) Reflects the historical results of Mobeo for the period from January 1, 1999 to September 28, 1999. The results of Mobeo from September 29, 1999 to December 31, 1999 are included in Aether's historical results for the year ended December 31, 1999.

     (B) Reflects the amortization of intangible assets, including goodwill, over three to seven year periods.

     (C) Reflects the elimination of compensation expense associated with certain management employees of Mobeo who ceased employment following the acquisition and who were not replaced.

     (D) Reflects the amortization of the estimated fair value of options granted to two former owners of Mobeo for consulting services over the two-year life of the consulting arrangement. Also reflects amortization of the intrinsic value of options granted to employees of Mobeo over the vesting period.

     (E) Reflects the amortization of intangible assets, including goodwill, over a five-year period. The estimated amount of amortization of intangible assets is based on a preliminary allocation of the purchase price and may change upon final determination, and such change could be material.

     (F) Reflects the amortization of the intrinsic value of options granted to employees of LocusOne over the three-year vesting period.

     (G) Reflects the elimination of interest expense, as LocusOne's outstanding debt was repaid by Aether as part of the acquisition.

                              AETHER SYSTEMS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      ADJUSTMENTS FOR PENDING TRANSACTION

                                                         YEAR ENDED DECEMBER 31, 1999
                                              --------------------------------------------------
                                                               PRO FORMA         ADJUSTMENTS FOR
                                              HISTORICAL      ACQUISITION            PENDING
                                               RIVERBED       ADJUSTMENTS          TRANSACTION
                                              -----------    -------------       ---------------
Software and related services revenue.....    $   927,085    $    (100,000)(A)    $     827,085
Cost of software and related services
  revenue.................................        727,484               --              727,484
                                              -----------    -------------        -------------
          Gross profit....................        199,601         (100,000)              99,601
                                              -----------    -------------        -------------
Operating expenses:
  Research and development................      2,050,778               --            2,050,778
  General and administrative..............      1,055,071               --            1,055,071
  Selling and marketing...................      2,865,470               --            2,865,470
  Depreciation and amortization...........             --      375,441,471(B)       375,441,471
  Option and warrant expense..............      1,200,294               --            1,200,294
                                              -----------    -------------        -------------
                                                7,171,613      375,441,471          382,613,084
                                              -----------    -------------        -------------
     Operating loss.......................     (6,972,012)    (375,541,471)        (382,513,483)
Other income (expense):
  Interest income (expense), net..........        150,748               --              150,748
                                              -----------    -------------        -------------
     Net loss.............................    $(6,821,264)   $(375,541,471)       $(382,362,735)
                                              ===========    =============        =============

---------------

(A) Reflects the elimination of software revenue related to a sale by Riverbed to the Company. The cost of such sale has not been eliminated, as the amounts are insignificant.

(B) Reflects the amortization of intangible assets, including goodwill, over a three-year period. The purchase price allocation is preliminary and may change upon final determination of the fair value of assets and liabilities acquired. The Company has not specifically identified amounts to assign to intangibles other than goodwill; changes in the amounts allocated to such assets could result in changes to the amount of goodwill recorded, and such changes could be material. A preliminary amortization period for goodwill of three years has been used for purposes of the pro forma financial information. However, the results of the full valuation may indicate that a portion of the purchase price should be allocated to in-process research and development. Such amounts, if any, will be expensed immediately following the date of acquisition. In addition, to the extent that the full valuation indicates that a portion of the purchase price should be allocated to identifiable intangible assets other than goodwill, the Company may be required to record a deferred tax liability, as such intangible assets would have no basis for tax reporting purposes. This may result in recording additional goodwill amortization and a deferred tax benefit.

    ----------------------------------------------------------------------------
     ---------------------------------------------------------------------------

                                  3,000,000 SHARES

                                    [AETHER LOGO]

                                    COMMON STOCK

                             --------------------------

                                     PROSPECTUS
                             --------------------------

                                 MERRILL LYNCH & CO.

                                 ROBERTSON STEPHENS

                            DONALDSON, LUFKIN & JENRETTE

                             U.S. BANCORP PIPER JAFFRAY

                              BEAR, STEARNS & CO. INC.

                              FRIEDMAN BILLINGS RAMSEY

                                               , 2000

     ---------------------------------------------------------------------------
     ---------------------------------------------------------------------------

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED MARCH 1, 2000

PROSPECTUS
-----------------------

                                3,000,000 SHARES

                                 [AETHER LOGO]

                                  COMMON STOCK
                            ------------------------


        Aether Systems, Inc. is selling 2,307,969 shares and Aether stockholders are selling 692,031 shares. The international managers are offering 450,000 shares outside the U.S. and Canada and the U.S. underwriters are offering 2,550,000 shares in the U.S. and Canada.



        The shares are quoted on the Nasdaq National Market under the symbol "AETH." On February 29, 2000, the last sale price of the shares as reported on the Nasdaq National Market was $258 3/8 per share.


        Concurrent with this offering, we are offering $200,000,000 aggregate
principal amount of our   % convertible subordinated notes due 2005. The notes
will be convertible into shares of our common stock at the option of the holder. We are offering the convertible notes through a separate prospectus. Completion of the convertible notes offering is not a condition to the completion of this offering.

        INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.
                            ------------------------

                                                          PER SHARE    TOTAL
                                                          ---------    -----
Public offering price....................................     $          $
Underwriting  discount...................................     $          $
Proceeds, before expenses, to Aether.....................     $          $
Proceeds, before expenses, to the selling stockholders...     $          $


        The international managers may also purchase up to an additional 23,913 shares from Aether, and up to an additional 43,587 shares from the selling stockholders, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly purchase up to an additional 135,509 shares from Aether and up to an additional 246,991 shares from the selling stockholders.


        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares will be ready for delivery on or about           , 2000.

                            ------------------------

MERRILL LYNCH INTERNATIONAL
    ROBERTSON STEPHENS INTERNATIONAL
       DONALDSON, LUFKIN & JENRETTE INTERNATIONAL
         U.S. BANCORP PIPER JAFFRAY
            BEAR, STEARNS INTERNATIONAL LIMITED
               FRIEDMAN, BILLINGS, RAMSEY INTERNATIONAL, LTD.
                            ------------------------

             The date of this prospectus is                , 2000.

                                  UNDERWRITING

GENERAL

     We intend to offer the shares outside the U.S. and Canada through the international managers and in the U.S. and Canada through the U.S. underwriters. Merrill Lynch International, FleetBoston Robertson Stephens International Limited, Donaldson, Lufkin & Jenrette International, U.S. Bancorp Piper Jaffray Inc., Bear, Stearns International Limited and Friedman, Billings, Ramsey International, Ltd. are acting as lead managers for the international managers named below. Subject to the terms and conditions described in an international purchase agreement among us, the selling stockholders and the international managers, and concurrently with the sale of 2,550,000 shares to the U.S. underwriters, we and the selling stockholders have agreed to sell to the international managers, and the international managers severally have agreed to purchase from us and the selling stockholders, the number of shares listed opposite their names below.

                                                                              NUMBER
               INTERNATIONAL MANAGER                                         OF SHARES
               ---------------------                                         ---------
Merrill Lynch International................................................
FleetBoston Robertson Stephens International Limited.......................
Donaldson, Lufkin & Jenrette International.................................
U.S. Bancorp Piper Jaffray Inc.............................................
Bear, Stearns International Limited........................................
Friedman, Billings, Ramsey International, Ltd..............................
                                                                             ---------
               Total.......................................................    450,000
                                                                             =========

     We and the selling stockholders have also entered into a U.S. purchase agreement with the U.S. underwriters for sale of the shares in the U.S. and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, FleetBoston Robertson Stephens Inc., Donaldson, Lufkin & Jenrette Securities Corporation, U.S. Bancorp Piper Jaffray Inc., Bear, Stearns & Co. Inc. and Friedman, Billings, Ramsey & Co., Inc. are acting as U.S. representatives. Subject to the terms and conditions in the U.S. purchase agreement, and concurrently with the sale of 450,000 shares to the international managers pursuant to the international purchase agreement, we and the selling stockholders have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase 2,550,000 shares from us and the selling stockholders. The initial public offering price per share and the total underwriting discount per share are identical under the international purchase agreement and the U.S. purchase agreement.

     The international managers and the U.S. underwriters have agreed to purchase all of the shares sold under the international and U.S. purchase agreements if any of these shares are purchased. If an underwriter defaults, the international and U.S. purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the international managers and the U.S. underwriters are conditioned on one another.

     We and the selling stockholders have agreed to indemnify the international managers and the U.S. underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the international managers and the U.S. underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS


     The lead managers have advised us and the selling stockholders that the international managers propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to
dealers at that price less a concession not in excess of $     per share. The
international managers may allow, and the dealers may reallow, a discount not in
excess of $     per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.


     The following table shows the public offering price, underwriting discount and the proceeds before expenses to us and the selling stockholders. This information assumes either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.


                                                      PER SHARE    WITHOUT OPTIONS    WITH OPTIONS
                                                      ---------    ---------------    ------------
     Public offering price..........................     $               $                 $
     Underwriting discount..........................     $               $                 $
     Proceeds, before expenses, to Aether...........     $               $                 $
     Proceeds, before expenses, to the selling
       stockholders.................................     $               $                 $


     The expenses of the offering, not including the underwriting discount, are estimated at $1.3 million and are payable by Aether.

OVER-ALLOTMENT OPTION

     We and the selling stockholders have granted options to the international managers to purchase up to 67,500 additional shares at the public offering price less the underwriting discount. The international managers may exercise these options for 30 days from the date of this prospectus solely to cover any over-allotments. If the international managers exercise these options, each will be obligated, subject to conditions contained in the international purchase agreement, to purchase a number of additional shares proportionate to that international manager's initial amount reflected in the above table.

     We and the selling stockholders have also granted options to the U.S. underwriters, exercisable for 30 days from the date of this prospectus to purchase up to 382,500 additional shares to cover any over-allotments on terms similar to those granted to the international managers.

INTERSYNDICATE AGREEMENT

     The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the international managers and the U.S. underwriters may sell shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement.

NO SALES OF SIMILAR SECURITIES

     We and the selling stockholders and our executive officers and directors have agreed, with exceptions, not to sell or transfer any common stock for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly

     - offer, pledge, sell or contract to sell any common stock,

     - sell any option or contract to purchase any common stock,

     - purchase any option or contract to sell any common stock,

     - grant any option, right or warrant for the sale of any common stock,

     - lend or otherwise dispose of or transfer any common stock,

     - request or demand that we file a registration statement related to the common stock, or

     - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

     This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

QUOTATION ON THE NASDAQ NATIONAL MARKET

     The shares are quoted on the Nasdaq National Market under the symbol
"AETH."

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the U.S. representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

     If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the U.S. representatives may reduce that short position by purchasing shares in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

UK SELLING RESTRICTIONS

     Each international manager has agreed that

     - it has not offered or sold and will not offer or sell any shares of common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom; and

     - it has issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 as amended by the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.

NO PUBLIC OFFERING OUTSIDE THE UNITED STATES

     No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to our company, the selling stockholders or shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

     Purchasers of the shares offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus.

PASSIVE MARKET MAKING

     In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

OTHER RELATIONSHIPS

     Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received or may receive customary fees and commissions for these transactions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,000,000 SHARES

                                 [AETHER LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                          MERRILL LYNCH INTERNATIONAL

                        ROBERTSON STEPHENS INTERNATIONAL

                   DONALDSON, LUFKIN & JENRETTE INTERNATIONAL

                           U.S. BANCORP PIPER JAFFRAY

                      BEAR, STEARNS INTERNATIONAL LIMITED

                 FRIEDMAN, BILLINGS, RAMSEY INTERNATIONAL, LTD.

                                            , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED MARCH 1, 2000

PROSPECTUS
                                  $200,000,000

                                 [AETHER LOGO]

                     % CONVERTIBLE SUBORDINATED NOTES DUE 2005
                            ------------------------


        The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of common stock of Aether. The notes are
convertible at a conversion price of $       per share, which is equal to a
conversion rate of        shares per $1,000 principal amount of notes, subject
to adjustment. Our common stock is traded on the Nasdaq National Market under the symbol "AETH." On February 29, 2000 the last sale price of our common stock as reported on the Nasdaq National Market was $258 3/8 per share. The notes will not be listed on any securities exchange or quoted on the Nasdaq Stock Market.


        We will pay interest on the notes on           and                of
each year, beginning           , 2000. The notes will mature on           ,
2005. We may redeem some or all of the notes at any time prior to           ,
2003 at a redemption price of $1,000 per $1,000 principal amount of the notes, plus accrued and unpaid interest, if any, to the redemption date, if the closing price of our common stock has exceeded 150% of the conversion price then in effect. We may redeem some or all of the notes at any time on or after
          , 2003 at redemption prices described in this prospectus.

        The notes will be subordinated to our senior indebtedness. In addition, the notes will effectively rank junior to our subsidiaries' liabilities.


        Concurrent with this offering, we are offering through a separate prospectus 2,307,969 shares of our common stock and the Aether stockholders identified in the separate prospectus are offering 692,031 shares of our common stock. Completion of the common stock offering is not a condition to the completion of this offering.



        INVESTING IN THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10 OF THIS PROSPECTUS.

                            ------------------------

                     PER NOTE              TOTAL
                     --------              -----
              Public
              offering
              price(1)...    %               $
              Underwriting
               discount...    %              $
              Proceeds,
                before
              expenses,
                to
              Aether...    %                 $
              (1) Plus accrued interest from
                          , 2000, if settlement
                occurs after that date

        The underwriters may also purchase up to an additional $30,000,000 principal amount of notes from Aether at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The notes will be ready for delivery in book-entry form only through The
Depository Trust Company on or about           , 2000.
                            ------------------------
MERRILL LYNCH & CO.                                           ROBERTSON STEPHENS
            DONALDSON, LUFKIN & JENRETTE
                         U.S. BANCORP PIPER JAFFRAY
                                    BEAR, STEARNS & CO. INC.
                                             FRIEDMAN BILLINGS RAMSEY
                            ------------------------
               The date of this prospectus is             , 2000.

     DESCRIPTION OF INSIDE FRONT COVER: The inside front cover contains the Aether Systems logo and the slogan: "Wireless solutions for a portable planet." Above the logo and slogan is a photograph depicting a finger pointing to a globe.

                               TABLE OF CONTENTS


                                                                PAGE
                                                                ----
Prospectus Summary..........................................      4
Risk Factors................................................     10
Forward-Looking Statements..................................     20
Use of Proceeds.............................................     21
Price Range of Common Stock.................................     21
Dividend Policy.............................................     21
Concurrent Offering.........................................     22
Capitalization..............................................     23
Selected Consolidated Financial Data........................     25
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     27
Business....................................................     37
Management..................................................     56
Transactions Between Aether and its Officers, Directors or
  Significant Stockholders..................................     67
Principal Stockholders......................................     71
Description of Notes........................................     74
Description of Capital Stock................................     89
U.S. Federal Income Tax Considerations to U.S. Holders......     92
Shares Eligible for Future Sale.............................     95
Underwriting................................................     97
Legal Matters...............................................    100
Experts.....................................................    100
Where You Can Find More Information.........................    100
Index to Financial Statements...............................    F-1


                         ------------------------------

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

     This summary does not contain all the information that may be important to you. You should read the entire prospectus carefully, including the financial data and related notes beginning on page F-1, before making an investment decision.

OUR COMPANY

     We provide wireless data services, systems and software enabling people to use handheld devices for mobile data communications and real-time transactions. We design, develop, sell and support complete wireless systems for corporations seeking to make data available to mobile workers or consumers. Our capabilities include our wireless data engineering and development expertise, our wireless integration software, our customer service and network operations center and, following our acquisition of Riverbed Technologies, Inc., our mobile data management software.

     We seek to develop and deliver wireless data services across a variety of industries and market segments in the United States and internationally. Our strategy initially focused on developing services for the financial services sector, whose participants we believe are among the earliest adopters of wireless data services. In the financial services industry, our current services include TradeRunner, a real-time wireless trading and financial information service offered to the online customers of Morgan Stanley Dean Witter Online, the Reuters MarketClip service for financial market price quotes, alerts and information and several services that deliver financial market information using one- and two-way pagers. We currently are developing wireless trading and financial services for other major financial institutions, including Charles Schwab & Co., Inc.

     While seeking to extend our service offerings in the financial services sector, we also seek to move into other industries and market segments. Since January 2000, we have entered into the following acquisitions, investments, agreements and letters of intent in pursuit of this strategy:

     - We agreed to acquire Riverbed, a company that develops and licenses mobile data management software. This pending acquisition gives us access to the industries Riverbed currently serves, including healthcare, transportation logistics and sales force automation.

     - We acquired LocusOne Communications, Inc., which develops wireless data systems for companies that distribute goods and services using their own delivery fleets. This acquisition extends our business to the transportation logistics and delivery industry.

     - We entered into a non-binding letter of intent with Reuters PLC to form a new company to develop wireless data systems in Europe, initially focusing on the financial services industry.

     - We agreed to form a new company, Inciscent, Inc., to develop wireless e-mail, two-way wireless data and Internet access and other applications for the small business and home office market segments. We agreed to form Inciscent with paging company Metrocall, Inc., Internet service provider PSINet Inc., investment firm Hicks, Muse, Tate & Furst Incorporated and other investors. As part of the investment, we also agreed to acquire approximately 9.9% of the outstanding capital stock of Metrocall for approximately $17 million.

     - We increased our investment in OmniSky Corporation (formerly doing business as OpenSky), a company we formed with 3Com Corporation. With our engineering assistance, OmniSky is developing wireless e-mail, Internet access and other electronic transactions primarily for the consumer market, and we have the right to offer these capabilities to our business customers.

     We have all the resources necessary to provide our customers with complete wireless data systems. We have a large, experienced development team with 50 engineers, and with the acquisition of Riverbed we will add 34 engineers. We have developed our package of wireless messaging software and software development tools known as Aether Intelligent Messaging, or AIM, which serves as a bridge to integrate diverse corporate in-house data systems with a wide variety of wireless carrier networks and end-user devices. Through our pending acquisition of Riverbed, we will also provide a suite of software products that extend corporate data to mobile handheld devices. We operate our own high-security network operations center, which connects customer and other data to wireless networks, and we maintain our own customer service center. We established the WAP Enterprise Center, which is comprised of engineers who develop applications for wireless phones that use the Wireless Application Protocol (so called WAP smartphones) and the systems to support data communication to these devices. We have also cultivated close relationships with major wireless network carriers, including AT&T Wireless Services, Bell Atlantic Mobile and BellSouth Wireless Data and mobile equipment and software vendors such as 3Com, Ericsson LM, Novatel Wireless, Inc. and Phone.com, Inc.

     We believe we can provide our corporate customers with more attractive service offerings by coupling general wireless applications like e-mail and Internet access with custom corporate applications. We believe our involvement with OmniSky and Inciscent will allow us to achieve this.

     Our Strategy. Our strategy is to be the dominant provider of wireless data services and systems to corporations by using our engineering expertise, our software platforms, our customer service and network operations center and our other resources. We seek to maximize recurring revenue by developing wireless data services for a variety of industries and market segments in the United States and internationally. We believe our capabilities and experience have established us as an early market leader in wireless data services, and a key element of our strategy is to move quickly into new opportunities to extend our leadership position. Our strategy includes the following key elements:

     - Target a variety of industries and market segments for development of wireless data communications and services in the United States and internationally.

     - Continue to develop the market for existing and new services in the financial services sector.

     - Offer the widest range of software products to address every aspect of wireless integration and mobile data management for mobile workers and consumers.

     - Continue to develop mass-market wireless applications like e-mail and Internet access and bundle them with custom corporate applications.

     - Expand our customer base and strengthen the Aether brand through enhanced sales and marketing efforts.

     - Maintain and strengthen our strategic relationships with suppliers and customers.

     - Apply the expertise we gain through engineering services and research and development activities to emerging business opportunities.


     Operating results. We had revenue of $1.8 million in 1997, $1.5 million in 1998 and $6.3 million in 1999. We had net losses of $2.7 million in 1997, $4.7 million in 1998 and $30.7 million in 1999. As of December 31, 1999, we had cumulative losses of $38.5 million. On a pro forma basis, giving effect to the acquisition of Mobeo, Inc. in September 1999 and LocusOne in February 2000, and our pending acquisition of Riverbed, we had revenue of $16.1 million and a net loss of $440.5 million in 1999.


     Other information. We are a Delaware corporation. In October 1999, we completed our initial public offering of 6,900,000 shares of our common stock at an initial offering price of $16.00 per share, which resulted in net proceeds of approximately $101.1 million. All references to "we," "us," "our" or "Aether" in this prospectus mean Aether Systems, Inc. and its subsidiaries or predecessors.

     Our principal executive offices are located at 11460 Cronridge Drive, Owings Mills, Maryland 21117, and our telephone number is (410) 654-6400. We maintain a Web site at www.aethersystems.com. Information contained in our Web site does not constitute a part of this prospectus.

                                  THE OFFERING

     The following is a brief summary of some of the terms of this notes offering. For a more complete description of the terms of the notes, see "Description of Notes" in this prospectus.

Securities Offered..................     $200,000,000 aggregate principal amount
                                         (excluding $30,000,000 aggregate
                                         principal amount subject to the
                                         over-allotment option) of   %
                                         Convertible Subordinated Notes due
                                         2005.

Maturity............................               , 2005.

Interest............................       % per annum on the principal amount,
                                         payable semiannually on           and
                                                   of each year beginning
                                                   , 2000.

Conversion Rights...................     The notes are convertible, at the
                                         option of the holder, at any time on or
                                         before maturity into shares of our
                                         common stock at a conversion price of
                                         $          per share, which is equal to
                                         a conversion rate of           shares
                                         per $1,000 principal amount of notes.
                                         The conversion rate is subject to
                                         adjustment.


Ranking.............................     The notes will be unsecured and
                                         subordinated to our existing and future
                                         senior indebtedness. In addition, the
                                         notes will effectively rank junior to
                                         our subsidiaries' liabilities. As of
                                         February 29, 2000, we had approximately
                                         $19.0 million of senior indebtedness
                                         outstanding which we incurred in
                                         connection with our acquisition of
                                         LocusOne. The notes will also be
                                         subordinate to approximately $360,000
                                         of senior indebtedness which will be
                                         incurred by one of our subsidiaries in
                                         connection with our acquisition of
                                         Riverbed. Because the notes are
                                         subordinated, in the event of
                                         bankruptcy, liquidation or dissolution
                                         and acceleration of payment on the
                                         senior indebtedness, holders of the
                                         notes will not receive any payment
                                         until holders of any senior
                                         indebtedness we may incur have been
                                         paid in full. The indenture under which
                                         the notes will be issued will not
                                         prevent us or our subsidiaries from
                                         incurring senior indebtedness or other
                                         obligations.


Provisional Redemption..............     We may redeem the notes, in whole or in
                                         part, at any time before           ,
                                         2003 at a redemption price equal to
                                         $1,000 per $1,000 principal amount of
                                         notes to be redeemed plus accrued and
                                         unpaid interest, if any, to the date of
                                         redemption if the closing price of our
                                         common stock has exceeded 150% of the
                                         conversion price then in effect for at
                                         least 20 trading days within a period
                                         of 30 consecutive trading days ending
                                         on the trading day before the date of
                                         mailing of the provisional redemption
                                         notice. Upon any provisional
                                         redemption, we will make an additional
                                         payment in cash with respect to the
                                         notes called for redemption in an
                                         amount equal to $          per

                                         $1,000 principal amount of notes, less
                                         the amount of any interest actually
                                         paid on the note before the call for
                                         redemption. WE WILL BE OBLIGATED TO
                                         MAKE THIS ADDITIONAL PAYMENT ON ALL
                                         NOTES CALLED FOR PROVISIONAL
                                         REDEMPTION, INCLUDING ANY NOTES
                                         CONVERTED AFTER THE NOTICE DATE AND
                                         BEFORE THE PROVISIONAL REDEMPTION DATE.

Optional Redemption.................     We may redeem some or all of the notes
                                         at any time on or after           ,
                                         2003 at redemption prices described in
                                         this prospectus plus accrued and unpaid
                                         interest.

Change of Control...................     Upon a change of control event, each
                                         holder of the notes may require us to
                                         repurchase some or all of its notes at
                                         a purchase price equal to 100% of the
                                         principal amount of the notes plus
                                         accrued and unpaid interest. We may, at
                                         our option, instead of paying the
                                         change in control purchase price in
                                         cash, pay it in our common stock valued
                                         at 95% of the average of the closing
                                         sales prices of our common stock for
                                         the five trading days immediately
                                         preceding and including the third day
                                         prior to the date we are required to
                                         repurchase the notes. We cannot pay the
                                         change in control purchase price in
                                         common stock unless we satisfy the
                                         conditions described in the indenture
                                         under which the notes will be issued.

Use of Proceeds.....................     We currently intend to use the net
                                         proceeds from this offering and the
                                         concurrent common stock offering for
                                         the following:
                                         - $100 million to acquire a 60%
                                           interest in the company that is the
                                           subject of our letter of intent with
                                           Reuters;

                                         - $19 million to repay indebtedness
                                           incurred in connection with the
                                           LocusOne acquisition;

                                         - $17 million to make our investment in
                                         Metrocall;

                                         - $10 million to make our investment in
                                         Inciscent;

                                         - an estimated $25 million to enhance
                                           our sales and marketing activities;

                                         - fund potential future acquisitions
                                           and strategic investments; and

                                         - general corporate purposes.

DTC Eligibility.....................     Except as provided in this prospectus,
                                         the notes will be issued in fully
                                         registered book-entry form without
                                         coupons and in minimum denominations of
                                         $1,000. Purchasers will not receive
                                         individually certificated notes.
                                         Instead, the notes will be represented
                                         by one or more permanent global notes
                                         without coupons depos-
                                         ited with a custodian for and
                                         registered in the name of a nominee of
                                         The Depository Trust Company (DTC) in
                                         New York, New York. Beneficial
                                         interests in any global note will be
                                         shown on, and transfers thereof will be
                                         effected only through, records
                                         maintained by DTC and its direct and
                                         indirect participants, and any such
                                         beneficial interest may not be
                                         exchanged for certificated notes,
                                         except in limited circumstances
                                         described in this prospectus.
                                         Settlement and all secondary market
                                         trading activity for the notes will be
                                         in same day funds. See "Description of
                                         Notes -- Book-Entry System" on page 86.


Listing.............................     The notes will not be listed on any
                                         securities exchange or quoted on the
                                         Nasdaq National Market. The
                                         underwriters have advised us that they
                                         intend to make a market in the notes.
                                         The underwriters are not obligated,
                                         however, to make a market in the notes,
                                         and any such market making may be
                                         discontinued at any time at the sole
                                         discretion of the underwriters without
                                         notice.

Nasdaq National Market symbol for
our common stock....................     AETH

                              CONCURRENT OFFERING


     Concurrently with our offering of notes, we are offering by means of a separate prospectus 2,307,969 shares of our common stock and the Aether stockholders identified in the prospectus for the common stock offering are offering 692,031 shares of our common stock. The completion of the common stock offering is not a condition to the completion of this offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (in thousands, except share and per share data)


     The following table summarizes our consolidated statements of operations for each of the years ended December 31, 1996, 1997, 1998 and 1999 and our consolidated balance sheet as of December 31, 1999. The pro forma consolidated financial information gives effect to (i) the Mobeo and LocusOne acquisitions and the pending acquisition of Riverbed, (ii) the sale of $200 million of our convertible notes in this offering and the application of the net proceeds as described in "Use of Proceeds" on page 21 and (iii) the concurrent offering of common stock and the application of the net proceeds as described in "Use of Proceeds" on page 21. The pro forma net loss per share information gives effect to our conversion from a limited liability company to a corporation immediately prior to our initial public offering.


     We have provided the pro forma consolidated financial information for informational purposes only and you should not assume that our results would actually have been as shown if we had acquired Mobeo, LocusOne and Riverbed or had completed the offerings on the assumed dates, or that the information projects what our results will be as a result of the acquisitions or offerings. The pro forma consolidated statement of operations information assumes that the transactions occurred on January 1, 1999, and the pro forma consolidated balance sheet information assumes that the transactions occurred on December 31, 1999. See our, Mobeo's and Riverbed's financial statements and notes to those statements included in this prospectus beginning on page F-1.

                                                     YEAR ENDED DECEMBER 31,
                                 ----------------------------------------------------------------
                                                                                     1999 PRO FORMA
                                                                                     ------------

                                                    HISTORICAL
                                 -------------------------------------------------
                                    1996         1997         1998         1999      ACQUISITIONS
                                 ----------   ----------   ----------   ----------   ------------
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Revenue:
  Subscriber revenue...........  $       --   $      161   $      549   $    3,732    $   11,200
  Engineering services
    revenue....................       1,355        1,625          963        2,594         2,594
  Software and related services
    revenue....................          --           --           --           --         2,317
                                 ----------   ----------   ----------   ----------    ----------
  Total revenue................       1,355        1,786        1,512        6,326        16,111
Gross profit...................         348          493          411        2,850         8,565
Total operating expenses.......         601        2,801        5,178       30,887       446,609
                                 ----------   ----------   ----------   ----------    ----------
Operating loss.................        (253)      (2,308)      (4,767)     (28,037)     (438,044)
                                 ----------   ----------   ----------   ----------    ----------
Net loss.......................  $     (417)  $   (2,747)  $   (4,693)  $  (30,691)   $ (440,530)
                                 ==========   ==========   ==========   ==========    ==========
Ratio of earnings to fixed
  charges(1)...................          --           --           --           --
Pro forma net loss per
  share-basic and diluted......  $    (0.04)  $    (0.22)  $    (0.29)  $    (1.45)   $   (17.11)
                                 ==========   ==========   ==========   ==========    ==========
Pro forma weighted average
  shares used in computing net
  loss per share-basic and
  diluted......................  10,554,795   12,655,901   15,916,383   21,207,225    25,744,511
                                 ==========   ==========   ==========   ==========    ==========

                                        YEAR ENDED DECEMBER 31,
                                 -------------------------------------
                                          1999 PRO FORMA
                                 -------------------------------------
                                                       ACQUISITIONS,
                                 ACQUISITIONS AND    CONVERTIBLE NOTES
                                 CONVERTIBLE NOTES   AND COMMON STOCK
                                     OFFERING            OFFERINGS
                                 -----------------   -----------------
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Revenue:
  Subscriber revenue...........     $   11,200          $   11,200
  Engineering services
    revenue....................          2,594               2,594
  Software and related services
    revenue....................          2,317               2,317
                                    ----------          ----------
  Total revenue................         16,111              16,111
Gross profit...................          8,565               8,565
Total operating expenses.......        446,609             446,609
                                    ----------          ----------
Operating loss.................       (438,044)           (438,044)
                                    ----------          ----------
Net loss.......................     $ (454,970)         $ (454,970)
                                    ==========          ==========
Ratio of earnings to fixed
  charges(1)...................                                 --
Pro forma net loss per
  share-basic and diluted......     $   (17.67)         $   (16.14)
                                    ==========          ==========
Pro forma weighted average
  shares used in computing net
  loss per share-basic and
  diluted......................     25,744,511          28,197,480
                                    ==========          ==========



                                                                      AS OF DECEMBER 31, 1999
                                                 ------------------------------------------------------------------
                                                                                   PRO FORMA
                                                             ------------------------------------------------------
                                                                                                    ACQUISITIONS,
                                                                             ACQUISITIONS AND     CONVERTIBLE NOTES
                                                                             CONVERTIBLE NOTES    AND COMMON STOCK
                                                  ACTUAL     ACQUISITIONS        OFFERING             OFFERINGS
                                                 --------    ------------    -----------------    -----------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents....................  $ 78,542     $   47,719        $   94,544           $  661,425
  Working capital..............................    83,128         37,064           102,864              669,745
  Total assets.................................   102,534      1,244,067         1,425,092            1,991,974
  Total debt...................................        --         19,337           200,362              200,362
  Stockholders' equity.........................    98,342      1,219,145         1,219,145            1,786,027


---------------

(1) Earnings were insufficient to cover fixed charges by $417, $2,747, $4,693 and $30,691 for years 1996, 1997, 1998 and 1999, respectively, and $454,970 on a pro forma basis for 1999 for our LocusOne and Mobeo acquisitions and our pending acquisition of Riverbed and our convertible notes and common stock offerings.

                                  RISK FACTORS

     Investing in our notes involves risks. You should carefully consider the following risks together with the other information contained in this prospectus before deciding to buy our notes.

OUR FUTURE RESULTS ARE UNCERTAIN BECAUSE OUR HISTORICAL REVENUE WAS DERIVED FROM SERVICES OTHER THAN THOSE WE EXPECT TO BE THE FOCUS OF OUR BUSINESS IN THE FUTURE.

     We only have a limited history selling our current services on which you can evaluate our business, financial condition and operating results. Although we commenced operations in January 1996, until March 1997 all of our revenue came from engineering services and not from monthly service subscriptions or software licensing which we now provide and which will be our focus in the future. In 1997, 91.0% of our revenue was from engineering services and 9.0% was from subscriber revenue. In 1998, 63.7% of our revenue was from engineering services and 36.3% was from subscriber revenue. In 1999, 41.0% of our revenue was from engineering services and 59.0% was from subscriber revenue. In 1999, on a pro forma basis including Mobeo, LocusOne and our pending acquisition of Riverbed, 16.1% of our revenue was from engineering services, 69.5% was from subscriber revenue, and 14.4% was from software and related services revenue. We have not had any AIM licensing revenue. In addition, our monthly service subscriptions have come exclusively from subscriptions to our financial data and online trading services, and our strategy includes development of services in other industries. Because of this change in focus and our recent and pending acquisitions, you should not rely on our past performance to evaluate our future performance.

WE HAVE HISTORICALLY INCURRED LOSSES AND THESE LOSSES MAY INCREASE IN THE
FUTURE.


     We reported net losses of $2.7 million, $4.7 million and $30.7 million for the years ended December 31, 1997, 1998 and 1999, respectively, and a net loss of $440.5 million for the year ended December 31, 1999 on a pro forma basis including the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed. Our amortization of intangible assets and option and warrant expense has grown significantly as a result of recent acquisitions. In addition, we expect to continue to incur significant sales and marketing, systems development and administrative expenses. Therefore, we will need to generate significant revenue to become profitable and sustain profitability on a quarterly or annual basis. We expect to continue to incur significant losses for the foreseeable future. As a result, we may not be able to achieve profitability on a quarterly or annual basis.


THERE IS NO ESTABLISHED MARKET FOR OUR FINANCIAL DATA AND OTHER SERVICES AND WE MAY NOT BE ABLE TO SELL ENOUGH OF OUR SERVICES TO BECOME PROFITABLE.

     The markets for wireless data and transaction services are still emerging and continued growth in demand for and acceptance of these services remains uncertain. Current barriers to market acceptance of these services include cost, reliability, functionality and ease of use. We cannot be certain that these barriers will be overcome. We are currently developing financial trading services for TD Waterhouse Investor Services, Inc. and Bear, Stearns & Co. Inc. pursuant to preliminary agreements with these parties. We cannot assure you that these parties will enter into contracts for our services or that products developed for our other customers will result in revenue. Our competitors may develop alternative wireless data communications systems that gain broader market acceptance than our systems. If the market for our services does not grow, or grows more slowly than we currently anticipate, we may not be able to attract customers for our services and our revenues would be adversely affected.

OUR RECENT AND PENDING ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES MAY NOT DELIVER THE VALUE WE PAID OR WILL PAY FOR THEM AND MAY RESULT IN EXCESSIVE EXPENSES IF WE DO NOT SUCCESSFULLY INTEGRATE THEM, OR IF THE COSTS AND MANAGEMENT RESOURCES WE EXPEND IN CONNECTION WITH THE INTEGRATIONS EXCEED OUR EXPECTATIONS.

     We expect that our recent and pending acquisitions, investments and strategic alliances and any acquisitions, investments or strategic alliances we may pursue in the future will have a continuing, significant impact on our business, financial condition and operating results. The value of these transactions may be less than the amount we paid for them or invested if there is:

     - a decline of their position in the respective markets they serve; or

     - a decline in general of the markets they serve.

     The expenses associated with these transactions may be greater and their revenue may be smaller than expected if:

     - we fail to assimilate the acquired assets with our pre-existing business;

     - we lose key employees of these companies or Aether as a result of the acquisitions;

     - our management's attention is diverted by other business concerns; or

     - we assume unanticipated liabilities related to the acquired assets.

     In addition, the companies we have acquired or invested in or may acquire or invest in are subject to each of the business risks we describe in this section, and if they incur any of these risks the businesses may not be as valuable as the amount we paid. Further, we cannot guarantee that we will realize the benefits or strategic objectives we are seeking to obtain by acquiring these companies. In addition, we cannot assure you that our various pending acquisitions, investments and strategic alliances will be completed on the terms we describe, or at all.

WE MAY NOT ACHIEVE PROFITABILITY IF WE ARE UNABLE TO MAINTAIN, IMPROVE AND DEVELOP THE WIRELESS DATA SERVICES WE OFFER.

     We believe that our future business prospects depend in part on our ability to maintain and improve our current services and to develop new ones on a timely basis. Our services will have to achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. As a result of the complexities inherent in our service offerings, major new wireless data services and service enhancements require long development and testing periods. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. Additionally, our new services and service enhancements may not achieve market acceptance. If we cannot effectively develop and improve services we may not be able to recover our fixed costs or otherwise become profitable.

IF WE DO NOT RESPOND EFFECTIVELY AND ON A TIMELY BASIS TO RAPID TECHNOLOGICAL CHANGE, OUR SERVICES MAY BECOME OBSOLETE AND WE MAY LOSE SALES.

     The wireless and data communications industries are characterized by rapidly changing technologies, industry standards, customer needs and competition, as well as by frequent new product and service introductions. Our services are integrated with wireless handheld devices and the computer systems of our corporate customers. Our services must also be compatible with the data networks of wireless carriers. We must respond to technological changes affecting both our customers and suppliers. We may not be successful in developing and marketing, on a timely and cost-effective basis, new services that respond to technological changes, evolving industry standards or changing customer requirements. Our ability to grow and achieve profitability will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner:

     - effectively use and integrate new wireless and data technologies;

     - continue to develop our technical expertise;

     - enhance our wireless data, engineering and system design services;

     - develop applications for new wireless networks; and

     - influence and respond to emerging industry standards and other changes.

WE DEPEND UPON WIRELESS NETWORKS OWNED AND CONTROLLED BY OTHERS. IF WE DO NOT HAVE CONTINUED ACCESS TO SUFFICIENT CAPACITY ON RELIABLE NETWORKS, WE MAY BE UNABLE TO DELIVER SERVICES AND OUR SALES COULD DECREASE.

     Our ability to grow and achieve profitability partly depends on our ability to buy sufficient capacity on the networks of wireless carriers such as AT&T Wireless Services or Bell Atlantic Mobile and on the reliability and security of their systems. All of our services are delivered using airtime purchased from third parties. We depend on these companies to provide uninterrupted and "bug free" service and would not be able to satisfy our customers' needs if they failed to provide the required capacity or needed level of service. In addition, our expenses would increase and our profitability could be materially adversely affected if wireless carriers were to increase the prices of their services. Our existing agreements with the wireless carriers generally have one-year terms. Some of these wireless carriers are, or could become, our competitors and if they compete with us they may refuse to provide us with their services.

OUR FAILURE TO DEVELOP RECOGNITION FOR THE AETHER BRAND COULD PREVENT US FROM ACHIEVING A PROFITABLE LEVEL OF SALES.

     Our sales and marketing activities to date have been limited. Our sales and marketing expenses were $840,455 for the year ended December 31, 1998 and $2.1 million for 1999. We intend to increase the market presence of our brand over time, which will require us to substantially increase the amount we spend on sales and marketing. We expect to spend an estimated $25 million in 2000 on sales and marketing. We have applied for, but have not received, federal trademark registrations for the names "Aether," "Aether Systems" and "AIM," and we may not be able to use these names effectively or at all if we fail to obtain such registrations due to conflicting marks or otherwise. As a result of our recent acquisitions of Mobeo and LocusOne and our pending acquisition of Riverbed, we expect to market our acquired products and services under their existing brands. We may lose existing customers or fail to attract new customers if these brands are not well received by our customers, if our marketing efforts are not productive, if we are otherwise unsuccessful in increasing our brand awareness or if our competition has greater brand recognition.

WE DEPEND ON THIRD PARTIES FOR THE MARKETING AND SALES OF SOME OF OUR SERVICES. IF THE MARKETING EFFORTS OF THESE THIRD PARTIES ARE NOT EFFECTIVE, WE MAY NOT ACHIEVE A PROFITABLE LEVEL OF SALES.

     We rely substantially on the efforts of others to market and sell some of our wireless data communications services, in particular the online trading services we have developed for Morgan Stanley Dean Witter Online and are developing for Charles Schwab and other financial institutions. We believe that third parties paid over $380,000 in marketing expenses in 1999 related to our products, which represented 15% of sales and marketing expenses incurred in connection with our services. We cannot control whether or how these third parties who sell and market our services will perform their obligations to market our services. If these third parties fail to market our services or their efforts fail to result in new customers, we may be unable to attract new customers and our revenue could be adversely effected.

WE MAY FAIL TO SUPPORT OUR ANTICIPATED GROWTH IN OPERATIONS WHICH COULD REDUCE DEMAND FOR OUR SERVICES AND MATERIALLY ADVERSELY AFFECT OUR REVENUE.

     Our business strategy is based on the assumption that the number of subscribers to our services, the amount of information they want to receive and the number of services we offer will all increase. We must continue to develop and expand our systems and operations to accommodate this growth. The expansion and adaptation of our customer service and network operations center requires substantial financial, operational and management resources. We may be unable to expand our operations for one or more of the following reasons:

     - we may not be able to locate or hire at reasonable compensation rates qualified engineers and other employees necessary to expand our capacity;

     - we may not be able to obtain the hardware necessary to expand our capacity;

     - we may not be able to expand our billing and other related support systems; and

     - we may not be able to obtain sufficient additional capacity from wireless carriers.

     Due to the limited deployment of our services to date, the ability of our systems and operations to connect and manage a substantially larger number of customers while maintaining superior performance is unknown. Any failure on our part to develop and maintain our wireless data services as we experience rapid growth could significantly reduce demand for our services and materially adversely affect our revenue.

WE DEPEND ON RECRUITING AND RETAINING KEY MANAGEMENT AND TECHNICAL PERSONNEL WITH WIRELESS DATA AND SOFTWARE EXPERIENCE AND WE MAY NOT BE ABLE TO DEVELOP NEW PRODUCTS OR SUPPORT EXISTING PRODUCTS IF WE CANNOT HIRE OR RETAIN QUALIFIED EMPLOYEES.

     Because of the technical nature of our products and the dynamic market in which we compete, our performance depends on attracting and retaining key employees. Competition for qualified personnel in the wireless data and software industries is intense and finding qualified personnel with experience in both industries is even more difficult. We believe there are only a limited number of individuals with the requisite skills in the field of wireless data communication, and it is becoming increasingly difficult to hire and retain these persons. Competitors and others have in the past attempted, and may in the future attempt, to recruit our employees. Each of our engineers has entered into a non-compete agreement with us for a period of ten months after they leave Aether. These agreements will not prevent our engineers from leaving or working for competitors relatively soon after they leave us.


     We currently maintain a key person life insurance policy for David S. Oros, our chairman, chief executive officer and president. We do not maintain insurance policies for any of our other executive officers.


WE MAY NOT HAVE ADEQUATELY PROTECTED OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD ALLOW COMPETITORS TO DEVELOP SIMILAR PRODUCTS USING SIMILAR TECHNOLOGY AND THUS REDUCE OUR SALES AND REVENUE.

     We have attempted to protect our technology, including the technology we have obtained or will obtain in our acquisition, through patent, trademark and copyright protection, as well as through trade secret laws and non-competition and non-disclosure agreements with key employees. Patents may infringe on valid patents held by third parties, or patents held by third parties may limit the scope of any patents we receive. In particular, the patent we expect to acquire in our acquisition of Riverbed covers a technology that is subject to a number of patents. In addition, Riverbed has no international patent protection in its technology. If we are not adequately protected, other companies with sufficient engineering expertise could quickly develop competing products based on our intellectual property and reduce our sales and thus our revenue.

WE MAY BE SUED BY THIRD PARTIES FOR INFRINGEMENT OF THEIR INTELLECTUAL PROPERTY RIGHTS AND INCUR COSTS OF DEFENSE AND POSSIBLY ROYALTIES OR LOSE THE RIGHT TO USE TECHNOLOGY IMPORTANT TO PROVIDING OUR SERVICES.

     The telecommunications and software industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement or other violations of intellectual property rights. As the number of participants in our market increases, the possibility of an intellectual property claim against us could increase. We have received two claims that we have infringed patents developed by other parties. Although we believe these claims are without merit, these and any other intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle, could require us to enter into costly royalty arrangements, could divert management attention from administering our business and could preclude us from conducting our business.

WE MAY BE SUBJECT TO LIABILITY FOR TRANSMITTING INFORMATION, AND OUR INSURANCE COVERAGE MAY BE INADEQUATE TO PROTECT US FROM THIS LIABILITY.

     We may be subject to claims relating to information transmitted over systems we develop or operate. These claims could take the form of lawsuits for defamation, negligence, copyright or trademark infringement or other actions based on the nature and content of the materials. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.

DISRUPTION OF OUR SERVICES DUE TO ACCIDENTAL OR INTENTIONAL SECURITY BREACHES MAY HARM OUR REPUTATION CAUSING A LOSS OF SALES AND COULD INCREASE OUR EXPENSES.

     A significant barrier to the growth of wireless data services or transactions on the Internet or by other electronic means has been the need for secure transmission of confidential information. Our systems could be disrupted by unauthorized access, computer viruses and other accidental or intentional actions. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If a third party were able to misappropriate our users' personal or proprietary information or credit card information, we could be subject to claims, litigation or other potential liabilities that could materially adversely impact our revenue and may result in the loss of customers.

ANY TYPE OF SYSTEMS FAILURE COULD REDUCE SALES, INCREASE COSTS OR RESULT IN CLAIMS OF LIABILITY.

     Our existing wireless data services -- TradeRunner, Reuters MarketClip and its predecessor AirBroker and the Mobeo services -- are dependent on real-time, continuous feeds from Reuters Selectfeed Plus and others. The ability of our subscribers to make securities trades through Morgan Stanley Dean Witter Online requires timely and uninterrupted connections with our wireless network carriers. Any disruption from our satellite feeds or backup landline feeds could result in delays in our subscribers' ability to receive information or execute trades. There can be no assurance that our systems will operate appropriately if we experience a hardware or software failure or if there is an earthquake, fire or other natural disaster, a power or telecommunications failure, intentional disruptions of service by third parties, an act of God or an act of war. A failure in our systems could cause delays in transmitting data, and as a result we may lose customers or face litigation that could involve material costs and distract management from operating our business.

OUR ABILITY TO SELL NEW AND EXISTING SERVICES AT A PROFIT COULD BE IMPAIRED BY COMPETITORS.


     Intense competition could develop in the market for services we offer. We developed our software using standard industry development tools. Many of our agreements with wireless carriers, wireless handheld device manufacturers and data providers are non-exclusive. Our competitors could develop and use the same products and services in competition with us. With time and capital, it would be possible for competitors to replicate our services. Our competitors could include wireless network carriers such as AT&T Wireless Services and Bell Atlantic Mobile, software developers such as Microsoft Corporation, 724 Solutions Inc. and Phone.com and systems integrators such as International Business Machines Corporation. Many of our competitors have significantly greater resources than we do. Furthermore, competitors may develop a different approach to marketing the services we provide in which subscribers may not be required to pay for the information provided by our services. Competition could reduce our market share or force us to lower prices to unprofitable levels. Additional information regarding our competition is described under "Business -- Competition" on page 53.


WE MAY LOSE THE OPPORTUNITY TO PURSUE DESIRABLE PROJECTS TO OMNISKY AND THE COMPANY WE PLAN TO FORM WITH REUTERS.

     David S. Oros, our chairman, chief executive officer and president, also serves as a director of OmniSky and Janice M. Roberts, one of our directors, is also a director of OmniSky. OmniSky is a separate business in which we have an equity interest that is developing applications for wireless access to the Internet and related applications such as wireless e-mail. David S. Oros will serve as chairman and interim chief executive officer of our European strategic alliance with Reuters. This company will be a separate business that will provide wireless data applications in Europe. Mr. Oros and Ms. Roberts may learn of business opportunities that are appropriate for OmniSky and us, and Mr. Oros may learn of business opportunities that are appropriate for our pending strategic alliance with Reuters and us, and Mr. Oros and Ms. Roberts may not be required to make those opportunities available to us. If OmniSky or our strategic alliance with Reuters pursue opportunities that we would have an interest in pursuing, our business may fail to grow or our existing business may suffer. Mr. Oros and Ms. Roberts may also have other conflicts of interest with Aether because of their positions with OmniSky, and OmniSky's contractual relationships with Aether and 3Com. Mr. Oros may also have other conflicts of interest with Aether because of his position with the strategic alliance with Reuters and its contractual relationships with Aether. We describe those contracts in "Transactions between Aether and its Officers, Directors or Significant Stockholders -- OmniSky" on page 69.


AN INTERRUPTION IN THE SUPPLY OF PRODUCTS AND SERVICES THAT WE OBTAIN FROM THIRD PARTIES COULD CAUSE A DECLINE IN SALES OF OUR SERVICES, AND PRODUCTS WE PURCHASE TO AVOID SHORTAGES MAY BECOME OBSOLETE BEFORE WE CAN USE THEM.

     In designing, developing and supporting our wireless data services, we rely on wireless carriers, wireless handheld device manufacturers, content providers and software providers. These suppliers may experience difficulty in supplying us products or services sufficient to meet our needs or they may terminate or fail to renew contracts for supplying us these products or services on terms we find acceptable. Any significant interruption in the supply of any of these products or services could cause a decline in sales of our services unless and until we are able to replace the functionality provided by these products and services. Specifically, Novatel Wireless and Sierra Wireless Inc. are our only suppliers of wireless modems, which are an integral hardware component of our services. It can be difficult to obtain these wireless modems and their parts. Although we have purchased a large supply of these modems, they may become obsolete before we are able to use them. We also depend on third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. In addition, we rely on the ability of our content providers -- Reuters, the New York Stock Exchange, Inc., the Chicago Board of Trade, the Nasdaq Stock Market, Inc. and the Options Price Reporting Authority -- to continue to provide us with uninterrupted access to the news and financial information we provide to our customers. The failure of third parties to meet these criteria, or their refusal or failure to deliver the information for whatever reason, could materially harm our business.

OUR SALES CYCLE IS LONG, AND OUR STOCK PRICE COULD DECLINE IF SALES ARE DELAYED OR CANCELLED.

     Quarterly fluctuations in our operating performance are exacerbated by the length of time between our first contact with a business customer and the first revenue from sales of services to that customer or end users. Because our services represent a significant investment for our business customers, we spend a substantial amount of time educating them regarding the use and benefits of our services and they, in turn, spend a substantial amount of time performing internal reviews and obtaining capital expenditure approvals before purchasing our services. As much as a year may elapse between the time we approach a business customer and the time we begin to deliver services to a customer or end user. Any delay in sales of our services could cause our quarterly operating results to vary significantly from projected results, which could cause our stock price to decline. In addition, we may spend a significant amount of time and money on a potential customer that ultimately does not purchase our services. A decline in the price of our common stock would likely affect the price of our notes.

OUR SALES OF FINANCIAL DATA AND TRADING SERVICES COULD GO DOWN IF THERE IS A DECLINE IN SECURITIES TRADING.

     In 1999, we earned 59.0% (or 69.5% on a pro forma basis giving effect to the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed) of our revenue from services that provide financial information and wireless trading capability. If there is a prolonged decline in the overall level of securities trading, or online trading in particular, our operating results may decline. A decline in securities trading may result from:

     - loss of confidence in the reliability or security of online trading systems;

     - government regulation of the securities industry or online trading; or

     - a downturn in the stock market.

OUR SOFTWARE MAY CONTAIN DEFECTS OR ERRORS, AND OUR SALES COULD GO DOWN IF THIS INJURES OUR REPUTATION OR DELAYS SHIPMENTS OF OUR SOFTWARE.

     The AIM package of wireless messaging and software development tools we develop, and the ScoutWare family of software products we will own at the closing of the Riverbed acquisition, are complex and must meet the stringent technical requirements of our customers. We must develop our services quickly to keep pace with the rapidly changing software and telecommunications markets. Software as complex as ours is likely to contain undetected errors or defects, especially when first introduced or when new versions are released. Our software may not be free from errors or defects after delivery to customers have begun, which could result in the rejection of our software or services, damage to our reputation, lost revenue, diverted development resources and increased service and warranty costs.

UNDISCOVERED YEAR 2000-RELATED COMPUTER PROBLEMS COULD DISRUPT OUR OPERATIONS.

     We believe that software that is incorporated in our products and services is year 2000 compliant. When the century changed, we experienced no disruption to our business operations and no product failures as a result of year 2000 compliance issues or otherwise. We may face claims, however, for undiscovered year 2000 errors in our own products or for year 2000 issues arising from third-party products that we integrate into our products and services or with which our systems and products exchange data. If our suppliers, vendors or distributors fail to timely and completely correct their own year 2000 software, firmware and hardware problems, or if any of them convert to a system that is incompatible with our systems, our ability to deliver our products and services could be disrupted.

THE STOCKHOLDER AGREEMENT AMONG OUR MAJOR STOCKHOLDERS WILL HAVE THE EFFECT OF ALLOWING THEM TO CONTROL EIGHT OF OUR TWELVE DIRECTORS, WHICH WILL LIMIT THE ABILITY OF NEW INVESTORS TO INFLUENCE CONTROL OF AETHER.

     NexGen Technologies, L.L.C., Telcom-ATI Investors, L.L.C., Reuters MarketClip Holdings Sarl, a subsidiary of Reuters Group PLC, and 3Com -- who together will hold 55.1% of the shares of common stock outstanding following completion of this offering -- entered into a stockholder agreement that governs voting for our directors. The agreement provides that each party will vote all of its shares for two directors nominated by NexGen, two directors nominated by Telcom-ATI Investors, two directors nominated jointly by NexGen and Telcom-ATI Investors and one director nominated by each of Reuters and 3Com. As a result, eight directors of our board are effectively chosen by these major stockholders. As we currently have authorized only 12 directors, the voting rights of our stockholders other than these major stockholders effectively apply to only four of our directors. In addition to its effect on the voting rights of our new investors, the stockholder agreement could have the effect of delaying or preventing a change in control.

WE MAY NEED ADDITIONAL CAPITAL AND WE MAY NOT BE ABLE TO OBTAIN IT, WHICH COULD PREVENT US FROM CARRYING OUT OUR BUSINESS STRATEGY.

     We currently anticipate that our available cash resources combined with the net proceeds from this offering and the concurrent common stock offering will be sufficient to fund our operating needs for at least the next 12 months, including the expansion of our sales and marketing program and any acquisitions we may pursue in the next 12 months. Thereafter, we expect to require additional financing in an amount that we cannot determine at this time. We do not have any bank credit facility or other working capital credit line under which we may borrow funds for working capital or other general corporate purposes. If our plans or assumptions change or are inaccurate, we may be required to seek capital sooner than anticipated. We may need to raise funds through public or private debt or equity financings.

     If funds are raised through the issuance of equity securities, the percentage ownership of our then-current stockholders may be reduced and the holders of new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through a bank credit facility or the issuance of debt securities, the holder of this indebtedness would have rights senior to the rights of the holders of our common stock and the terms of this indebtedness could impose restrictions on our operations. If we need to raise additional funds, we may not be able to do so on terms favorable to us, or at all. If we cannot raise adequate funds on acceptable terms, we may not be able to continue to fund our operations.

     We may not be able to complete the proposed common stock offering being conducted concurrently with this offering. Failure to complete the common stock offering may increase our need for financing.

NEW LAWS AND REGULATIONS THAT IMPACT OUR INDUSTRY COULD INCREASE OUR COSTS OR REDUCE OUR OPPORTUNITIES TO EARN REVENUE.

     We are not currently subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to businesses in general. However, in the future, we may become subject to regulation by the FCC or another regulatory agency. In addition, the wireless carriers who supply us airtime are subject to regulation by the FCC and regulations that affect them could increase our costs or reduce our ability to continue selling and supporting our services.

OUR STOCK PRICE, LIKE THAT OF MANY TECHNOLOGY COMPANIES, HAS BEEN, AND MAY CONTINUE TO BE, VOLATILE.

     The market price of our common stock has been highly volatile and is likely to continue to be highly volatile. The trading price of our common stock has increased significantly from our initial offering price of $16.00 per share on October 20, 1999. We are involved in a highly visible, rapidly changing industry and stock prices in our and similar industries have risen and fallen in response to a variety of factors, including:

     - announcements of new wireless data communications technologies and new providers of wireless data communications;

     - acquisitions of or strategic alliances among providers of wireless data communications;

     - changes in recommendations by securities analysts regarding the results or prospects of providers of wireless data communications; and

     - changes in investor perceptions of the acceptance or profitability of wireless data communications.

Fluctuations in the price of our common stock are likely to affect the price of our notes.

WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.


     Provisions of our certificate of incorporation and bylaws and provisions of Delaware law could delay, defer or prevent an acquisition or change of control of Aether or otherwise adversely affect the price of our common stock. For example, our bylaws limit the ability of stockholders to call a special meeting. Our certificate of incorporation also permits our board to issue shares of preferred stock without stockholder approval which means that the board could issue shares with special voting rights or other provisions that could deter a takeover. In addition to delaying or preventing an acquisition, the issuance of a substantial number of preferred shares could adversely affect the price of the common stock. A decline in the price of our common stock would likely affect the price of our notes. Please refer to "Description of Capital Stock" on page 89 for a more detailed discussion of these provisions.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY DEPRESS OUR SHARE PRICE.


     After this offering, we will have outstanding 34,644,889 shares of common stock, including the 4,537,286 shares to be issued to former shareholders of Riverbed, assuming the completion of the concurrent common stock offering. Sales of a substantial number of our shares of common stock in the public market following this offering -- or the expectation of such sales -- could cause the market price of our common stock to drop. All the shares sold in the concurrent common stock offering will be, and the shares sold in our initial public offering are, freely tradable. An additional 24,114,750 shares will be available for sale in the public markets as follows:



               DATE OF AVAILABILITY FOR SALE                  NUMBER OF SHARES
               -----------------------------                  ----------------
               (90 days after the date of this
  prospectus)...............................................         19,250
October 26, 2000............................................     19,671,646
At various times thereafter upon the expiration of one-year
  holding periods...........................................      4,445,706



     Of these shares, 24,077,250 shares are subject to a limitation on the number of shares that can be sold in any three-month period. We have agreed, however, to register the resale of substantially all of these shares upon demand beginning October 27, 2000.



     We filed a registration statement to register all shares of common stock that were issued to our employees under our equity incentive plan and intend to file future registration statements. Shares issued upon exercise of stock options will be eligible for resale in the public market without restriction. As of February 29, 2000, options and warrants to purchase 3,839,122 shares of our common stock were issued and outstanding and we were obligated to issue options for an additional 862,480 shares in connection with our pending acquisition of Riverbed. A decline in the price of our common stock would likely affect the price of our notes.


DEBT SERVICE OBLIGATIONS MAY ADVERSELY AFFECT OUR CASH FLOW.

     If this offering is completed as planned, we will have substantial amounts of outstanding indebtedness, primarily consisting of the notes. As a result of this indebtedness, we will be obligated to make principal and interest payments. There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due. We may also obtain additional long-term debt and working capital lines of credit to meet future financing needs. There can be no assurance that additional financing arrangements will be available on commercially reasonable terms or at all.

WE MAY HAVE CONTINGENT LIABILITY ARISING OUT OF A POSSIBLE VIOLATION OF THE SECURITIES ACT OF 1933 IN CONNECTION WITH A LETTER SENT TO EMPLOYEES IN THE DIRECTED SHARE PROGRAM AT THE TIME OF OUR INITIAL PUBLIC OFFERING.

     As part of our initial public offering in October 1999, we decided that each of our employees, officers and directors should have the opportunity to purchase up to 2,000 shares of common stock as part of a directed share program, on the same terms as all other shares offered by the prospectus, but that each person could choose to direct all or a part of the 2,000 shares to members of his or her immediate family. In order to coordinate this program, we sent a letter to approximately 90 employees, officers and directors we had designated as potential offerees of up to 390,000 shares of common stock and asked them to provide us with information for mailing purposes, including an estimate of the number of shares that they would want to be given the opportunity to purchase and to have their immediate family members provide the same information. Our letter was not accompanied by a preliminary prospectus and may have constituted a prospectus that does not meet the requirements of the Securities Act of 1933. If the mailing of these original materials did constitute a violation of the Securities Act of 1933, the recipients of the letter who purchased common stock in our initial public offering and continue to own those shares could have the right until October 26, 2000 to obtain recovery of the consideration paid in connection with their purchase of common stock or, if they had already sold the stock, sue us for damages resulting from their purchase of common stock. If all of the recipients of the letter still hold shares they purchased in the initial public offering, these refunds or damages could total up to approximately $6.2 million, based on the initial public offering price of $16.00 per share, in the event that investors suffer a total loss of their investment before they sold the shares or the relevant limitations period expired and seek refunds or damages. If this were to occur, our business, results of operations and financial condition could suffer.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS SUBORDINATED TO ALL OF OUR EXISTING AND FUTURE SENIOR INDEBTEDNESS AND THE NOTES ARE EFFECTIVELY SUBORDINATED TO INDEBTEDNESS OF OUR SUBSIDIARIES.


     The notes will be unsecured obligations and will be subordinated in right of payment, as provided in the indenture under which they are issued, to the prior payment in full in cash or other payment satisfactory to holders of senior indebtedness of all our existing and future senior indebtedness. Senior indebtedness is defined to include, among other things, all indebtedness for money borrowed and indebtedness evidenced by securities, debentures, bonds or other similar instruments. Senior indebtedness does not include indebtedness that is expressly junior in right of payment to the notes or ranks pari passu in right of payment to the notes. As of February 29, 2000, we had approximately $19.0 million of senior indebtedness outstanding which we incurred in connection with our acquisition of LocusOne. The notes will also be subordinate to approximately $360,000 of senior indebtedness which will be incurred by one of our subsidiaries in connection with our acquisition of Riverbed. The terms of the notes do not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee. Upon any distribution of our assets upon any insolvency, dissolution or reorganization, the payment of the principal of and interest on the notes will be subordinated to the extent provided in the indenture to the prior payment in full of all of our senior indebtedness, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.


     The notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be subject to the claims of that subsidiary's creditors. If we ourselves are a creditor of that subsidiary, our claims would still be subordinate to any security interests in the assets of that subsidiary and any senior indebtedness of that subsidiary.

WE MAY NOT BE ABLE TO SATISFY A CHANGE OF CONTROL OFFER.

     The indenture governing the notes contains provisions that apply to a change of control of our company. If someone triggers a change of control as defined in the indenture, we must offer to purchase those notes with cash, or at our option with our common stock, subject to the terms and conditions of the indenture. If we have to make that offer, we cannot be sure that we will have enough funds or common stock to pay for all the notes that the holders could tender.

OUR NOTES HAVE NEVER BEEN PUBLICLY TRADED SO WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP FOR OUR NOTES.

     There has not been a public market for our notes. We cannot predict the extent to which a trading market will develop or how liquid that market might become, which could limit the liquidity of your investment in the notes.

OUR CONCURRENT STOCK OFFERING MAY NOT BE COMPLETED, IN WHICH CASE WE MAY NEED ADDITIONAL FINANCING TO FUND THE INTEREST PAYMENTS ON THE NOTES.

     This offering is not contingent on the completion of the common stock offering. We cannot assure you that our concurrent common stock offering will be completed. If the concurrent common stock offering is not completed, then we may need additional financing to fund the interest payments on the notes.

                           FORWARD-LOOKING STATEMENTS


     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These include projections about the industry contained on pages 37 to 38. We have based these forward-looking statements on our current expectations and projections about future events. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "pending," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "predicts," "estimates" and similar expressions, although not all forward-looking statements are identified by these words. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about Aether, including those we describe in the "Risk Factors" section of this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


     We use market data and industry forecasts and projections throughout this prospectus, which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry and there is no assurance that any of the projected amounts will be achieved. Similarly, we believe that the surveys and market research we or others have performed are reliable, but we have not independently verified this information. Neither we nor any of the underwriters represents that any such information is accurate.

                                USE OF PROCEEDS


     The net proceeds to us from this convertible notes offering are expected to be approximately $192.8 million ($221.9 million if the underwriters' over-allotment option is exercised in full) after deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by us. We also expect to receive approximately $566.9 million in net proceeds from the sale of 2,307,969 shares of common stock, assuming an offering price of $258 3/8, by Aether in our concurrent offering ($606.1 million if the underwriters' over-allotment option is exercised in full) after deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by us and the exercise of options to purchase 145,000 shares by the selling stockholders. We will not receive any proceeds from the 692,031 shares sold by selling stockholders in the offering.


     We currently intend to use $100 million of the proceeds of this offering and the concurrent common stock offering to fund our European strategic alliance with Reuters, $19 million to repay indebtedness incurred in connection with the LocusOne acquisition, $17 million to acquire 9.9% of the stock of Metrocall, $10 million to acquire our 27.5% interest in Inciscent and an estimated $25 million to fund sales and marketing activities. We have not determined the use of the remaining proceeds of this offering and the concurrent common stock offering, but we expect to use some portion of the proceeds to provide the cash portion of acquisitions and strategic investments we may identify in the future that advance our strategy.

     Pending these uses, the net proceeds of these offerings will be invested in short-term, investment grade, interest-bearing instruments.

                          PRICE RANGE OF COMMON STOCK

     Our common stock has been quoted on the Nasdaq National Market under the symbol "AETH" since our initial public offering on October 20, 1999. Prior to that time, there was no public market for the common stock. The following table sets forth, for the periods indicated, the high and low prices per share of the common stock as reported on the Nasdaq National Market.


                                                              HIGH    LOW
                                                              ----    ---
1999
Fourth Quarter (since October 20, 1999).....................  $89 3/8 $41 1/8
2000
First Quarter (through February 29, 2000)...................  $270    $73



     On February 29, 2000 the reported last sale price of the common stock on the Nasdaq National Market was $258 3/8. As of February 29, 2000 there were approximately 18 holders of record of our common stock.


                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock nor, when we were organized as a limited liability company, have we made any distributions to our members. We currently intend to retain earnings, if any, to support the development of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account factors such as our financial condition, operating results and current and anticipated cash needs.

                              CONCURRENT OFFERING


     Concurrently with our offering of notes, we are offering by means of a separate prospectus 2,307,969 shares of our common stock and the Aether stockholders identified in the prospectus for the common stock offering are offering 692,031 shares of our common stock. The completion of the common stock offering is not a condition to the completion of this offering.

                                 CAPITALIZATION

     The table below sets forth the following information as of December 31, 1999:

          - our actual capitalization;

          - our pro forma capitalization giving effect to the acquisition of LocusOne and the pending acquisition of Riverbed as if completed on December 31, 1999;

          - our pro forma capitalization giving effect to the acquisitions described above and the issuance and sale of $200 million of our
                 % convertible subordinated notes due 2005 in this offering; and


        - our pro forma capitalization giving effect to the acquisitions described above, the sale of notes in this offering and the sale of 2,307,969 shares of common stock in the concurrent offering and the exercise of options to purchase 145,000 shares by the selling stockholders.


     The table below includes deductions for estimated underwriting discounts and commissions, and for estimated offering expenses in connection with this offering and the concurrent offering of common stock as applicable.

     Actual common stock data are as of December 31, 1999 and exclude:

          - 3,620,838 shares issuable upon exercise of options to purchase shares of common stock issued, or to be issued, in connection with our pending acquisition of Riverbed, under our equity incentive plan at a weighted average exercise price of $6.76 per share;

          - 1,175,000 shares issuable upon exercise of warrants exercisable at a weighted average exercise price of $1.96 per share; and

          - 893,665 shares of common stock issuable upon exercise of warrants with an exercise price of $.01 per share.


     This table should be read in conjunction with our consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 27. Details regarding pro forma adjustments are set forth in the Unaudited Pro Forma Condensed Consolidated Financial Information beginning on page F-44.

                                                                AS OF DECEMBER 31, 1999
                                   ----------------------------------------------------------------------------------
                                                                               PRO FORMA
                                                  -------------------------------------------------------------------
                                                                                                    ACQUISITIONS,
                                                                                                  CONVERTIBLE NOTES
                                                                        ACQUISITIONS AND          AND COMMON STOCK
                                      ACTUAL       ACQUISITIONS    CONVERTIBLE NOTES OFFERING       OFFERINGS(1)
                                   ------------   --------------   --------------------------   ---------------------
Notes payable, current...........  $         --   $   19,095,600         $      120,578            $      120,578
Notes payable, long term.........            --          241,155                241,155                   241,155
Convertible subordinated notes...            --               --            200,000,000               200,000,000
                                   ------------   --------------         --------------            --------------
         Total debt..............            --       19,336,755            200,361,733               200,361,733
                                   ------------   --------------         --------------            --------------
Stockholders' equity:
  Preferred stock, $0.01 par
    value; 1,000,000 shares
    authorized; 0 shares issued
    and outstanding..............            --               --                     --                        --
  Common stock, $0.01 par value;
    75,000,000 shares authorized;
    shares issued and
    outstanding: actual,
    27,154,398; acquisitions,
    31,691,684; acquisitions and
    convertible notes offering,
    31,691,684; and acquisitions,
    convertible notes and common
    stock offering, 34,144,653...       271,543          316,916                316,916                   341,447
  Additional paid-in-capital.....   120,892,478    1,241,650,105          1,241,650,105             1,808,506,944
  Accumulated deficit............   (22,613,640)     (22,613,640)           (22,613,640)              (22,613,640)
  Notes receivable from
    stockholder..................      (137,879)        (137,879)              (137,879)                 (137,879)
  Unrealized loss on investments
    available for sale...........       (70,069)         (70,069)               (70,069)                  (70,069)
                                   ------------   --------------         --------------            --------------
         Total stockholders'
           equity................    98,342,433    1,219,145,433          1,219,145,433             1,786,026,803
                                   ------------   --------------         --------------            --------------
         Total capitalization....  $ 98,342,433   $1,238,482,188         $1,419,507,166            $1,986,388,536
                                   ============   ==============         ==============            ==============


---------------

(1) Completion of the common stock offering is not a condition to the completion of this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA
               (in thousands, except share and per share amounts)


     The table that follows presents portions of our consolidated financial statements and is not complete. You should read the following selected consolidated financial data together with our consolidated financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the consolidated balance sheet data as of December 31, 1998 and 1999, are derived from our consolidated financial statements, which have been audited by KPMG LLP, independent auditors, and which are included in this prospectus beginning on page F-1. The consolidated statement of operations data for the year ended December 31, 1996 and the consolidated balance sheet data as of December 31, 1996 and 1997 are derived from audited financial statements that do not appear in this prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 27.



     The pro forma consolidated financial information gives effect to (i) the Mobeo and LocusOne acquisitions and the pending acquisition of Riverbed, (ii) the sale of $200 million of our convertible notes in this offering and the application of the net proceeds as described in "Use of Proceeds" on page 21 and
(iii) the concurrent offering of common stock and the application of the net proceeds as described in "Use of Proceeds" on page 21. The pro forma net loss per share information gives effect to our conversion from a limited liability company to a corporation immediately prior to our initial public offering.


     We have provided the pro forma consolidated financial information for informational purposes only and you should not assume that our results would actually have been as shown if we had acquired Mobeo, LocusOne and Riverbed or completed the offerings on the assumed dates, or that the information projects what our results will be as a result of the acquisitions or if we complete the offerings. The pro forma consolidated statement of operations information assumes that the transactions occurred on January 1, 1999, and the pro forma consolidated balance sheet information assumes that the transactions occurred on December 31, 1999. See our, Mobeo's and Riverbed's financial statements and notes to those statements included in this prospectus beginning on page F-1.

                                                                   YEAR ENDED DECEMBER 31,
                            -----------------------------------------------------------------------------------------------------
                                                                                                 1999 PRO FORMA
                                                                                -------------------------------------------------
                                                                                                                  ACQUISITIONS,
                                                                                                ACQUISITIONS    CONVERTIBLE NOTES
                                               HISTORICAL                                           AND                AND
                            -------------------------------------------------                   CONVERTIBLE       COMMON STOCK
                               1996         1997         1998         1999      ACQUISITIONS   NOTES OFFERING       OFFERINGS
                            ----------   ----------   ----------   ----------   ------------   --------------   -----------------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue:
  Subscriber revenue......  $       --   $      161   $      549   $    3,732    $   11,200      $   11,200        $   11,200
  Engineering services
    revenue...............       1,355        1,625          963        2,594         2,594           2,594             2,594
  Software and related
    services revenue......          --           --           --           --         2,317           2,317             2,317
                            ----------   ----------   ----------   ----------    ----------      ----------        ----------
      Total revenue.......       1,355        1,786        1,512        6,326        16,111          16,111            16,111
  Cost of subscriber
    revenue...............          --          447          797        2,110         4,639           4,639             4,639
  Cost of engineering
    services revenue......  1,007.....          846          304        1,366         1,366           1,366             1,366
  Cost of software and
    related services
    revenue...............          --           --           --           --         1,541           1,541             1,541
                            ----------   ----------   ----------   ----------    ----------      ----------        ----------
      Total cost of
         revenue..........       1,007        1,293        1,101        3,476         7,546           7,546             7,546
                            ----------   ----------   ----------   ----------    ----------      ----------        ----------
      Gross profit........         348          493          411        2,850         8,565           8,565             8,565
Operating expenses:
  Research and
    development...........         161          734        1,267        2,614         5,481           5,481             5,481
  General and
    administrative........         395        1,505        2,773        5,891         8,913           8,913             8,913
  Selling and marketing...          --          333          840        2,095         6,831           6,831             6,831
  Depreciation and
    amortization..........          45          189          265        1,089       386,351         386,351           386,351
  Option and warrant
    expense...............          --           40           33       19,198        39,033          39,033            39,033
                            ----------   ----------   ----------   ----------    ----------      ----------        ----------
    Total operating
      expenses............         601        2,801        5,178       30,887       446,609         446,609           446,609
                            ----------   ----------   ----------   ----------    ----------      ----------        ----------
Operating loss............        (253)      (2,308)      (4,767)     (28,037)     (438,044)       (438,044)         (438,044)
Interest income, net......           8            7           70          (60)          108         (14,332)          (14,332)
Equity in losses of
  investments.............        (172)        (144)          --       (2,425)       (2,425)         (2,425)           (2,425)
Realized gain (loss) on
  sale of investments.....          --         (302)           4         (169)         (169)           (169)             (169)
                            ----------   ----------   ----------   ----------    ----------      ----------        ----------
Net loss..................  $     (417)  $   (2,747)  $   (4,693)  $  (30,691)   $ (440,530)     $ (454,970)       $ (454,970)
                            ==========   ==========   ==========   ==========    ==========      ==========        ==========
Ratio of earnings to fixed
  charges(1)..............          --           --           --           --                                              --
Pro forma net loss per
  share-basic and
  diluted.................  $    (0.04)  $    (0.22)  $    (0.29)  $    (1.45)   $   (17.11)     $   (17.67)       $   (16.14)
                            ==========   ==========   ==========   ==========    ==========      ==========        ==========
Pro forma weighted average
  shares used in computing
  net loss per share-basic
  and diluted.............  10,554,795   12,655,901   15,916,383   21,207,225    25,744,511      25,744,511        28,197,480
                            ==========   ==========   ==========   ==========    ==========      ==========        ==========



                             1996        1997         1998         1999
                          ----------   ---------   ----------   ----------
CONSOLIDATED BALANCE
  SHEET DATA:
  Cash and cash
    equivalents.........  $       51   $     132   $    1,755   $   78,542
  Working capital
    (deficit)...........         181        (323)       7,519       83,128
  Total assets..........       1,269         822        8,765      102,534
  Total debt............          --         150           --           --
  Members' capital......       1,101          74        8,030           --
  Stockholders'
    equity..............          --          --           --       98,342

                                            AS OF DECEMBER 31, 1999 PRO FORMA
                          ---------------------------------------------------------------------
                                                                      ACQUISITIONS, CONVERTIBLE
                                              ACQUISITIONS AND            NOTES AND COMMON
                          ACQUISITIONS   CONVERTIBLE NOTES OFFERING        STOCK OFFERINGS
                          ------------   --------------------------   -------------------------
CONSOLIDATED BALANCE
  SHEET DATA:
  Cash and cash
    equivalents.........   $   47,719            $   94,544                  $  661,425
  Working capital
    (deficit)...........       37,064               102,864                     669,745
  Total assets..........    1,244,067             1,425,092                   1,991,974
  Total debt............       19,337               200,362                     200,362
  Members' capital......           --                    --                          --
  Stockholders'
    equity..............    1,219,145             1,219,145                   1,786,027


------------------------


(1) Earnings were insufficient to cover fixed charges by $417, $2,747, $4,693 and $30,691 for years 1996, 1997, 1998 and 1999, respectively, and $454,970 on a pro forma basis for 1999 for our LocusOne and Mobeo acquisitions and our pending acquisition of Riverbed and our convertible notes and common stock offerings.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following description of our financial condition and results of operations in conjunction with the financial statements and the notes thereto and the unaudited pro forma condensed consolidated financial information included in this prospectus beginning on page F-1.

OVERVIEW

     Aether Systems, Inc. was originally formed as Aeros, L.L.C. in January 1996. We changed our name to Aether Technologies International, L.L.C. effective August 1996 and to Aether Systems LLC effective September 1999. Immediately before completing our initial public offering of common stock on October 26, 1999, the limited liability company was converted into a corporation called Aether Systems, Inc.

     Development of our business. From our inception until March 1997, we primarily provided wireless engineering services, including the development of wireless software applications for customers. In March 1997, we began offering services that provide the users of wireless handheld devices access to real-time financial information. During 1997, we made a strategic decision to focus a significant portion of our engineering resources on the development of these and other wireless data services and systems, including our AIM package of wireless messaging software and software development tools (also known as a software platform). This resulted in a decrease in engineering services revenue as a percentage of total revenue and an increase in subscriber revenue as a percentage of total revenue. We expect this trend to continue in the foreseeable future. We also expect to derive revenue from licensing our software.

     In August 1999, we formed a new company with 3Com called OpenSky, which was renamed OmniSky in October 1999. We formed OmniSky with 3Com to pursue opportunities in the emerging consumer and business mass markets for wireless e-mail, Internet access and other electronic transactions applications. As of February 15, 2000, we owned 33% of OmniSky. OmniSky is obligated to pay us $1.50 per month per subscriber for use of our network operations center. We have the right to offer OmniSky's services to our subscribers in exchange for a monthly fee to OmniSky of $3 per subscriber. On November 15, 1999, OmniSky launched its service in a limited test phase of 5,000 subscribers and in January 2000 expanded the program to up to 7,000 subscribers. As of February 16, 2000, OmniSky had enrolled approximately 6,800 subscribers. We provide engineering services to OmniSky under a $3 million agreement that extends through June 2000.

     On September 28, 1999, we acquired Mobeo, which provides employees and customers of major banks and financial institutions with real-time price quotes and news for foreign exchange, government securities and commodities markets on wireless handheld devices.

     On February 3, 2000, we acquired LocusOne, which provides wireless data systems to companies that distribute goods and services using their own delivery fleets.

     On February 7, 2000, we agreed to invest $10 million to acquire a 27.5% interest in Inciscent, a new company we formed with Metrocall, PSINet, Hicks, Muse, Tate & Furst and other investors through which we plan to develop wireless e-mail, Internet access and other applications for the small office and home office market segments. As part of the investment, we also agreed to acquire approximately 9.9% of the outstanding capital stock of Metrocall for approximately $17 million. Under the agreement, we will grant a perpetual AIM license to Inciscent for $1 million and perform engineering services under a $4 million contract.

     On February 8, 2000, we signed a letter of intent with Reuters to establish a European wireless venture, which will be headquartered in the United Kingdom and initially focused on financial markets. The letter of intent provides that we will acquire a 60% interest in the new company for $100 million. Our letter of intent with Reuters does not commit either us or Reuters to form the new company and remains subject to definitive documentation and the receipt of proceeds from this offering to fund the investment.

     On February 9, 2000, we entered into an agreement to acquire Riverbed, which develops software that extends the accessibility of applications and information from corporate networks and databases to handheld devices.

     Our subscriber and revenue information. Our subscriber base has historically been derived from financial data and online trading services. The following table shows the number of subscribers to our financial data services and online trading services as of December 31 of each of the years shown.

                                                              1997   1998   1999
                                                              ----   ----   -----
Financial data services.....................................  150    687    4,288
Online trading services.....................................   --     --      277
                                                              ---    ---    -----
          Total subscribers.................................  150    687    4,565

     The growth in subscribers over these periods was primarily the result of the attraction of new subscribers to our services, the introduction of new services and, in 1999, subscribers added through our acquisition of Mobeo. In 1997 our subscriber base was comprised of users of our AirBroker service. Reuters MarketClip was introduced in March 1998 and produced the majority of our subscriber growth in 1998. MarketClip provides real-time wireless access to financial data. Reuters MarketClip yearly subscriptions started to expire in March 1999 and 77.2% of all subscribers eligible to renew during the period from March to December 1999 renewed their contracts for an additional one-year period. In October 1999, we introduced Morgan Stanley Dean Witter Online TradeRunner. TradeRunner provides real-time wireless financial data and enables subscribers to trade stocks and options using wireless handheld devices. The introduction of online trading service subscribers was due to the launch of TradeRunner in October 1999.

     The majority of the growth in financial data services subscribers in 1999 is attributable to the acquisition of Mobeo, which had 3,294 subscribers as of December 31, 1999. Mobeo's subscriber base is primarily attributable to its foreign exchange products. Mobeo had 3,339 subscribers as of December 31, 1998 and 2,811 subscribers as of December 31, 1997. The net increase in Mobeo's subscriber base from the end of 1997 to the end of 1998 was due to new subscriptions of 1,660 and terminations of 1,132 subscriptions. The net decrease in subscribers from December 31, 1998 to December 31, 1999 was due to the termination of 1,186 subscriptions and the addition of 1,124 new subscriptions. We believe that a substantial number of Mobeo subscriber terminations and additions is the result of changes in personnel at financial institutions whose traders are Mobeo subscribers. We believe the decrease in new subscribers between 1998 and 1999 was caused by a consolidation among financial institutions and the transition associated with the sale of Mobeo and its integration into our operations. We plan to increase sales and marketing efforts with respect to our foreign exchange services and to bundle the services with additional applications. We expect that growth from online trading services will exceed growth from financial data services as we introduce new services.

     For the year ended December 31, 1999, our cost to acquire subscribers was greater than the revenue we derived from those subscribers over the initial one-year contract term. The cost to acquire subscribers during this period was approximately $2.2 million and the contracts entered into during that period provide for payments of approximately $499,000 during the one-year term of the contracts. We expect that revenue from new customers will begin to exceed subscriber acquisition costs when the number of subscribers increases to cover our fixed costs. This will depend on the rate at which subscriber levels increase, and we cannot determine when this will occur or assure you that it will ever occur.

     We expect to derive revenue from the licensing of our AIM software platform and the ScoutWare software suite that we will acquire upon completing our acquisition of Riverbed. We also expect to derive licensing revenue associated with our e-Mobile Delivery transportation logistics and delivery services. To date, we have not received any revenue from licensing our AIM software platform.

     LocusOne's revenue primarily consists of service revenue relating to systems integration and ongoing support, software licensing and equipment sales. LocusOne also receives recurring revenue for use of its network operations center, which is expected to become a higher percentage of total revenue in the future.

LocusOne's customers include Physician Sales & Service, Inc., MAC Papers, Inc., Office Depot, Inc., NuCo2, Inc. and Suntory Water Group. These customers accounted for a substantial majority of LocusOne's revenue in 1999.

     Riverbed's revenue primarily consists of fees generated from licensing software and providing related services, including maintenance and technical support, training and consulting. A substantial majority of Riverbed's 1999 revenue was received from 3Com, Extensity, Inc., Aether, Oracle and OmniSky.

     Operating losses. Since our inception, we have invested significant capital to build our customer service and network operations center. Additionally, we have incurred significant operating costs to develop our AIM software platform and other software applications and to grow our business. As a result, we have incurred operating losses since our inception. Part of our strategy is to continue to invest in business development, research and development and marketing and advertising. In addition, our acquisitions of Mobeo and LocusOne and our pending acquisition of Riverbed will result in option and warrant expense and very significant amortization of intangible assets. As a result, we expect to continue to incur operating losses for the foreseeable future.

RESULTS OF OPERATIONS

     We currently derive our revenue primarily from the sale of wireless data services and by providing wireless engineering services. Revenue from wireless data services generally consists of:

     - a one-time, non-refundable per-subscriber activation fee, which we recognize upon service activation;

     - monthly per-subscriber service fees, which we recognize as services are provided; and

     - monthly per-subscriber exchange fees for access to financial information from the securities exchanges and markets, which we recognize as services are provided. We pay a corresponding fee to the various exchanges and markets on a regular basis.

We also derive revenue from providing our subscribers with the option to purchase wireless handheld devices from us at cost, which we bill over the initial term of the contract. Contracts with our wireless data subscribers are generally for a one-year period and include a termination penalty if cancelled by the subscriber before the one-year term expires. These contracts are generally renewable at the option of the subscriber for additional one-year periods or otherwise continue on a monthly basis until cancelled by the subscriber. Revenue from wireless engineering services consists of amounts billed to our customers for engineering time on an hourly basis or on a fixed per project basis. This revenue is recognized as the work is performed. With the acquisition of LocusOne and the pending acquisition of Riverbed, we expect to derive revenue from software licensing, including licensing fees, maintenance fees and support fees.

     Cost of subscriber revenue consists primarily of airtime costs, financial data costs, wireless handheld device costs and securities exchange and market fees. Our airtime costs are determined by agreements we have with several wireless carriers. Typically, we have one-year contracts to buy data network capacity either for an agreed amount of kilobytes at a flat fee or on a cents-per-kilobyte basis. Cost of engineering services revenue consists of cash compensation and related costs for engineers, subcontractors and other non-reimbursed, project-related costs. With the acquisition of LocusOne and the pending acquisition of Riverbed, we expect to incur costs relative to software licensing, including royalty payments and personnel costs.

     Research and development expenses consist primarily of cash compensation and related costs for engineers engaged in research and development activities and, to a lesser extent, costs of materials relating to these activities. We expense research and development costs as we incur them. General and administrative expenses consist primarily of cash compensation and related costs for general corporate and business development personnel, along with rent and other costs. Selling and marketing expenses consist primarily of advertising and promotions, sales and marketing personnel, travel and entertainment and other costs.
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

     Depreciation and amortization expenses consist primarily of amortization of intangible assets acquired in the Mobeo acquisition and depreciation expenses arising from equipment purchased for our network operations center and other property and equipment purchases. With the acquisition of LocusOne and the pending acquisition of Riverbed, depreciation and amortization expenses will consist primarily of amortization related to goodwill and other intangibles to be recognized as a result of these acquisitions.

     Option and warrant expense consists of expenses recorded to account for the difference, on the date of grant, between the fair market value and the exercise price of options issued to employees and the fair value of equity-based awards to non-employees. With the acquisition of Mobeo and LocusOne and the pending acquisition of Riverbed, we expect to have substantial additional option and warrant expense.

     Other income (expense) consists of interest income, interest expense, equity in losses of our investment in OmniSky, and realized losses on our investments.

FISCAL YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

     Subscriber revenue. Subscriber revenue of $161,400 for the year ended December 31, 1997 is attributable to our AirBroker service, which provides real-time financial information via cellular phones. Subscriber revenue increased to $549,057 for the year ended December 31, 1998 primarily due to the launch of Reuters MarketClip in March 1998. Subscriber revenue increased to $3.7 million for the year ended December 31, 1999 as a result of an increase in MarketClip subscribers, the introduction of TradeRunner and the acquisition of Mobeo in September 1999. Services acquired from Mobeo contributed revenue of $2.4 million for the year ended December 31, 1999.

     On a pro forma basis, giving effect to the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed, subscriber revenue for the year ended December 31, 1999 was $11.2 million. Mobeo accounted for 88.2% of this subscriber revenue. Subscriber revenue for Mobeo increased from $7.1 million for the year ended December 31, 1997 to $8.6 million for the year ended December 31, 1998 and to $9.9 million for the year ended December 31, 1999. The increases from 1997 to 1998 and from 1998 to 1999 were primarily due to price increases for Mobeo's foreign exchange information services.

     Engineering services revenue. Engineering services revenue decreased from $1.6 million for the year ended December 31, 1997 to $1.0 million for the year ended December 31, 1998 and increased to $2.6 million for the year ended December 31, 1999. The decrease in engineering services revenue from 1997 to 1998 was primarily due to our decision to focus our efforts on developing our AIM software platform and wireless data services. One of our investors accounted for approximately 37% of engineering services revenue for 1997. The increase from 1998 to 1999 was primarily due to the contract with OmniSky described in the section entitled, "-- Overview." We recognized $2.2 million under this contract for the year ended December 31, 1999.

     The acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed did not have a material effect on engineering services revenue on a pro forma basis for the year ended December 31, 1999.

     Software and related services revenue. We did not earn any software and related services revenue in 1997, 1998 and 1999. On a pro forma basis, giving effect to the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed, software and related services revenue was $2.3 million in 1999, primarily as a result of licenses sold by Riverbed on its ScoutWare software platform and systems integration and support services provided by LocusOne.

     Cost of subscriber revenue. Cost of subscriber revenue increased from $447,480 for the year ended December 31, 1997 to $797,165 for the year ended December 31, 1998 and to $2.1 million for the year ended December 31, 1999. We began to incur costs of subscriber revenue in 1997 with the March 1997 launch of our AirBroker service. The increase in the cost of subscriber revenue from 1997 to 1998 was primarily due to the launch of the Reuters MarketClip service in March 1998. The increase from 1998 to 1999 was a result of an increase in MarketClip subscribers, the introduction of TradeRunner and the acquisition of Mobeo in September 1999. Cost of subscriber revenue from services acquired from Mobeo totaled $859,223 in 1999. We expect the number of subscribers for financial services and online trading services to increase resulting in an increase in the cost of subscriber revenue. Mobeo has entered into a new airtime supply agreement with a paging company. In the first quarter of 2000, Mobeo will provide a new pager to each of its subscribers at no cost as the existing pagers are not compatible with the new supplier's network. As a result, we expect to record approximately $500,000 of expense in the first quarter of 2000 relating to supplying these pagers.

     On a pro forma basis, giving effect to the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed, cost of subscriber revenue for the year ended December 31, 1999 was $4.6 million. Mobeo accounted for 73.0% of these costs. Cost of subscriber revenue for Mobeo decreased from $3.1 million for the year ended December 31, 1997 to $3.0 million for the year ended December 31, 1998 and increased to $3.4 million for the year ended December 31, 1999. The decrease from 1997 to 1998 was primarily due to cost savings related to a change in financial data providers and the increase from 1998 to 1999 was primarily due to an increase in subscriber revenue. As a percentage of subscriber revenue, cost of subscriber revenue decreased from 35.4% in 1998 to 34.3% in 1999.

     Cost of engineering services revenue. Cost of engineering services revenue decreased from $846,140 for the year ended December 31, 1997 to $304,137 for the year ended December 31, 1998 and increased to $1.4 million for the year ended December 31, 1999. The decrease from 1997 to 1998 was primarily due to our decision to focus our efforts on developing our AIM software platform and wireless data services. The increase from 1998 to 1999 was primarily due to the contract with OmniSky described in the section entitled, "-- Overview."

     The acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed did not have a material effect on cost of engineering services revenue on a pro forma basis for the year ended December 31, 1999.

     Cost of software and related services revenue. We had no costs associated with software and related services revenue in 1997, 1998 and 1999. However, we did incur research and development expenses as discussed below. On a pro forma basis, giving effect to the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed, cost of software and related services revenue was $1.5 million in 1999 and included royalty fees and personnel costs of Riverbed and LocusOne.

     Research and development expenses. Research and development expenses increased from $733,630 for the year ended December 31, 1997 to $1.3 million for the year ended December 31, 1998 and to $2.6 million for the year ended December 31, 1999. These increases in research and development expenses were primarily due to the hiring of additional engineers for increased research and development activities associated with the development of our AIM software platform and wireless data services.

     On a pro forma basis, giving effect to the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed, research and development expenses for the year ended December 31, 1999 were $5.5 million. Riverbed accounted for 37.4% of the expenses, Mobeo accounted for 22.1% of the expenses and LocusOne accounted for 1.0% of the expenses. Research and development expenses for Mobeo increased from $174,867 for the year ended December 31, 1997 to $496,570 for the year ended December 31, 1998 and to $1.2 million for the year ended December 31, 1999. The increase from 1997 to 1998 was primarily due to an increase in the number of engineering personnel, and the increase from 1998 to 1999 was primarily due to additional expenses associated with the development of wireless software applications.

     General and administrative expenses. General and administrative expenses increased from $1.5 million for the year ended December 31, 1997 to $2.8 million for the year ended December 31, 1998 and to $5.9 million for the year ended December 31, 1999. These increases were primarily due to the addition of personnel performing general corporate and business development functions.

     On a pro forma basis, giving effect to the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed, general and administrative expenses for the year ended December 31, 1999 were $8.9 million. Mobeo accounted for 16.6% of these expenses, Riverbed accounted for 11.8% of these
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


expenses and LocusOne accounted for 9.3% of these expenses. General and administrative expenses for Mobeo increased from $1.9 million for the year ended December 31, 1997 to $2.7 million for the year ended December 31, 1998 and decreased to $2.3 million for the year ended December 31, 1999 before pro forma adjustment. The increase from 1997 to 1998 was primarily due to personnel and related costs. The decrease from 1998 to 1999 is primarily attributable to decreased compensation and professional fee expense as a result of our acquisition of Mobeo.


     Selling and marketing expenses. Selling and marketing expenses increased from $333,191 for the year ended December 31, 1997 to $840,455 for the year ended December 31, 1998 and to $2.1 million for the year ended December 31, 1999. Of the increase from 1997 to 1998, $324,152 was due to an increase in advertising and promotion costs related to the launch of Reuters MarketClip in March 1998, and the remaining amount relates to an increase in personnel and costs associated with sales and marketing. From 1998 to 1999, the increase relates primarily to increases in the number of sales and marketing personnel. This expense is expected to increase significantly in 2000 as a result of increased spending in advertising.

     On a pro forma basis, giving effect to the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed, selling and marketing expenses for the year ended December 31, 1999 were $6.8 million. Mobeo accounted for 26.6% of these expenses, Riverbed accounted for 41.9% of these expenses and LocusOne accounted for 7.9% of these expenses. Selling and marketing expenses for Mobeo increased from $1.8 million for the year ended December 31, 1997 to $2.3 million for the year ended December 31, 1998 and to $2.6 million for the year ended December 31, 1999 before pro forma adjustment. The increases from 1997 to 1998 and from 1998 to 1999 were primarily due to increased personnel overhead costs.

     Depreciation and amortization expenses. Depreciation and amortization expenses increased from $189,160 for the year ended December 31, 1997 to $264,685 for the year ended December 31, 1998 and to $1.1 million for the year ended December 31, 1999. The increase from 1998 to 1999 was primarily due to amortization of goodwill and other intangibles related to the Mobeo acquisition and additional capital expenditures.

     On a pro forma basis, giving effect to the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed, depreciation and amortization expenses for the year ended December 31, 1999 were $386.4 million. This amount primarily reflects amortization related to goodwill and other intangibles to be recognized as a result of the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed.

     Option and warrant expense. Option and warrant expense decreased from $40,277 for the year ended December 31, 1997 to $32,580 for the year ended December 31, 1998 and increased to $19.2 million for the year ended December 31, 1999. The changes in option and warrant expense for 1998 and 1999 reflect changes in the extent to which options with exercise prices less than the fair value on the date of grant were granted during the period. Approximately $16.5 million of the expense in 1999 relates to warrants granted to the chief executive officer and other key executives which became fully vested as a result of our initial public offering.


     On a pro forma basis, giving effect to the acquisitions of Mobeo and LocusOne and the pending acquisition of Riverbed, option and warrant expense for the year ended December 31, 1999 was $39.0 million. The increase from Aether's historical amount is primarily due to expenses associated with options granted to employees of LocusOne and to the selling stockholders of Mobeo for consulting and employee services.


     Interest income, net. Net interest income increased from $7,788 for the year ended December 31, 1997 to $70,308 for the year ended December 31, 1998 and decreased to net interest expense of $60,282 for the year ended December 31, 1999. The increase from 1997 to 1998 was primarily due to increased cash balances as a result of our private placement financings completed in August 1998 and October 1998. The decrease to a net expense from 1998 to 1999 relates to interest and related expense of a loan that

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

funded the purchase price of Mobeo, partially offset by interest earned on the proceeds from our initial public offering. The loan was repaid at the time of our initial public offering.

     Equity in losses of investments. Our equity in the loss of Real World Solutions, a joint venture, and Navox, Inc., was $144,825 for the year ended December 31, 1997. This amount related to losses of Real World Solutions and Navox recorded by us under the equity method of accounting. The $2.4 million of equity in losses of investments in 1999 relates to our proportionate share of losses in OmniSky under the equity method of accounting.

     Realized loss on sale of investment. In the year ended December 31, 1997, we sold our interest in Real World Solutions and recorded a loss of $302,145. In the year ended December 31, 1999, we recorded a loss of approximately $169,000 resulting from the sale of short-term investments.

LIQUIDITY AND CAPITAL RESOURCES


     Since our inception, we financed our operations primarily through private placements of our equity securities and our initial public offering, which in the aggregate resulted in net proceeds of $116.8 million through December 31, 1999. As of December 31, 1999, we had $80.6 million in cash and short-term investments and $83.1 million of working capital.


     Net cash used in operating activities was $1.5 million for the year ended December 31, 1997, $4.4 million for the year ended December 31, 1998 and $12.1 million for the year ended December 31, 1999. The principal use of cash in each of these periods was to fund our losses from operations. In October 1999, the Company agreed to pay for the purchase of 25,000 Minstrel V modems from OmniSky for a price per modem of $230. OmniSky has an exclusive buying arrangement with Novatel for Minstrel V modems, which began in December and runs through March 2000. As of December 31, 1999 we have paid for 20,000 of the 25,000 modems for a total purchase price of $4.6 million. The modems are being delivered to us through April 2000.


     Net cash used in investing activities was $209,723, for the year ended December 31, 1997, $6.5 million for the year ended December 31, 1998 and $12.6 million for the year ended December 31, 1999. Cash used in investing activities for the year ended December 31, 1997 was primarily for the purchase of property and equipment offset in part by proceeds from the sale of our joint venture interest in Real World Solutions. Cash used in investing activities for the year ended December 31, 1998 was primarily for the purchase of short-term investments. For the year ended December 31, 1999, we invested a net of $3.9 million in short-term investments, $11.5 million to acquire Mobeo, $2.5 million to increase our investment in OmniSky to 33% and $2.4 million in property and equipment.


     Net cash provided by financing activities was $1.8 million for the year ended December 31, 1997, $12.5 million for the year ended December 31, 1998 and $101.4 million for the year ended December 31, 1999. Cash provided by financing activities in 1997 and 1998 was primarily attributable to proceeds from private sales of our equity securities and cash provided by financing activities in 1999 consisting primarily of proceeds from our initial public offering. On September 28, 1999, we borrowed $14.8 million under a senior secured interim credit facility with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters of our initial public offering, and Merrill Lynch Capital Corporation for the primary purpose of funding the acquisition of Mobeo. On October 26, 1999, we completed our initial public offering and raised net proceeds (after expenses of the offering) of approximately $101.1 million. A portion of the proceeds of the initial public offering was used to pay off the $14.8 million loan.

     On January 18, 2000, OmniSky sold equity capital through a private placement and as a result we invested $6.7 million to retain our 33% interest in OmniSky.

     On February 3, 2000, we acquired the capital stock of LocusOne for a purchase price of $40 million, including $21 million in cash at the time of closing. The remaining $19 million is in the form of two notes payable as discussed below.

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

     For 2000, we expect to have the following additional expenditures and requirements:

     - On February 7, 2000, we agreed to acquire a 27.5% interest in Inciscent for $10 million, a new company we formed with Metrocall, PSINet, Hicks, Muse, Tate & Furst and other investors through which we plan to develop wireless e-mail, Internet access and other applications for the small office and home office market segments. As part of the investment, we also agreed to acquire approximately 9.9% of the outstanding capital stock of Metrocall for approximately $17 million.

     - On February 8, 2000, we signed a letter of intent with Reuters to establish a European wireless company headquartered in the United Kingdom, which will be initially focused on financial markets. The letter of intent provides that we will acquire a 60% interest in the company for $100 million. The formation of this company remains subject to definitive documentation and our receiving money to fund the investment.

     - As part of our LocusOne acquisition, we issued two notes that are due in 2000. One note totaling $5.4 million is payable at the time of the closing of this offering. The remaining $13.6 million note is payable at December 31, 2000 and will be repaid with proceeds of this offering to be placed in escrow.

     - We estimate we will pay $25 million to enhance our sales and marketing activities, $12 million of which we have already committed to spend for a nationwide broadcast and print branding and advertising campaign.

     - Other potential acquisitions, investments and agreements we may identify.


     We currently anticipate that our available cash resources combined with the net proceeds from this offering and the concurrent offering of common stock will be sufficient to fund our operating needs for at least the next 12 months, including the expansion of our sales and marketing program. We expect that our available cash resources combined with the net proceeds from these offerings will also support our current acquisition strategy during this period. This offering is not contingent on the completion of the concurrent common stock offering.


YEAR 2000 IMPACT

     Many currently-installed computer systems and software products are coded to accept or recognize only two digits rather than four digits to define the year in the date code field. These systems and software products need to accept four digit year entries to distinguish 21st century dates from 20th century dates. Systems and products that are not corrected to do this could cause a disruption of operations including a temporary inability to process transactions, send invoices or engage in other normal business activities. We maintain a significant number of computer software systems and operating systems across our entire organization, which are potentially subject to year 2000 problems. Although January 1, 2000 has passed without any disruption of operations, problems related to the year 2000 could still surface.

     The discussion below includes the products and infrastructure of Aether and its recent acquisition, Mobeo, except where noted.

     We took several steps to prepare for the year 2000 transition. We developed all our in-house software, including our AIM software platform, using four digit date codes. We run all these applications on hardware and operating systems that we have determined are year 2000 compliant. The Reuters MarketClip and Morgan Stanley Dean Witter Online TradeRunner applications have operated successfully in the year 2000. All our computer hardware has been inventoried and checked against the manufacturers' year 2000 compliance declarations. All non-compliant hardware was upgraded, or replaced. All third-party software, including operating systems and applications, has been inventoried and checked against the manufacturers' compliance statements. We upgraded and fixed software as recommended by the manufacturers.

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

     We received assurances from external entities that could affect our business. We have on file the compliance statements of our data providers, landline and wireless network carriers, device manufacturers and current corporate customers whose systems might impact our own systems.

     We have reviewed potential failures that may yet arise as a result of the year 2000 transition. With the assistance of an outside consultant, we conducted a business impact analysis and mapped the most critical of these failures into a contingency plan that identified proactive measures to be taken to prepare for system failures as well as those people responsible. In the event of a material system or product failure in spite of our efforts to date, a crisis management plan has been developed and is in place if needed.

     The most likely worst case scenario would be the failure of the landline or wireless networks that carry data to us or from us to our customers. If this happened, we would not be able to deliver our services to our customers and we may lose revenue.

     Although we have taken the steps described above to make our systems year 2000 compliant and have experienced no year 2000 disruptions to date, we may experience material problems and expenses associated with year 2000 compliance that could adversely affect our business, results of operations and financial condition. If the assurances we or our acquired companies have received from third parties regarding their compliance is inaccurate we may experience disruption resulting in additional expense and loss of revenue. We are also subject to outside forces that might generally affect industry and commerce, such as year 2000 compliance failures by utility or transportation companies. If our customers experience disruptions related to our services and software systems, they may begin litigation against us even if the disruptions were caused by their own systems or software provided by others.

     We have purchased most of our equipment within the last four years, which has kept the costs of year 2000 compliance efforts to a minimum. All non-compliant software and equipment has been upgraded or replaced at a cost that is not material to us and our total costs relating to year 2000 compliance have been less than $100,000. Based on our review of compliance to date, we do not expect any future costs related to year 2000 compliance to be material.

     Riverbed was established in October 1998 and thus substantially all of its network systems, personal computers, laptop computers and handheld computers were purchased during 1999. Equipment and applications were purchased only from vendors with favorable year 2000 compliance statements. Riverbed software applications were tested for year 2000 compliance and defects were repaired. No disruption of operations occurred during the transition to January 1, 2000.

     LocusOne validated its hardware and software systems against vendor compliance statements. One server was determined to be non-compliant and was replaced. The software of one of LocusOne's wireless network carriers had several year 2000 formatting problems that LocusOne accommodated in its software and procedures. These formatting problems do not affect the operation of the wireless service. LocusOne tested its software and systems for year 2000 compliance and all systems and services functioned properly. No disruption of operations occurred during the transition to January 1, 2000.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement, as amended, is effective for all fiscal quarters beginning after June 15, 2000. We do not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

QUALITATIVE AND QUANTITATIVE DISCLOSURE REGARDING MARKET RISK

     We have limited exposure to financial market risks, including changes in interest rates. We manage our interest rate risk exposure by investing in debt obligations with varying maturity dates. At December 31, 1999, we had short-term investments of approximately $2.1 million. These short-term investments consisted of highly liquid investments in debt obligations of the U.S. Government and other
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

highly-rated entities with maturities of up to 30 years. These investments are classified as available-for-sale and are considered short-term, because we expect to sell them within 12 months. These investments are subject to interest rate risk and will fall in value if market interest rates increase. At December 31, 1999, the value of our short-term investments was approximately $70,069 less than our cost. If market interest rates continue to rise, the value of our short-term investments will continue to decrease. We expect to sell these investments prior to maturity, and therefore we may not realize the full value of these investments. We currently hold no derivative instruments and do not earn foreign-source income. We expect to invest only in short-term, investment grade, interest-bearing instruments.

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

                                    BUSINESS

OVERVIEW

     We provide wireless data services, systems and software enabling people to use handheld devices for mobile data communications and real-time transactions. We design, develop, sell and support complete wireless systems for corporations seeking to make data available to mobile workers or consumers. Our capabilities include our wireless data engineering and development expertise, our wireless integration software, our customer service and network operations center and, following our acquisition of Riverbed, our mobile data management software.

MARKET OPPORTUNITY

  Growth of the Internet, Intranets and Extranets


     The Internet and businesses' internal data networks, or intranets, have emerged as global communications channels that allow users to share information and conduct real-time business electronically. Technology and communications research firm International Data Corporation, or IDC, estimates there were approximately 212 million worldwide users of the Internet at the end of 1999 and that the number of users will increase to 510 million by the end of 2003. IDC also estimates that by 2001 there will be 133 million global intranet users. Businesses are also increasingly employing extranets, which allow them to communicate and conduct transactions electronically with their customers and suppliers. Forrester Research forecasts that business-to-business Internet commerce in the United States will increase from an estimated $406 billion in 2000 to $2.7 trillion in 2004. All of the projections and estimates in this "Market Opportunity" section are based on the qualifications described on page 20 of this prospectus.


  Growth of Mobile Communications

     Individuals are increasingly using mobile devices for convenience and enhanced productivity when away from their home or office. IDC estimates that in 1998 there were 303 million worldwide cellular and personal communications systems, or PCS, subscribers, and that number is expected to increase to 1.1 billion in 2003. Use of wireless telecommunications has grown rapidly as cellular, paging and PCS have become more widely available and affordable for both the business and mass consumer markets. Advances in technology, regulatory changes, the introduction of new service providers and price reductions have contributed to this growth.

  Growth of Wireless Data Applications and Communications

     We believe an increasing number of people will carry wireless devices for data communications rather than for voice communications alone. The latest wireless communications devices in the United States, including handheld personal organizers, notebook computers, pagers and mobile phones, are smaller, less expensive, have longer battery life and more features than earlier devices. According to publicly available estimates, the U.S. wireless data market will grow from 3 million subscribers in 1999 to 36 million subscribers in 2003. Forrester Research forecasts that 7.1 million European business professionals and young adults will own Web-enabled smartphones using the Wireless Application Protocol, or WAP, by the end of 2000 and that there will be 40 million Europeans using WAP smartphones by the end of 2001.

     The market for wireless data applications is driven by the increased reliance on the Internet, intranets and extranets and the emergence of a mobile workforce. IDC forecasts that the remote and mobile workforce in the United States will grow from 35.7 million individuals at the end of 1999 to 47.1 million at the end of 2003. Having grown accustomed to and dependent on the information and applications available on their personal computers, we believe workers and consumers want access to similar information when away from their office or home.

  Increased Outsourcing Trends

     As information technology, or IT, systems have become more complex, companies have increasingly outsourced many of their IT requirements. U.S. firms are now spending 20% of their IT budgets on

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

outsourcing services, according to the industry trade publication Internet Week. These include packaged application software implementation and support, customer support and network development and maintenance. Companies are choosing to focus on their core businesses and seeking to reduce costs associated with developing and maintaining IT networks and software applications. In addition, by outsourcing, companies avoid major challenges faced in hiring and retaining qualified IT employees and realize increased time-to-market benefits.

THE AETHER SOLUTION

     Mobile workers and consumers typically gain remote access to electronic data and transactional capabilities in one of two ways:

     - through continuous, real-time communications between databases and handheld devices using wireless communications networks, or

     - by periodically updating, or synchronizing, data between the device and database using a direct connection, such as a phone line.

We provide the services and resources necessary to provide these capabilities using our engineering staff, our wireless integration and mobile data management software and our customer service and network operations center. Our capabilities address most of the common issues companies face when building and supporting wireless and other mobile data systems.

     Issue:  Wireless and other mobile data communications systems are complex.

        Many information technology managers lack the engineering and system resources to design, develop, install and maintain new software and systems that give their companies' workforces and customers mobile access to corporate applications.

     Solution:  We provide comprehensive mobile communications services.

        We have all the resources necessary to design, develop, install and maintain wireless and other mobile data communications systems for customers. We have 50 engineers, and with the pending acquisition of Riverbed we will add 34 engineers. Our engineers use our Aether Intelligent Messaging software platform, or AIM, to extend corporate applications to almost any wireless environment. Through our pending acquisition of Riverbed, we also will provide a complete suite of software products that extend corporate data to mobile handheld devices. We have established relationships with the leading wireless network carriers, including AT&T Wireless Services, Bell Atlantic Mobile, BellSouth Wireless Data and GTE Corp. We have negotiated favorable airtime agreements with these carriers, allowing us to offer our end users flat-rate pricing no matter how much data is transmitted or where a device is used. Our network operations center offers a secure gateway to wireless networks for data delivered to us by our customers, and our customer service center provides devices and call center support to end users. We provide as many, or as few, of these elements as customers require to develop their systems.

     Issue:  There is a wide variety of incompatible standards.

        To build a wireless data system, a business must integrate disparate networks, devices and operating systems. Companies often require multiple networks to meet the needs of their workers and customers, based on their geographic location and preferred devices, which may use different communications protocols. This can involve complex negotiations with several wireless carriers. Additionally, companies typically use a variety of operating systems for their internal data applications.

     Solution:  Our software and systems can integrate a wide variety of networks, devices and operating systems.

        We give our customers a high degree of flexibility and choice, freeing them from the need to integrate technologies from a variety of parties to develop their systems. Our AIM software platform supports the most widely used wireless data networks in the United States, known as CDPD, Mobitex and ARDIS, as well as circuit-switched network protocols, including GSM and CDMA. As a result, our customers' end users can choose the devices they prefer, including Palm, Windows CE

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

        and other personal organizers, notebook computers, pagers and mobile phones. Our WAP Enterprise Center has a team of engineers and sales executives dedicated to supporting and developing applications for WAP, a series of specifications that allow mobile phones to display Internet information. We also are planning to extend our AIM software platform's capabilities to the Microsoft micro-browser and the operating system known as EPOC for handheld devices developed by Symbian Ltd. (a wireless software company jointly owned by Ericsson, Matsushita Communication Industrial Co., Ltd., Motorola, Nokia and Psion PLC). Our AIM software platform can interact with the major operating systems on which most corporate applications run, including Windows NT, UNIX, Linux and most mainframe operating systems.

        As connections to new systems have become needed, our engineers have adapted our AIM software platform to meet the needs of those systems. We believe that as the wireless data market evolves there will continue to be a multitude of protocols for networks, devices and operating systems. We plan to update our software platforms continually to address the ongoing need to integrate these protocols. We believe we are the only firm that currently provides this level of service to companies seeking to develop wireless data systems.

     Issue:  Wireless data transmissions are slow and expensive.

        Most of today's wireless data networks operate at less than half the speed of telephone dial-up connections, limiting the delivery of useful data to only small amounts of text and few graphics. Data feeds typically include large amounts of unnecessary data, including message headers and routing information. Because wireless carriers typically charge by the kilobyte of data transmitted, extraneous data add unnecessary cost.

     Solution:  Our systems optimize data transmissions for wireless networks.

        Our AIM software platform optimizes data transmission by employing compression and data-thinning techniques. As a result, users get information faster when they send queries from their devices, and they get more useful information for the price. Our AIM software platform reduces the number of data packets required in a typical wireless transmission by as much as 66%. We ensure reliable message delivery through measures that confirm data have arrived properly and resend data if no acknowledgement has been received.

        Over the next several years, wireless carriers and equipment vendors are planning to build so-called third generation, or 3G, networks, which promise to transmit data at much higher speeds and offer more compatibility among devices. No matter how fast networks become, the need for low cost, secure and reliable data transmission will continue. We have designed our AIM software platform to grow with the capabilities of wireless networks. For example, we are currently working with U.S. and European wireless network carriers to develop our financial trading services to operate over networks using General Packet Radio Services, known as GPRS, a new high-speed wireless network standard.

     Issue: Corporate managers require rigorous security standards when entrusting their data to third parties.

     Solution:  We provide a secure network operations center.

        Our network operations center has numerous redundant elements and serves as a high-security physical link between data feeds from our business customers' and others' data systems and wireless carrier networks. This relieves corporations from the burden of constructing similar facilities. We believe our network operations center is capable of meeting the security standards for services we developed or are developing for our customers, who include Reuters, Morgan Stanley Dean Witter Online and Charles Schwab. We believe that our network operations center is a vital component of our wireless data service offerings that differentiates us from our competitors. We encrypt, or scramble, digital messages as they move along wireless networks using technology licensed from Certicom Corp. Recently we reached an agreement to use "digital signature" technology provided by Diversinet, which authenticates the identity of the sender and recipient of such messages.

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

     Issue: Corporate information technology managers are reluctant to configure and maintain inventories of wireless devices and provide ongoing customer support.

     Solution:  We provide product fulfillment and customer service.

        We send end users fully functioning mobile devices configured for the wireless data networks and applications they will use. We also have a customer service center providing ongoing end user support. Companies do not have to worry about configuring devices for use by their employees and customers, fixing broken units, handling warranties or answering questions from users.

THE AETHER STRATEGY

     Our strategy is to be the dominant provider of wireless data services and systems to corporations by using our engineering expertise, our software platforms, our customer service and network operations center and our other resources. We seek to maximize recurring revenue by developing wireless data services. We believe our capabilities and experience have established us as an early market leader in wireless data services, and a key element of our strategy is to move quickly into new opportunities to extend our leadership position. Our strategy includes the following key elements:

     Target a variety of industries and market segments for development of wireless data communications and services in the United States and internationally. Our strategy initially focused on developing services for the financial services sector, whose participants we believe are among the earliest adopters of wireless data services. While seeking to extend our offerings in the financial services sector, we also seek to move into other industries and market segments in the United States and internationally. Since January 2000, we have entered into the following acquisitions, investments, agreements and letters of intent in pursuit of this strategy:

     - We agreed to acquire Riverbed, a company that develops and licenses mobile data management software. This pending acquisition gives us access to the industries Riverbed currently serves, including healthcare, transportation logistics and sales force automation.

     - We acquired LocusOne, which develops wireless data systems for companies that distribute goods and services using their own delivery fleets. This acquisition extends our business to the transportation logistics and delivery industry.

     - We entered into a non-binding letter of intent with Reuters to form a new company to develop wireless data systems in Europe, initially focusing on the financial services industry.

     - We agreed to form a new company, Inciscent, to develop wireless e-mail, Internet access and other applications for the small business and home office market segments. We agreed to form Inciscent with paging company Metrocall, Internet service provider PSINet, investment firm Hicks, Muse, Tate & Furst and other investors.

     - We increased our investment in OmniSky, a company we formed with 3Com. With our engineering assistance, OmniSky is developing wireless e-mail, Internet access and other electronic transactions capabilities primarily for the consumer market, and we have the right to offer these capabilities to our business customers.

     - We entered into a non-binding memorandum of understanding with Nextel Finance Company to develop wireless data services using the Nextel wireless communications network. Nextel and Aether plan to jointly develop and market applications for mobile workforces in financial services, transportation and other industries. Applications are being planned for WAP-enabled Nextel phones as well as for Palm and Windows CE devices that are connected to Nextel wireless phones.

     - We entered into a non-binding letter of intent with Proxicom, Inc., an Internet consulting and development company, to jointly pursue opportunities to provide wireless data services to companies.

     - We entered into a non-binding letter of intent with CyberBills, an online bill-paying service, to develop a wireless electronic bill presentment and payment service for CyberBills' consumer distribution network.

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

     Continue to develop the market for existing and new services in the financial services sector. We believe that news, stock prices and other financial information are among the most accessed content on the Internet. The Internet has also enabled the growth of online trading activity. We have targeted two types of financial services subscribers, individual investors and market professionals, each of whom understands the value of receiving real-time information and trading capabilities. We are currently focused on launching commercial service for our most recent customers and attracting additional financial institutions as customers.

     Offer the widest range of software products that address every aspect of wireless integration and mobile data management for mobile workers and consumers. We plan to provide services and products that meet all mobile and wireless software needs, including our AIM wireless integration software and the ScoutWare mobile data management software suite, which we will offer following our acquisition of Riverbed. These offerings give corporate software engineers a complete set of development tools for designing mobile and wireless data applications for a wide variety of handheld devices and networks.

     Continue to develop mass-market wireless applications like e-mail and Internet access and bundle them with custom corporate applications. Our involvement with OmniSky, a company we formed in August 1999 with 3Com, allows us to combine, or "bundle," our custom corporate wireless data services with wireless e-mail and Internet access offered by OmniSky. We also recently announced the formation of our WAP Enterprise Center, which provides engineers who develop applications for wireless phones that offer data services (so called WAP smartphones) and the systems to support data communications to these devices. Through our recent investment in Inciscent, a company we formed with Metrocall, PSINet, Hicks, Muse, Tate & Furst and other investors, we also plan to develop wireless e-mail, Internet access and other applications for the small office and home office market segments.

     Expand our customer base and strengthen the Aether brand through enhanced sales and marketing efforts. We are increasing our sales and marketing expenditures significantly to increase our direct sales force and advertise the Aether brand. We intend to build our sales force focused on companies that want to provide wireless access to their data applications. Following our acquisition of Riverbed, we will incorporate its ScoutWare software sales force with our AIM software platform sales effort. We will target large corporations in industries that both invest heavily in technology and have significant numbers of mobile customers or employees. In addition, we will continue to build relationships with third party software developers who wish to use our software platforms to provide their applications with wireless capabilities. Our branding efforts will include advertising, public relations, speaking engagements and sponsorship of major conferences.

     Maintain and strengthen our strategic relationships with suppliers and customers. A key to our ability to provide complete wireless data services to our customers is our relationships with wireless network carriers and manufacturers of wireless devices. These relationships take time to develop, providing us with an advantage by getting our services to market before our competitors. We intend to maintain and strengthen these relationships by negotiating more cost-effective rate plans with existing wireless network carriers, testing our wireless services with providers of next-generation, high-speed wireless networks and working with manufacturers and industry forums to guide development of new devices and applications.

     Apply the expertise we gain through engineering services and research and development activities to emerging business opportunities. While we no longer provide engineering services strictly to generate revenue, we do take on engineering assignments that might allow us to embrace technological advances or expand into new industry sectors or services. To this end, we have established a new research and development division that will evaluate new technologies, applications and business opportunities that demonstrate significant market potential. The division will initially be staffed by seven engineers, including our chief technology officer, who will head that division.

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

SERVICES AND PRODUCTS

     The services and products we currently offer or are developing or acquiring include:

     - delivering wireless information and transaction services;

     - software licensing; and

     - providing engineering services for the design, development and support of wireless data systems.

     The following table sets forth summary information regarding services and products we now offer or are developing or acquiring.

WIRELESS INFORMATION AND TRANSACTION SERVICES
--------------------------------------------------------------------------------

         SERVICE                USERS OF SERVICE      DATE INTRODUCED    REVENUE TYPE             SERVICE DESCRIPTION
--------------------------  ------------------------  ---------------  -----------------  -----------------------------------
EXISTING FINANCIAL SERVICES
  Reuters MarketClip        Individual investors      March 1998       Monthly recurring  Market quotes, news and alerts
  TradeRunner               Morgan Stanley Dean       August 1999      Monthly recurring  Equities and options trading,
                            Witter Online investors                                       market quotes, news and alerts
  F/X Alert                 Financial market          September 1999   Monthly recurring  Foreign exchange quotes, news and
                            professionals                                                 alerts

FINANCIAL SERVICES UNDER DEVELOPMENT
  PocketBroker              Charles Schwab online                      Monthly recurring  Equities and options trading,
                            investors                                                     market quotes, news and alerts
  PitViper                  Chicago Board of Trade                     Monthly recurring  Entry and reconciliation of
                            floor traders                                                 commodities orders
  Name to be determined     National Discount                          Monthly recurring  Equities and options trading,
                            Brokers online investors                                      market quotes, news and alerts
  Name to be determined     Brokers or firms                           Monthly recurring  Customer account access and
                            clearing through Bear                                         trading, market quotes, news and
                            Stearns                                                       alerts
  Name to be determined     TD Waterhouse Investor                     Monthly recurring  Equities and options trading,
                            Services online                                               market quotes, news and alerts
                            investors

WIRELESS TRANSPORTATION & DELIVERY SERVICES
  e-Mobile Delivery         Physician Sales &         January 1998     Monthly recurring  LocusOne software suite and
                            Service                   September 1998   and/or licensing   application service that enables
                            MAC Papers                June 1999                           wireless transactions at the point
                            Office Depot              September 1998                      of sale, customer contact or
                            NuCo2                     August 1999                         delivery
                            Suntory Water Group

SOFTWARE LICENSING
----------------------------------------------------------------------------------------------------------------------------------
PRODUCT                     LICENSEES OF SOFTWARE     DATE OF CONTRACT  REVENUE TYPE       SOFTWARE FUNCTION
--------------------------  ------------------------  ----------------  -----------------  ---------------------------------------
  Aether Intelligent        Inciscent*                                  Upfront and/or     Allows for secure, efficient transport
    Messaging                                                           per-user           of data over wireless networks; also
                                                                        licensing fees     provides tools for wireless
                                                                                           applications development
  ScoutWare**               Palm Computing            September 1999    Per-user           Riverbed ScoutWare software suite links
                            U.S. Postal Service       June 1999         licensing fees     mobile devices to corporate data
                            Becton Dickinson          November 1999                        systems, provides application
                            Oracle                    March 1999                           development and management tools

 * We will license AIM to Inciscent for a one-time charge of $1 million when we close our investment in Inciscent. We currently license AIM to Riverbed, whom we are acquiring, and have licensed AIM to OmniSky on a royalty-free basis in connection with our equity investment in OmniSky.
** We will acquire ScoutWare upon our acquisition of Riverbed.

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

ENGINEERING SERVICES
-----------------------------------------------------------------------------------------------------------------------
CUSTOMER                    DATE OF CONTRACT          REVENUE TYPE     SERVICE DESCRIPTION
--------------------------  ------------------------  ---------------  ------------------------------------------------
  Response Services Center  January 2000              Engineering      Develop location-tracking capabilities for
                                                      fees             towing firms, vehicle fleets
  Merrill Lynch             October 1999              Engineering      Develop wireless financial services for
                                                      fees             financial professionals
  OmniSky                   August 1999               Engineering      Develop and provide e-mail, Internet access and
                                                      fees             electronic transactions capabilities on wireless
                                                                       handheld devices

  Wireless Information and Transaction Services

     Our wireless information and transaction services and customers are described below.

     - Reuters MarketClip. In March 1998, we introduced the Reuters MarketClip service, which delivers news stories, real-time financial market price quotes, historical graphs and stock alerts from Reuters to Palm and Windows CE devices. We charge individual subscribers a flat monthly fee for unlimited usage of this service in addition to the fees charged by the securities exchanges and markets for the right to view real-time price quotes. The service operates using the wireless network systems known as CDPD and Mobitex. These networks cover geographic areas that enable us to provide service to more than 90% of the U.S. population. We also continue to support AirBroker, a predecessor service to Reuters MarketClip that provides market information using mobile phones.

     - Morgan Stanley Dean Witter Online TradeRunner. In August 1999, we launched TradeRunner, a service that allows Morgan Stanley Dean Witter Online's customers to trade stocks, mutual funds and options using Palm devices. In addition, subscribers receive news stories, real-time financial market price quotes, historical graphs and stock alerts from Reuters. We charge Morgan Stanley Dean Witter Online account holders who subscribe to this service a flat monthly fee for unlimited usage, in addition to the fees charged by the securities exchanges and markets for the right to view real-time price quotes. Users pay Morgan Stanley Dean Witter Online's regular commission fees for any trades. We support TradeRunner through our customer service and network operations center. The service operates using CDPD or Mobitex networks.

     - F/X Alert. As a result of the Mobeo acquisition, we offer real-time information on foreign exchange rates and selected commodities markets. These services deliver time-sensitive financial information from Reuters over wireless networks that reach the largest 100 metropolitan markets in the United States. F/X Alert offers real-time price quotes, news and alert tracking for more than 150 financial instruments including foreign exchange, fixed income, futures/derivatives and commodities. In addition, we continue to offer other Mobeo services, called Scrappy, Energy and Pocket Futures, which track the scrap metals, energy and futures markets, respectively, as well as Mobeo 1.0, a two-way financial market price quotes and information service, similar to MarketClip, that operates using the RIM 950 two-way pager.

     - Charles Schwab PocketBroker. In December 1999, we signed a definitive agreement with Charles Schwab to develop a wireless financial trading and information service for Schwab's brokerage customers. We are currently testing a pilot version of the service. We and our network carriers have agreed to pay for advertising and marketing of this service and match the amount spent by Schwab up to an agreed upon maximum amount. In addition, we have agreed to provide engineering support to implement Schwab's service at no charge for two years. At launch, we will charge Schwab customers who subscribe to this service a flat monthly fee for unlimited usage.

     - Chicago Board of Trade PitViper. In June 1999, we began a limited trial of a wireless trade recording system, PitViper, for the Chicago Board of Trade. This trial allows up to 15 users of Palm devices to track and record trades executed on the floor. Once a trade is entered on PitViper, the terms of the trade are transmitted to Chicago Board of Trade's trade confirmation system.

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

       Traders can also access real-time price quotes for commodities and futures as well as news stories. We expect that the Chicago Board of Trade will make PitViper available to the approximately 3,500 Chicago Board of Trade floor traders if the trial succeeds. We intend to charge individual subscribers a flat monthly fee for the service.

     - Additional financial services under development. We are also developing wireless financial trading and information services for National Discount Brokers, Bear Stearns and TD Waterhouse Investor Services. We announced our agreement to build a wireless financial trading and information service for National Discount Brokers in November. That agreement calls for us to develop wireless stock-trading capability along with OmniSky's wireless e-mail and Internet access on Palm, WindowCE and other devices. The Bear Stearns project involves developing wireless trading applications for its brokers, clients and other financial professionals. We recently signed a letter of intent to develop a wireless financial trading and information service for TD Waterhouse. The Bear Stearns and TD Waterhouse projects are each in a preliminary stage, and we cannot assure you that definitive agreements will be signed for either of them.

     - Wireless transportation and delivery services (e-Mobile
       Delivery). e-Mobile Delivery, a service we offer following our acquisition of LocusOne, allows corporations to track customer orders, inventory and fleet vehicle locations more efficiently. The e-Mobile Delivery group of products offers comprehensive ways to automate the point of customer contact, sales, delivery or service. These products integrate with corporate data systems and work using a variety of wired and wireless communications networks. LocusOne customers for the e-Mobile group of products include Physician Sales & Service, MAC Papers, Office Depot, NuCo2 and Suntory Water Group.

  Software Licensing

     We currently license our AIM software platform, which is the core technology underpinning most of our wireless data services, and will license the ScoutWare software platform when we complete our acquisition of Riverbed. We describe these software platforms below.

     Aether Intelligent Messaging

     AIM is a package of wireless messaging software and development tools -- or software platform -- that facilitates the development of wireless data systems. We developed the AIM software platform in 1997 to improve the performance of data delivery over wireless networks and to provide a development kit to speed the software development process. We use the AIM software platform internally to develop and support the wireless data services we offer our customers. We have launched a program to license the AIM software platform to both software developers and large corporations. Software developers can integrate the AIM software platform with their applications to provide those applications with a wireless capability. When the AIM-based application is sold, we can then earn one-time revenue from per-user license fees or recurring revenue if the application is run from our network operations center. Similarly, corporate customers who develop AIM-based applications for their own use can pay us license fees per user or recurring services fees if we host the application.

     How the AIM Software Platform Works. The diagram below illustrates how the AIM software platform works to integrate sources of data with wireless networks and devices. Data and applications come from internal corporate systems, such as those at Morgan Stanley Dean Witter Online, from public data sources via the Internet or from proprietary systems such as Reuters Selectfeed Plus. The AIM software platform then takes the data, replaces unnecessary or repetitive message-header information with more streamlined tags, compresses and encrypts it so the data can move quickly and securely outside the security system (or "firewall"), controlling access to and from the source's network, and then sends it over the airwaves using any of a number of wireless networks to the intended device. Not all devices will work on all wireless carrier networks. Our AIM software platform can be configured to support other networks as they are developed and as customer needs require.

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                           [HOW AIM WORKS FLOW CHART]

     The AIM software platform has the following features and benefits.

     - The AIM software platform enhances the speed, efficiency and security of data transmission over wireless networks. The AIM software platform trims unnecessary electronic message tags and compresses data, with no loss in the reliability of message delivery. As a result, users get data quickly and at a low cost. The AIM software platform uses a sophisticated technology known as elliptic curve cryptography, or ECC, which was developed by Certicom, to encode the data so it cannot be read by a third party that intercepts the data. Additionally, we recently reached an agreement to use "digital signature" technology provided by Diversinet, which authenticates the identity of the sender and recipient of such messages.

     - The AIM software platform simplifies programming required to convert data into a form that can be transmitted over wireless networks. The AIM software platform uses industry-standard programming languages and includes application program interfaces. The AIM software platform comes with a software development kit that provides programmers step-by-step guides and automatically generates code for major system components based on the options selected. As a result, programmers can focus on the business objectives the system is designed to meet, rather than becoming immersed in unfamiliar and complex software and wireless network protocols.

     - The AIM software platform facilitates the interaction of major operating systems on which most corporate applications run with the most widely used wireless data networks and devices. To date, the AIM software platform is compatible with the following wireless network carrier protocols, mobile device operating systems and corporate operating systems:

        - wireless network carrier protocols: CDPD, Mobitex and ARDIS;

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

        - mobile device operating systems: Palm computing platform, Windows CE, two-way pagers and Windows 95/98/NT and their corresponding modems; and

        - corporate operating systems: Windows NT, Sun Solaris and Linux.

     As a result, our business customers can offer a wide variety of applications for wireless transmission, and end users can similarly choose from a number of devices. Our engineers continually develop the capabilities of the AIM software platform as new protocols, devices and systems emerge.

     ScoutWare

     Through our pending acquisition of Riverbed, we plan to offer Riverbed's ScoutWare family of software products. ScoutWare is a package of mobile data management software and development tools that allows remote and mobile workers to exchange information with corporate databases and the Internet. ScoutWare also gives information technology personnel tools to manage, deploy and connect their corporate data with handheld devices. We plan to integrate ScoutWare with our AIM wireless integration platform, to offer customers a complete set of wireless and mobile data solutions. ScoutWare products reside both on handheld devices and on corporate computer servers. Mobile workers use ScoutWare when they electronically exchange, or synchronize, data between their handheld devices and corporate databases. There are four product categories in the ScoutWare software suite -- ScoutSync, ScoutIT, ScoutArchitect and
ScoutWeb -- each of which is explained below:

     - ScoutSync provides the core connection between a handheld device and a corporate database. ScoutSync operates on both the Palm Operating System and the Windows CE operating system to connect to a corporate network using the common Internet protocol TCP/IP. Any number of remote devices may be simultaneously connected to a single network, and the devices can be a combination of Palm or Windows CE devices. ScoutSync can exchange information either over a wireless network or through a cradle that is connected to a computer linked to a corporate network. ScoutSync is made up of four key components, illustrated in the diagram below:

                                    [CHART]

        (1) ScoutSync Client, a software application that is loaded into the handheld device, allows the device to initiate and carry out a synchronization session.
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

        (2) ScoutSync Server, a software application that resides on a computer workstation linked to the corporate network, allows two-way communication between a device and corporate data sources and lets system administrators monitor, update and back up remote devices.

        (3) ScoutSync Service, a set of computerized instructions that resides on the ScoutSync Server, manages central processing components, called "conduits," enabling them to transfer data between the remote device and a corporation's software programs.

        (4) ScoutSync Conduit, a central processing component that resides on a ScoutSync Server, carries out synchronization tasks and can access and manipulate files and databases on both the corporate database side and the mobile device side.

     - ScoutIT allows corporate information technology professionals to manage the interaction between corporate databases and handheld devices. Residing on a Windows NT server, ScoutIT allows information technology managers to control how handheld devices share information with corporate databases. Managers can administer a system allowing thousands of remote devices to send and receive information from a single location, including backing up and restoring data to ensure security, upgrading and configuring applications and tracking how applications are being used.

     - ScoutArchitect is a package of software applications and software developer tools that allows developers to create mobile-ready versions of their corporate software applications. ScoutArchitect allows corporate developers to quickly identify the most critical elements of a corporate software application for a handheld device. Applications can be developed independent of the software the device operates on or development environment, allowing the customer to avoid reconstruction of critical elements of an application when moving to different operating software or development tools. ScoutArchitect also includes programmer and application interfaces that allow independent software vendors to write handheld device applications that can plug into their own applications and systems.

     - ScoutWeb will allow handheld devices to receive Internet and intranet data. Riverbed is developing ScoutWeb to manipulate data from the Internet so that the data can be effectively used on mobile devices, including WAP smartphones. We expect ScoutWeb will be available for commercial use by March 2000.

  Engineering Services

     We began operations in 1996 by providing engineering services to businesses seeking to develop wireless data systems. Our customers have included the U.S. Postal Service and Reuters Group Overseas Holding(UK) Limited. Our engineers have experience in developing wireless applications for a variety of businesses.

     Since 1998, we have focused our efforts more on developing wireless data services that will result in recurring subscription revenue to us. While we therefore no longer provide engineering services strictly to generate revenue, we do take on engineering assignments that might allow us to embrace technological advances or expand into new industry sectors or services. In addition to our contract with OmniSky, our current engineering services clients include Response Services Center, LLC, an emergency vehicle response company, and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Through our work with Response Services, we hope to develop new services for the transportation industry. Through our work with Merrill Lynch, we are developing wireless financial information services for financial professionals. We generally charge our clients for engineering time on an hourly basis or a per project flat fee.

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OMNISKY

     We believe we can provide our corporate customers with more attractive service offerings by coupling general wireless applications like e-mail and Internet access with custom corporate applications. Our involvement with OmniSky, a company we formed in August 1999 with 3Com, allows us to achieve this. OmniSky's main business objectives and strategies include those set forth below.

     - OmniSky will pursue opportunities in the emerging consumer and business mass markets by developing a package of applications and services that includes a selection of Web sites that have been customized for access via wireless handheld devices, general Web browsing, access to a user's existing e-mail account and selected Internet and electronic transaction services.

     - OmniSky intends to co-market this package with wireless network carriers and Internet content providers in order to benefit from their brand recognition and marketing channels. OmniSky may also seek to bundle its service package with devices that are distributed by major national computer retailers.

     - OmniSky will seek to develop services that can access all platforms and devices, rather than committing to a single device or network protocol.

     - OmniSky is currently conducting a test program with approximately 6,800 Palm V users to obtain feedback on its initial service offering. OmniSky expects to make this service commercially available in the second quarter of 2000.


     We have a 33% equity interest in OmniSky on a fully diluted basis in the form of 10,000,000 shares of Series A Preferred Stock and 1,439,809 shares of Series B Preferred Stock. We have a letter agreement with OmniSky to provide engineering services through June 2000 for the design and development of OmniSky's proposed system and services, and OmniSky has a perpetual, royalty-free license to use our AIM software platform. Additionally, we have a two-year right of first refusal to design and develop custom systems and applications for all services relating to investment banking and brokerage activities. We also have the right to bundle OmniSky services for a period of five years as an added feature to the other services we offer at a monthly cost to us of $3 per subscriber. We describe the details of our interest in OmniSky in "Transactions Between Aether and Its Officers, Directors and Significant Shareholders -- OmniSky" on page 69.


     Our chairman, chief executive officer and president, David S. Oros, is a member of the OmniSky board of directors. Janice M. Roberts, one of our directors, is also a director of OmniSky. Patrick McVeigh, former vice president of worldwide sales for the Palm Computing division of 3Com, serves as president and chief executive officer of OmniSky and also serves on the OmniSky board of directors. OmniSky is based in Palo Alto, California.

OPERATIONS

  Engineering and Project Implementation

     Our most important operational resource is our engineering staff. This staff includes wireless systems engineers, software engineers who specialize in developing applications for handheld devices and engineers who specialize in systems integration and testing. We have steadily built our engineering ranks from ten in 1998 to 50 in February 2000, and with the acquisition of Riverbed we will add 34 engineers. Many of our engineers come from engineering departments at established companies, including IBM, Westinghouse Electric Corporation and UPS/Roadnet. Seven of our engineers, including our chief technology officer, comprise our research and development division. This group evaluates emerging technologies and business opportunities and plays a key role in determining which projects to pursue.

     Project implementation is critical to the effective delivery of services to our customers. Projects generally consist of the following phases: project definition, development, pilot testing, quality assurance and launch. Each project has a project manager who works closely with the customer and coordinates our engineers and our operations and marketing personnel through all phases of the project. Our operations

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

staff prepares documentation and training manuals. During the product launch phase, we send operations teams to train customer personnel on product use and support. Our marketing department works closely with customers before commercial launch to coordinate advertising and publicity.

  Technology and Network Operations

     We operate a secure network operations center at our headquarters in Owings Mills, Maryland. We believe that this center is a vital component of our wireless data service offerings and differentiates us from our competitors. By outsourcing to us, our customers are relieved of the technology and operations burden of managing a highly complex wireless data system. From our network operations center, we maintain high speed data transmission lines (known as T1 connections) both to our customers' data sources and to the wireless data networks we use. The center is equipped with Cisco and Hewlett-Packard networking equipment, Sun Sparc UNIX servers and high-end clustered NT servers. In the event of a power failure, we maintain backup power supplies, including diesel-powered generators that are tested and serviced regularly. We believe our network operations center is capable of meeting the security standards for services we developed or are developing for our clients, who include Reuters, Morgan Stanley Dean Witter Online and Charles Schwab. The center is staffed from 8:00 a.m. to 8:00 p.m. Eastern time on weekdays and is monitored 24 hours a day, seven days a week. Through our acquisitions of Mobeo and LocusOne, we also maintain network operation facilities in Bethesda, Maryland and Jacksonville, Florida. We are planning to establish a backup facility in mid-2000.

     In December 1999, we established the WAP Enterprise Center. The center is comprised of engineers who develop applications for WAP smartphones and the systems to support data communication to these devices. The center currently is developing WAP-enabled financial trading applications that will work with WAP smartphones and is exploring WAP-based opportunities with wireless carriers, WAP vendors and enterprise customers.

  Sales and Marketing

     We are expanding our sales and marketing efforts for our services in the financial services and other industries as well as for software licensing. As of February 2000, we had ten sales and marketing professionals. We intend to grow this number significantly in the next 12 months, with sales and marketing personnel focusing on each industry we pursue, as well as a dedicated sales and marketing team for software licensing. Our business development personnel and senior executives also spend a considerable amount of time developing potential customer relationships and selling and promoting our services. We intend to spend an estimated $25 million on a branding campaign in 2000 including print and television advertising. Our current customer segments, the services we sell to them and how we reach them are described below.

     - Individual investors and financial market professionals. We believe individual investors are the primary subscribers to our wireless financial information and trading services, such as MarketClip and TradeRunner. Print advertising in finance-related publications is our primary means of marketing these services. Our strategy is to share marketing and advertising costs with our strategic partners and corporate customers associated with particular services. Our customer service center handles in-bound calls generated from these marketing efforts and signs up new subscribers. We also seek to develop relationships with financial institutions, whose market professionals become the end users of our services, such as F/X Alert. We market our products through direct sales executives in New York, Atlanta and Chicago and through occasional advertising in financial trade publications.

     - Companies that track inventory, deliveries and logistics. We target sales of our e-Mobile Delivery service to companies that need to track the movement of their drivers and inventories across broad geographic areas on a real-time basis. Examples of customers include Physician Sales & Service, MAC Papers, Office Depot, NuCo2 and Suntory Water Group. We work with strategic partners, including Symbol Technologies, Intermec Technologies Corp. and BellSouth Wireless Data to

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

       market e-Mobile Delivery and maintain a staff of three sales and marketing professionals who are located in Richmond, Virginia, Boston, Massachusetts and Atlanta, Georgia. We plan to expand marketing efforts through direct mail and advertising to transportation logistics personnel.

     - Corporate software developers and independent software vendors. We target as potential licensees of our AIM software platform large corporations with significant mobile workforce who wish to develop their own wireless applications, as well as software vendors and manufacturers of handheld devices. After our pending acquisition of Riverbed, we will target the same customer segments for the ScoutWare suite of mobile data management products. Each of our salespeople offer AIM licensing along with our full array of wireless data design, development and support services. In our experience, corporate customers who initially sought only to license our AIM software have often decided to purchase complete wireless data communications systems and services from us. Riverbed has a sales team of 29 dedicated to sales of its ScoutWare software and has licensed this software to Palm Computing, the U.S. Postal Service, Becton Dickinson, Oracle and others. After our acquisition of Riverbed, our combined sales forces will target independent software vendors for licensing of both AIM and ScoutWare through conferences, trade shows, vendor forums and trade advertising.

     - Engineering services clients. As part of our business development effort, we seek out engineering assignments that might allow us to embrace technological advances or expand into new industry sectors or services.

  Product Fulfillment, Customer Service and Billing

     We provide product fulfillment, customer service and billing at our customer service center, located at our headquarters. We maintain a modest inventory of mobile devices and wireless modems, which we buy in bulk from manufacturers and resellers. Our customer service representatives first verify that a potential subscriber will have wireless network coverage where they plan to use the service. For qualified subscribers, we load and configure custom software on mobile devices, activate wireless modems and perform quality assurance checks. We then pack, ship and track the product until the subscriber receives it. For end users who already own a device, we provide only the modem and software application. We handle all repair and warranty issues for devices we provide to our subscribers.

     We train our customer service representatives to handle inquiries about our services, device features and wireless communications. Our customer service personnel are available weekdays from 8:00 a.m. until 8:00 p.m. Eastern time. We currently employ ten customer service representatives and plan to triple that number during the first half of 2000.

     We handle customer billing for all subscription fees, device and modem purchases, securities exchange and market fees and other charges. We bill monthly for subscriber services, which our non-corporate customers must pay by credit card. As a result, our billing system can support increases in our subscriber base. We intend to enhance our billing capabilities as our needs grow.

STRATEGIC RELATIONSHIPS

     A key to our ability to provide complete wireless data services to our customers is our relationships with third parties. These relationships take time to develop, and we therefore believe they provide us with an advantage by getting our services to market before our competitors. We maintain the strategic relationships described below.

  Wireless Network Carriers

     We believe our relationships with wireless network carriers are mutually beneficial. We believe we are among the largest buyers of wireless data network capacity for many of the carriers we use. As a result, we are able to negotiate favorable rates. Typically, we have one-year contracts to buy data network capacity either for an agreed amount of kilobytes at a flat fee or on a cents-per-kilobyte basis. We have contracts

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

with Metrocall, AT&T Wireless Services, Bell Atlantic Mobile, BellSouth Wireless Data, ARDIS, SBC Communications, Inc. and GTE Corp. As a result, we can give our customers a wide variety of wireless carrier choices.

  Hardware and Software Vendors

     Our services increase the usefulness of wireless handheld devices, and we believe our services will increase sales of these devices. Mobile device manufacturers have therefore assisted us in various projects we have undertaken. We have worked closely with 3Com, an Aether investor, on the development of our wireless applications for the Palm personal organizer. In August 1999, a subsidiary of Ericsson, one of the largest manufacturers of wireless phones, agreed to assist us in developing services using WAP phones and next-generation, high-speed GPRS data networks. In December 1999, we announced a strategic alliance with Phone.com to jointly pursue corporate customers using Phone.com's WAP browser technology for Web-enabled smartphones and our development and service capabilities. We participate in industry development groups dedicated to bringing new applications to wireless data, such as the Palm developers group, the WAP Forum and the Windows CE developers forum.

  Financial Content Providers

     Financial content providers supply us with real-time financial information, which we provide to our wireless data subscribers. Reuters, which is an Aether investor, is our primary provider of financial information and market data for MarketClip and TradeRunner. We have a license to use information from Reuters with an initial term extending through August 2001, and the term automatically extends each year after that unless we or Reuters decide to end the license. We also have a license to use financial data from Bridge Information Systems America, Inc., another financial content provider, and its subsidiary Telerate, Inc. We have agreements with the New York Stock Exchange, the Nasdaq Stock Market, Inc., the Chicago Board of Trade and the Options Price Reporting Authority that authorize us to provide real-time price quotes.

RECENT DEVELOPMENTS

  Riverbed

     On February 9, 2000, we entered into a merger agreement to acquire Riverbed for shares of our common stock. In the merger, we will issue 4,537,286 shares of our common stock and convert existing options held by Riverbed employees into options to acquire shares of our common stock. If all current Riverbed options vest and are exercised, we would be obligated to issue 862,480 shares of our common stock. As part of the transaction, we are holding in escrow 270,000 of the shares payable to Riverbed shareholders for 12 months to secure their post-closing indemnification obligations to us and we have agreed to indemnify up to $40.5 million of damages the sellers may incur. The merger agreement provided that we will appoint two persons named by Riverbed -- E. Wayne Jackson and Robin T. Vasan -- to our board of directors when the acquisition closes.

     Upon the acquisition of Riverbed, the shareholders of Riverbed will become parties to the registration rights agreement we entered into at the time of our initial public offering with several of our shareholders, and the shareholders of Riverbed will be deemed to have equivalent rights to the original holders and their assignees. In addition, the shareholders of Riverbed, in the aggregate, will have the right to one additional shelf registration after October 20, 2000, or sooner if any of the original holders sell shares sooner pursuant to Rule
144. The additional shelf registration is limited to the number of shares a holder could sell under Rule 144.

     The closing of the acquisition is subject to approval by the shareholders of Riverbed (substantially all of whom have agreed to vote for the transaction), continuation of the contracts between Riverbed and Palm Computing Inc., a subsidiary of 3Com, and customary closing conditions, and is expected to occur by March 15, 2000.

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

  Reuters Strategic Alliance


     On February 8, 2000, we signed a letter of intent with Reuters to establish a European wireless venture headquartered in the United Kingdom, which will be initially focused on financial markets. The letter of intent provides that we will acquire a 60% interest for $100 million and receive three of five board seats. The letter of intent requires Reuters to contribute $21.6 million in cash plus other assets in return for a 40% interest and Reuters will receive two of five board seats. Dave Oros, our chief executive officer, will serve as chairman of the new company and interim chief executive officer. The letter of intent is not binding on us or Reuters and remains subject to definitive documentation and our receiving money to fund the investment.


  Metrocall

     On February 8, 2000, we agreed to acquire for $10 million a 27.5% interest in Inciscent in the form of Series A Preferred Stock. This newly-formed company with Metrocall, PSINet, Hicks, Muse, Tate & Furst and other investors was formed to develop wireless e-mail, Internet access and other applications for the small office and home office market segments. Under the voting rights agreement, Aether will have the right to appoint two of the seven directors of Inciscent.

     Upon the closing of our investment in Inciscent, we will receive registration rights, including two demand registration rights that we can use after the earlier of the third anniversary of closing or six months after an initial public offering. The registration rights agreement will also grant us a right of first offer on additional issuances of Inciscent securities.

     We will also enter into a co-sale agreement, which, among other things, will require the holders of common stock to first offer any securities to Inciscent and then to holders of at least 250,000 shares before selling the securities to a third party and will further require all selling holders to first offer their shares to holders of at least 250,000 shares. This agreement will allow holders of at least 250,000 shares to sell a pro rata portion of their stock to a third party along with the selling holders to the extent the right of first refusal is not exercised. If holders of at least 66.7% of the stock propose to sell their shares to a third party, these selling holders will be able to force the remaining holders to participate in the sale. As part of our closing obligations, we agreed to enter into a definitive services agreement to provide Inciscent with a non-exclusive, perpetual, non-transferable license to use our AIM software platform for $1 million, and also agreed to provide technical consulting and development services billed on a time and materials basis. As part of the investment we also agreed to acquire approximately 9.9% of the outstanding capital stock of Metrocall for approximately $17 million.

  LocusOne

     On February 3, 2000, we acquired all of the capital stock of LocusOne for a purchase price of $40 million, including the retirement of a line of credit and payment of the legal fees of LocusOne. At closing, we paid $20 million in cash and granted options to acquire 308,500 shares to existing LocusOne employees. At the closing of this offering, we will be required to pay the former LocusOne holders $5.4 million and place $13.6 million in escrow to pay all remaining obligations, which will be paid on December 31, 2000. In connection with this acquisition, the two principal stockholders of LocusOne have entered into non-compete agreements with us expiring on the later of February 2, 2002 or ten months after their termination with LocusOne.

  New Customers


     On January 12, 2000, we signed a definitive agreement with Response Services Center, LLC to develop an emergency roadside assistance system.



     On December 28, 1999, we signed a non-binding memorandum of understanding with TD Waterhouse to develop a wireless financial trading and information service for its brokerage customers.


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     On November 4, 1999, we signed a definitive agreement with National
Discount Brokers to provide its investors with wireless financial trading and information services, including OmniSky e-mail and Internet access.

     On October 11, 1999, we signed an engineering services contract with Merrill Lynch to develop a wireless financial information service for use by its financial professionals.

  Other Strategic Alliances


     On February 15, 2000, we entered into a non-binding memorandum of understanding with Nextel to provide wireless data services using the Nextel wireless communications network for mobile workforces in financial services, transportation and other industries.



     On February 7, 2000, we entered into a non-binding letter of intent with Proxicom, an Internet consulting and development company, to jointly pursue opportunities to provide wireless data services to companies.



     On January 27, 2000, we signed a non-binding letter of intent with CyberBills to develop a wireless electronic bill presentment and payment service.



     On December 21, 1999, we announced an agreement to use "digital signature" technology provided by Diversinet.


COMPETITION

     The market for our services is becoming increasingly competitive. We believe we offer the broadest range of services to businesses necessary to enable the development, offering and ongoing support of wireless data communication systems for their employees or customers. The widespread adoption of industry standards may make it easier for new market entrants to offer some or all of the services we offer and may make it easier for existing competitors to introduce some or all of the services they do not now provide, or improve the quality of their services. We expect that we will compete primarily on the basis of the functionality, breadth, quality and price of our services. Our current and potential competitors include:

     - Wireless financial services providers, including W-Trade and 724
       Solutions;

     - Wireless communications software companies, including Phone.com, Nettech Systems Inc. and Dynamic Mobile Data;

     - Wireless data services providers, such as Wireless Knowledge, a joint venture of Microsoft and Qualcomm Incorporated, Research In Motion, GoAmerica and Saraide.com, which was recently acquired by Infospace.com;

     - Wireless systems integrators, such as IBM and GTE;

     - Wireless network carriers, such as AT&T Wireless Services, Bell Atlantic Mobile, Sprint PCS, Nextel Communications, Inc. and Metricom, Inc.; and

     - Mobile data management software providers, including Puma Technology, Inc., AvantGo, Inc. and Extended Systems, Inc.

     Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies have greater name recognition and more established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can.

     Notwithstanding the increasing competitiveness of our market, we believe that our potential competitors face substantial barriers to market entry. Development of wireless data systems comparable to those we have already developed is time consuming and costly. Moreover, the engineering talent necessary to develop such systems is scarce.
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INTELLECTUAL PROPERTY RIGHTS

     We own applications for federal registration or common law rights in the following trademarks: AirBroker(R), Aether Technologies(TM), Aether(TM) and our logo, Wireless Solutions for a Portable Planet(TM) Portable Planet(TM) and e-Mobile(TM). In addition, we own federal trademark registrations for LocusOne(TM). We do not have any federal trademark registrations in the name "Aether," "AIM" or "e-Mobile" and we may not be able to obtain such registrations due to conflicting marks or for other reasons. We have been informed that another party claims intellectual property in the mark e-Mobile. Following our acquisition of Riverbed, we will also own applications for federal registration or common law rights in the following trademarks: Riverbed Technologies(TM), ScoutSync(TM), ScoutWeb(TM), ScoutWare(TM), ScoutIT(TM), Free to Go Mobile(TM) and Solutions for the Mobile Enterprise(TM). Reuters and Reuters MarketClip(TM) are the property of Reuters Group PLC. Morgan Stanley Dean Witter Online TradeRunner(TM) is the property of Morgan Stanley Dean Witter Online. This prospectus also includes trade dress, trade names and trademarks of other companies. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

     We rely on a combination of patent, copyright, trademark, service mark, trade secret laws and contractual restrictions to establish and protect certain proprietary rights in our services. We have applied for a patent on our AIM platform, which addresses the technology employed to integrate various data sources with wireless networks and devices. Mobeo has applied for two patents for its technology. Specifically, one patent application covers the method and system for providing formatted information via a two-way communication system. The other patent application covers the method and system for providing localized information. Riverbed has applied for a patent on its ScoutWare(TM) technology, which relates to a system and method for synchronizing information records between a remote device and a server in a computer network. There can be no assurances that these applications will be granted or, if granted, that holders of other patents will not claim that the patents infringe their patents.

     The steps taken by us to protect our intellectual property may not prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. The laws of certain foreign countries may not protect our services or intellectual property rights to the same extent as do the laws of the United States. We also rely on certain technologies that we and Mobeo license from third parties including data feeds and related software from Reuters Select Feed Plus and Bridge Information Services, synchronization technology from Riverbed and encoding technology from Certicom. In addition, our ScoutWare software platform relies on a license of Prism software by SpyGlass, Inc. These third-party technology licenses may not continue to be available to us on commercially attractive terms. The loss of the ability to use such technology could require us to obtain the rights to use substitute technology, which could be more expensive or offer lower quality or performance, and therefore have a material adverse effect on our business, financial condition or results of operations.

     Third parties could claim infringement by us with respect to current or future services. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. We have received two claims that we have infringed patents developed by other parties. Although we believe these claims are without merit, these and other intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle, could require us to enter into costly royalty arrangements, could divert management attention from administering our business and could preclude us from conducting our business. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service installation delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim could have a material adverse effect upon our business, financial condition or results of operations.

GOVERNMENT REGULATION

     We are not currently subject to direct federal, state or local government regulation, other than regulations that apply to businesses generally. The wireless network carriers we contract with to provide airtime are subject to regulation by the Federal Communications Commission. Changes in FCC regulations could affect the availability of wireless coverage these carriers are willing or able to sell to us. We or OmniSky could also be adversely affected by developments in regulations that govern or may in the future govern the Internet, the allocation of radio frequencies or the placement of cellular towers. Regulations of the SEC governing online trading could reduce the level of online trading or the demand for wireless financial information. Also, changes in these regulations could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of costs of litigation or increased service delivery cost or could in some other manner have a material adverse effect on our business, financial condition or results of operations.

     We currently do not collect sales or other taxes with respect to the sale of services or products in states and countries where we believe we are not required to do so. We do collect sales and other taxes in the states in which we have offices and are required by law to do so. Some jurisdictions have sought to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more jurisdictions that we should collect sales or other taxes on our products and services, or remit payment of sales or other taxes for prior periods, could have a material adverse effect on our business, financial condition or results of operations.

     Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have an adverse effect on our business.

FACILITIES

     Our principal offices are located in Owings Mills, Maryland in a 35,018 square foot facility under a lease expiring in February 2010 with no renewal option. We also lease an aggregate of 22,000 square feet for our offices in Boca Raton, Florida, Jacksonville, Florida, Bethesda, Maryland, Portsmouth, New Hampshire, New York, New York and Richmond, Virginia. Upon completion of the acquisition of Riverbed, we will acquire an additional 22,048 square feet of office space in Vienna, Virginia and Long Beach, California.

EMPLOYEES


     As of February 15, 2000, we had a total of approximately 153 employees, and 50 of these employees were engineers. Upon the completion of our acquisition of Riverbed, we will add 100 employees, and 34 of these employees will be engineers. None of our employees is covered by a collective bargaining agreement. We believe that our relations with our employees are good.


LEGAL PROCEEDINGS

     We are not currently subject to any material legal proceedings. However, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers, directors and nominees for director, and their ages and positions will be as follows after our acquisition of Riverbed:

                NAME                   AGE                      POSITION
                ----                   ---                      --------
David S. Oros........................  40    Chairman, Chief Executive Officer and President
George M. Davis......................  43    President, Enterprise Solutions and Services
                                             Group
E. Wayne Jackson III(1)..............  38    President, Software Products Group and Director
David C. Reymann.....................  41    Chief Financial Officer
Dale R. Shelton......................  38    Chief Technology Officer
David K. Rensin(1)...................  28    Chief Scientist
Brian W. Keane.......................  41    Senior Vice President, Business Affairs
Mitch I. Selbiger....................  41    Senior Vice President, Marketing
J. Carter Beese, Jr.(2)(3)...........  43    Director
Frank A. Bonsal, Jr.(3)..............  63    Director
Mark D. Ein..........................  35    Director
Rahul C. Prakash(2)..................  38    Director
Janice M. Roberts....................  44    Director
Dr. Rajendra Singh...................  43    Director
George P. Stamas.....................  49    Director
Robin T. Vasan(1)....................  33    Director
Devin N. Wenig.......................  33    Director
Thomas E. Wheeler(2).................  53    Director

---------------

(1) Messrs. Jackson and Vasan have been designated by Riverbed to become directors immediately after the completion of the acquisition of Riverbed. At the same time, Messrs. Jackson and Rensin will become officers of Aether.

(2) Member of the compensation committee.

(3) Member of the audit committee.

     David S. Oros founded Aether in 1996 and has been our chairman, chief executive officer and president since Aether's inception. Mr. Oros also serves on the board of directors of OmniSky. From 1994 until 1996, Mr. Oros was president of NexGen Technologies, L.L.C., a wireless software development company that contributed all of its assets to Aether. From 1992 until 1994, he was president of the Wireless Data Group at Westinghouse Electric. Prior to that, Mr. Oros spent from 1982 until 1992 at Westinghouse Electric directing internal research and managing large programs in advanced airborne radar design and development. Mr. Oros received a B.S. in mathematics and physics from the University of Maryland and holds a U.S. patent for a multi-function radar system.

     George M. Davis has served as our chief operating officer since September 1997 and will be appointed as president of our enterprise solutions and services group at the closing of the Riverbed acquisition. He joined us in September 1996 as vice president, business development to lead initiatives required to launch, maintain and develop business opportunities for our services. From September 1994 until September 1996, Mr. Davis was director of enterprise management systems at Northrop Grumman Corp. Prior to that time, Mr. Davis spent more than 14 years at Westinghouse Electric where he managed advanced military electronic development and production projects. He received a B.S. in business and economics from Bethany College.

     E. Wayne Jackson III will become president of our software products group and a director immediately after completion of the acquisition of Riverbed. Since October 1998, Mr. Jackson has served as the president and chief executive officer and a director of Riverbed, which he co-founded with Mr. Rensin. From September 1994 until October 1997, Mr. Jackson served as director of the emerging technologies division of Noblestar Systems Corp. Riverbed was created by Noblestar in 1998. He received a B.S. in business administration, finance, from James Madison University.

     David C. Reymann has served as our chief financial officer since joining us in June 1998. Mr. Reymann is also responsible for our treasury management services, investor relations and human resources. Before joining us, Mr. Reymann was director of finance and accounting for The Sweetheart Cup Company from June 1996 until May 1998, where he managed the financial analysis department and the accounting operations for 11 North American manufacturing plants. Prior to that, Mr. Reymann spent 12 years with Procter & Gamble serving in several key finance, accounting and operations positions. Prior to that, Mr. Reymann spent five years at Ernst & Young where he most recently specialized in emerging growth companies. Mr. Reymann received a B.S. in accounting from the University of Baltimore and is a certified public accountant.

     Dale R. Shelton has served as our chief technology officer since February 2000. From June 1996 to February 2000, he served as our senior vice president, engineering, during which time he directed the development of AIM and our wireless data services. From January 1994 until June 1996, Mr. Shelton served as the systems development leader for flash-flood prediction systems at the National Weather Service. From June 1992 until January 1994, Mr. Shelton was principal engineer for ARINC, Inc., where he led the development of aviation tracking and maintenance systems. He received a B.S. in computer science from the University of Maryland.

     David K. Rensin will become our chief scientist immediately after completion of the acquisition of Riverbed. Since October 1998, he has served as chief technology officer of Riverbed, which he co-founded with Mr. Jackson. From July 1995 until 1998, Mr. Rensin managed the mobile convergent group at Noblestar Systems Co. From January 1995 to July 1995, he was a senior programmer at American Management Systems. Mr. Rensin received a B.S. in management science and statistics from the University of Maryland.

     Brian W. Keane has served as senior vice president, business affairs since joining us in August 1999. Mr. Keane is responsible for our mergers and acquisitions, strategic investments, joint ventures and new strategic business initiatives. From February 1998 until August 1999, Mr. Keane was chief financial officer for Management Information Consulting, Inc., a technology consulting company. Prior to that, Mr. Keane spent ten years as an investment banker with Smith Barney Inc. Mr. Keane received a B.A. in history and mathematics from Cornell University and an M.B.A. from Harvard Business School.

     Mitch I. Selbiger has served as our senior vice president, marketing since January 2000. Mr. Selbiger is responsible for our advertising, branding, marketing and public relations activities. From March 1999 until January 2000, Mr. Selbiger served as vice president of marketing for OTG Software. Prior to that, from July 1998 until March 1999, he served as vice president of marketing for NetFactory. From August 1997 to July 1998, he served as director of eastern area marketing for Netscape Communications, Inc. 1995 to 1997, he served as director of government marketing for Sybase, Inc. Mr. Selbiger received a B.S. in business administration from the University of Vermont and an M.B.A. from George Washington University.

     J. Carter Beese, Jr. was elected a director of Aether on October 20, 1999. Since July 1998, Mr. Beese has served as president of Riggs Capital Partners, a division of Riggs National Corp., where he oversees a $100 million venture capital fund. From September 1997 until July 1998, he served as vice chairman of the Global Banking Group of BT Alex. Brown. Prior to the merger of Bankers Trust and Alex. Brown, Mr. Beese was chairman of Alex. Brown International from November 1994 until September 1997. From February 1992 until November 1994, Mr. Beese served as a commissioner of the U.S. Securities and Exchange Commission. Mr. Beese serves as a senior advisor to the Center for Strategic and International Studies, a non-partisan public policy think tank and is involved in the World Economic Forum. He serves as a director on the boards of China.com; Internet Securities, Inc., a company majority owned by

Euromoney Institutional Investor, Inc.; and Natural Solutions, Inc. Mr. Beese received a B.S. in economics and political science from Rollins College.

     Frank A. Bonsal, Jr. was elected a director of Aether on October 20, 1999. Since 1978, Mr. Bonsal has been a founding partner of New Enterprise Associates, one of the largest venture capital firms in the United States. Mr. Bonsal has focused on the development of early stage companies. He currently serves as a director on the boards of CARS, Inc., CORVIS Corp., Entevo Corp., Explore, Inc., GeneScreen, Inc. and Healthy Pet Inc. In addition, he is a special limited partner of Amadeus Capital Partners, Boulder Venture, Novak Biddle, Trellis Ventures and Windward Ventures. Mr. Bonsal received a B.A. in economics from Princeton University.

     Mark D. Ein was a co-founder of Aether, and was elected a director of Aether on October 20, 1999. Mr. Ein is the founder and chief executive officer of Venturehouse Group, a holding company that was established in September 1999 to create, invest in and acquire technology and telecommunications companies. From 1992 until September 1999, Mr. Ein was a principal with The Carlyle Group, where he was responsible for many of its telecommunications investment activities. Prior to joining Carlyle, Mr. Ein was an associate with Brentwood Associates, where he worked on leveraged buyout and venture capital investments. Prior to joining Brentwood Associates, he was an analyst in the real estate department of Goldman, Sachs and Co. Mr. Ein currently serves as a director on the boards of LCC International, Inc. and several private companies. Mr. Ein received a B.S. in economics from the University of Pennsylvania and an M.B.A. from Harvard Business School.

     Rahul C. Prakash was elected a director of Aether on October 20, 1999. Since January 1997, Mr. Prakash has served as president of Telcom Ventures, L.L.C., a wireless communications investment company. From January 1994 until December 1996, Mr. Prakash served as vice president, business development of Telcom Ventures. Prior to that time, he served as a director of business development at LCC International, Inc., a worldwide provider of wireless engineering and design services. From 1993 until 1994, Mr. Prakash was the director of business development for Telemate, a joint venture he helped establish between LCC and France Telecom. Mr. Prakash is also a director of several private telecommunications companies controlled by Telcom Ventures. He received an M.B.A. in international finance from American University and an M.B.A. from the University of New Delhi, Faculty of Management Studies.

     Janice M. Roberts was elected a director of Aether on October 20, 1999. Since September 1992, Ms. Roberts has served as senior vice president of global marketing and business development for 3Com. She is also president of 3Com Ventures, a corporate investment fund, and a director of OmniSky. From January 1992 until September 1992, Ms. Roberts served as vice president and general manager for 3Com's enterprise networking division. From 1989 until January 1992, Ms. Roberts was with BICC Communications where she held several positions, including most recently, president and managing director of its worldwide data networking business. Previously, she held a number of senior international marketing, sales and business development positions in engineering, electronics and communications-based companies. She holds an Honors degree in economics and business from the University of Birmingham in the United Kingdom and is a member of the Chartered Institute of Marketing.

     Dr. Rajendra Singh was elected a director of Aether on October 20, 1999. Since December 1993, Dr. Singh has served as chairman of the board of directors and chief executive officer of Telcom Ventures, L.L.C. From 1983 until June 1996, Dr. Singh served as chairman of the board of directors of LCC International, Inc., which he co-founded with his wife in 1983. Dr. Singh has played an instrumental role in the cellular industry by developing key standards used today in wireless system design and methodology. Dr. Singh is a member of the board of directors of Teligent, Inc. and XM Satellite Radio Holdings, Inc. He received a Ph.D. in electrical engineering from Southern Methodist University.

     George P. Stamas was elected a director of Aether on October 20, 1999. Since January 2000, Mr. Stamas has served as a Vice Chair of DeutscheBanc Alex. Brown. From April 1996 until December 1999, Mr. Stamas was a partner with the law firm of Wilmer, Cutler & Pickering and now serves as a consultant to Wilmer, Cutler & Pickering. From 1983 until April 1996, Mr. Stamas was a partner at Piper

& Marbury L.L.P. Mr. Stamas is counsel to, and a limited partner of, the Baltimore Orioles baseball team. Mr. Stamas also serves on the board of directors of FTI Consulting, Inc., a provider of litigation support services, and Luminant Worldwide Corporation, a provider of Internet consulting services. He received a B.S. in economics from the Wharton School of the University of Pennsylvania and a J.D. from University of Maryland Law School.

     Robin T. Vasan will be appointed as a director of Aether immediately after completion of the acquisition of Riverbed. Since June 1998, Mr. Vasan has been a general partner of Mayfield Fund, a venture capital fund. From June 1994 until February 1997, he served as vice president, core technology of Risk Management Solutions, an insurance software company. In 1997 and 1998, he attended Harvard Business School. He received a B.A.S. in industrial engineering and economics from Stanford University and an M.B.A. from Harvard Business School. Mr. Vasan is a member of the board of directors of WebMethods, Inc., a business-to-business infrastructure software and service company.


     Devin N. Wenig was elected a director of Aether on October 20, 1999. In April 1994, Mr. Wenig joined Reuters America, Inc. and was promoted to managing director of marketing in February 2000, where he is responsible for marketing, product development, electronic commerce and commercial policy for Reuters's information businesses in the Americas. Mr. Wenig serves as a director on the boards of Loan Pricing Corp., Intralinks, Inc., FreeEdgar.com and Multex.com. He received a B.S. from Union College and a J.D. from Columbia University.


     Thomas E. Wheeler was elected a director of Aether on October 20, 1999. Since 1992, Mr. Wheeler has served as president and chief executive officer of the Cellular Telecommunications Industry Association. In 1994, Mr. Wheeler was appointed by President Clinton to a six-year term as a member of the board of trustees of the John F. Kennedy Center for the Performing Arts. Mr. Wheeler is a director on the boards of the Public Broadcasting System and the U.S. Capitol Historical Society. He received a B.S. in business administration from Ohio State University.

     Following completion of the acquisition of Riverbed, our board will have twelve directors. NexGen, Telcom-ATI Investors, L.L.C., Reuters and 3Com -- who will together hold 55.1% of the shares of common stock outstanding after the offering -- are parties to a stockholders agreement that governs voting for our directors. The agreement requires each party to vote all its shares for two directors named by NexGen, two directors named by Telcom-ATI Investors, two directors named jointly by NexGen and Telcom-ATI Investors and one director named by each of Reuters and 3Com. Messrs. Oros and Ein were appointed by NexGen, Dr. Singh and Mr. Prakash were appointed by Telcom-ATI Investors, Mr. Wenig was appointed by Reuters and Ms. Roberts was appointed by 3Com as directors under the stockholder agreement. The terms of the stockholder agreement are further described in "Transactions Between Aether and its Officers, Directors and Significant Stockholders." Messrs. Jackson and Vasan will be appointed directors of Aether when we acquire Riverbed, as required by our acquisition agreement with Riverbed.

     Directors serve for a term of one year.

     Our executive officers are appointed by, and serve at the discretion of, our board of directors. We expect that each of our officers will devote substantially full time to our affairs. We expect that our non-employee directors will devote such time to our affairs as is necessary to discharge their duties. There are no family relationships among any of our executive officers, directors or key employees.

COMMITTEES OF THE BOARD OF DIRECTORS

     The compensation committee consists of Messrs. Beese, Prakash and Wheeler. The compensation committee:

     - determines the compensation of senior executive officers (such as the chief executive officer and chief financial officer), subject, if the board so directs, to the board's further ratification of the compensation;

     - determines the compensation for other officers or delegates such determinations to the chief executive officer;

     - grants options, stock or other equity interests under our stock option or other equity-based incentive plans; and

     - administers those plans and, where such plans specify, our other employee benefit plans.

     The audit committee consists of Messrs. Beese and Bonsal. The audit committee:

     - makes recommendations to the board concerning the engagement of independent accountants;

     - reviews with the independent accountants the plans and results of the audit engagement;

     - approves professional services provided by the independent accountants;

     - considers the range of audit and non-audit fees;

     - verifies that auditors are independent of management and are objective in their findings;

     - reviews annual CPA audit and recommendations of internal controls and related management response;

     - reviews the audit reports with management and the auditor;

     - oversees the internal audit function; and

     - monitors management's efforts to correct deficiencies described in any audit examination.

DIRECTOR COMPENSATION

     Except for reimbursement for reasonable travel expenses relating to attendance at board meetings and discretionary grants of stock options, directors will not be compensated for their services as directors. Directors who are employees will be eligible to participate in our equity incentive plan. We have granted options to purchase 12,600 shares to each director and options to purchase 4,000 shares to each member of the audit and compensation committees. The exercise price of these options is equal to $16.00 per share. Mr. Wenig's options are held in trust, and he currently has no beneficial interest in the options.

     The following table identifies options that we have granted to non-employee directors since January 1, 1997.

                                         NUMBER OF
                                     SHARES UNDERLYING    EXERCISE
       NON-EMPLOYEE DIRECTOR            OPTIONS(#)        PRICE($)
       ---------------------         -----------------    --------
J. Carter Beese, Jr. ..............       75,000           $ 0.40
                                          20,600            16.00
Frank A. Bonsal, Jr. ..............       37,500             1.77
                                          16,600            16.00
Mark D. Ein........................       17,500             4.00
                                          12,600            16.00
Rahul C. Prakash...................       16,600            16.00
Janice M. Roberts..................       12,600            16.00
Dr. Rajendra Singh.................       12,600            16.00
George P. Stamas...................        6,250             0.40
                                           5,000             2.40
                                          12,600            16.00
Devin N. Wenig.....................       12,600            16.00
Thomas E. Wheeler..................       37,500             1.77
                                          16,600            16.00

EXECUTIVE COMPENSATION

     Summary Compensation. The following table sets forth compensation for 1998 and 1999 awarded to, earned by or paid to our chief executive officer and the four other most highly paid executive officers. We refer to these five officers as the "named executive officers."

                                                                       LONG-TERM
                                    ANNUAL COMPENSATION           COMPENSATION AWARDS
                               -----------------------------   -------------------------
                                                                                SHARES
                                                               OTHER ANNUAL   UNDERLYING     ALL OTHER
                                                               COMPENSATION    OPTIONS      COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR   SALARY ($)   BONUS ($)       ($)           (#)            ($)
 ---------------------------   ----   ----------   ---------   ------------   ----------    ------------
David S. Oros................  1999    $200,000    $250,000           --       945,100             --
  Chairman, Chief Executive    1998     200,000     150,000           --            --             --
  Officer and President
George M. Davis..............  1999     157,292      24,504           --        55,000         $7,750
  President, Enterprise        1998     133,333      52,895       $2,420        75,000             --
  Solutions and Services
  Group
Dale R. Shelton..............  1999     129,167      20,000           --        42,500             --
  Chief Technology Officer     1998     109,200       4,000           --        50,000             --
David C. Reymann.............  1999     126,042          --           --        51,250             --
  Chief Financial Officer      1998      64,905          --           --        62,500             --
Brian W. Keane...............  1999      56,817      50,000           --       125,000             --
  Senior Vice President,       1998          --          --           --            --             --
  Business Affairs

     Option Grants. The following table shows information regarding stock options granted to the named executive officers during the year ended December 31, 1999. No stock appreciation rights were granted to these individuals during the year.

                                                                                                   POTENTIAL REALIZABLE
                                            PERCENTAGE                                               VALUE AT ASSUMED
                                             OF TOTAL                                              ANNUAL RATES OF STOCK
                                             OPTIONS                                              PRICE APPRECIATION FOR
                        NUMBER OF SHARES     GRANTED     EXERCISE                                     OPTION TERM($)
                       UNDERLYING OPTIONS       TO       PRICE PER       EXPIRATION       ---------------------------------------
        NAME             GRANTED(#)(*)      EMPLOYEES    SHARE($)           DATE             0%(6)         5%(7)        10%(7)
        ----           ------------------   ----------   ---------   ------------------   -----------   -----------   -----------
David S. Oros........       775,000(1)        28.04%      $ 1.60     June 22, 2009        $11,160,000   $18,958,293   $30,922,407
                            157,500(1)         5.70%      $ 4.00     September 20, 2009   $ 1,890,000   $ 3,474,814   $ 5,906,231
                             12,600(2)         0.46%      $16.00     October 20, 2009     $        --   $   126,785   $   321,298
George M. Davis......        50,000(1)         1.81%      $ 1.60     June 22, 2009        $   720,000   $ 1,223,116   $ 1,994,994
                              5,000(3)         0.18%      $ 8.00     September 26, 2009   $    30,000   $    74,023   $   141,562
Dale R. Shelton......        37,500(1)         1.36%      $ 1.60     June 22, 2009        $   540,000   $   917,337   $ 1,496,245
                              5,000(3)         0.18%      $ 8.00     September 26, 2009   $    30,000   $    74,023   $   141,562
David C. Reymann.....        18,750(1)         0.68%      $ 1.60     June 22, 2009        $   270,000   $   388,668   $   678,123
                             12,500(4)         0.45%      $ 8.00     October 11, 2009     $   100,000   $   225,779   $   418,748
                             20,000(3)         0.72%      $ 8.00     September 26, 2009   $   120,000   $   296,090   $   566,248
Brian W. Keane.......       125,000(5)         4.52%      $ 4.80     August 16, 2009      $   900,000   $ 1,843,342   $ 3,290,614

---------------

 * Options expire 90 days after the termination of employment of the option holder.

(1) The warrants are immediately exercisable in their entirety.

(2) Fifty percent of the options will become exercisable beginning on October 20, 2000, and the other 50% will become exercisable on October 20, 2001. None of the options will become exercisable prior to such dates unless there is a change of control of Aether, which includes a sale of all our assets or the sale of at least 80% of the equity of our company.

(3) The options will become immediately exercisable in their entirety on September 26, 2001 and none of them will become exercisable prior to that date unless there is a change of control of Aether, which includes a sale of all our assets or the sale of at least 80% of the equity of our company.

(4) The options will become immediately exercisable in their entirety on October 11, 2001 and none of them will become exercisable prior to that date unless there is a change in control of Aether, which includes a sale of all our assets or the sale of at least 80% of the equity of our company.

(5) One-third of the options are immediately exercisable. The remaining two-thirds of the options become exercisable annually over a two-year period in equal one-third increments, beginning on August 16, 2000.

(6) The options listed in this column were issued with an exercise price below the fair market value of the option at the time of issuance.

(7) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the SEC and are based on the assumption that the exercise price was the fair market value of the shares on the date of grant. Prior to October 20, 1999, the fair market value on the date of grant was determined by our board of directors. There is no assurance provided to any executive officer or any other holder of our securities that the actual price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level.

     Aggregate Option Exercises and Holdings. No options were exercised by the named executive officers during the year ended December 31, 1999. The following table provides information concerning the shares represented by outstanding options held by each of the named executive officers as of December 31, 1999.

                                                    NUMBER OF SHARES
                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                   OPTIONS AT DEC. 31,         IN-THE-MONEY OPTIONS AT
                                                         1999(#)                 DEC. 31, 1999($)(1)
                                               ---------------------------   ---------------------------
                    NAME                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                    ----                       -----------   -------------   -----------   -------------
David S. Oros................................    932,500         12,600      $64,920,313    $  700,875
George M. Davis..............................    175,000         80,000      $12,404,375    $5,578,250
Dale R. Shelton..............................    150,000         67,500      $10,638,751    $4,715,187
David C. Reymann.............................     39,583         74,167      $ 2,774,115    $4,600,104
Brian W. Keane...............................     41,667         83,333      $ 2,784,375    $5,568,750

---------------

(1) Options were "in the money" because the closing price of Aether's common stock on December 31, 1999 exceeded the exercise price of the options. The value of unexercised options represents the difference between the exercise price of net options and $71.625, which was the last reported sale price of Aether common stock on December 31, 1999.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

     We have entered into employment contracts with Messrs. Oros and Reymann and will enter an employment agreement with Mr. Jackson upon the closing of our Riverbed acquisition.

     Mr. Oros' contract became effective June 22, 1999 and provides for a salary of $200,000 per year, a performance bonus of up to $100,000 per year and additional bonuses based on annual revenue targets and proceeds raised from private placements of our equity securities in 1999. The contract has an initial term expiring in June 2002 and automatically extends for additional one month increments until terminated by Aether or Mr. Oros on 15 days notice. Pursuant to the contract, we granted Mr. Oros a warrant to acquire 875,000 shares of our common stock. The warrant currently has an exercise price of $1.60 per share of common stock. We also gave Mr. Oros the right to allocate to key employees of his choosing warrants to acquire 125,000 shares of common stock having the same terms and conditions. Mr. Oros has awarded warrants for 50,000 shares of our common stock to Mr. Davis, 37,500 shares of our common stock to Mr. Shelton and 18,750 shares of our common stock to Mr. Reymann. Mr. Oros subsequently received our permission to assign part of his warrant, leaving him with a warrant to acquire 775,000 shares. In September 1999, Mr. Oros received a warrant to acquire 175,000 shares of our common stock at an exercise price of $4 per share. From this grant, Mr. Oros subsequently assigned a warrant exercisable for

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17,500 shares of our common stock. If we terminate Mr. Oros without cause, he is entitled to receive from us an amount equal to the salary he would have received during the balance of the term of the employment contract, and his warrants will fully vest immediately. Under the contract, "cause" means committing an act of gross negligence or other willful act that materially adversely affects Aether, refusing to comply in any respect with specific directions of our board of directors, or being convicted or pleading no contest to any felony or any misdemeanor involving fraud, breach of trust or misappropriation. Each of these warrants became exercisable upon completion of our initial public offering.

     Mr. Reymann's contract was entered into June 1, 1999 and provides for a minimum salary of $127,500 per year. The contract has an initial term expiring on June 1, 2001. We and Mr. Reymann have agreed that if we terminate him without cause, he is entitled to receive from us an amount equal to the salary he would have received during the balance of the term of the employment contract.

     At the closing of the Riverbed acquisition, Mr. Jackson will enter into an employment agreement to serve as president of our software products group. The terms of the employment agreement have not yet been determined. We and Mr. Jackson have agreed that if we terminate him without cause, he will be entitled to receive from us an amount equal to six months of his base salary.

1999 EQUITY INCENTIVE PLAN

     Before our initial public offering, we adopted an equity incentive plan to promote our long-term growth and profitability, improve stockholder value and attract, retain and reward highly motivated and qualified employees and directors. The compensation committee of our board of directors administers the equity incentive plan unless the board of directors specifies another committee of the board of directors or chooses to act itself as administrator. The board of directors has given Mr. Oros authority as a special committee of the Board to make option grants.

     Under the equity incentive plan, we can grant options for approximately 6.9 million shares of common stock (assuming completion of the Riverbed acquisition and this offering), which number will adjust automatically to be 20% of our outstanding common stock from time to time. We can grant options to employees in the form of incentive stock options for up to 3,000,000 shares, but may choose not to do so. Any options we grant that are not incentive stock options will be nonqualified stock options.

     All of our employees, directors and certain service providers are eligible to receive options under the equity incentive plan. For tax reasons, the equity incentive plan limits the number of shares covered by the options that an individual can receive in a calendar year to 50% of the original pool. The administrator will determine the prices, exercise schedules, expiration dates and other material conditions under which optionees may exercise their options. The exercise price of these options may be less than the fair market value of the common stock on the date of grant when the administrator considers that to be appropriate. We replaced the options Aether Systems LLC granted with options under this plan when we converted to a corporation before completion of our initial public offering.

     All options will become exercisable if we have a change of control, except as option agreements provide otherwise or as necessary to allow pooling of interest accounting. The plan's administrator may provide that an optionee must cooperate with us in connection with the change of control to receive this acceleration. In general, we will have a change of control if:

     - anyone acquires or holds at least 80% of our voting securities, excluding holdings by our benefit plans and some other related parties;

     - we complete a merger or consolidation, unless, in general, our pre-merger shareholders own more than 20% of the voting securities of the merged companies;

     - our board changes in specified ways in connection with proxy contests or as a result of adding new directors who are not approved by existing directors; or

     - if we complete a liquidation or dissolution or sell or otherwise dispose of all or substantially all of our assets.
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In addition, unless we provide otherwise, or as necessary to allow pooling of interest accounting, the equity incentive plan and all options will terminate in defined circumstances if:

     - we are not the surviving company in a merger, consolidation or reorganization;

     - we complete a liquidation or dissolution or sell substantially all our assets; or

     - our board approves and we complete a transaction that results in a person or entity's owning all of our stock, unless the person or entity is related to us in specified ways.

However, before the equity incentive plan would terminate for one of those reasons, we would either agree that our successor would assume the options and/or the equity incentive plan, allow optionees to exercise the options if these options were in-the-money, or cancel the options by paying the amount, if any, by which the value determined with respect to that transaction exceeds the exercise price of the options.

     The equity incentive plan limits the time during which an optionee can exercise an option to no more than ten years. In addition, an optionee who leaves employment will generally have no more than 90 days to exercise an option, reduced to no days after employment in terminations for cause, and additional rules apply to death and disability. The compensation committee may, however, override the plan's rules, other than the ten year limit. We cannot grant additional options under the equity incentive plan after September 20, 2009.

SENIOR BONUS PLAN

     We adopted a senior bonus plan before our initial public offering. A special tax rule in Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the compensation that we can deduct for payments to our chief executive officer and the four other most highly compensated executive officers to $1 million per officer per year. We intend the senior bonus plan to provide incentive compensation that does not count against each executive's deduction limit. We may choose to use the senior bonus plan, or we may pay bonuses under some other future plan to which the tax deduction limits will apply, as long as we do not use the other payments to make up bonuses a participant loses under the senior bonus plan.

     Unless our board of directors selects another committee, the compensation committee administers the senior bonus plan and selects participants from our key employees and those of any subsidiaries, although we expect that most participants will be executive officers. When we refer to the "compensation committee" in discussing the senior bonus plan, we also mean any other committee that administers this plan. Only "outside directors" under the tax rules can determine the participants, set the performance goals and certify that we or the participants have met those goals. The compensation committee consists solely of two outside directors and one director affiliated with a 5% stockholder. The compensation committee has broad administrative authority to, among other things, designate participants, establish performance goals and performance periods, determine the effect of participant termination of employment and "change in control" transactions before paying an award, and generally interpret and administer the senior bonus plan. Neither we nor the board has designated any participants or established any performance goals under the senior bonus plan.

     The compensation committee will select participants for any given time period based primarily on its judgment as to which executive officers are likely to be named in our proxy statement as the chief executive officer or one of our other four most highly compensated executive officers as of the end of the performance period and that the compensation committee reasonably expects to have compensation in excess of $1 million. None of our employees exceeded that limit in 1999.

     In setting performance goals, the compensation committee will specify the applicable performance criteria and targets it will use for such performance period, which may vary from participant to participant.

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The performance criteria and targets will measure one or more of the following company, subsidiary, operating unit or division financial performance measures:

     - pre-tax or after-tax net income or earnings;

     - earnings before interest expense, taxes, depreciation and amortization;

     - operating income or gross revenue;

     - profit or operating margin;

     - earnings per share;

     - stock price;

     - cash flows;

     - total stockholder return;

     - total stockholder return as compared to total return, on a comparable basis, of a publicly available index such as the Standard & Poor's 500 Stock Index;

     - return on equity, on capital or on investment;

     - ratio of debt to stockholders' equity;

     - subscriber growth;

     - working capital; or

     - strategic business criteria consisting of one or more objectives based upon meeting specified revenue, market penetration, geographic business expansion goals, cost targets and goals relating to acquisitions or divestitures.

     The compensation committee may set these goals (1) on an absolute stand-alone basis, or on a relative basis in comparison to others, (2) based on internal targets, (3) based on comparison with prior performance, (4) based on comparison to capital, shareholders' equity, shares outstanding, assets or net assets, and/or (5) based on comparison to the performance of other companies. For example, the compensation committee could express an income-based performance measure in a number of ways, such as net earnings per share, or return on equity or with reference to meeting or exceeding a specific target, or with reference to growth above a specified level, such as prior year's performance or peer group performance. The compensation committee can also ignore unusual or nonrecurring accounting effects. The senior bonus plan provides that achieving these goals must be substantially uncertain at the time the goals are established and are subject to the committee's right to reduce the amount of any award payable as a result of the performance as discussed below.

     The compensation committee may set a participant's target bonus, that is, the amount the participant will receive if the targets are met, as a dollar amount or in a formula, for example as a percentage share of a bonus pool, provided that, if the committee uses a pool approach, the total bonus opportunity for all participants who are part of the pool may not total more than 100% of the pool. The committee has the sole discretion to reduce, but not increase, the actual bonus awarded under the plan. The committee must determine the extent to which the performance goals are met and the participant becomes entitled to a bonus.

     The maximum bonus payable under the senior bonus plan to any one individual in any one calendar year is $3 million, although we have no plans or expectations at this time to pay bonuses of that size.

     Our board or the committee may at any time amend the senior bonus plan, and our board may terminate the plan. However, without a participant's written consent, no amendment or termination may materially adversely affect the annual bonus rights, if any, of any already designated participant for a given performance period after the participants and targets are set. Our board may make any amendments necessary to comply with applicable regulatory requirements, including the tax deduction limit for senior
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

executives. If necessary to preserve the intended tax treatment, the board may submit future amendments of the senior bonus plan to our shareholders for approval.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of our compensation committee is an officer or employee of Aether. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of an individual's fiduciary duties as a director except for liability:

     - for any breach of a director's duty of loyalty to Aether or to its stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which a director derives an improper personal benefit.

     Our bylaws provide that Aether will indemnify its directors and executive officers and may indemnify its officers, employees and other agents to the full extent permitted by law. We believe that indemnification under our bylaws will cover at least negligence and gross negligence on the part of an indemnified party. Our bylaws also permit us to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of a party's status or service as a director, officer, employee or other agent of Aether upon an undertaking by the party to repay the advances if it is ultimately determined that he or she is not entitled to indemnification.

     We entered into separate indemnification agreements with each of our directors and officers. These agreements require us to, among other things, indemnify the director or officer against expenses (including attorney's fees), judgments, fines and settlements paid by the individual in connection with any action, suit or proceeding arising out of the individual's status or service as a director or officer of Aether (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which he or she may be entitled to indemnification by us.

     We believe that our certificate of incorporation and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

     At present we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of Aether where indemnification will be required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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                      TRANSACTIONS BETWEEN AETHER AND ITS
                OFFICERS, DIRECTORS OR SIGNIFICANT STOCKHOLDERS

     Since January 1, 1997, we have engaged in the following transactions with executive officers, directors and owners of 5% or more of our equity, or entities related to them.

EQUITY INVESTMENTS

     The following discussion describes the issuance of equity interests in connection with the initial capitalization of our predecessor, Aether Systems, LLC, and subsequent financings. Immediately prior to our initial public offering on October 26, 1999, we converted into a Delaware corporation at which time, each holder of units in our limited liability company was converted into two and one-half shares of our common stock and each option or warrant for one unit was converted into an option or warrant for two and one-half shares of our common stock. The discussion below gives only the number of shares into which units were converted.

     Aeros L.L.C., our predecessor, was formed in January 1996 by NexGen Technologies, L.L.C. and a predecessor to Transettlements, Inc. At the time Aeros was formed, NexGen contributed assets in the wireless data field in exchange for 7,500,000 shares and Transettlements contributed $1,000,000 in cash in exchange for 2,500,000 shares. In May 1996, Transettlements contributed an additional $500,000 in exchange for an additional 1,250,000 shares. In August 1996, we changed our name to Aether Technologies International, L.L.C. Then, in September 1999, we changed our name to Aether Systems, LLC.

     In February 1997, a subsidiary of Telcom Ventures, L.L.C. acquired 725,000 shares from Transettlements and 107,500 shares from NexGen and contributed $1,000,000 to Aether in exchange for 1,562,500 shares. Additionally, Telcom Ventures was granted an option to purchase 1,775,000 shares from Transettlements and two options to purchase a total of 2,267,500 shares from NexGen. In December 1997, Telcom Ventures and its subsidiary contributed an additional $690,369 to Aether in exchange for an additional 575,308 shares. In June 1999, Telcom Ventures exercised its option with Transettlements and one of its options with NexGen to purchase 1,775,000 and 392,500 shares, respectively. Aether did not receive any proceeds from the exercise of these options.

     In October 1997, we borrowed $100,000 from Reuters Group Overseas Holdings
(UK) Limited pursuant to a demand note that accrued interest at 7% per year. In January 1998, we borrowed an additional $100,000 from Reuters at an accrued interest rate of 7% per year pursuant to a second demand note. In March 1998, as part of the consideration paid by Reuters for Aether's development of MarketClip, Reuters cancelled both of these notes.

     In January 1998, Pyramid Ventures, Inc., a subsidiary of Bankers Trust Corporation, acquired 833,333 shares at $1.20 per share and 1,004,903 shares at $1.49 per share for total proceeds to Aether of approximately $2.5 million. At that time, Aether redeemed 208,333 shares held by NexGen for $249,999 and 625,000 shares held by Transettlements for $750,000. As part of the financing arrangement, Pyramid agreed to use reasonable efforts (1) to cause BT Alex. Brown to purchase 100 subscriptions to MarketClip for a 12-month period or (2) to refer affiliates of BT Alex. Brown or third parties to Aether for the purpose of entering into development contracts with an aggregate price of $300,000 over a two-year period.

     In June 1998, Telcom Ventures and Pyramid each loaned us $250,000. The notes accrued interest at 8% per year and were due on demand with a stated maturity date of the earlier of December 31, 1998 or the closing of an anticipated private placement of units. The notes were convertible into shares at the option of the holder at the rate of $250,000 divided by the per share price to be paid in the anticipated private placements. In connection with the issuance of these notes, we also issued warrants to acquire 14,140 shares with an exercise price of $0.01 per share to each of Telcom Ventures and Pyramid. Pyramid converted its $250,000 loan plus accrued interest in August 1998 to 142,950 shares at a per share price of $1.77 and exercised its warrant and acquired 14,140 shares. In August 1998, we repaid the amount owed

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

Telcom Ventures, including $2,520 in interest. In August 1999, Telcom Ventures exercised its warrant and acquired 14,140 shares at a per share price of $0.01.

     In August 1998, Reuters received 2,828,055 shares in exchange for $4,735,020 in cash and forgiveness of $530,980 we owed Reuters for hardware and other inventory, offset by $266,000 Reuters owed us under a license agreement we previously entered into with Reuters relating to sales of MarketClip and related fees.

     In October 1998, 3Com Corp. contributed $6,000,000 in exchange for 2,500,000 shares. At the same time, we issued 3Com a conditional warrant to purchase 893,665 shares exercisable at $0.01 per share if the milestones described below are achieved before October 20, 2001. 3Com achieved the first milestone entitling it to exercise 143,665 shares as a result of having completed a joint sales and marketing plan. 3Com may exercise an additional 375,000 shares if and when we receive $6 million in engineering services revenue from business opportunities introduced by 3Com. 3Com may exercise an additional 375,000 shares if we attain 6,000 wireless service subscribers as a result of business opportunities introduced to us by 3Com. 3Com has not attained either of these last two milestones and has not exercised any of its warrants.

     Effective June 1999, we issued to Mr. Oros a warrant to acquire 875,000 shares at an exercise price of $.01 per share. We subsequently agreed with Mr. Oros to amend the exercise price to $1.60 per share. We also gave Mr. Oros the right to allocate to key employees of his choosing warrants to acquire 125,000 shares having the same terms and conditions. Mr. Oros has awarded warrants to acquire 50,000 shares to Mr. Davis, 37,500 shares to Mr. Shelton and 18,750 shares to Mr. Reymann. Mr. Oros subsequently received our permission to subdivide his warrant to give Mark Ein a warrant to acquire 100,000 shares, leaving Mr. Oros with a warrant to acquire 775,000 shares. In September 1999, when we increased the exercise price on the warrants issued to Mr. Oros in June 1999, we granted Mr. Oros a warrant to acquire an additional 175,000 shares at an exercise price of $4 per share to compensate him for the increase in the exercise price on the earlier warrants. From this grant, Mr. Oros subsequently assigned a warrant exercisable for 17,500 shares to Mr. Ein.

     In August 1999, we issued to Mr. Ein 100,000 shares upon exercise of his options at an exercise price of $0.40 per share. In September 1999, Mr. Beese exercised an option for 75,000 shares at an exercise price of $0.40 per share.

     NexGen, Telcom-ATI Investors, Reuters and 3Com entered into a stockholder agreement under which these parties vote for two directors named by each of NexGen and Telcom-ATI Investors and for one director named by each of Reuters and 3Com. In addition, commencing on the date of the first annual meeting of stockholders, if the board of directors consists of up to nine members, these parties will vote to elect to the board of directors one additional person named jointly by NexGen and Telcom-ATI Investors Ventures; and if the board of directors consists of 10 or more members, the parties will vote to elect two members named jointly by NexGen and Telcom-ATI Investors. In connection with the acquisition of Riverbed, these stockholders will amend the stockholder agreement to allow for a board of 12 members. The right to name directors will end when parties to the agreement reduce their share ownership below levels set forth in the agreement.

     We entered into a registration rights agreement with NexGen, Telcom-ATI Investors, Reuters, 3Com and Transettlements, which entitles these parties to an aggregate of three demand registrations at any time after October 27, 2000, and at the request of these parties, to include in any registration statement for our own account or the account of any other stockholder, the shares of common stock held by those parties, subject to limitations set forth in the agreement. The agreement also requires us to file a shelf registration statement covering the sale of all shares held by parties to the stockholder agreement from time to time. The agreement requires us to file the shelf registration statement only when we are eligible to use the short form registration statement on Form S-3, which would be no earlier than October 20, 2000. Upon the acquisition of Riverbed, the shareholders of Riverbed will become parties to this registration rights agreement under which the shareholders of Riverbed and their assignees will have equivalent rights to the original holders and their assignees thereunder. In addition, the shareholders of Riverbed and their assignees, in the aggregate, will have the right to one additional shelf registration after October 20, 2000
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

(or earlier if the original holders sell shares in reliance on Rule 144) provided that the sales by any Riverbed shareholder or assignee under such additional right will not exceed the amount that would be permitted under Rule 144(e) if the one year holding period had expired.

LOAN TO NEXGEN

     In September 1998, we loaned NexGen $155,000 at an interest rate of 7.5% per year pursuant to two notes. One note for $95,000 was due in December 1998, and one note for $60,000 was due in October 1998. In August 1999, both notes were amended to be due upon 30 days notice. On December 24, 1998, NexGen made a payment of $19,346 with respect to these notes. On February 15, 2000, NexGen made an additional payment of $151,716 in full satisfaction of the notes.

REUTERS LICENSE AGREEMENT

     In August 1998, we entered into an amended license, marketing and distribution agreement with Reuters, which continues through August 11, 2001 and renews automatically for successive one-year terms unless either party provides 180 days prior written notice. Reuters granted us a non-exclusive license to use the information supplied by Reuters Selectfeed Plus for distribution to subscribers of MarketClip, AirBroker and for development purposes. In August 1999, Reuters granted us permission to use Selectfeed Plus information for the TradeRunner service developed for Morgan Stanley Dean Witter Online and other services we are developing. Pursuant to the agreement, Aether granted Reuters an exclusive license to use the systems developed by Aether to transmit Reuters information to wireless handheld devices and a license to use the MarketClip software for purposes of supplying subscribers with MarketClip. The geographic scope of all of the licenses under the agreement is limited to the United States. Under the agreement, Reuters has a right of first refusal to purchase shares of Aether if Aether or any stockholder sells shares and, as a result, a competitor of Reuters holds 50% or more of our shares, or if we sell all or substantially all of our assets to a competitor of Reuters. Under the terms of the license, we pay Reuters a monthly fee for each subscriber to our services that uses information provided by Reuters. During 1998 we paid Reuters $40,300 under this contract and the average monthly fee per subscriber was $4.89; during 1999 we paid Reuters $122,356 under this contract and the average monthly fee per subscriber was $8.02.

OMNISKY

     On August 9, 1999, we formed a new company with 3Com in which we acquired an interest in AirWeb Corporation, which was doing business as OpenSky and is currently known as OmniSky Corporation. We contributed a perpetual, non-exclusive, non-assignable, royalty-free worldwide license to our AIM software platform in exchange for 7,000,000 shares of Series A Preferred Stock. In connection with the formation of OmniSky, 3Com paid $7.0 million in cash and agreed to contribute to OmniSky a perpetual, non-exclusive, non-assignable license to 3Com's Web Clipping technology (including rights to derivative works) and Palm OS software in exchange for 10,000,000 shares of Series A Preferred Stock, which initially represented a 33% equity interest in OmniSky on a fully diluted basis. The management team of OmniSky acquired in the aggregate 4.2 million shares of common stock and options to acquire an additional 5.8 million shares. Following our initial public offering, we exercised a warrant to acquire an additional 3,000,000 shares of Series A Preferred Stock for $2,500,000 increasing our equity interest in OmniSky to 33% on a fully diluted basis. In January 2000, we exercised our right of first refusal to maintain our 33% equity interest by acquiring 1,439,809 shares of Series B Preferred Stock for $6.7 million, net of the cancellation of approximately $613,000 of indebtedness owed by OmniSky to us. 3Com did not exercise its right of first offer and thus its 33% interest has been diluted.

     As part of our investment with 3Com in OmniSky, we each received registration rights, including two demand registration rights that we can use after the earlier of the completion of OmniSky's initial public offering and August 9, 2004. We also entered into a right of first refusal and co-sale agreement, which, among other things, requires the management team to first offer any OmniSky securities to OmniSky and then to us and 3Com before selling the securities to a third party. This agreement also allows us and 3Com to sell a pro rata portion of our stock to a third party along with the management team if the right
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of first refusal is not exercised. We and 3Com have also agreed that before either of us sells any shares of Series A Preferred Stock to an unrelated third party, we would first offer the other (or any other holders of Series A Preferred Stock) those shares on a pro rata basis and then offer their shares to OmniSky.

     Aether, 3Com and OmniSky's management are each entitled to appoint one director to OmniSky's board of directors. OmniSky's board of directors currently includes: David S. Oros, our chairman, chief executive officer and president and Janice M. Roberts, who is one of our directors. We have entered into a voting agreement with 3Com and OmniSky's management in which each of the parties has agreed to vote in favor of each of the directors named by Aether, 3Com and OmniSky's management until the earliest of (1) OmniSky's completion of an initial public offering of at least $15 million, (2) OmniSky's completion of a sale of substantially all of the assets of OmniSky or the transfer of more than 50% of the voting power of OmniSky or (3) the parties' termination of the agreement. OmniSky cannot take certain major corporate actions, such as selling the company or issuing securities with rights and preferences senior to the Series A Preferred Stock, without the approval of holders of two-thirds of the Series A Preferred Stock.

     On August 9, 1999, we entered into a letter agreement with OmniSky under which we have agreed to provide OmniSky, for a period of ten months from the date of the letter agreement, engineering services for the design and development of its proposed systems and services. The letter agreement originally provided that OmniSky will pay us $250,000 per month for these services but we subsequently amended it to be on a time and materials basis. In addition, they paid us $500,000 for work performed prior to the date of the letter agreement. Additionally, for a period of five years from the date of the letter agreement, OmniSky has agreed to provide us the right to resell OmniSky's basic package of services. We also have a right of first refusal for development of all investment banking and brokerage applications for OmniSky for a period of two years from the date of the letter agreement, subject to approval of the company for whom the service is developed.

     In October 1999, we agreed to purchase 25,000 Minstrel V modems from OmniSky for a price per modem of $230, which was OmniSky's cost. OmniSky has an exclusive buying arrangement with Novatel for Minstrel V modems, which runs through March 2000. We have paid for 20,000 of the 25,000 modems in two installments: $1,400,000 on October 15, 1999 and $3,200,000 on November 15, 1999. The modems are being delivered to us through April of 2000.

RIVERBED

     On February 9, 2000, we entered into a merger agreement with Riverbed for an aggregate of 5.4 million shares of our common stock. We agreed to issue 4,537,286 million shares in exchange for the outstanding shares of Riverbed capital stock and to reserve an additional 862,480 shares of our common stock for issuance upon exercise of options issued to Riverbed employees. Immediately after the closing, E. Wayne Jackson, the chairman and chief executive officer of Riverbed, will become the president of our software products group and a director of Aether and Robin T. Vasan, a director of Riverbed, will become a director of Aether. In addition, Mr. Jackson will enter into an employment agreement which includes a provision restricting him from competing with us or Riverbed, for one year following his termination. As part of the closing, licensing fees for our AIM software platform that have been incurred by Riverbed will no longer be payable.

REUTERS

     On February 8, 2000, we entered into a letter of intent with Reuters under which we will contribute $100 million for 60% of a new European company. Under the letter of intent, Reuters will own the remaining 40% through a contribution of assets and $22 million in cash. David S. Oros, our chief executive officer, will serve as chairman and interim chief executive officer of the new company. This letter of intent is non-binding, and there is no assurance that we will successfully complete definitive documentation with respect to this transaction.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information with respect to beneficial ownership of our common stock as of February 29, 2000 (assuming completion of the Riverbed acquisition), and as adjusted to reflect the sale of 2,307,969 shares of common stock offered in the concurrent common stock offering (assuming no exercise of the over-allotment option) and the closing of the Riverbed acquisition, as to:


     - each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock;

     - each stockholder selling shares of our common stock in the concurrent common stock offering;

     - each of our directors and persons we have identified will become directors;

     - each of the executive officers named in the summary compensation table;
       and

     - all our directors and executive officers as a group.


     Except as indicated in the footnotes to this table and under applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Options exercisable on or before April 30, 2000, are included as shares beneficially owned. For the purposes of calculating percent ownership as of February 29, 2000, 32,191,920 shares were issued and outstanding (assuming completion of the Riverbed acquisition) and, for any individual who beneficially owns shares represented by options exercisable on or before April 30, 2000, these shares are treated as if outstanding for that person, but not for any other person. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Aether Systems, Inc., 11460 Cronridge Drive, Owings Mills, Maryland 21117.



                                         BENEFICIAL OWNERSHIP OF      SHARES TO BE     BENEFICIAL OWNERSHIP OF
                                      SHARES BEFORE THE CONCURRENT      SOLD IN      SHARES AFTER THE CONCURRENT
                                          COMMON STOCK OFFERING        CONCURRENT       COMMON STOCK OFFERING
                                      -----------------------------   COMMON STOCK   ---------------------------
          NAME AND ADDRESS               NUMBER           PERCENT      OFFERING**       NUMBER        PERCENT
          ----------------            -------------      ----------   ------------   ------------   ------------
DIRECTORS AND EXECUTIVE OFFICERS:
David S. Oros(1)....................    7,724,168           23.4%          30,000      7,524,376          21.3%
George M. Davis(2)..................      175,000               *          30,000        145,000              *
Dale R. Shelton(3)..................      150,000               *          30,000        120,000              *
David C. Reymann....................       39,583               *          15,000         24,583              *
Brian W. Keane......................       41,667               *          15,000         26,667              *
David K. Rensin(4)..................      228,523               *           5,119        223,404              *
  c/o Riverbed Technologies, Inc.
  2070 Chain Bridge Road
  Vienna, VA 22182
Frank A. Bonsal, Jr.(5).............       42,250               *               0         42,250              *
  1119 St. Paul Street
  Baltimore, MD 21202
J. Carter Beese(6)..................       77,500               *               0         77,500              *
Mark D. Ein(7)......................      217,500               *               0        217,500              *
E. Wayne Jackson III(8).............      233,657               *          20,000        213,583              *
  6608 Corine Court
  Columbia, MD 21044
Rahul C. Prakash(9).................        2,000               *               0          2,000              *
  c/o Telcom Ventures, L.L.C.
  211 N. Union St., Suite 300
  Alexandria, VA 22314
Janice M. Roberts(10)...............            0               *               0              0              *
  c/o 3Com Corporation
  5400 Bayfront Plaza
  Santa Clara, CA 95952

                                         BENEFICIAL OWNERSHIP OF      SHARES TO BE     BENEFICIAL OWNERSHIP OF
                                      SHARES BEFORE THE CONCURRENT      SOLD IN      SHARES AFTER THE CONCURRENT
                                          COMMON STOCK OFFERING        CONCURRENT       COMMON STOCK OFFERING
                                      -----------------------------   COMMON STOCK   ---------------------------
          NAME AND ADDRESS               NUMBER           PERCENT      OFFERING**       NUMBER        PERCENT
          ----------------            -------------      ----------   ------------   ------------   ------------
Dr. Rajendra Singh(11)..............    7,026,948           21.8%               0      6,851,274          19.8%
  c/o Telcom Ventures, L.L.C.
  211 N. Union St., Suite 300
  Alexandria, VA 22314
George P. Stamas(12)................       11,250               *           5,000          6,250              *
  c/o DeutscheBanc Alex. Brown
  One South Street
  Baltimore, MD 21202
Robin T. Vasan(13)..................            0               *               0              0              *
  c/o Mayfield Fund
  2800 Sand Hill Road
  Menlo Park, CA 94025
Devin N. Wenig......................            0               *               0              0              *
  c/o Reuters America, Inc.
  1700 Broadway, 2nd Floor
  New York, NY 10019
Thomas E. Wheeler(14)...............       47,500               *               0         47,500              *
All directors and executive officers
  as a group
  (18 persons)(15)..................   16,017,544           44.8%         150,119     15,521,811          39.1%
5% STOCKHOLDERS:
3Com Corporation(16)................    2,643,665            8.2%               0      2,643,665           7.6%
  5400 Bayfront Plaza
  Santa Clara, CA 95052
NexGen Technologies, L.L.C.(17).....    6,791,668           21.1%         169,792      6,621,876          19.1%
Pyramid Ventures, Inc.(18)..........    1,995,325            6.2%          49,883      1,945,442           5.6%
  One Bankers Trust Plaza
  130 Liberty Street
  New York, NY 10006
Reuters MarketClip Holdings             2,828,055            8.8%               0      2,828,055           8.2%
  Sarl(19)..........................
  c/o Reuters America, Inc.
  1700 Broadway, 2nd Floor
  New York, NY 10019
Telcom-ATI Investors, L.L.C.(20)....    7,026,948           21.8%         175,674      6,851,274          19.8%
  211 N. Union St., Suite 300
  Alexandria, VA 22314


---------------
  *  Less than 1%.

 ** Shares set forth in this column are shares to be sold by the person named and do not include shares over which the named person has indirect beneficial ownership.

 (1) Includes 6,791,668 shares owned by NexGen Technologies, L.L.C. over which Mr. Oros exercises voting and investment control by virtue of his position as Managing Member of NexGen. Also includes warrants to purchase 932,500 shares of common stock.

 (2) Includes vested options to purchase 125,000 shares of common stock and warrants to purchase 50,000 shares of common stock.

 (3) Includes vested options to purchase 112,500 shares of common stock and warrants to purchase 37,500 shares of common stock.


 (4) Includes options to purchase 23,743 shares exercisable on or before April 30, 2000 that Mr. Rensin will acquire upon completion of the acquisition of Riverbed.

 (5) The amount shown excludes approximately 18,170 shares in which Mr. Bonsal has an indirect interest as a result of his non-voting limited liability company membership interest in Telcom-ATI Investors and excludes the indirect interest Mr. Bonsal has in 6,713 shares Telcom-ATI Investors has the right the acquire.



 (6) The amount shown excludes approximately 103,825 shares in which Mr. Beese has an indirect interest as a result of his non-voting limited liability company membership interest in Telcom-ATI Investors and excludes the indirect interest Mr. Beese has in 38,355 shares Telcom-ATI Investors has the right to acquire.



 (7) Includes warrants to purchase 100,000 shares of common stock and warrants to purchase 17,500 shares of common stock at $4 per share.



 (8) Includes 2,972 shares owned by his wife, Cynthia L. Jackson and options to purchase 34,823 shares exercisable on or before April 30, 2000 that Mr. Jackson will acquire upon completion of the acquisition of Riverbed.



 (9) Mr. Prakash, the president of Telcom-ATI Investors, (which is controlled by Telcom Ventures, LLC), disclaims beneficial ownership of the 5,151,948 shares owned by Telcom-ATI Investors including approximately 52,000 shares in which he has an indirect interest as a result of his option to acquire a non-voting limited liability company membership interest in Telcom-ATI Investors and the indirect interest Mr. Prakash has in approximately 19,000 shares Telcom-ATI Investors has the right to acquire.



(10) Ms. Roberts is senior vice president global marketing and business development of 3Com Corp. and president of 3Com Ventures. Ms. Roberts disclaims beneficial ownership of shares held by 3Com Corp.



(11) Includes 5,151,948 shares owned by Telcom-ATI Investors and entities it controls, and an additional 1,875,000 shares which Telcom-ATI Investors has the right to acquire over which Dr. Singh exercises voting and investment control by virtue of his position as chairman and chief executive officer of Telcom-ATI Investors.



(12) Includes vested options to purchase 11,250 shares of common stock. The amount shown excludes approximately 15,572 shares in which Mr. Stamas has an indirect interest as a result of his non-voting limited liability company membership interest in Telcom-ATI Investors and excludes the indirect interest Mr. Stamas has in 5,753 shares Telcom-ATI Investors has the right to acquire. Mr. Stamas also disclaims beneficial ownership of the 1,995,325 shares beneficially owned by Pyramid Ventures, Inc., an affiliate of Deutsche Banc Alex. Brown.



(13) Mr. Vasan is a partner with Mayfield Fund. Mr. Vasan disclaims beneficial ownership of shares held by Mayfield Fund except to the extent of any pecuniary interest.



(14) Includes vested options to purchase 37,500 shares of common stock. Also includes 5,000 shares owned by the Carol and Tom Wheeler Foundation of which Mr. Wheeler is the trustee.



(15) Includes all the shares and options identified above and options for 20,833 shares and 62,500 shares issuable upon exercise of options exercisable by April 30, 2000.



(16) Includes vested warrants to purchase 143,665 shares of common stock.



(17) Prior to the closing of this offering, Telcom-ATI Investors, L.L.C. intends to exercise its option to acquire 1,875,000 shares of common stock currently held by NexGen. Excluding these shares, the percentage of shares held by NexGen would be 15.3% before the offering and 13.8% after the offering.



(18) Pyramid Ventures, Inc. is an indirect wholly-owned subsidiary of DeutscheBank AG.



(19) Reuters MarketClip Holdings Sarl is an indirect wholly-owned subsidiary of Reuters Group PLC.



(20) Includes an option to acquire 1,875,000 shares of common stock from NexGen at a price of $1.92 per share. Telcom intends to exercise its option prior to the closing of this offering.

                              DESCRIPTION OF NOTES

     The notes will be issued under the Indenture (the "Indenture") between
Aether Systems, Inc. and                , as trustee (the "Trustee"). We have
filed the form of the Indenture as an exhibit to the registration statement. A copy of the form of Indenture also will be made available to prospective investors in the notes upon request to us and will be available for inspection during normal business hours at the corporate trust office of the Trustee.

     We have described material provisions of the Indenture below. This summary is not complete. We urge you to read the Indenture because it defines your rights as a holder of the notes. Terms not defined in this description have the meanings given them in the Indenture. In this section, "Aether," "we" and "us" each refers only to Aether Systems, Inc. and not to any of its subsidiaries.

GENERAL

     The notes will be unsecured, subordinated obligations of Aether in an aggregate principal amount of $200,000,000 (plus an aggregate principal amount of $30,000,000 if the underwriters' over-allotment option is exercised in full),
and will mature on                , 2005. The principal amount of each note is
$1,000 and will be payable at the office of the Paying Agent, which initially will be the Trustee, or an office or agency maintained by us for that purpose in the Borough of Manhattan, City of New York.

     The notes will bear interest at the rate of      % per annum on the
principal amount from the date of issuance of the notes, or from the most recent date on which interest has been paid or provided for until the notes are paid in full or funds are made available for payment in full of the notes in accordance with the Indenture. Interest will be payable at the date of maturity (or earlier purchase, redemption or, in some circumstances, conversion) and semiannually on
               and                of each year (each an "Interest Payment
Date"), commencing on                , 2000, to holders of record at the close
of business on the                and                (whether or not a business
day) immediately preceding each Interest Payment Date (each a "Regular Record Date"). Each payment of interest on the notes will include interest accrued through the day before the applicable Interest Payment Date or the date of maturity (or earlier purchase, redemption or, in some circumstances, conversion), as the case may be. Any payment of principal and cash interest required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months. We currently expect to fund interest payments through proceeds from this offering and the concurrent offering of shares of our common stock. We cannot assure you that these offerings will be accomplished on terms advantageous to us, or at all, or that alternative sources of financing will be available to fund the interest payments.

     In the event of the maturity, conversion, purchase by us at the option of a holder or redemption of a note, interest will cease to accrue on that note, under the terms and subject to the conditions of the Indenture. We may not reissue a note that has matured or been converted, redeemed or otherwise canceled, except for registration of transfer, exchange or replacement of that note.

     You may present the notes for conversion at the office of the Conversion Agent and for exchange or registration of transfer at the office of the Registrar. Each of these agents will initially be the Trustee.

     The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Indebtedness (defined below) or the issuance or repurchase of securities by us. The Indenture contains no covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a change in control, except to the extent described below under "-- Change in Control Permits Purchase of Notes at the Option of the Holder."

SUBORDINATION

     The notes will be our unsecured obligations and will be subordinated in right of payment, as provided in the Indenture, to the prior payment in full in cash or other payment satisfactory to holders of Senior Indebtedness, of all our existing and future Senior Indebtedness.

     At February 29, 2000, we had approximately $19.0 million of senior indebtedness outstanding which we incurred in connection with our acquisition of LocusOne. The notes will also be subordinate to approximately $360,000 of senior indebtedness which will be incurred by one of our subsidiaries in connection with our acquisition of Riverbed. The Indenture does not restrict the incurrence by us or our subsidiaries of indebtedness or other obligations.


     The term "Senior Indebtedness" means the principal, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and all other amounts owed in respect of all our Indebtedness (defined below), whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions, refinancings, replacements, restatements or refundings of, or amendments, modifications or supplements to, the foregoing, except for:

     - any such Indebtedness the terms of which expressly provide that such Indebtedness shall not be senior in right of payment to the notes

     - any such Indebtedness that is by its terms subordinated to or pari passu with the notes, and

     - any Indebtedness between or among us or any of our subsidiaries, a majority of the voting stock of which we directly or indirectly own, or our affiliates, including all other debt securities and guarantees in respect of those debt securities issued to any trust, or trustees of any trust, partnership or other entity affiliated with us that is, directly or indirectly, a financing vehicle used by us in connection with the issuance by that financing vehicle of preferred securities or other securities that rank pari passu with, or junior to, the notes.

     The term "Indebtedness" means, with respect to any person:

     - all indebtedness, obligations and other liabilities, contingent or otherwise, of that person for borrowed money (including obligations of that person in respect of overdrafts, foreign exchange contracts, currency exchange or similar agreements, interest rate protection, hedging or similar agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of that person or to only a portion thereof), other than any account payable or other accrued current liability or obligation, in each case incurred in the ordinary course of business in connection with the obtaining of materials or services

     - all reimbursement obligations and other liabilities, contingent or otherwise, of that person with respect to letters of credit, bank guarantees, bankers' acceptances, security purchase facilities or similar credit transactions

     - all obligations and liabilities, contingent or otherwise, in respect of deferred and unpaid balances on any purchase price of any property

     - all obligations and liabilities, contingent or otherwise, in respect of leases of that person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of that person and all obligations and other liabilities, contingent or otherwise, under any lease or related document, including, without limitation, the balance deferred and unpaid on any purchase price of any property and a purchase agreement, in connection with the lease of real property which provides that that person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of that person under that lease or related document to purchase or to cause a third party to purchase that leased property

     - all obligations of that person, contingent or otherwise, with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement

     - all direct or indirect guarantees or similar agreements by that person in respect of, and obligations or liabilities, contingent or otherwise, of that person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in the above clauses

     - any indebtedness, or other obligations described in the above clauses secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by that person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by that person, and

     - any and all deferrals, renewals, extensions, refinancings, replacements, restatements and refundings of, or amendments, modifications or supplements to, or any indebtedness or obligation issued in exchange for, any indebtedness, obligation or liability of the kind described in the above clauses.

     Any Senior Indebtedness will continue to be Senior Indebtedness and will be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any of its terms.

     By reason of the application of the subordination provisions, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of our assets:

     - the holders of the notes are required to pay over their share of that distribution to the trustee in bankruptcy, receiver or other person distributing our assets for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all holders of Senior Indebtedness in full in cash or other payment satisfactory to the holders of Senior Indebtedness, and

     - unsecured creditors of ours who are not holders of notes or holders of Senior Indebtedness of ours may recover less, ratably, than holders of Senior Indebtedness of ours, and may recover more, ratably, than the holders of notes.

     In addition, we may not pay the principal amount, the Change in Control Purchase Price (defined below), any redemption amounts or interest with respect to any notes, and we may not acquire any notes for cash or property, except as provided in the Indenture, if:

     (1) any payment default on any Senior Indebtedness has occurred and is continuing beyond any applicable grace period or

     (2) any default, other than a payment default, with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity of that Senior Indebtedness and that default is either the subject of judicial proceedings or we receive a written notice of that default (a "Senior Indebtedness Default Notice").

     Notwithstanding the foregoing, payments with respect to the notes may resume and we may acquire notes for cash when:

     (a) the default with respect to the Senior Indebtedness is cured or waived or ceases to exist or

     (b) in the case of a default described in (2) above, 179 or more days pass after notice of the default is received by us, provided that the terms of the Indenture otherwise permit the payment or acquisition of the notes at that time.

     If we receive a Senior Indebtedness Default Notice, then a similar notice received within nine months after receiving that Senior Indebtedness Default Notice relating to the same default on the same issue of Senior Indebtedness will not be effective to prevent the payment or acquisition of the notes as provided above. In addition, no payment may be made on the notes if any notes are declared due and payable prior to their Stated Maturity by reason of the occurrence of an Event of Default until the earlier of:

     - 120 days after the date of acceleration of the maturity of that Senior Indebtedness or

     - the payment in full of all Senior Indebtedness but only if payment on the notes is then otherwise permitted under the terms of the Indenture.

     Upon any payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all the Senior Indebtedness will first be entitled to receive payment in full, in cash or other payment satisfactory to the holders of Senior Indebtedness, of all amounts due or to become due on that Senior Indebtedness, or payment of those amounts must have been provided for, before the holders of the notes will be entitled to receive any payment or distribution with respect to any notes.

     The notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be subject to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we ourselves are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

CONVERSION RIGHTS

     A holder of a note is entitled to convert it into shares of common stock at any time on or before maturity, provided, that if a note is called for redemption, the holder is entitled to convert it at any time before the close of business on the redemption date. A note in respect of which a holder has delivered a Change in Control Purchase Notice (defined below) exercising that holder's option to require us to purchase that holder's note, may be converted only if the Change in Control Purchase Notice is withdrawn by a written notice of withdrawal delivered by the holder to the Paying Agent prior to the close of business on the Change in Control Purchase Date, in accordance with the terms of the Indenture.

     The initial conversion price for the notes is $     per share of common
stock, which is equal to a Conversion Rate of                shares per $1,000
principal amount of notes. The Conversion Rate is subject to adjustment upon the occurrence of some events described below. A holder otherwise entitled to a fractional share of common stock will receive cash in an amount equal to the market value of that fractional share based on the closing sale price on the trading day immediately preceding the Conversion Date. A holder may convert a portion of that holder's notes so long as that portion is $1,000 principal amount or an integral multiple of $1,000.

     To convert a note, a holder must:

     - complete and manually sign the conversion notice on the back of the note, or complete and manually sign a facsimile of the note, and deliver the conversion notice to the Conversion Agent, initially the Trustee, at the office maintained by the Conversion Agent for that purpose

     - surrender the note to the Conversion Agent

     - if required, furnish appropriate endorsements and transfer documents, and

     - if required, pay all transfer or similar taxes.

     Under the Indenture, the date on which all of these requirements have been satisfied is the Conversion Date.

     Upon conversion of a note, a holder will not receive, except as provided below, any cash payment representing accrued interest on the note. Our delivery to the holder of the fixed number of shares of common stock into which the note is convertible, together with any cash payment to be made instead of any fractional shares, will satisfy our obligation to pay the principal amount of the note, and the accrued and unpaid interest to the Conversion Date. Thus, the accrued but unpaid interest to the Conversion Date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued but unpaid cash interest will be payable upon any conversion of notes at the option of the holder made concurrently with or after acceleration of the notes following an Event of Default described under "-- Events of Default" below. Notes surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on that Interest Payment Date, except notes to be redeemed on a date within that period, must be accompanied by payment of an amount equal to the interest on the surrendered notes that the registered holder is to receive. Except where notes surrendered for conversion must be accompanied by payment as described above, no interest on converted notes will be payable by us on any Interest Payment Date subsequent to the date of conversion. The Conversion Rate will not be adjusted at any time during the term of the notes for accrued interest.


     A certificate for the number of full shares of common stock into which any note is converted, and any cash payment to be made instead of any fractional shares, will be delivered as soon as practicable, but in any event no later than the seventh business day following the Conversion Date. For a summary of the U.S. federal income tax treatment of a holder receiving common stock upon conversion, see "U.S. Federal Income Tax Considerations to U.S.
Holders -- Conversion of Notes" on page 93.


     The Conversion Rate is subject to adjustment in some events, including:

     - the issuance of shares of common stock as a dividend or a distribution with respect to common stock

     - subdivisions and combinations of common stock

     - the issuance to all holders of common stock of rights or warrants entitling them, for a period not exceeding 45 days, to subscribe for shares of our common stock at less than the current market price as defined in the Indenture

     - the distribution to holders of common stock of evidences of our indebtedness, securities or capital stock, cash or assets, including securities, but excluding common stock distributions covered above, those rights, warrants, dividends and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations resulting in a reclassification, conversion, exchange or cancellation of common stock covered in a Transaction adjustment described below

     - the payment of dividends and other distributions on common stock paid exclusively in cash, if the aggregate amount of these dividends and other distributions, when taken together with:

        - other all-cash distributions made within the preceding 12 months not triggering a Conversion Rate adjustment and

        - any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for the common stock concluded within the preceding 12 months not triggering a Conversion Rate adjustment, exceeds 10% of our aggregate market capitalization on the date of the payment of those dividends and other distributions. The aggregate market capitalization is the product of the current market price of common stock as of the trading day immediately preceding the date of declaration of the applicable dividend multiplied by the number of shares of common stock then outstanding and

     - payment to holders of common stock in respect of a tender or exchange offer, other than an odd-lot offer, by us or one of our subsidiaries for common stock as of the trading day next succeeding the last date tenders or exchanges may be made pursuant to a tender or exchange offer by us or one of our subsidiaries, which involves an aggregate consideration that, together with:

        - any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for the common stock concluded within the preceding 12 months not triggering a Conversion Rate adjustment and

        - the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months not triggering a Conversion Rate adjustment,

       exceeds 10% of our aggregate market capitalization.

     Notwithstanding the foregoing, adjustment is not necessary if holders may participate in the transactions otherwise giving rise to an adjustment on a basis and with notice that our Board of Directors determines to be fair and appropriate, or in some other cases specified in the Indenture. No adjustment in the Conversion Rate will be required unless it would require a change of at least 1% in the Conversion Rate then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The Indenture permits us to increase the Conversion Rate from time to time.

     In the event that we become a party to any transaction, including, and with some exceptions:

     - any recapitalization or reclassification of the common stock

     - any consolidation of us with, or merger of us into, any other Person, or any merger of another Person into us

     - any sale, transfer or lease of all or substantially all of our assets or

     - any compulsory share exchange

pursuant to which the common stock is converted into the right to receive other securities, cash or other property (each of the above being referred to as a "Transaction"), then the holders of notes then outstanding will have the right to convert the notes only into the kind and amount of securities, cash or other property receivable upon the consummation of that Transaction by a holder of the number of shares of common stock issuable upon conversion of those notes immediately prior to that Transaction.

     In the case of a Transaction, each note will become convertible into the securities, cash or property receivable by a holder of the number of shares of the common stock into which the note was convertible immediately prior to that Transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the notes in the future. For example, if we were acquired in a cash merger, each note would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.


     In the event of a taxable distribution to holders of common stock which results in an adjustment of the Conversion Rate, or in which holders otherwise participate, or in the event the Conversion Rate is increased at our discretion, the holders of the notes may, in some circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. Moreover, in some other circumstances, the absence of an adjustment to the Conversion Rate may result in a taxable dividend to holders of common stock. See "U.S. Federal Income Tax Considerations to U.S. Holders -- Ownership and Disposition of Common Stock -- Adjustment of Conversion Rate" on page 94.


PROVISIONAL REDEMPTION

     We may redeem the notes, in whole or in part, at any time prior to
                 , 2003, at a redemption price equal to $1,000 per $1,000 principal amount of notes to be redeemed plus accrued and unpaid interest, if any, to the provisional redemption date if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of mailing of the provisional redemption notice (which date shall be no more than 60 nor less than 30 days prior to the provisional redemption date).

     Upon any provisional redemption, we will make an additional payment in cash with respect to the notes called for redemption to holders on the notice date in
an amount equal to $     per $1,000 principal amount of notes, less the amount
of any interest actually paid on the notes prior to the notice date. WE WILL BE OBLIGATED TO MAKE THIS ADDITIONAL PAYMENT ON ALL NOTES CALLED

FOR PROVISIONAL REDEMPTION, INCLUDING ANY NOTES CONVERTED AFTER THE NOTICE DATE AND BEFORE THE PROVISIONAL REDEMPTION DATE.

REDEMPTION OF NOTES AT OUR OPTION

     There is no sinking fund for the notes. On and after                  ,
2003, we will be entitled to redeem the notes for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60 days' notice of redemption given by mail to holders of notes, unless a shorter notice is satisfactory to the Trustee, at the redemption prices set out below plus accrued cash interest to the redemption date. Any redemption of the notes must be in integral multiples of $1,000 principal amount.

     The table below shows redemption prices of a note per $1,000 principal amount if redeemed during the twelve-month periods described below.

PERIOD                                                        REDEMPTION PRICE
------                                                        ----------------
            , 2003 through             , 2004...............          %
Thereafter..................................................          %

     If fewer than all of the notes are to be redeemed, the Trustee will select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and that holder converts a portion of those notes prior to the redemption, the converted portion will be deemed, solely for purposes of determining the aggregate principal amount of the notes to be redeemed by us, to be of the portion selected for redemption.

CHANGE IN CONTROL PERMITS PURCHASE OF NOTES AT THE OPTION OF THE HOLDER

     In the event of any Change in Control (defined below) of Aether, each holder of notes will have the right, at the holder's option, subject to the terms and conditions of the Indenture, to require us to purchase all or any part, provided that the principal amount must be $1,000 or an integral multiple of $1,000, of the holder's notes. Each holder of notes will have the right to require us to make that purchase on the date that is 45 business days after the occurrence of the Change in Control (the "Change in Control Purchase Date") at a price equal to 100% of the principal amount of that holder's notes plus accrued interest to the Change in Control Purchase Date (the "Change in Control Purchase Price").

     We may, at our option, instead of paying the Change in Control Purchase Price in cash, pay the Change in Control Purchase Price in our common stock valued at 95% of the average of the closing sales prices of our common stock for the five trading days immediately preceding and including the third day prior to the Change in Control Date. We cannot pay the Change in Control Purchase Price in common stock unless we satisfy the conditions as described in the Indenture.

     Within 15 business days after the Change in Control, we will mail to the Trustee and to each holder, and to beneficial owners as required by applicable law, a notice regarding the Change in Control, which will state, among other things:

     - the date of the Change in Control and, briefly, the events causing the Change in Control

     - the date by which the Change in Control Purchase Notice (defined below) must be given

     - the Change in Control Purchase Date

     - the Change in Control Purchase Price and method of payment

     - the name and address of the Paying Agent and the Conversion Agent

     - the Conversion Rate and any adjustments to the Conversion Rate

     - the procedures that holders must follow to exercise these rights

     - the procedures for withdrawing a Change in Control Purchase Notice

     - that holders who want to convert notes must satisfy the requirements provided in the notes, and

     - briefly, the conversion rights of holders of notes.

     We will cause a copy of the notice regarding the Change in Control to be published in The Wall Street Journal or another daily newspaper of national circulation.

     To exercise the purchase right, the holder must deliver written notice of the exercise of the purchase right (a "Change in Control Purchase Notice") to the Paying Agent or an office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York, prior to the close of business, on the Change in Control Purchase Date. Any Change in Control Purchase Notice must state:

     - the name of the holder

     - the certificate numbers of the notes to be delivered by the holder of those notes for purchase by us

     - the portion of the principal amount of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000, and

     - that the notes are to be purchased by us pursuant to the applicable provisions of the notes.

     A holder may withdraw any Change in Control Purchase Notice by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Change in Control Purchase Date. The notice of withdrawal must state the principal amount and the certificate numbers of the notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to a Change in Control Purchase Notice.

     Payment of the Change in Control Purchase Price for a note for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the Paying Agent or an office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York, at any time, whether prior to, on or after the Change in Control Purchase Date, after the delivery of the Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for the note will be made promptly following the later of the business day following the Change in Control Purchase Date and the time of delivery of the note. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change in Control Purchase Price of that note on the business day following the Change in Control Purchase Date, then, immediately after the Change in Control Purchase Date, that note will cease to be outstanding and interest on that note will cease to accrue and will be deemed paid, whether or not that note is delivered to the Paying Agent, and all other rights of the holder will terminate, other than the right to receive the Change in Control Purchase Price upon delivery of that note.

     Under the Indenture, a "Change in Control" of Aether is deemed to have occurred upon the occurrence of any of the following events:

     - any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of our total outstanding voting stock, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans.

     - we consolidate with, or merge with or into another Person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any Person, or any Person consolidates with or merges with or into us, in any such event pursuant to a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, other than where:

        - our voting stock is not converted or exchanged at all, except to the extent necessary to reflect a change in our jurisdiction of incorporation, or is converted into or exchanged for voting stock, other than Redeemable Capital Stock (defined below), of the surviving or transferee corporation and

        - immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding voting stock of the surviving or transferee corporation

     - during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our Board of Directors (together with any new directors whose election to such Board of Directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our Board of Directors then in office or

     - our stockholders pass a special resolution approving a plan of liquidation or dissolution.

     "Redeemable Capital Stock" means any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final stated maturity of the notes or is redeemable at the option of the holder of the notes at any time prior to such final stated maturity, or is convertible into or exchangeable for debt securities at any time prior to such final stated maturity. Redeemable Capital Stock will not include any common stock the holder of which has a right to put to us upon some terminations of employment.

     The Indenture does not permit the Board of Directors to waive our obligation to purchase notes at the option of a holder in the event of a Change in Control of Aether.

     We will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable, and will file Schedule 13E-4 or any other schedule required under the Exchange Act in connection with any offer by us to purchase notes at the option of the holders of notes upon a Change in Control. In some circumstances, the Change in Control purchase feature of the notes may make more difficult or discourage a takeover of us and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is the result of negotiations between us and the underwriters.

     If a Change in Control were to occur, we cannot assure you that we would have funds sufficient to pay the Change in Control Purchase Price for all of the notes that might be delivered by holders seeking to exercise the purchase right, because we or our subsidiaries might also be required to prepay some indebtedness or obligations having financial covenants with change of control provisions in favor of the holders of that indebtedness or those obligations. In addition, our other indebtedness may have cross-default provisions that could be triggered by a default under the Change in Control provisions thereby possibly accelerating the maturity of that other indebtedness. In that case, the holders of the notes would be subordinated to the prior claims of the holders of other indebtedness having cross-default provisions. In addition, our ability to purchase the notes with cash may be limited by the terms of our then-existing borrowing agreements. No notes may be purchased pursuant to the provisions described above if there has occurred and is continuing an Event of Default described under "-- Events of Default" below (other than a default in the payment of the Change in Control Purchase Price with respect to those notes).

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We, without the consent of any holders of outstanding notes, are entitled to consolidate with or merge into or transfer or lease our assets substantially as an entirety to, any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof (each a "Person"), and any Person is entitled to consolidate with or merge into, or transfer or lease its assets substantially as an entirety to us, provided that:

     - the Person, if other than us, formed by a consolidation or into which we are merged or the Person which acquires or leases our assets substantially as an entirety is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction and expressly assumes our obligations on the notes and under the Indenture

     - immediately after giving effect to the consolidation, merger, transfer or lease, no Event of Default (defined below), and no event which, after notice or lapse of time or both, would become an Event of Default, happened and is continuing, and

     - an officer's certificate and an opinion of counsel, each stating that the consolidation, merger, transfer or lease complies with the provisions of the Indenture, have been delivered by us to the Trustee.

EVENTS OF DEFAULT

     The Indenture provides that, if an Event of Default specified in the Indenture occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of, and accrued interest to the date of that declaration, on all the notes to be immediately due and payable. In the case of some events of bankruptcy or insolvency, the principal amount of, and accrued interest on all the notes to the date of the occurrence of that event, will automatically become and be immediately due and payable. Upon any acceleration of the payment of principal amount and accrued interest, the subordination provisions of the Indenture will preclude any payment being made to holders of notes until the earlier of:

     - 120 days or more after the date of that acceleration and

     - the payment in full of all Senior Indebtedness,

but only if such payment is then otherwise permitted under the terms of the Indenture. See "-- Subordination."

     Under some circumstances, the holders of a majority in aggregate principal amount of the outstanding notes may rescind any acceleration with respect to the notes and its consequences.

     Interest will accrue and be payable on demand upon a default in:

     - the payment of:

        - principal and interest when due

        - redemption amounts or

        - Change in Control Purchase Price

     - the delivery of shares of common stock to be delivered on conversion of notes or

     - the payment of cash in lieu of fractional shares to be paid on conversion of notes in each case to the extent that the payment of interest which is due, is legally enforceable.

     Under the Indenture, Events of Default include:

     - default in payment of the principal amount, interest when due (if that default in payment of interest continues for 30 days), any redemption amounts or the Change in Control Purchase Price with respect to any note, when that principal amount, interest, redemption amount or Change in Control Purchase Price becomes due and payable (whether or not that payment is prohibited by the provisions of the Indenture)

     - failure by us to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock, or cash instead of fractional shares, are required to be delivered following conversion of a note, and that default continues for 10 days

     - failure by us to comply with any of our other agreements in the notes or the Indenture upon the receipt by us of notice of that default from the Trustee or from holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure that default within 60 days after our receipt of that notice

     - default under any bond, note or other evidence of indebtedness for money borrowed by us having an aggregate outstanding principal amount in excess of $10 million, which default shall have resulted in that indebtedness being accelerated, without that indebtedness being discharged or that acceleration having been rescinded or annulled within 30 days after our receipt of the notice of default from the Trustee or receipt by us and the Trustee of the notice of default from the holders of not less than 25% in aggregate principal amount of the notes then outstanding, unless that default has been cured or waived or

     - some events of bankruptcy or insolvency.

     The Trustee will, within 90 days after the occurrence of any default, mail to all holders of the notes notice of all defaults of which the Trustee is aware, unless those defaults have been cured or waived before the giving of that notice. The Trustee may withhold notice as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders. The term default for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to the notes.

     The holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that the direction must not be in conflict with any law or the Indenture and the direction is subject to some other limitations. The Trustee may refuse to perform any duty or exercise any right or power or extend or risk its own funds or otherwise incur any financial liability unless it receives indemnity satisfactory to it against any loss, liability or expense. No holder of any note will have any right to pursue any remedy with respect to the Indenture or the notes, unless:

     - that holder has previously given the Trustee written notice of a continuing Event of Default

     - the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the Trustee to pursue the relevant remedy

     - the holder giving that written notice has, or the holders making that written request have, offered to the Trustee reasonable security or indemnity against any loss, liability or expense satisfactory to it

     - the Trustee has failed to comply with the request within 60 days after receipt of that notice, request and offer of security or indemnity, and

     - the holders of a majority in aggregate principal amount of the outstanding notes have not given the Trustee a direction inconsistent with that request within 60 days after receipt of that request.

     The right of any holder:

     - to receive payment of principal, any redemption amounts, the Change in Control Purchase Price or interest in respect of the notes held by that holder on or after the respective due dates expressed in the notes

     - to convert those notes or

     - to bring suit for the enforcement of any payment of principal, any redemption amounts, the Change in Control Purchase Price or interest in respect of those notes held by that holder on or after the respective due dates expressed in the notes, or the right to convert, will not be impaired or adversely affected without that holder's consent.

     The holders of a majority in aggregate principal amount of notes at the time outstanding may waive any existing default and its consequences except:

     - any default in any payment on the notes

     - any default with respect to the conversion rights of the notes or

     - any default in respect of the covenants or provisions in the Indenture which may not be modified without the consent of the holder of each note as described in "-- Modification, Waiver and Meetings" below.

     When a default is waived, it is deemed cured and will cease to exist, but that waiver does not extend to any subsequent or other default or impair any consequent right.

     We will be required to furnish to the Trustee annually a statement as to any default by us in the performance and observance of our obligations under the Indenture. In addition, we will be required to file with the Trustee written notice of the occurrence of any default or Event of Default within five business days of our becoming aware of the occurrence of any default or Event of Default.

MODIFICATION, WAIVER AND MEETINGS

     The Indenture or the notes may be modified or amended by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. The Indenture or the notes may not be modified or amended by us without the consent of each holder affected thereby, to, among other things:

     - reduce the principal amount, Change in Control Purchase Price or any redemption amounts with respect to any note, or extend the stated maturity of any note or alter the manner of payment or rate of interest on any note or make any note payable in money or securities other than that stated in the note

     - make any reduction in the principal amount of notes whose holders must consent to an amendment or any waiver under the Indenture or modify the Indenture provisions relating to those amendments or waivers

     - make any change that adversely affects the right of a holder to convert any note

     - modify the provisions of the Indenture relating to the ranking of the notes in a manner adverse to the holders of the notes or

     - impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes.

     Without the consent of any holder of notes, we and the Trustee may amend the Indenture to:

     - cure any ambiguity, defect or inconsistency

     - provide for the assumption by a successor of our obligations under the Indenture

     - provide for uncertificated notes in addition to certificated notes, as long as those uncertificated notes are in registered form for United States federal income tax purposes

     - make any change that does not adversely affect the rights of any holder of notes

     - make any change to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended

     - add to our covenants or our obligations under the Indenture for the protection of holders of the notes or

     - surrender any right, power or option conferred by the Indenture on us.

FORM, DENOMINATION, EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     We expect to initially issue the notes in the form of one or more global notes. The global notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), and registered in the name of DTC or its nominee. The notes will be issued in denominations of $1,000 and $1,000 multiples.

     The principal, any premium and any interest on the notes will be payable, without coupons, and the exchange of and the transfer of the notes will be registrable, at our office or agency maintained for that purpose in the Borough of Manhattan, City of New York and at any other office or agency maintained for that purpose.

     Holders may present the notes for exchange, and for registration of transfer, with the form of transfer endorsed on those notes, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for that purpose, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. We will appoint the Trustee of the notes as securities registrar under the Indenture. We may at any time rescind designation of any transfer agent or approve a change in the location through which any transfer agent acts, provided that we maintain a transfer agent in each place of payment for the notes. We may at any time designate additional transfer agents for the notes.

     All moneys paid by us to a paying agent for the payment of principal, any premium or any interest, on any note which remains unclaimed for two years after the principal, premium or interest has become due and payable may be repaid to us, and after the two-year period, the holder of that note may look only to us for payment.

     In the event of any redemption, we will not be required to:

     - issue, register the transfer of or exchange notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of notes to be redeemed and ending at the close of business on the day of that mailing or

     - register the transfer of or exchange any note called for redemption, except, in the case of any notes being redeemed in part, any portion not being redeemed.

BOOK-ENTRY SYSTEM

     Upon the issuance of a global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the notes represented by that global note to the accounts of institutions or persons, commonly known as participants, that have accounts with DTC or its nominee. The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in a global note will be limited to participants or persons that may hold interests through participants. Ownership of interests in a global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and the participants (with respect to the owners of beneficial interests in that global note). The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global note.

     So long as DTC, or its nominee, is the registered holder and owner of the global note, DTC or its nominee, as the case may be, will be considered the sole owner and holder for all purposes of the notes and for all purposes under the Indenture. Except as described below, owners of beneficial interests in a global note will not be entitled to have the notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered to be the owners or holders of any notes under the Indenture or that global note. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of notes under the Indenture of that global note. We understand that under existing industry practice, in the event we request any action of holders of notes or if an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through them to take those actions or would otherwise act upon the instructions of beneficial owners owning through them.

     Payments of principal of and any premium and any interest on the notes represented by a global note will be made to DTC or its nominee, as the case may be, as the registered owner and holder of that global note, against surrender of the notes at the principal corporate trust office of the Trustee. Interest payments will be made at the principal corporate trust office of the Trustee or by a check mailed to the holder at its registered address.

     We expect that DTC, upon receipt of any payment of principal, and any premium and any interest, in respect of a global note, will immediately credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global note as shown on the records of the DTC. We expect that payments by participants to owners of beneficial interests in a global note held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants. We, our agent, the Trustee and its agent will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in that global note owning through those participants.

     Unless and until it is exchanged in whole or in part for notes in definitive form, a global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or a successor to DTC selected or approved by us or to a nominee of that successor to DTC.

     The notes represented by a global note will be exchangeable for notes in definitive form of like tenor as that global note in denominations of $1,000 and in any greater amount that is an integral multiple of $1,000 if:

     - DTC notifies us and the Trustee that it is unwilling or unable to continue as depositary for that global note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days

     - we, in our sole discretion, determine not to have all of the notes represented by a global note and notify the Trustee of that determination or

     - there is, or continues to be, an event of default or there is an event which, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to the notes.

     Any note that is exchangeable pursuant to the preceding sentence is exchangeable for notes registered in the names which DTC will instruct the Trustee. It is expected that DTC's instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global note. Subject to the foregoing, a global note is not exchangeable except for a global note or global notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

NOTICES

     Except as otherwise provided in the Indenture, notices to holders of notes will be given by mail to the addresses of holders of the notes as they appear in the Security Register.

REPLACEMENT OF NOTES

     Any mutilated note will be replaced by us at the expense of the holder upon surrender of that note to the Trustee. Notes that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the Trustee of notes or evidence of the destruction, loss or theft of the notes satisfactory to us and the Trustee. In the case of a destroyed, lost or stolen note, an indemnity satisfactory to the Trustee and us may be required at the expense of the holder of that note before a replacement note will be issued.

GOVERNING LAW

     The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION REGARDING THE TRUSTEE

                 is the Trustee, Securities Registrar, Paying Agent and Conversion Agent under the Indenture.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 75,000,000 shares of common stock, $.01 par value, and 1,000,000 shares of preferred stock, $.01 par value.

COMMON STOCK


     As of February 29, 2000 assuming the completion of the Riverbed acquisition, there were 32,191,920 shares of common stock outstanding that were held of record by approximately 18 recordholders. As of the same date, there were options and warrants to purchase a total of 4,701,602 shares of common stock assuming completion of the acquisition of Riverbed. As of February 29, 2000, assuming the completion of our Riverbed acquisition, there would be 34,644,889 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option) after giving effect to the sale of the shares of common stock offered in the concurrent common stock offering. After completion of this offering of convertible notes there will be convertible notes
outstanding that are convertible into an aggregate of      shares of common
stock.


     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Aether, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of holders of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

     Aether is authorized to issue 1,000,000 shares of undesignated preferred stock. The board of directors has the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of a series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Aether without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. Furthermore, this preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of preferred stock could have a material adverse effect on the market value of the common stock. At present, we have no plans to issue any shares of preferred stock.

STOCKHOLDER'S AGREEMENT


     NexGen, Telcom-ATI Investors, Reuters and 3Com entered into a stockholders agreement which requires these parties to vote to elect to the board of directors two persons named by each of NexGen and Telcom-ATI Investors, two persons named jointly by NexGen and Telcom-ATI Investors and one person named by each of Reuters and 3Com. We describe the terms of this agreement in further detail in "Transactions Between Aether and its Officers, Directors or Significant Stockholders" on page 68.


REGISTRATION RIGHTS OF STOCKHOLDERS


     We and NexGen, Telcom-ATI Investors, Reuters, 3Com, J. Carter Beese, Jr. and Mark D. Ein entered into a registration rights agreement requiring us to register their shares on demand beginning October 27, 2000. Following our acquisition of Riverbed, the former Riverbed stockholders will become parties to this agreement. We describe the terms of this agreement in further detail in "Transactions Between Aether and its Officers, Directors or Significant Stockholders" on page 68.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND CHARTER PROVISIONS

     Our certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the polices formulated by our board of directors. In addition, provisions of Delaware law may hinder or delay an attempted takeover of Aether other than through negotiation with our board of directors. These provisions could have the effect of discouraging attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action to be in their best interest, including attempts that might result in the stockholders' receiving a premium over the market price for the shares of common stock held by stockholders.

     Removal and replacement of directors. Under our certificate of incorporation and bylaws, directors may only be removed with cause. In addition, a majority of the directors then in office can fill board vacancies and newly-created directorships resulting from any increase in the size of the board of directors, even if those directors do not constitute a quorum or only one director is left in office. These provisions could prevent stockholders, including parties who want to take over or acquire us, from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

     Advance notice provisions for stockholder proposals and stockholder nominations of directors. The bylaws establish an advance notice procedure regarding stockholder proposals and nominations for director. The advance notice procedure will not apply to proposals by our board of directors or management. Any stockholder that wishes to make a proposal or nominate a director for election at an annual meeting must deliver us notice of the proposal or the nomination not less than 45 days nor more than 90 days before the first anniversary of the proxy statement for the preceding year's annual meeting. For a special meeting, the notice must generally be delivered not less than 70 days nor more than 90 days before a special meeting or ten days following the day on which public announcement of the meeting is first made. This advance notice proposal could prevent someone interested in acquiring us from proposing actions that could facilitate the takeover.

     Special meetings of stockholders and actions in lieu of a meeting. Our certificate of incorporation and bylaws permit special meetings of the stockholders to be called only by the board of directors, the chairman of the board or the president or holders of at least 50% of our securities that are outstanding and entitled to vote generally in an election of directors. The stockholders may take action by written consent in lieu of a meeting only if such consent is signed by all stockholders. These provisions may make it more difficult for stockholders to take actions opposed by the board of directors.

     Authorized but unissued shares. Without further stockholder approval, we can issue shares of common stock and preferred stock up to the number of shares authorized for issuance in our certificate of incorporation, except as limited by Nasdaq rules. We could use these additional shares for a variety of corporate purposes. These purposes include future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Our ability to issue these shares of common stock and preferred stock could make it more difficult, or discourage an attempt, to obtain control of Aether by means of a proxy contest, tender offer, merger or otherwise.

     Amendment of bylaws. The Delaware General Corporation Law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation and bylaws require the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock to amend or repeal our bylaws. Our bylaws may also be amended or repealed by a simple majority vote of the board of directors.

     Section 203 of Delaware Law. In addition to the foregoing provisions of our certificate of incorporation and bylaws, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of Aether without further action by the stockholders. Transactions with NexGen or Telcom-ATI Investors or their affiliates are not covered by this provision.

     Our stock option plan generally provides for assumption of our plan or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of the board of directors, exercise of some or all of the options stock, including non-vested shares, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event. The ability to accelerate vesting may make a takeover more expensive and thus discourage a takeover attempt.

WARRANTS


     As of the date of this prospectus, warrants were outstanding for the purchase of 2,068,665 shares of common stock. Of these warrants, warrants for 1,000,000 shares are exercisable at a price of $1.60 per share and 175,000 warrants are exercisable at a price of $4.00 per share. 3Com holds the remaining warrants to purchase 893,665 shares at a price of $.01 per share. The warrants exercisable for $1.60 per share and the warrants exercisable for $4.00 per share are currently exercisable and remain exercisable until June 2002. The remaining warrants become exercisable from time to time upon the satisfaction of conditions described on page 68 of this prospectus.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is BankBoston, N.A.

LISTING

     Our shares of common stock are quoted on the Nasdaq National Market under the symbol "AETH."

             U.S. FEDERAL INCOME TAX CONSIDERATIONS TO U.S. HOLDERS

     The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which the notes may be converted. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, all as of the date hereof, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding notes or common stock.

     This summary:

     - does not purport to be a complete analysis of all the potential tax considerations that may be relevant to holders in light of their particular circumstances, such as the alternative minimum tax provisions of the Code,

     - deals only with holders that will hold notes and common stock into which notes may be converted as "capital assets" within the meaning of Section 1221 of the Code,

     - does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, or persons that will hold notes as a position in a hedging transaction, "straddle," or "conversion transaction" for tax purposes,

     - discusses only the tax considerations applicable to the initial purchasers of the notes who purchase the notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the notes,

     - does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction, and

     - is limited only to U.S. Holders, as defined below.

     For purposes of this summary, the term "U.S. Holder" means a beneficial owner of a note or common stock that is for U.S. federal income tax purposes:

     - a citizen or resident of the United States,

     - a corporation or other entity created or organized in or under the laws of the United States or any political subdivision thereof,

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

     - a trust subject to the primary supervision of a U.S. Court and the control of one or more U.S. persons.

     If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes or common stock should consult their tax advisors.

     WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING CONVERSION OF THE NOTES, AND THE COMMON STOCK INTO WHICH THE NOTES MAY BE CONVERTED AND THE EFFECT YOUR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

PAYMENTS OF INTEREST

     Interest on a note will generally be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for federal income tax purposes. The notes will not generally be treated as bearing original issue discount for federal income tax purposes.

SALE, EXCHANGE OR RETIREMENT OF NOTES

     Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between such holder's adjusted tax basis in the note and the amount realized on the sale, exchange or retirement (including any additional payment received upon a provisional redemption but excluding amounts representing interest not previously included in income). A U.S. Holder's adjusted tax basis in a note will generally equal the cost of the note to such holder. In general, gain or loss realized on the sale, exchange or retirement of a note will be capital gain or loss. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income.

     Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trust or estates and have held their notes for more than one year) and losses (the deductibility of which is subject to limitations).

CONVERSION OF NOTES

     A U.S. Holder's conversion of a note into common stock will generally not be a taxable event, except for (i) common stock you receive with respect to interest that has accrued but not been included in income, (ii) any cash you receive instead of a fractional share of common stock, as described below, and
(iii) any cash you receive as an additional payment if you convert your notes after receiving notice of a provisional redemption, to the extent described below. Upon a U.S. Holder's conversion of a note into common stock, common stock attributable to interest that has accrued but not been included in income will be taxable to the U.S. Holder as ordinary interest income. The receipt of cash in lieu of a fractional share of common stock should generally result in capital gain or loss measured by the difference between the cash received for the fractional share interest and the U.S. Holder's basis in the fractional share interest, with such capital gain or loss being taxable as described above in "-- Sale, Exchange or Retirement of Notes". Although the treatment of the cash payment that we will be required to make in connection with a conversion following a notice of provisional redemption is not entirely clear, such payments will likely be taxable to U.S. Holders as capital gain. It is possible, however, that those payments could be taxable to U.S. Holders as ordinary income, or even as, in whole or in part, a nontaxable return of capital with a corresponding reduction in the basis of the common stock received in the conversion.

     A U.S. Holder's basis in the common stock received on conversion of a note will be the same as the U.S. Holder's basis in the note at the time of the conversion, reduced by any tax basis allocable to a fractional share and by the basis reduction, if any, arising from a provisional redemption cash payment described above. The holding period for the common stock received on conversion will include the holding period of the note converted. However, a U.S. Holder's tax basis in shares of common stock attributable to accrued interest as described above generally will equal the amount of such accrued interest included in income, and the holding period of such shares will commence with the conversion.

OWNERSHIP AND DISPOSITION OF COMMON STOCK

     Dividends, if any, paid on the common stock generally will be includable in the income of a U.S. Holder as ordinary income to the extent of the U.S. Holder's ratable share of our current or accumulated earnings and profits. Dividends paid to holders that are U.S. corporations may qualify for the dividends received deduction. To the extent, if any, that a U.S. Holder receives distributions on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital, reducing the holder's basis in the shares of common stock. Any such distributions in excess of the holder's basis in the shares of common stock generally will be treated as capital gain.

     Upon a sale or exchange of common stock, a U.S. Holder generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such shares. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trust or estates and have held their common stock for more than one year) and losses (the deductibility of which is subject to limitations).

     Adjustment of Conversion Rate. If at any time we make a distribution of property to shareholders that would be taxable to such shareholders as a dividend for federal income tax purposes (for example, distributions of evidences of indebtedness or our assets, but generally not stock dividends or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the Indenture, the Conversion Rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of notes under Section 305 of the Code and the Treasury Regulations issued thereunder. If the Conversion Rate is increased at our discretion or in certain other circumstances, such increase also may be deemed to be the payment of a taxable dividend to U.S. Holders of notes. Moreover, in certain other circumstances, the absence of such an adjustment to the Conversion Rate of the notes may result in a taxable dividend to the holders of common stock.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     Information reporting will apply to payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the notes or shares of common stock with respect to certain noncorporate U.S. Holders, and backup withholding at a rate of 31 percent may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information to the payor, or the recipient otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. Holder's federal income tax, provided that the required information is provided to the IRS.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants or conversion of outstanding convertible notes, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise the equity capital in the future.


     As of February 29, 2000, assuming the completion of the concurrent common stock offering and our pending acquisition of Riverbed, we would have outstanding 34,644,889 shares of common stock. Of these shares, 10,587,639 shares (including the 3,000,000 shares to be sold in the concurrent common stock offering (11,037,639 shares if the underwriters' over-allotment option is exercised in full)), will be freely tradable in the public market without restriction under the Securities Act, unless the shares are held by "affiliates" of Aether, as that term is defined in Rule 144 under the Securities Act.



     Of the 34,644,889 shares outstanding upon completion of the concurrent common stock offering and our pending acquisition of Riverbed, 24,077,250 will be "restricted securities" as that term is defined under Rule 144. We issued and sold these restricted securities in private transactions in reliance on exemptions from registration under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below.



     Pursuant to "lock-up" agreements, all directors of Aether have agreed with the underwriters not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of the 393,000 shares they hold or have the right to acquire (or additional shares they may acquire) for a period of 90 days from the date of this prospectus. Pursuant to "lock-up" agreements, all selling stockholders have agreed with the underwriters not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of the approximately 27,000,000 shares they hold or have the right to acquire (or additional shares they may acquire) until October 21, 2000. We also have entered into an agreement with the underwriters that we will not offer, sell or otherwise dispose of common stock for a period of 90 days from the date of this prospectus. However, Merrill Lynch & Co. may in its sole discretion, at any time without notice, consent to the release all or any portion of the shares subject to lock-up agreements.


     Taking into account the lock-up agreements, and assuming Merrill Lynch & Co. does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:


     - on the date of this prospectus, 10,587,639 shares (11,037,639 shares if the underwriters' over-allotment option is exercised in full) will be immediately available for sale in the public market;


     - 90 days after the date of the prospectus, approximately 19,250 shares will be eligible for sale;

     - on October 26, 2000, 19,671,646 shares will be eligible for sale under Rule 144; and


     - at various times after October 26, 2000, 4,445,706 shares will be eligible for sale under Rule 144 from time to time.


     In general, under Rule 144, after the expiration of the lock-up period, a person who has beneficially owned restricted securities for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

     - 1% of the then-outstanding shares of common stock; or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

     Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about Aether. Under Rule 144(k), a person who has not been our affiliate at any time during the three months before a sale and who has beneficially owned the shares proposed to be sold for at least two years can sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


     Through February 29, 2000, we have outstanding options and warrants to purchase 3,839,122 shares of common stock to specified persons pursuant to our equity incentive plan. We also will be issuing options to acquire approximately 862,480 shares of our common stock in connection with the acquisition of Riverbed. We have filed a registration statement on Form S-8 to register 5,400,000 shares of common stock reserved for issuance under our equity incentive plan. See "Management -- Executive Compensation" on page 64. Shares issued under the foregoing plan may be sold in the open market, subject, in the case of some holders, to the Rule 144 limitations applicable to affiliates, the lock-up agreements and vesting restrictions imposed by us.



     In addition, following this offering, the holders of 23,882,251 shares of outstanding common stock will, under some circumstances, have rights to require us to register their shares for future sale. See "Description of Capital
Stock -- Registration Rights of Stockholders" on page 89.

                                  UNDERWRITING

     We intend to offer our notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, FleetBoston Robertson Stephens Inc., Donaldson, Lufkin & Jenrette Securities Corporation, U.S. Bancorp Piper Jaffray Inc., Bear, Stearns & Co. Inc. and Friedman, Billings, Ramsey & Co., Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the aggregate principal amount of the notes listed opposite their names below.


                                                               PRINCIPAL
UNDERWRITER                                                      AMOUNT
-----------                                                   ------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................  $
FleetBoston Robertson Stephens Inc. ........................
Donaldson, Lufkin & Jenrette Securities Corporation.........
U.S. Bancorp Piper Jaffray Inc. ............................
Bear, Stearns & Co. Inc. ...................................
Friedman, Billings, Ramsey & Co., Inc.......................
                                                              ------------
             Total..........................................  $200,000,000
                                                              ============


     The underwriters have agreed to purchase all of the notes sold pursuant to the terms and conditions of the purchase agreement if any of these notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS


     The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus, and to dealers at that price less a concession not in excess of
     % of the principal amount of the notes. The underwriters may allow, and the
dealers may reallow, a discount not in excess of      % of the principal amount
of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.


     The following table shows the public offering price, underwriting discount and proceeds before expenses to Aether. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.


                                                  PER NOTE    WITHOUT OPTION    WITH OPTION
                                                  --------    --------------    -----------
Public offering price...........................     $              $                $
Underwriting discount...........................     $              $                $
Proceeds, before expenses, to Aether............     $              $                $


     The expenses of the offering, not including the underwriting discount, are estimated to be $1.2 million and are payable by Aether.

OVER-ALLOTMENT OPTION

     We have granted options to the underwriters to purchase up to $30,000,000 of the notes at the public offering price on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise these options for 30 days from the date of this prospectus solely to cover over-allotments. If the underwriters exercise these options, each underwriter will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional notes proportionate to such underwriter's initial amount reflected in the above table.

NO SALES OF SIMILAR SECURITIES

     We have agreed, with exceptions, not to sell or transfer any convertible debt or preferred securities for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically we have agreed not to directly or indirectly

     - offer, pledge, sell or contract to sell any convertible debt or preferred securities,

     - sell any option or contract to purchase any convertible debt or preferred securities,

     - purchase any option or contract to sell any convertible debt or preferred securities,

     - grant any option, right or warrant for the sale of any convertible debt or preferred securities,

     - file a registration statement for any convertible debt or preferred securities, or

     - lend or otherwise dispose of or transfer any convertible debt or preferred securities.

NO STOCK EXCHANGE LISTING OR QUOTATION ON THE NASDAQ NATIONAL MARKET

     The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes after completion of this offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of the notes is completed, SEC rules may limit the underwriters from bidding for and purchasing the notes. However, the underwriters may engage in transactions that stabilize the price of the notes such as bids or purchases to peg, fix or maintain the price of the these securities.

     If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus, the underwriters may reduce that short position by purchasing notes in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

PASSIVE MARKET MAKING

     In connection with the concurrent offering of common stock, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

OTHER RELATIONSHIPS

     Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received or may receive customary fees and commissions for these transactions.

                                 LEGAL MATTERS

     The validity of the notes offered hereby and the common stock issuable upon conversion of such notes will be passed upon for Aether by Wilmer, Cutler & Pickering, Washington, D.C. George P. Stamas, a consultant to Wilmer, Cutler & Pickering, is a director of Aether. Mr. Stamas owns options to purchase 11,250 shares of our common stock, and he holds a non-voting interest in Telcom-ATI Investors, which owns 7,026,948 shares of common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Hogan & Hartson L.L.P., Washington, D.C.

                                    EXPERTS

     The consolidated financial statements and schedule of Aether Systems, Inc. as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Mobeo, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Riverbed Technologies, Inc. as of December 31, 1998 and 1999, and for the period from October 21, 1998 (date of inception) to December 31, 1998 and for the year ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act and we file reports, proxy and information statements and other information with the Commission. You may read and copy all or any portion of the reports, proxy and information statements or other information we file at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048 after payment of fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information on operation of the public reference rooms. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

     We have filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the notes to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Aether Systems, Inc. and our notes offered hereby, reference is made to the Registration Statement and the exhibits filed as a part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. The registration statement, including exhibits thereto, may be inspected without charge at the locations described above, or obtained upon payment of fees prescribed by the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                              AETHER SYSTEMS, INC.

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................   F-3
Consolidated Statements of Operations and Other
  Comprehensive Loss for the years ended December 31, 1997,
  1998 and 1999.............................................   F-4
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1997, 1998 and 1999..............   F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999..........................   F-6
Notes to Consolidated Financial Statements..................   F-7

                                  MOBEO, INC.

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-20
Balance Sheets as of December 31, 1997 and 1998.............  F-21
Statements of Operations for the years ended December 31,
  1996, 1997 and 1998.......................................  F-22
Statements of Changes in Stockholders' Equity (Deficit) for
  the years ended December 31, 1996, 1997 and 1998..........  F-23
Statements of Cash Flows for the years ended December 31,
  1996, 1997 and 1998.......................................  F-24
Notes to Financial Statements...............................  F-25

                          RIVERBED TECHNOLOGIES, INC.

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-31
Balance Sheets as of December 31, 1998 and 1999.............  F-32
Statements of Operations for the period from October 21,
  1998 (Date of Inception) to December 31, 1998 and for the
  year ended December 31, 1999..............................  F-33
Statements of Stockholders' Equity (Deficit) for the period
  from October 21, 1998 (Date of Inception) to December 31,
  1998 and for the year ended December 31, 1999.............  F-34
Statements of Cash Flows for the period from October 21,
  1998 (Date of Inception) to December 31, 1998 and for the
  year ended December 31, 1999..............................  F-35
Notes to Financial Statements...............................  F-36

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

                                                              PAGE
                                                              ----
Description of Unaudited Pro Forma Condensed Consolidated
  Financial Information.....................................  F-44
Unaudited Pro Forma Condensed Consolidated Balance Sheet as
  of December 31, 1999......................................  F-45
Unaudited Pro Forma Condensed Consolidated Balance Sheet
  Adjustments for Completed Transactions as of December 31,
  1999......................................................  F-47
Unaudited Pro Forma Condensed Consolidated Balance Sheet
  Adjustments for Pending Transaction as of December 31,
  1999......................................................  F-49
Unaudited Pro Forma Condensed Consolidated Statement of
  Operations for the year ended
  December 31, 1999.........................................  F-51
Unaudited Pro Forma Condensed Consolidated Statement of
  Operations Adjustments for Completed Transactions for the
  year December 31, 1999....................................  F-53
Unaudited Pro Forma Condensed Consolidated Statement of
  Operations Adjustments for Pending Transaction for the
  year December 31, 1999....................................  F-55

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Aether Systems, Inc.:

     We have audited the accompanying consolidated balance sheets of Aether Systems, Inc. and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations and other comprehensive loss, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aether Systems, Inc. and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          KPMG LLP

McLean, Virginia
February 9, 2000

                              AETHER SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1998          1999
                                                              ----------   ------------
Current assets:
  Cash and cash equivalents.................................  $1,755,350   $ 78,541,792
  Short-term investments....................................   6,191,287      2,091,962
  Trade accounts receivable, net of allowance for doubtful
     accounts of $157,061 and $56,371 at December 31, 1998
     and 1999, respectively.................................     118,489      1,002,845
  Inventory, net of allowance for obsolescence of $169,630
     and $115,153 at December 31, 1998 and 1999,
     respectively...........................................     143,617        688,494
  Prepaid expenses and other current assets.................      45,646      4,994,965
                                                              ----------   ------------
          Total current assets..............................   8,254,389     87,320,058
Property and equipment, net.................................     510,437      2,795,920
Intangible assets, net......................................          --     12,209,442
Other assets................................................          --        208,698
                                                              ----------   ------------
                                                              $8,764,826   $102,534,118
                                                              ==========   ============

                LIABILITIES, MEMBERS' CAPITAL AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  195,930   $  1,425,435
  Accrued expenses..........................................     288,350      1,619,947
  Accrued employee compensation and benefits................     250,975        971,110
  Deferred revenue..........................................          --        175,193
                                                              ----------   ------------
          Total current liabilities.........................     735,255      4,191,685
Members' capital............................................   8,029,571             --
Stockholders' equity:
  Preferred stock, $0.01 par value; 1,000,000 shares
     authorized; 0 shares issued and outstanding at December
     31, 1999,..............................................          --             --
  Common stock, $0.01 par value; 75,000,000 shares
     authorized; 27,154,398 issued and outstanding at
     December 31, 1999......................................          --        271,543
  Additional paid-in-capital................................          --    120,892,478
  Accumulated deficit.......................................          --    (22,613,640)
  Notes receivable from stockholder.........................          --       (137,879)
  Unrealized loss on investments available for sale.........          --        (70,069)
                                                              ----------   ------------
          Total stockholders' equity........................          --     98,342,433
                                                              ----------   ------------
          Commitments and contingencies
                                                              $8,764,826   $102,534,118
                                                              ==========   ============

          See accompanying notes to consolidated financial statements.

                              AETHER SYSTEMS, INC.

       CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

                                                               YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                          1997          1998           1999
                                                       -----------   -----------   ------------
Subscriber revenue...................................  $   161,400   $   549,057   $  3,731,792
Engineering services revenue.........................    1,624,733       963,165      2,594,476
                                                       -----------   -----------   ------------
          Total revenue..............................    1,786,133     1,512,222      6,326,268
Cost of subscriber revenue...........................      447,480       797,165      2,109,807
Cost of engineering services revenue.................      846,140       304,137      1,366,426
                                                       -----------   -----------   ------------
          Total cost of revenue......................    1,293,620     1,101,302      3,476,233
                                                       -----------   -----------   ------------
          Gross profit...............................      492,513       410,920      2,850,035
                                                       -----------   -----------   ------------
Operating expenses:
  Research and development (exclusive of option and
     warrant expense of $0, $0, and $150,288 for the
     year ended December 31, 1997, 1998 and 1999,
     respectively)...................................      733,630     1,267,320      2,613,726
  General and administrative (exclusive of option and
     warrant expense of $40,277, $32,580, and
     $18,004,623 for the years ended December 31,
     1997, 1998, and 1999, respectively).............    1,504,250     2,773,332      5,891,504
  Selling and marketing (exclusive of option and
     warrant expense of $0, $0 and $1,043,298 for the
     years ended December 31, 1997, 1998, and 1999,
     respectively)...................................      333,191       840,455      2,095,074
  Depreciation and amortization......................      189,160       264,685      1,089,013
  Option and warrant expense.........................       40,277        32,580     19,198,209
                                                       -----------   -----------   ------------
                                                         2,800,508     5,178,372     30,887,526
                                                       -----------   -----------   ------------
          Operating loss.............................   (2,307,995)   (4,767,452)   (28,037,491)
Other income (expense):
  Interest income....................................        7,788       140,479        996,436
  Interest expense...................................           --       (70,171)    (1,056,718)
  Equity in losses of investments....................     (144,825)                  (2,425,000)
  Realized gain (loss) on sale of short-term
     investments.....................................           --         3,872       (168,721)
  Realized loss on sale of investment................     (302,145)           --             --
                                                       -----------   -----------   ------------
          Net loss...................................  $(2,747,177)  $(4,693,272)  $(30,691,494)
Other comprehensive loss-unrealized holding gain
  (loss) on investments available for sale...........           --       (58,030)       (12,039)
                                                       -----------   -----------   ------------
Comprehensive loss...................................  $(2,747,177)  $(4,751,302)  $(30,703,533)
                                                       ===========   ===========   ============
Pro forma statement of operations data (unaudited):
  Loss before income taxes, as reported..............  $(2,747,177)  $(4,693,272)  $(30,691,494)
  Pro forma income tax provision (benefit)...........           --            --             --
                                                       -----------   -----------   ------------
  Pro forma net loss.................................  $(2,747,177)  $(4,693,272)  $(30,691,494)
                                                       ===========   ===========   ============
  Pro forma net loss per share-basic and diluted.....  $     (0.22)  $     (0.29)  $      (1.45)
                                                       ===========   ===========   ============
  Pro forma weighted average shares outstanding-basic
     and diluted.....................................   12,655,901    15,916,383     21,207,225
                                                       ===========   ===========   ============

          See accompanying notes to consolidated financial statements.

                              AETHER SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                            NOTES
                                                            ADDITIONAL                   RECEIVABLE    UNREALIZED
                                    PREFERRED    COMMON      PAID-IN      ACCUMULATED       FROM         LOSS ON      MEMBERS'
                                      STOCK      STOCK       CAPITAL        DEFICIT      STOCKHOLDER   INVESTMENTS     CAPITAL
                                    ---------   --------   ------------   ------------   -----------   -----------   -----------
Balance at January 1, 1997........     $--      $     --   $         --   $         --    $      --     $     --     $ 1,100,866
 Issuance of member units in
   February 1997..................      --            --             --             --           --           --       1,000,000
 Issuance of member units in
   December 1997..................      --            --             --             --           --           --         690,369
 Unit option and warrant
   expense........................      --            --             --             --           --           --          40,277
 Note receivable from member......      --            --             --             --           --           --         (10,000)
 Net loss.........................      --            --             --             --           --           --      (2,747,177)
                                       ---      --------   ------------   ------------    ---------     --------     -----------
Balance at December 31, 1997......      --            --             --             --           --           --          74,335
 Issuance of member units in
   January 1998...................      --            --             --             --           --           --       1,499,314
 Issuance of warrants in
   June 1998......................      --            --             --             --           --           --          50,000
 Exercise of warrants in August
   1998...........................      --            --             --             --           --           --              56
 Conversion of note payable and
   issuance of member units in
   August 1998....................      --            --             --             --           --           --         252,467
 Issuance of member units in
   August 1998....................      --            --             --             --           --           --       5,000,000
 Issuance of member units in
   October 1998...................      --            --             --             --           --           --       6,000,000
 Unit option and warrant
   expense........................      --            --             --             --           --           --          32,580
 Unrealized loss on investments
   available for sale.............      --            --             --             --           --                      (58,030)
 Note receivable from member......      --            --             --             --           --           --        (127,879)
 Net loss.........................      --            --             --             --           --           --      (4,693,272)
                                       ---      --------   ------------   ------------    ---------     --------     -----------
Balance at December 31, 1998......      --            --             --             --           --                    8,029,571
 Issuance of replacement options
   to Mobeo, Inc. employees.......      --            --             --             --           --           --         374,000
 Exercise of unit options and
   warrants.......................      --            --             --             --           --           --          70,000
 Option and warrant expense.......      --            --             --             --           --           --       2,323,698
 Net loss -- pre merger...........      --            --             --             --           --           --      (8,077,854)
 Merger of Aether Technologies
   International, L.L.C. into
   Aether Systems, Inc. in October
   1999...........................      --       200,670      2,714,654             --     (137,879)     (58,030)     (2,719,415)
 Net proceeds of initial public
   offering.......................      --        69,000    101,044,831             --           --           --
 Unrealized loss on investments
   available for sale.............      --            --             --             --           --      (12,039)             --
 Option and warrant expense.......      --            --     16,874,511             --           --           --              --
 Exercise of stock options........      --         1,873        258,482             --           --           --              --
 Net loss -- post merger..........      --            --             --    (22,613,640)          --           --              --
                                       ---      --------   ------------   ------------    ---------     --------     -----------
Balance at December 31, 1999......     $--      $271,543   $120,892,478   $(22,613,640)   $(137,879)    $(70,069)    $        --
                                       ===      ========   ============   ============    =========     ========     ===========


                                       TOTAL
                                    ------------
Balance at January 1, 1997........  $  1,100,866
 Issuance of member units in
   February 1997..................     1,000,000
 Issuance of member units in
   December 1997..................       690,369
 Unit option and warrant
   expense........................        40,277
 Note receivable from member......       (10,000)
 Net loss.........................    (2,747,177)
                                    ------------
Balance at December 31, 1997......        74,335
 Issuance of member units in
   January 1998...................     1,499,314
 Issuance of warrants in
   June 1998......................        50,000
 Exercise of warrants in August
   1998...........................            56
 Conversion of note payable and
   issuance of member units in
   August 1998....................       252,467
 Issuance of member units in
   August 1998....................     5,000,000
 Issuance of member units in
   October 1998...................     6,000,000
 Unit option and warrant
   expense........................        32,580
 Unrealized loss on investments
   available for sale.............       (58,030)
 Note receivable from member......      (127,879)
 Net loss.........................    (4,693,272)
                                    ------------
Balance at December 31, 1998......     8,029,571
 Issuance of replacement options
   to Mobeo, Inc. employees.......       374,000
 Exercise of unit options and
   warrants.......................        70,000
 Option and warrant expense.......     2,323,698
 Net loss -- pre merger...........    (8,077,854)
 Merger of Aether Technologies
   International, L.L.C. into
   Aether Systems, Inc. in October
   1999...........................            --
 Net proceeds of initial public
   offering.......................   101,113,831
 Unrealized loss on investments
   available for sale.............       (12,039)
 Option and warrant expense.......    16,874,511
 Exercise of stock options........       260,355
 Net loss -- post merger..........   (22,613,640)
                                    ------------
Balance at December 31, 1999......  $ 98,342,433
                                    ============

          See accompanying notes to consolidated financial statements.

                              AETHER SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                 1997          1998           1999
                                                              -----------   -----------   ------------
Cash flows from operating activities:
  Net loss..................................................  $(2,747,177)  $(4,693,272)  $(30,691,494)
  Adjustments to reconcile net loss to net cash used by
    operating activities:
    Depreciation and amortization...........................      189,160       264,685      1,089,013
    Provision (recovery) for doubtful accounts..............           --       157,061        (59,530)
    Provision (recovery) for inventory obsolescence.........           --       169,630        (54,477)
    Realized (gain) loss on sale of short-term
     investments............................................           --        (3,872)       168,721
    Equity in losses of investments.........................      144,825            --      2,425,000
    Realized loss on sale of investment.....................      302,145            --             --
    Issuance of warrants....................................           --        50,000             --
    Option and warrant expense..............................       40,277        32,580     19,198,209
    Changes in assets and liabilities:
      (Increase) decrease in trade accounts receivable......       74,812      (153,417)    (1,730,942)
      Increase in inventory.................................           --      (313,247)      (490,400)
      (Increase) decrease in prepaid expenses and other
       current assets.......................................        3,828       (30,529)    (3,785,442)
      Increase (decrease) in accounts payable...............       67,360        83,421       (376,810)
      Increase in accrued expenses and employee compensation
       and benefits.........................................      272,622       216,457      2,051,732
      Increase (decrease) in deferred revenue...............      162,500      (162,500)       175,193
                                                              -----------   -----------   ------------
         Net cash used by operating activities..............   (1,489,648)   (4,383,003)   (12,081,227)
                                                              -----------   -----------   ------------
Cash flows (used) by investing activities:
  Sales of short-term investments...........................       49,977     1,295,525     12,640,562
  Purchases of short-term investments.......................           --    (7,535,118)    (8,721,997)
  Acquisition of Mobeo, Inc., net of cash acquired..........           --            --    (11,547,976)
  Purchases of property and equipment.......................     (441,700)     (228,274)    (2,447,106)
  Investment in OmniSky, Inc................................           --            --     (2,500,000)
  Long-term investments.....................................      (23,000)           --             --
  Proceeds from sale of investment in joint venture.........      205,000            --             --
                                                              -----------   -----------   ------------
         Net cash used in investing activities..............     (209,723)   (6,467,867)   (12,576,517)
                                                              -----------   -----------   ------------
Cash flows provided by financing activities:
  Issuance of member units..................................    1,690,369    12,501,781             --
  Proceeds from issuance of common stock....................           --            --    101,113,831
  Repayments from member....................................      (50,000)           --             --
  Proceeds from note payable................................      150,000       500,000             --
  Repayments on notes payable...............................           --      (400,000)            --
  Proceeds from credit facility.............................           --            --     14,830,000
  Repayments of credit facility.............................           --            --    (14,830,000)
  Issuance of notes receivable from member..................      (10,000)     (127,879)            --
  Exercise of options and warrants..........................           --            56        330,355
                                                              -----------   -----------   ------------
         Net cash provided by financing activities..........    1,780,369    12,473,958    101,444,186
                                                              -----------   -----------   ------------
         Net increase in cash and cash equivalents..........       80,998     1,623,088     76,786,442
Cash and cash equivalents, at beginning of period...........       51,264       132,262      1,755,350
                                                              -----------   -----------   ------------
Cash and cash equivalents, at end of period.................  $   132,262   $ 1,755,350   $ 78,541,792
                                                              ===========   ===========   ============
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $     3,894   $    20,171   $  1,026,643
                                                              ===========   ===========   ============

---------------
Supplemental disclosure of noncash investing and financing activities:
    In 1997, the Company made a $26,457 investment in Navox, Inc. by forgiving a trade account receivable of an equal amount.
    In 1998, a member converted a $250,000 promissory note payable into membership units.
    In 1998 and 1999, the Company incurred unrealized holding losses associated with its investments available for sale totaling $58,030 and $12,039. These amounts have been reported as reductions in members' capital and stockholders' equity, respectively.
    In September 1999, the Company issued 18,442 unit options (46,105 shares) valued at $374,000 as part of the cost to acquire Mobeo, Inc. This amount has been reported as an increase in members' capital.
    In October 1999, approximately $1.1 million of trade receivables owed to the Company by OmniSky, Inc. were settled against amounts due in connection with the purchase of 20,000 modems from OmniSky, Inc.

          See accompanying notes to consolidated financial statements.

                              AETHER SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1)  ORGANIZATION AND DESCRIPTION OF BUSINESS

     Aether Systems, Inc. and its subsidiary (the "Company") designs, develops, sells and supports wireless data services and systems enabling people to use handheld devices for mobile data communications and real-time transactions. The Company operates in a highly competitive environment subject to rapid technological change and emergence of new technology. Although management believes its services are transferable to emerging technologies, rapid changes in technology could have an adverse financial impact on the Company.

     The Company expects to expand its operations through continued capital investment in new systems and services and through strategic acquisitions. The Company has a limited operating history and has incurred net losses since its inception. The Company expects to continue to incur significant sales and marketing, systems development and administrative expenses. The Company may require additional capital in the future to meet its operating and capital needs.

(2)  MERGER AND INITIAL PUBLIC OFFERING

     The Company is the successor to the business formerly conducted by Aether Systems, L.L.C. ("Aether") (previously Aether Technologies International, L.L.C.), which was formed in January, 1996. Effective October 26, 1999, in connection with the Company's initial public offering of common stock, Aether merged with and into Aether Systems, Inc. The Company is the surviving company in the merger, and owns all of the assets and rights and is subject to all of the obligations and liabilities of Aether. Immediately prior to the merger, each member of the Company contributed its membership units in Aether Systems, L.L.C. to Aether Systems, Inc., a newly formed Delaware corporation, in exchange for two and one-half shares of common stock of Aether Systems, Inc. Effective with the merger, the Company converted to a Subchapter C Corporation under the Internal Revenue Code of 1986 as amended.

     On October 26, 1999, the Company completed its initial public offering, which involved the sale of 6,900,000 shares of common stock at $16.00 per share, including 900,000 shares from the exercise of the underwriters' over-allotment option, at the initial public offering price less underwriting discounts and offering expenses. Net proceeds to the Company after deducting underwriting discounts, commissions and other expenses of the offering were approximately $101.1 million.

(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation

     The consolidated financial statements include the accounts of Aether Systems, Inc. and its wholly owned subsidiary, Mobeo, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

  (b) Revenue Recognition

     The Company derives subscriber revenue from the provision of real-time access to information from selected financial markets integrated into existing wireless communication platforms. Subscriber revenue consists of monthly fixed charges for usage and equipment and is recognized as the service is provided on a monthly basis and a one time non-refundable activation fee which is recognized upon service activation. Direct activation costs are expensed as incurred. Certain of the Company's customers are billed in advance with revenue deferred and recognized on a monthly basis over the term of the agreement. Also included in subscriber revenue are market exchange fees for access to financial information from the securities exchanges and markets, which are recognized as the service is provided. Engineering services revenue is derived from the provision of wireless integration consulting under time-and-materials and fixed-fee contracts. Revenue on time-and-materials contracts is recognized as services are performed. Revenue on fixed-fee contracts is recognized on the percentage-of-completion method based on costs incurred in

                              AETHER SYSTEMS, INC.

relation to total estimated costs. Anticipated contract losses are recognized as soon as they become known and estimable.

  (c) Cost of Revenues

     Cost of subscriber revenue consists primarily of airtime costs, financial data costs, wireless handheld device costs, and securities exchange and market fees. Since the Company's service agreements are generally for a one-year period and subject to cancellation, non-payment and non-return risk, the Company expenses the cost of wireless handheld devices upon shipment to the customer. Cost of engineering services revenue consists of cash compensation and related costs for engineering personnel and materials.

  (d) Cash and Cash Equivalents

     Cash equivalents include all highly liquid investments purchased with original maturities of three months or less. Cash equivalents consist of approximately $193,000 and $5,521,000 in overnight repurchase agreements, $1,562,000 and $68,831,000 in money market accounts, and $0 and $3,979,000 in commercial paper at December 31, 1998 and 1999, respectively.

  (e) Short-term Investments

     Short-term investments consist of highly liquid investments with original maturities greater than three months and less than one year and those longer-term investments that the Company expects to liquidate within twelve months. The Company has classified its short-term investments as "available for sale" and carries such investments at fair value. Unrealized gains (losses) are excluded from earnings and are reported as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of these investments are determined on a specific identification basis.

  (f) Fair Value of Financial Instruments

     The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values due to the relatively short duration of the instruments.

  (g) Concentration of Credit Risk

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of accounts receivable. The Company extends credit to its customers on an unsecured basis in the normal course of business.

  (h) Inventory

     Inventory, net of allowance for obsolete and slow-moving inventory, consists primarily of handheld and laptop computers, pagers, wireless modems, and accessories and is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. The inventory of the Company is subject to rapid technological changes which could have an adverse impact on its realization in future periods. In addition, there are a limited number of suppliers of the Company's inventory.

  (i) Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. The costs of leasehold improvements are capitalized and amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

                              AETHER SYSTEMS, INC.

  (j) Investment in OmniSky, Inc.

     The Company uses the equity method of accounting for advances to and earnings and losses of its investment in OmniSky, Inc.

  (k) Goodwill and Recovery of Long-Lived Assets

     Cost in excess of the fair value of tangible and identifiable intangible net assets acquired is included in intangible assets and is amortized on a straight-line basis over seven years.

     The Company's policy is to review its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company recognizes an impairment loss when the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset. The measurement of the impairment losses to be recognized is based upon the difference between the fair value and the carrying amount of the assets.

  (l) Stock Options and Warrants

     The Company accounts for equity-based compensation arrangements in accordance with the provisions of Accounting Principle Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based upon the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. All equity-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

  (m) Pro Forma Income (Loss) Data (Unaudited)

     The accompanying unaudited pro forma information has been prepared as if the Company was treated as Subchapter C Corporation for Federal and state income tax purposes from January 1, 1997. The Company has provided no income taxes on a pro forma basis due to the losses incurred in all periods.

     The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings Per Share," and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net income (loss) per share is computed by the dividing the net income (loss) available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Pro forma basic and diluted net loss per share has been calculated assuming that the capital structure established at the date of the initial public offering was in effect during the periods presented. As the Company had a net loss in each of the periods presented, pro forma basic and diluted net loss per share are the same.

  (n) Research and Development

     Research and development costs are expensed as incurred.

  (o) Advertising Expense

     Advertising costs are expensed as incurred. Advertising expense was approximately $248,000, $504,000, and $933,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

  (p) Income Taxes

     The Company recognizes income taxes using the asset and liability method, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences

                              AETHER SYSTEMS, INC.

between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a tax rate change on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

     Prior to October 26, 1999, Aether had elected limited liability status and, as such, was not directly subject to Federal and state income taxes. Rather, the members were responsible for income taxes on their proportionate share of taxable income and entitled to their proportionate share of tax deductions and tax credits.

  (q) Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  (r) Other Comprehensive Loss

     Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income", which established standards for reporting and displaying comprehensive income and its components in financial statements. Comprehensive income, as defined, includes changes in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income refers to revenue, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income, but excluded from net income.

     For the years ended December 31, 1998 and 1999, other comprehensive income
(loss) consists of unrealized losses on investments available for sale.

  (s) Recent Accounting Pronouncements

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement, as amended, is effective for all fiscal quarters beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have a material affect on its financial position or results of operations.

(4)  ACQUISITION OF MOBEO, INC.

     On August 19, 1999, the Company entered into a purchase agreement to acquire all the outstanding common stock of Mobeo, Inc. ("Mobeo") for an aggregate purchase price consisting of cash of approximately $11.5 million, including acquisition costs of approximately $112,000, and 18,442 unit options (46,105 shares) with an exercise price of $12.00 per unit ($4.80 per share) valued at approximately $374,000. The acquisition was completed on September 28, 1999. Mobeo provides employees and customers at major banks and financial institutions with continuous pricing information and news headlines for foreign exchange, government securities, and commodity markets on wireless handheld devices. Additionally, the Company entered into two-year advisory service agreements with two former owners of Mobeo which provided for the grant of an aggregate 125,000 unit options (312,500 shares) with an exercise price of $15.00 per unit ($6.00 per share). The Company also issued 22,000 options (55,000 shares) at an exercise price of $6.00 per unit ($2.40 per share) and 30,000 options (75,000 shares) at an exercise price of $12.00 per unit ($4.80 per share) to employees of Mobeo. The Company has recorded option and warrant expense of approximately $418,000 in 1999 associated with

                              AETHER SYSTEMS, INC.

these options and expects to record an additional $2.9 million in option and warrant expense over the remaining service and vesting periods.

     The acquisition has been accounted for under the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their estimated fair value as of the acquisition date. The allocation of the purchase price is summarized as follows:

Current assets..............................................  $   258,000
Property and equipment......................................      372,000
Other assets................................................      133,000
Current liabilities.........................................   (1,606,000)
Goodwill and other intangibles..............................   12,765,000
                                                              -----------
Total consideration paid....................................  $11,922,000
                                                              ===========

     The following summary, prepared on a pro forma basis, presents the results of operations (unaudited) of the Company as if the Mobeo acquisition had been completed as of January 1, 1998:

                                                                    (UNAUDITED)
                                                       DECEMBER 31, 1998   DECEMBER 31, 1999
                                                       -----------------   -----------------
Revenue..............................................     $10,093,008        $ 13,836,410
Net loss.............................................      (6,842,574)        (31,749,078)
Net loss per share -- basic and diluted..............            (.43)              (1.50)

     The unaudited pro forma results of operations are not necessarily indicative of what actually would have occurred if Mobeo had been owned for the entire periods presented or a projection of the Company's results of operations for any future period.

(5)  INVESTMENT IN OMNISKY, INC.

     On August 9, 1999, the Company entered into a new venture with 3Com Corporation ("3Com"), forming a new Company called OpenSky, which was later renamed OmniSky, Inc. ("OmniSky"). OmniSky was formed to develop wireless Internet access, e-mail and electronic commerce services that address opportunities in the emerging consumer and business mass markets. The Company contributed a perpetual, non-exclusive, non-assignable, worldwide license to certain proprietary software in exchange for a 26% equity interest in OmniSky in the form of 7,000,000 shares of Series A Preferred Stock and an option to purchase an additional 3,000,000 shares of Series A Preferred Stock for an additional $2.5 million. Upon exercising the option, the Company would increase its ownership in OmniSky to 33% on a fully diluted basis. On November 9, 1999, the Company exercised its option to acquire these additional shares. The chief executive officer of the Company serves as a member of OmniSky's board of directors. The Company provides engineering services to OmniSky under an agreement in the amount of $3.0 million through June 2000. As of December 31, 1999, the Company has recognized $2.2 million in engineering services revenue under the OmniSky agreement. This amount represents 86% of engineering services revenue and 35% of total revenue for the year ended December 31, 1999. The agreement also provides for OmniSky to pay $1.50 per month per subscriber for the use of the Company's network operations center. The Company has the right to offer OmniSky's services to its subscribers for a monthly fee of $3.00 per subscriber. There has been no activity as of December 31, 1999 under these provisions of the agreement.

     The Company accounts for its investment in OmniSky under the equity method of accounting. The Company recorded $2.4 million in expenses through December 31, 1999, to reflect its proportionate share of the losses in OmniSky based upon unaudited financial information provided by OmniSky.

     During 1999, OmniSky, Inc. reported a net loss of approximately $5.7 million (unaudited) and had net assets of $9.7 million (unaudited) as of December 31, 1999.

                              AETHER SYSTEMS, INC.

     In October 1999, the Company agreed to purchase 25,000 Minstrel V modems from OmniSky for $230 per modem. OmniSky has an exclusive buying arrangement with Novatel for Minstrel V modems, which began in December 1999 and will run through March of 2000. The Company purchased 20,000 of the 25,000 for cash of $3.5 million and cancellation of $1.1 million of trade receivables owed to the Company by Omnisky. An additional $1.2 million will be paid to OmniSky, Inc. for the remaining 5,000 modems after the delivery of the initial 20,000 modems, which began in November 1999 and will continue through April of 2000. As of December 31, 1999, the Company has recorded prepaid expenses of approximately $4.5 million associated with this agreement. The Company received approximately $58,000 of modems during 1999.

     On January 18, 2000, the Company entered into a Series B Preferred Stock Purchase Agreement, whereby the Company purchased 1,439,809 shares of Series B preferred stock of OmniSky for an aggregate purchase price of approximately $6.7 million, consisting of cash of approximately $6.1 million and the cancellation of approximately $600,000 of indebtedness owed to the Company by OmniSky for engineering services. The investment was made to maintain the Company's 33 percent ownership in OmniSky. The Company's per share purchase price was the same as the other Series B Preferred Stock investors.

(6)  SHORT-TERM INVESTMENTS

     As of December 31, 1998, short-term available for sale investments consists of:

                                                      GROSS           GROSS
                                     AMORTIZED     UNREALIZED       UNREALIZED        FAIR
                                        COST      HOLDING GAINS   HOLDING LOSSES     VALUE
                                     ----------   -------------   --------------   ----------
U.S. Treasury securities...........  $1,929,810      $    --         $(21,677)     $1,908,133
Corporate debt securities..........   4,319,507       11,881          (48,234)      4,283,154
                                     ----------      -------         --------      ----------
                                     $6,249,317      $11,881         $(69,911)     $6,191,287
                                     ==========      =======         ========      ==========

     Maturities of debt securities classified as available for sale were as follows at December 31, 1998:

                                                              AMORTIZED       FAIR
                                                                 COST        VALUE
                                                              ----------   ----------
Due within one year.........................................  $2,124,838   $2,129,084
Due after one year through five years.......................   1,184,890    1,157,964
Due after five years through ten years......................   1,435,695    1,412,043
Due after ten years.........................................   1,503,894    1,492,196
                                                              ----------   ----------
                                                              $6,249,317   $6,191,287
                                                              ==========   ==========

     As of December 31, 1999, short-term available for sale investments consists of:

                                                      GROSS           GROSS
                                     AMORTIZED     UNREALIZED       UNREALIZED        FAIR
                                        COST      HOLDING GAINS   HOLDING LOSSES     VALUE
                                     ----------   -------------   --------------   ----------
U.S. Treasury securities...........  $1,828,460        $95           $(45,895)     $1,782,660
Corporate debt securities..........     333,571         --            (24,269)        309,302
                                     ----------        ---           --------      ----------
                                     $2,162,031        $95           $(70,164)     $2,091,962
                                     ==========        ===           ========      ==========

                              AETHER SYSTEMS, INC.

     Maturities of debt securities classified as available for sale were as follows at December 31, 1999:

                                                              AMORTIZED       FAIR
                                                                 COST        VALUE
                                                              ----------   ----------
Due within one year.........................................  $  325,076   $  326,177
Due after one year through five years.......................     855,751      834,434
Due after five years through ten years......................     717,944      667,257
Due after ten years.........................................     263,260      264,094
                                                              ----------   ----------
                                                              $2,162,031   $2,091,962
                                                              ==========   ==========

(7)  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                       DECEMBER 31,
                                                   ESTIMATED     ------------------------
                                                  USEFUL LIVES      1998         1999
                                                  ------------   ----------   -----------
Furniture and fixtures..........................      7 Years    $  102,345   $   593,030
Computer and equipment..........................  3 - 5 Years       684,328     2,113,229
Software........................................      3 Years       175,000       175,000
Leasehold improvements..........................      5 Years        47,854       946,927
                                                  -----------    ----------   -----------
                                                                  1,009,527     3,828,186
Less depreciation and amortization..............                   (499,090)   (1,032,266)
                                                                 ----------   -----------
                                                                 $  510,437   $ 2,795,920
                                                                 ==========   ===========

(8)  INTANGIBLE ASSETS

     Intangible assets consists of the following:

                                                               ESTIMATED     DECEMBER 31,
                                                              USEFUL LIVES       1999
                                                              ------------   ------------
Goodwill....................................................    7 Years      $  6,165,279
Acquired subscribers........................................    5 Years         6,400,000
Assembled workforce.........................................    3 Years           200,000
                                                                             ------------
                                                                               12,765,279
Less accumulated amortization...............................                     (555,837)
                                                                             ------------
                                                                             $ 12,209,442
                                                                             ============

     Goodwill represents the purchase price in excess of the fair value of the tangible and identifiable intangible assets acquired.

(9)  NOTES PAYABLE TO MEMBERS

     The Company had an unsecured note payable of $150,000 as of December 31, 1997 due to one of its members, Telcom Ventures LLC ("Telcom Ventures"). The note carried interest at a rate of 7.5 percent per annum and all principal and accrued interest was due in January 1999, or earlier upon the occurrence of specified criteria. The note payable, plus accrued interest, was repaid in 1998.

     In June 1998, the Company borrowed $250,000 from one of its members, Pyramid Ventures, Inc. ("Pyramid") under a convertible promissory note. The note was unsecured, bore interest at 8 percent per annum, and was convertible into membership units at the option of the member. In August 1998, the

                              AETHER SYSTEMS, INC.

member elected to convert the note and accrued interest of $2,467 into 57,180 membership units (142,950 shares) in accordance with its terms.

     In June 1998, the Company borrowed $250,000 from another one of its members, Telcom Ventures, under a similar convertible promissory note. All principal and accrued interest was paid by the Company in August 1998.

     In connection with the convertible promissory notes, the Company granted warrants to purchase 5,656 member units (14,140 shares) at an exercise price of $0.01 per unit to Pyramid and Telcom Ventures (note 13). The estimated value of the warrants on the grant date of $50,000 was recognized in interest expense in 1998. Pyramid exercised its warrants to purchase 5,656 member units (14,140 shares) in August 1998. In August 1999, Telcom Ventures exercised its warrants to purchase 5,656 member units (14,140 shares).

     All outstanding membership units were subsequently exchanged for common stock in connection with the Company's initial public offering, effective October 26, 1999 (Note 2).

(10)  INCOME TAXES

     Effective October 26, 1999, in connection with the Company's initial public offering of common stock, Aether merged with and into the Company and the merged entity became a Subchapter C Corporation under the Internal Revenue Code of 1986. As a result, the Company recorded a deferred tax expense of approximately $1.4 million, principally relating to intangible assets other than goodwill acquired as part of the Mobeo acquisition prior to becoming a Subchapter C Corporation, offset, in part, by deferred tax assets associated with option and warrant expense. The Company recorded a deferred tax benefit of $1.4 million related to losses generated subsequent to the change in tax status.

     The Company has provided no income taxes on a pro forma basis due to the losses incurred in all periods.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1999, are presented below:

                     DECEMBER 31, 1999
                     -----------------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 2,274,000
  Depreciation and amortization.............................       54,000
  Option and warrant expense................................    7,903,000
                                                              -----------
Gross deferred tax assets...................................  $10,231,000
Valuation allowance for deferred tax assets.................   (7,692,000)
                                                              -----------
Net deferred tax assets.....................................    2,539,000
                                                              -----------
Deferred tax liabilities:
  Allowance for doubtful accounts...........................       18,000
  Intangibles...............................................    2,521,000
                                                              -----------
Net deferred tax liabilities................................    2,539,000
                                                              -----------
Deferred income taxes, net..................................  $        --
                                                              -----------

     As of December 31, 1999, the Company had Federal and state net operating loss carryforwards of approximately $5,400,000 which expire in 2019.

     In addressing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which

                              AETHER SYSTEMS, INC.

those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

(11)  LEASES

     The Company is obligated under noncancelable operating leases for office space, that expire at various dates through 2010. Future minimum lease payments under noncancelable operating leases are approximately as follows:

                  YEAR ENDING DECEMBER 31,
                  ------------------------
2000........................................................  $  648,000
2001........................................................     664,000
2002........................................................     676,000
2003........................................................     705,000
2004........................................................     736,000
Thereafter..................................................   3,866,000
                                                              ----------
Total minimum lease payments................................  $7,295,000
                                                              ==========

     Rent expense under operating leases was approximately $84,000, $91,000, and $282,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

(12)  PENSION PLANS

     The Company has two defined contribution plans under Section 401(k) of the Internal Revenue Code that provide for voluntary employee contributions of 1 to 15 percent of compensation for substantially all employees. The Company contributed $4,000 to one of the plans for the year ended December 31, 1999.

(13)  STOCK OPTIONS AND WARRANTS

  (a) Options

     In 1996, the Company adopted a Unit Option Plan. In September 1999, the Company adopted the 1999 Equity Incentive Plan (the "Plan") to replace the Unit Option Plan. Under the 1999 Equity Incentive Plan, the Company has the ability to grant options to acquire up to 5.4 million shares of common stock to its employees, directors, and service providers. Options under the Plan generally expire after ten years and normally vest over a period of up to three years. Options are generally granted at an exercise price equal to the fair value on the grant date.

     In June 1999, the Company entered into an employment agreement with its Chief Executive Officer ("Executive"). As part of this agreement, the Executive was granted 350,000 unit options (875,000 shares) at an exercise price of $4.00 per unit ($1.60 per share) and the right to grant an additional 50,000 unit options (125,000 shares) at an exercise price of $4.00 per unit ($1.60 per share) to other key executives. These options expire in June 2009. In September 1999, the Company granted the Executive an additional 70,000 unit options (175,000 shares) at an exercise price of $10.00 per unit ($4.00 per share). These options expire in September 2009. Both grants of options became fully vested in October 1999, as a result of the completion of the Company's initial public offering. In October 1999, the Company recorded option and warrant expense of $16.5 million, which is equal to the difference between the fair value of the shares of Aether System Inc.'s common stock and the exercise price measured at the date of the initial public offering, times the number of options.

     The Company recorded total option and warrant expense of $40,277, $32,580 and $19,198,209 in 1997, 1998, and 1999, respectively. The Company expects to record an additional $5.9 million in option and warrant expense through June 30, 2002 for the difference between the exercise price and the fair market value of the units or stock at the date of grant.

                              AETHER SYSTEMS, INC.

     The Company applies APB 25 and related interpretations in accounting for its unit option plan. Had compensation cost been recognized consistent with SFAS No. 123, the Company's net loss would have increased by $24,000, $41,000, and $4,243,000 for 1997, 1998, and 1999, respectively.

     The per share weighted-average value of options granted by the Company during 1997, 1998, and 1999 was $0.16, $0.55, and $9.21, respectively, on the date of grant using the Black-Scholes option-pricing model. These amounts were calculated using an expected option life of 3 years and volatility of zero for options granted in 1997 and 1998. In 1999, an expected option life of four years and volatility of 70 percent was used for option grants. In addition, the calculations assumed a risk-free interest rate of 5.77 percent to 6.25 percent in 1997, 4.55 percent to 5.51 percent in 1998, and 4.60 percent to 6.11 percent in 1999.

     A summary of the stock option and warrant activity, as adjusted for the exchange of unit options and warrants for stock options, is as follows:

                                          1997                      1998                      1999
                                 -----------------------   -----------------------   -----------------------
                                              WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                               AVERAGE                   AVERAGE                   AVERAGE
                                              EXERCISE                  EXERCISE                  EXERCISE
                                  NUMBER        PRICE       NUMBER        PRICE       NUMBER        PRICE
                                 OF SHARES   (PER SHARE)   OF SHARES   (PER SHARE)   OF SHARES   (PER SHARE)
                                 ---------   -----------   ---------   -----------   ---------   -----------
Outstanding at beginning of
  year.........................    693,438      $0.40      1,000,000      $0.40      1,545,000      $0.85
Options and warrants granted...    306,562      $0.40        604,688      $1.54      2,763,856      $6.19
Options exercised..............         --         --             --         --       (365,498)     $0.54
Options canceled...............         --         --        (59,688)     $0.40        (10,000)     $1.49
                                 ---------      -----      ---------      -----      ---------      -----
Outstanding at end of year.....  1,000,000      $0.40      1,545,000      $0.85      3,933,358      $4.48
                                 =========      =====      =========      =====      =========      =====
Options exercisable at
  year-end.....................    596,720      $0.40        991,093      $0.50      2,450,657      $2.13
                                 =========      =====      =========      =====      =========      =====

     The following table summarizes information about stock options at December 31, 1999:

                                  OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                   --------------------------------------------------   -------------------------------
                                        WEIGHTED
                                         AVERAGE         WEIGHTED                          WEIGHTED
                                        REMAINING    AVERAGE EXERCISE    NUMBER AT     AVERAGE EXERCISE
RANGE OF EXERCISE      NUMBER AT       CONTRACTUAL        PRICE         DECEMBER 31,        PRICE
     PRICES        DECEMBER 31, 1999      LIFE         (PER SHARE)          1999         (PER SHARE)
-----------------  -----------------   -----------   ----------------   ------------   ----------------
                                       (IN YEARS)
$ 0.40 - $ 0.40          617,314           2.19           $ 0.40            591,219         $0.40
$ 1.49 - $ 8.00        3,085,044           8.36           $ 2.98          1,859,438         $2.68
$52.25 - $79.75          231,000           9.90           $35.34                 --            --
                      ----------                                         ----------
                       3,933,358           6.83           $ 4.48          2,450,657         $2.13
                      ==========                                         ==========

  (b) Warrants Issued to Members

     The Company granted warrants to purchase an aggregate 11,312 member units (28,280 shares) at an exercise price of $0.01 per unit to Telcom Ventures and Pyramid, as consideration for obtaining short-term loans (note 9).

     In connection with the sale of membership units to 3Com, the Company granted a conditional warrant to 3Com to purchase 357,466 member units (893,665 shares) at an exercise price of $0.01 per unit. 3Com vested in 57,466 units (143,665 shares) in June 1999 upon completion of a joint sales and marketing plan. As a result, the Company recorded option and warrant expense of approximately $862,000. 3Com vests in the remaining 300,000 warrants (750,000 shares) as follows: 150,000 warrants (375,000 shares) upon the occurrence of the Company obtaining $6 million in engineering services

                              AETHER SYSTEMS, INC.

revenue from opportunities introduced by 3Com and 150,000 warrants (375,000 shares) upon the Company obtaining 6,000 wireless service subscribers, all from opportunities introduced by 3Com. If and when it becomes probable that 3Com will attain the specified milestones necessary for the warrants to vest, the Company will begin to record an expense reflecting the fair value of the warrants, which will be determined in part based on the market price of the common stock. The Company would begin to recognize this expense based on the probability that the milestones would be achieved, continuing through the actual vesting date. The Company would initially estimate the amount of the expense at the time of the determination that achievement is probable, based in part on the market price of the common stock at that time. At the time of the actual vesting, the fair value of the warrant would be remeasured and, if different from the value used in initially estimating the expense, the difference would be reflected as an additional charge or credit at that time. As of December 31, 1999, the Company believes that it is not yet probable that 3Com will attain the specified milestones relating to the remaining warrants to purchase 750,000 shares and, accordingly, no expense relating to these warrants has been recorded.

  (c) Notes Payable

     In September 1999, the Company entered into a $17,000,000 senior secured credit facility with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated. The credit facility was for a one-year term, with the possibility of extension for an additional one-year term and accrued interest at a variable rate. The credit facility was collateralized by substantially all of the assets of the Company and contained certain financial covenants. In connection with the credit facility, the Company granted warrants to Merrill Lynch Capital Corporation to purchase up to 967,876 (2,419,690 shares) of the member units in the Company which became exercisable for no consideration if the Company did not repay the credit facility in a timely manner. On September 28, 1999, the Company borrowed approximately $14,830,000 under the credit facility, primarily to pay the purchase price of Mobeo. On October 26, 1999, the Company repaid the amount outstanding under the credit facility and the warrants were canceled.

(14)  OTHER RELATED-PARTY TRANSACTIONS

  (a) Notes Receivable from Stockholder

     As of December 31, 1998 and 1999, the Company has amounts due from a stockholder under short-term promissory notes of $137,879. The Company has classified the notes as a reduction of stockholders' equity in the accompanying consolidated statements of stockholders' equity. The notes are callable by the Company at any time and bear interest at a rate of 7.5 percent per annum. The notes and accrued interest were repaid in February 2000.

  (b) Consulting Agreements with Stockholders

     The Company derived approximately 34 percent and 39 percent of its revenue for 1997 and 1998, respectively, from consulting services arrangements with one and two of its stockholders, respectively. The Company had trade no accounts receivable due from these stockholders as of December 31, 1998 and 1999, respectively.

     As of December 31, 1997, the Company had received advances of $162,500 from two of its members under consulting arrangements. This amount was recorded as deferred revenue in the accompanying 1997 balance sheet, and was subsequently recognized as revenue in 1998, when the related consulting services were performed.

  (c) Purchases from Stockholder

     In 1998, the Company purchased approximately $560,000 of equipment and inventory from a stockholder.

                              AETHER SYSTEMS, INC.

(15)  INVESTMENTS

     In February 1996, the Company made an investment of $750,000 to acquire a 20 percent interest in Real World Solutions, Inc. (RWS), a California company, which was in the business of developing wireless middleware. The Company accounted for its investment in RWS under the equity method and recorded its proportionate share of losses generated by RWS. In July 1997, the Company sold its interest in RWS to Puma Technology, Inc. (Puma), a Delaware company for $205,000. The Company's carrying value of the investment in RWS as of the date of sale was approximately $507,000 resulting in a realized loss on the sale of the investment of approximately $302,000.

     Concurrently with the sale of the Company's investment in RWS to Puma, the Company entered into an agreement with Puma for $175,000 to obtain perpetual license rights for certain wireless middleware software. This amount was capitalized and is being amortized over a three-year period.

     In December 1996, the Company made an investment of $48,000 in Navox, Inc., (Navox) a privately-held Delaware company which provides wireless communication, location and security system development services. In June 1997, the Company made an additional investment of $26,457 in Navox. The Company's investment represents an approximate 5.5 percent interest in Navox, and includes representation on Navox's board of directors. The Company accounts for its investment in Navox under the equity method of accounting and records its proportionate share of losses generated by Navox. The Company derived approximately 50 percent and 2 percent of its revenue for 1997 and 1998, respectively, under consulting arrangements with Navox. The Company had no trade accounts receivables due from Navox as of December 31, 1998 and 1999, respectively. The Company does not anticipate significant revenue from Navox in the future.

(16)  RESERVED SHARE PROGRAM

     Prior to October 20, 1999, the effectiveness of the Company's registration statement for its initial public offering, the Company sent a letter to approximately 90 employees, officers and directors of the Company whom it had designated as potential offerees of up to 390,000 shares of common stock in a directed share program in connection with its initial public offering. These materials were not accompanied by a preliminary prospectus and may have constituted a prospectus that does not meet the requirements of the Securities Act of 1933. If the mailing of these original materials did constitute a violation of the Securities Act of 1933, the recipients of the letter who purchased common stock in the initial public offering could have the right, for a period of one year from the date of their purchase of common stock, to obtain recovery of the consideration paid in connection with their purchase of common stock or, if they have already sold the stock, sue the Company for damages resulting from their purchase of common stock. These refunds or damages could total up to approximately $6.2 million, based on the initial public offering price of $16.00 per share, in the event that investors suffer a total loss of their investment during this period and seek refunds or damages.

(17)  CONTINGENCY

     The Company has received two claims that it has infringed patents developed by other parties. Management believes that these claims are without merit and intends to contest them vigorously. If the Company is unsuccessful in its defense, it could be liable for damages or could be required to enter into costly royalty arrangements.

(18)  SUBSEQUENT EVENTS

  (a) Acquisition of LocusOne Communications, Inc.

     On February 3, 2000, the Company acquired all the outstanding common stock and preferred stock of LocusOne Communications, Inc. ("LocusOne") for a purchase price of approximately $40 million. LocusOne is a developer of wireless communications for the supply chain management industry. The

                              AETHER SYSTEMS, INC.

acquisition will be accounted for under the purchase method of accounting. Approximately $19.0 million of the purchase price is payable in the form of non-interest bearing notes payable due no later than December 31, 2000.

  (b) Inciscent


     On February 7, 2000 the Company agreed to form a new company with Metrocall, Inc., PSINet, Inc. and Hicks, Muse, Tate & Furst Incorporated to be called Inciscent. Inciscent will offer technology services to small and medium-sized businesses and home office customers. The Company agreed to acquire a 27.5% interest in Inciscent for $10 million. The Company also agreed to acquire a 9.9% interest in Metrocall for $17 million.


  (c) Strategic Alliance with Reuters PLC

     On February 8, 2000, the Company entered into a non-binding letter of intent with Reuters PLC to establish a new company focused on financial markets in Europe. The Company plans to acquire a 60% interest in this new company for $100 million.

  (d) Pending Acquisition of Riverbed Technologies, Inc.

     On February 9, 2000, the Company entered into an definitive merger agreement to acquire Riverbed Technologies, Inc. ("Riverbed") for approximately 4,537,000 shares of common stock, plus the issuance of options to acquire approximately 862,000 additional shares of common stock for replacement of existing options of Riverbed's employees. Riverbed develops products to extend the accessibility of applications and information from corporate networks and databases to handheld devices. The acquisition will be accounted for under the purchase method of accounting and is subject to regulatory approval and shareholder vote by Riverbed shareholders.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Mobeo, Inc.

     In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity (deficit) and cash flows, present fairly, in all material respects, the financial position of Mobeo, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
McLean, Virginia
March 10, 1999

                                  MOBEO, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
Current assets:
  Cash and cash equivalents.................................  $  125,446   $  193,913
  Accounts receivable, net..................................     278,620      293,895
  Prepaid expenses and other................................      37,032       28,724
  Income tax refund receivable..............................      20,756       20,756
  Deferred income tax.......................................     142,365      186,549
                                                              ----------   ----------
          Total current assets..............................     604,219      723,837
Property and equipment, net.................................     321,876      405,148
Patents, net................................................          --       30,307
Deposits....................................................      24,475       23,609
Deferred income tax.........................................      71,476       14,542
                                                              ----------   ----------
          Total assets......................................  $1,022,046   $1,197,443
                                                              ==========   ==========

                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $  989,316   $1,130,184
  Accrued expenses..........................................     275,541      390,172
  Income tax payable........................................          --           --
  Capital lease obligations.................................      12,159           --
  Deferred revenue..........................................      71,220      104,170
                                                              ----------   ----------
          Total current liabilities.........................   1,348,236    1,624,526
                                                              ----------   ----------
Commitments and contingencies
Stockholders' equity (deficit):
  Common stock; no par value, 10,000 shares authorized,
     1,171 shares issued and outstanding....................          --           --
  Additional paid-in capital................................     172,625      172,625
  Accumulated deficit.......................................    (455,795)    (556,688)
  Notes receivable-related parties..........................     (43,020)     (43,020)
                                                              ----------   ----------
          Total stockholders' deficit.......................    (326,190)    (427,083)
                                                              ----------   ----------
          Total liabilities and stockholders' deficit.......  $1,022,046   $1,197,443
                                                              ==========   ==========

   The accompanying notes are an integral part of these financial statements

                                  MOBEO, INC.

                            STATEMENTS OF OPERATIONS

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              1996         1997         1998
                                                           ----------   ----------   ----------
Service revenue..........................................  $6,484,864   $7,088,993   $8,580,786
Cost of services.........................................   2,947,185    3,148,051    3,040,743
                                                           ----------   ----------   ----------
Gross profit.............................................   3,537,679    3,940,942    5,540,043
                                                           ----------   ----------   ----------
Selling, general and administrative expenses:
  Sales and marketing....................................   1,641,502    1,812,696    2,302,360
  General and administrative.............................   1,149,218    1,937,829    2,706,544
  Research and development...............................      94,609      174,867      496,570
  Depreciation and amortization..........................     355,276      464,419      112,903
                                                           ----------   ----------   ----------
                                                            3,240,605    4,389,811    5,618,377
                                                           ----------   ----------   ----------
Other expense (income):
  Interest expense (income)..............................          --        2,628       (4,969)
  Loss on disposal of assets.............................          --      148,000       14,778
                                                           ----------   ----------   ----------
          Total other expenses (income)..................          --      150,628        9,809
                                                           ----------   ----------   ----------
Income (loss) before income taxes........................     297,074     (599,497)     (88,143)
Provision for (benefit from) income taxes................     120,150     (211,841)      12,750
                                                           ----------   ----------   ----------
Net income (loss)........................................  $  176,924   $ (387,656)  $ (100,893)
                                                           ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements

                                  MOBEO, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                            NOTES
                                                               ADDITIONAL                 RECEIVABLE
                                                                PAID-IN     ACCUMULATED    RELATED
                                             SHARES   AMOUNT    CAPITAL       DEFICIT      PARTIES       TOTAL
                                             ------   ------   ----------   -----------   ----------   ---------
Balance at December 31, 1995...............  1,171     $--      $172,625     $(245,063)   $      --    $ (72,438)
  Issuance of notes receivable-related
    parties................................     --      --            --            --     (171,250)    (171,250)
  Net income...............................     --      --            --       176,924           --      176,924
                                             -----     ---      --------     ---------    ---------    ---------
Balance at December 31, 1996...............  1,171     $--      $172,625     $ (68,139)   $(171,250)   $ (66,764)
  Issuance of notes receivable-related
    parties................................     --      --            --            --      (65,603)     (65,603)
  Collections on notes receivable-related
    parties................................     --      --            --            --       71,250       71,250
  Allowance for notes receivable-related
    parties................................     --      --            --            --      122,583      122,583
  Net loss.................................     --      --            --      (387,656)          --     (387,656)
                                             -----     ---      --------     ---------    ---------    ---------
Balance at December 31, 1997...............  1,171      --       172,625      (455,795)     (43,020)    (326,190)
  Net loss.................................     --      --            --      (100,893)          --     (100,893)
                                             -----     ---      --------     ---------    ---------    ---------
Balance at December 31, 1998...............  1,171     $--      $172,625     $(556,688)   $ (43,020)   $(427,083)
                                             -----     ---      --------     ---------    ---------    ---------

   The accompanying notes are an integral part of these financial statements

                                  MOBEO, INC.

                            STATEMENTS OF CASH FLOWS

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1996        1997        1998
                                                              ---------   ---------   ---------
Cash flows from operating activities:
  Net income (loss).........................................  $ 176,924   $(387,656)  $(100,893)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Bad debt expense........................................     23,976      62,956      51,620
    Deferred income taxes...................................     62,200    (211,841)     12,750
    Depreciation and amortization...........................    355,276     464,419     112,903
    Loss on disposal of assets..............................     57,472     148,009      14,778
    Allowance for notes receivable-related parties..........         --     122,583          --
    Changes in assets and liabilities:
       Accounts receivable..................................     74,989    (181,580)    (66,895)
       Income tax refund receivable.........................      6,414     (16,259)         --
       Restricted cash......................................     15,000          --          --
       Deposits, prepaid expenses and other.................     24,353     (30,990)      9,174
       Accounts payable and accrued expenses................    (66,407)    179,434     255,499
       Income tax payable...................................    (60,940)    (49,560)         --
       Deferred revenue.....................................   (127,115)      4,114      32,950
                                                              ---------   ---------   ---------
         Net cash provided by operating activities..........    542,142     103,629     321,886
                                                              ---------   ---------   ---------
Cash flows from investing activities:
  Purchase of property and equipment........................   (347,526)    (68,558)   (210,804)
  Payments to acquire patent................................         --          --     (30,456)
  Advances of notes receivable-related parties..............   (171,250)    (78,103)         --
  Collections on notes receivable-related parties...........         --      83,750          --
                                                              ---------   ---------   ---------
         Net cash used in investing activities..............   (518,776)    (62,911)   (241,260)
                                                              ---------   ---------   ---------
Cash flows from financing activities:
  Principal payments on capital leases......................    (42,268)    (48,414)    (12,159)
                                                              ---------   ---------   ---------
         Net cash used in financing activities..............    (42,268)    (48,414)    (12,159)
                                                              ---------   ---------   ---------
Net increase (decrease) in cash and cash equivalents........    (18,902)     (7,696)     68,467
Cash and cash equivalents at beginning of the year..........    152,044     133,142     125,446
                                                              ---------   ---------   ---------
Cash and cash equivalents at end of the year................  $ 133,142   $ 125,446   $ 193,913
                                                              =========   =========   =========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $  20,360   $  13,428   $   1,378
                                                              =========   =========   =========
  Cash paid for income taxes................................  $ 112,476   $  65,819   $      --
                                                              =========   =========   =========
  Supplemental disclosure of non-cash investing and
    financing activities:
    Allowance for notes receivable-related parties..........  $      --   $ 122,583   $      --
                                                              =========   =========   =========

   The accompanying notes are an integral part of these financial statements

                                  MOBEO, INC.
                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

     DocuPro, Inc. was incorporated in the District of Columbia and commenced operations in January 1989. In June 1998, DocuPro reincorporated in the state of Delaware and in September 1998 changed its name to Mobeo, Inc. (the Company). The Company is an electronic publisher specializing in providing financial information over wireless networks. The Company's F/X Alert(R) service provides major banks and financial institutions with continuous pricing and news headlines of foreign exchange, government securities, and commodity markets on a palm sized data terminal. The Company's PocketFutures(R) product provides the individual futures trader with continuous pricing and news headlines of future markets. Subsequent to December 31, 1998, the Company launched the Mobeo1.0(R) product, designed for the individual equities trader.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and cash equivalents

     All highly liquid instruments with original maturities of three months or less are considered to be cash equivalents. The Company invests its cash balances in repurchase accounts with a large financial institution.

  Revenue recognition

     The Company enters into one year service contracts for providing financial information over wireless networks. For substantially all its customers, the Company bills on a monthly cycle and recognizes revenue monthly. Certain of the Company's customers are billed in advance annually with revenue deferred and recognized on a monthly basis over the life of the agreement. Non-refundable activation fees are billed and recognized at the time of initial subscription.

  Concentration of credit risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such bank accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents. The Company regularly monitors all outstanding accounts receivable balances to assess collectibility. Accounts receivable as of December 31, 1997 and 1998, are net of an allowance for doubtful accounts of $30,000 and $32,700, respectively. The accounts receivable, which are not collateralized, are due mainly from banks and financial institutions.

     Although the Company has sales on a national basis, 75% of their revenue were derived in the New York City area. No individual accounts receivable were greater than 10% of total accounts receivable as of December 31, 1997 and 1998.

                                  MOBEO, INC.
                         NOTES TO FINANCIAL STATEMENTS

  Property and equipment

     Property and equipment are recorded at cost. Property and equipment under capital leases are recorded at the lower of their fair market value or the present value of future minimum lease payments determined at the inception of the lease.

     Amortization of leasehold improvements is recorded on a straight-line basis over the shorter of the estimated useful life of the improvement or the term of the lease. Amortization of property and equipment under capital leases is recorded on a straight-line basis over the lease term. Property and equipment under capital leases for which title passes to the Company at the conclusion of the lease term is amortized on a straight line basis over the estimated useful life of the related asset. Depreciation of other property and equipment is recorded on a straight-line basis over expected useful lives of 3 to 10 years.

     When property and equipment is retired or otherwise disposed, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income. Costs associated with repairs and maintenance are expensed as incurred.

  Patents

     The cost of acquiring patents was approximately $30,000 as of December 31, 1998. Upon approval, the patents are to be amortized on a straight-line basis over their estimated economic life, which is less than the statutory life of the patents.

  Income taxes

     The Company accounts for income taxes in accordance with the liability method. Deferred tax assets and liabilities are recognized for tax consequences in future years for differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The provision for income taxes includes the current tax provision and the change during the year in the net deferred tax liability or asset. A valuation allowance is provided to reduce the deferred tax asset to a level which, more likely than not, will be realized.

  Recent accounting pronouncements

     In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB No. 133 an amendment of FASB Statement No. 133, which defers the effective date of SFAS No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company will adopt SFAS No. 133 for the year ending December 31, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Currently, the Company does not utilize derivative instruments, therefore the adoption of SFAS No. 133 is not expected to have a significant effect on the Company's results of operations or its financial position.

  Reclassifications

     Certain amounts in the 1997 financial statements have been reclassified to conform with the 1998 presentation.

                                  MOBEO, INC.
                         NOTES TO FINANCIAL STATEMENTS

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1997        1998
                                                              ---------   ---------
System hardware and software................................  $ 278,202   $ 196,038
Office furniture and equipment..............................    216,158     454,817
Leasehold improvements......................................     44,106      44,106
                                                              ---------   ---------
                                                                538,466     694,961
Less accumulated depreciation and amortization..............   (216,590)   (289,813)
                                                              ---------   ---------
                                                              $ 321,876   $ 405,148
                                                              =========   =========

     During 1997, the Company leased certain office equipment under capital leases. As of December 31, 1997, the cost of the office equipment related to these capital leases was $44,035, and the accumulated amortization was $27,684. These leases were fully amortized in 1998.

     During 1997, the Company reassessed the useful life of their pagers, which are provided to customers upon activation of services at no fee. Since the Company's service agreements are for a one-year period and subject to cancellation, non-payment and non-return risk, management changed the estimated useful life from three years to immediate expense recognition when the pagers are acquired. As a result, the remaining net book value of pagers acquired prior to 1997 of $228,000 was charged to depreciation expense for the year ended December 31, 1997, while pagers purchased for the years ended December 31, 1997 and 1998 totaled $138,000 and $281,000, respectively.

     During 1997 and 1998, the Company disposed of certain system hardware and software equipment with an original cost of $435,000 and $54,310, respectively, and accumulated amortization of $287,000 and $35,675, respectively. The resulting losses on disposals are included as a separate component on the statement of operations.

4. INCOME TAXES

     The components of the provision for (benefit from) income taxes consisted of the following:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              ---------   -------
Current provision (benefit):
Federal.....................................................  $      --   $    --
State and local.............................................         --        --
                                                              ---------   -------
                                                                     --        --
                                                              ---------   -------
Deferred provision (benefit):
Federal.....................................................   (169,073)   10,200
State and local.............................................    (42,768)    2,550
                                                              ---------   -------
                                                               (211,841)   12,750
                                                              ---------   -------
Total provision for (benefit from) income taxes.............  $(211,841)  $12,750
                                                              =========   =======

                                  MOBEO, INC.
                         NOTES TO FINANCIAL STATEMENTS

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of the Company's net deferred tax assets and liabilities are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Current deferred tax assets
Allowance for doubtful accounts.............................  $ 64,848   $ 65,995
Deferred revenue............................................    30,264     36,611
Other.......................................................    10,714      3,163
Net operating loss carryback................................    36,539     80,780
                                                              --------   --------
Total current deferred tax assets...........................  $142,365   $186,549
                                                              --------   --------
Noncurrent deferred tax assets
Accumulated depreciation....................................    71,476     14,542
                                                              --------   --------
Total noncurrent deferred tax assets........................    71,476     14,542
                                                              --------   --------
Total deferred tax assets...................................  $213,841   $201,091
                                                              ========   ========

     The change in the deferred tax assets in 1998 primarily represents the effect of changes in the amounts of temporary differences. The Company's 1998 provision for income taxes differs from the provision that would have resulted from applying the federal statutory rates to net loss before taxes due to permanent differences primarily attributable to deductible business meals and entertainment and other permanent differences of 48%. The Company believes it is more likely than not to realize the net deferred tax asset and accordingly no valuation allowance has been provided as of December 31, 1997 and 1998. This conclusion is based on, (i) the Company's ability to carryback net operating losses to offset taxable income from previous years and (ii) the Company's expected future profitability.

5. PROFIT SHARING AND 401(k) PLANS

     The Company has a discretionary profit sharing plan and a self-directed 401(k) plan which cover all employees employed more than six months. Employees become fully vested after three years of service. Employer contributions to the profit sharing plan were $102,172 and $94,664 and contributions to the 401(k) plan were $44,040 and $60,490 for the years ended December 31, 1997 and 1998, respectively.

6. STOCK-BASED COMPENSATION

     On April 30, 1998, the Company adopted the Omnibus Stock Option Plan (the
Plan), under which incentive stock options, non-qualified stock options, stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards or any combination thereof may be granted to the Company's employees and certain other persons in accordance with the Plan. The Board of Directors, which administers the Plan, determines the number of options granted, the vesting period and the exercise price. The Board of Directors may terminate the Plan at any time. Options granted under the Plan generally vest over a four year period and expire ten years after the date of grant. Prior to the common stock becoming publicly traded, the Company retains the right of first offer to buy the employees' shares at the offer price. At December 31, 1998, 48 shares were reserved for issuance under the Plan.

                                  MOBEO, INC.
                         NOTES TO FINANCIAL STATEMENTS

     As of December 31, 1998, a total of 35 incentive stock options respectively, had been granted to employees, at an exercise price of $3,250 per share. The exercise price was established by the Board of Directors.

                                                                                 WEIGHTED
                                                            INCENTIVE            AVERAGE
                                                              STOCK              EXERCISE
                                                             OPTIONS    PRICE     PRICE
                                                            ---------   ------   --------
Options outstanding at December 31, 1997..................      --          --        --
Options granted...........................................      35      $3,250    $3,250
Options exercised.........................................      --          --
Options canceled..........................................      --          --        --
                                                               ---      ------    ------
Options outstanding at December 31, 1998..................      35      $3,250    $3,250
                                                               ---      ------    ------
Options granted...........................................      10      $3,250    $3,250
Options exercised.........................................      --          --
Options canceled..........................................      --          --        --
                                                               ---      ------    ------
Options outstanding at June 30, 1999 (unaudited)..........      45      $3,250    $3,250
                                                               ===      ======    ======

     At December 31, 1998 no options were exercisable. The weighted-average fair value of options granted during the year ended December 31, 1998.

     The Company measures compensation expense for its employee stock-based compensation using the intrinsic value method and provides pro forma disclosures of net loss as if the fair value method had been applied in measuring compensation expense. Under the intrinsic value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the fair value of the underlying stock on the date of grant, compensation expense is to be recognized over the applicable vesting period. No options granted through December 31, 1998 were less than fair value of the underlying stock. Had the fair value method been applied, the Company's net loss at December 31, 1998 would have been increased to the pro forma amounts indicated below:

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Net loss as reported........................................   $(100,893)
Pro forma net loss..........................................   $(103,313)

     The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during the year ended December 31, 1998: dividend yield of 0%, expected volatility of 0%, risk-free interest rate of 5.07% and expected term of 9 years.

     As of December 31, 1998, the weighted average remaining contractual life of the options is 9.7 years.

7. COMMITMENTS AND CONTINGENCIES

  Data services and royalty arrangement

     In January 1995, the Company entered into a multi-year distribution agreement with a provider of financial information for transmission to the Company's customers. During 1998, the Company entered into two additional multi-year agreements with new suppliers. Under these agreements, the Company pays a monthly royalty to the data suppliers based on the number of wireless units receiving data. Included in accounts payable at December 31, 1997 and 1998 and, respectively, related to purchases of financial information for transmission to customers.

                                  MOBEO, INC.
                         NOTES TO FINANCIAL STATEMENTS

  Paging services

     In April 1994, the Company entered into a multi-year nonexclusive national reseller agreement with a wireless messaging service provider. During 1998, the Company entered into two additional multi-year nonexclusive national reseller agreements with new suppliers. Under the terms of these agreements, the Company is purchasing paging services from these providers for the purpose of marketing and reselling such services to end users.

  Vulnerabilities due to certain concentrations

     The Company obtains all of its data from three sources and resells primarily through one wireless messaging provider. Although there are a limited number of data sources and messaging service providers, management believes that they could obtain such services on terms comparable to the Company's existing agreements. A change in suppliers, however, could cause delays in service, which would adversely affect the Company's financial position, results of operations and cash flows.

  Leases

     The Company leases office space in Bethesda, Maryland for its corporate headquarters under an agreement which expires in December 1999. In addition, the Company maintains facilities in New York, N.Y., under an agreement which expires in 1999. The lease agreement for its corporate headquarters contains provisions allowing free rent periods and periodic rate increases during the lease terms. The Company recognizes rent expense under operating leases ratably over the lease terms. As of December 31, 1997 and 1998, the Company had $13,000 and $7,000, respectively, recorded as deferred rent included in accrued expenses. Total rent expense was $238,783 and $239,936 for the years ended December 31, 1997 and 1998, respectively.

     In addition to office space, the Company leases an automobile under a 36 month operating lease, which expires in 1999.

     Future minimum lease payments under non-cancelable operating leases are as follows:

1999..............................................  $201,695

8. RELATED PARTY TRANSACTIONS

     In 1996, the Company advanced $171,250 to certain employees and shareholders under notes receivable arrangements. During 1997, the Company advanced an additional $78,103 under these arrangements, and received $83,750 in collections on the notes receivables. There is no planned settlement of the notes receivable balance in the foreseeable future, therefore the Company has classified the amounts as a component of stockholders' equity (deficit). Under these arrangements, the Company provided an allowance for doubtful accounts of $122,583 to reflect the net realizable value of the notes at December 31, 1997 and 1998, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Riverbed Technologies, Inc.

     We have audited the accompanying balance sheets of Riverbed Technologies, Inc. (the Company) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from October 21, 1998 (date of inception) to December 31, 1998 and for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Riverbed Technologies, Inc. as of December 31, 1998 and 1999 and the results of its operations and its cash flows for the period from October 21, 1998 (date of inception) to December 31, 1998 and for the year ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          KPMG LLP

McLean, Virginia
February 15, 2000

                          RIVERBED TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1998         1999
                                                              --------    -----------
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $     --    $ 5,340,801
  Short-term investments....................................        --      3,936,542
  Accounts receivable.......................................    21,883        619,071
  Prepaids and other........................................        --        428,855
                                                              --------    -----------
          Total current assets..............................    21,883     10,325,269
Property and equipment, net.................................    48,161        718,075
                                                              --------    -----------
          Total assets......................................  $ 70,044    $11,043,344
                                                              ========    ===========
                     LIABILITIES, REDEEMABLE PREFERRED STOCK AND
                           STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $ 46,789    $   637,378
  Accrued expenses..........................................        --        497,135
  Deferred revenues.........................................     3,000         68,510
  Advance from stockholder..................................    81,834             --
  Note payable -- current portion...........................        --        120,578
                                                              --------    -----------
  Total current liabilities.................................   131,623      1,323,601
                                                              --------    -----------
Long-term liabilities:
  Note payable -- less current portion......................        --        241,155
                                                              --------    -----------
          Total liabilities.................................   131,623      1,564,756
                                                              --------    -----------
Series A preferred stock, convertible, $0.01 par value, zero and 3,500,000 shares authorized, issued and outstanding at
  December 31, 1998 and 1999, respectively (liquidation
  value $3,829,863).........................................        --      3,785,531
Series B preferred stock, convertible, $0.01 par value, zero and 4,145,211 shares authorized, issued and outstanding at
  December 31, 1998 and 1999, respectively (liquidation
  value $12,053,001)........................................        --     11,985,989
Stockholders' equity (deficit):
  Common stock, $0.01 par value, 100,000 and 14,354,789
     shares authorized at December 31, 1998 and 1999,
     respectively; 100,000 and 2,887,793 shares issued and
     outstanding at December 31, 1998 and 1999,
     respectively...........................................     1,000         28,878
  Additional paid-in-capital................................    (1,000)       561,033
  Accumulated deficit.......................................   (61,579)    (6,882,843)
                                                              --------    -----------
          Total stockholders' equity (deficit)..............   (61,579)    (6,292,932)
                                                              --------    -----------
  Commitments and contingencies
          Total liabilities, redeemable preferred stock and
            stockholders' equity (deficit)..................  $ 70,044    $11,043,344
                                                              ========    ===========

                See accompanying notes to financial statements.

                          RIVERBED TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

                                                                PERIOD FROM
                                                              OCTOBER 21, 1998
                                                           (DATE OF INCEPTION) TO       YEAR ENDED
                                                             DECEMBER 31, 1998       DECEMBER 31, 1999
                                                           ----------------------    -----------------
Software license revenue.................................         $     --              $   757,899
Maintenance, consulting and support revenue..............               --                  169,186
                                                                  --------              -----------
          Total revenue..................................               --                  927,085
Cost of software revenue.................................               --                  221,101
Cost of maintenance, consulting and support revenue......               --                  506,383
                                                                  --------              -----------
          Total cost of revenue..........................               --                  727,484
                                                                  --------              -----------
Gross profit.............................................               --                  199,601
Operating expenses:
Sales and marketing......................................           38,115                2,865,470
Research and development.................................           10,091                2,050,778
General and administrative...............................           13,373                1,055,071
Stock option expense.....................................               --                1,200,294
                                                                  --------              -----------
                                                                    61,579                7,171,613
                                                                  --------              -----------
          Operating loss.................................          (61,579)              (6,972,012)
Interest income (expense), net...........................               --                  150,748
                                                                  --------              -----------
Loss before income taxes.................................          (61,579)              (6,821,264)
Income taxes.............................................               --                       --
                                                                  --------              -----------
Net loss.................................................         $(61,579)             $(6,821,264)
Preferred stock dividend requirements....................               --                 (628,376)
                                                                  --------              -----------
Net loss available to common stockholders................         $(61,579)             $(7,449,640)
                                                                  ========              ===========

                See accompanying notes to financial statements.

                          RIVERBED TECHNOLOGIES, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                    COMMON STOCK        ADDITIONAL
                                --------------------     PAID-IN-     ACCUMULATED
                                 SHARES        PAR       CAPITAL        DEFICIT         TOTAL
                                ---------    -------    ----------    -----------    -----------
Balance at inception, October
  21, 1998....................         --    $    --    $       --    $        --    $        --
  Shares issued at
     inception................    100,000      1,000        (1,000)            --             --
  Net loss....................         --         --            --        (61,579)       (61,579)
                                ---------    -------    ----------    -----------    -----------
Balance at December 31,
  1998........................    100,000      1,000        (1,000)       (61,579)       (61,579)
  Stock split.................  1,722,917     17,229       (17,229)            --             --
  Issuance of common shares...    984,376      9,844            --             --          9,844
  Exercise stock options......     80,500        805         7,344             --          8,149
  Stock option expense........         --         --     1,200,294             --      1,200,294
  Preferred stock dividend
     requirements.............         --         --      (628,376)            --       (628,376)
  Net loss....................         --         --            --     (6,821,264)    (6,821,264)
                                ---------    -------    ----------    -----------    -----------
Balance at December 31,
  1999........................  2,887,793    $28,878    $  561,033    $(6,882,843)   $(6,292,932)
                                =========    =======    ==========    ===========    ===========

                See accompanying notes to financial statements.

                          RIVERBED TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                PERIOD FROM
                                                              OCTOBER 21, 1998
                                                           (DATE OF INCEPTION) TO       YEAR ENDED
                                                             DECEMBER 31, 1998       DECEMBER 31, 1999
                                                           ----------------------    -----------------
Cash flow from operating activities:
  Net loss...............................................         $(61,579)             $(6,821,264)
  Adjustments to reconcile net loss to net cash used in
     operating activities
     Stock option expense................................               --                1,200,294
     Depreciation and amortization.......................               --                   97,050
     Changes in operating assets and liabilities:
       Increase in accounts receivable...................          (21,883)                (597,188)
       Increase in prepaids and other current assets.....               --                 (428,855)
       Increase in accounts payable and accrued
          expenses.......................................           46,789                1,087,724
       Increase in deferred revenue......................            3,000                   65,510
                                                                  --------              -----------
Net cash used in operating activities....................          (33,673)              (5,396,729)
                                                                  --------              -----------
Cash flows from investing activities:
     Purchases of property and equipment.................          (48,161)                (766,964)
     Purchase of short-term investments..................               --               (3,936,542)
                                                                  --------              -----------
  Net cash used in investing activities..................          (48,161)              (4,703,506)
                                                                  --------              -----------
Cash flows from financing activities:
     Advance (repayment) from stockholder................           81,834                  (81,834)
     Proceeds from the issuance of common stock and
       exercise of stock options.........................               --                   17,993
     Proceeds from the issuance of preferred stock, net
       of issuance costs.................................               --               15,143,144
     Proceeds from line of credit........................               --                  250,000
     Repayment on line of credit.........................               --                 (250,000)
     Proceeds from note payable..........................               --                  361,733
                                                                  --------              -----------
Net cash provided by financing activities................           81,834               15,441,036
Net increase in cash and cash equivalents................               --                5,340,801
Cash and cash equivalents, beginning of period...........               --                       --
                                                                  --------              -----------
Cash and cash equivalents, end of period.................         $     --              $ 5,340,801
                                                                  ========              ===========
Supplemental disclosure of cash flow information:
  Interest...............................................         $     --              $     4,355
  Income taxes...........................................         $     --              $        --

                See accompanying notes to financial statements.

                          RIVERBED TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND DESCRIPTION OF BUSINESS

     Riverbed Technologies, Inc. (the "Company"), a Delaware corporation, was formed on October 21, 1998 and is based in Vienna, Virginia.

     The Company designs, develops, sells and supports synchronization and management software that enables handheld devices to be used as a natural extension of the enterprise and systems enabling people to use wireless handheld devices for data communications and transactions. The Company operates in a highly competitive environment subject to rapid technological change and emergence of new technology. Although management believes its services are transferable to emerging technologies, rapid changes in technology could have an adverse financial impact on the Company.

     The Company expects to expand its operations through continued capital investment in new systems and services. The Company is not currently generating sufficient cash flows from operations to support its current operating and capital requirements. The Company has and will continue to be dependent upon its stockholders and other financing sources to fund these requirements.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Revenue Recognition

     Revenues are generated from licensing software and providing services, including maintenance and technical support, training and consulting.

     In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 97-2, Software Revenue Recognition. Subsequently, in March 1998 and December 1998, the AICPA issued SOP 98-4 and SOP 98-9, respectively, which defer until the Company's fiscal year beginning January 1, 2000, the application of several paragraphs and examples in SOP 97-2 that limit the definition of vendor specific objective evidence ("VSOE") for determining fair value of various elements in a multiple element arrangement. The provisions of SOP 97-2 have been applied to transactions entered into from the inception (October 21, 1998) of the Company. Management of the Company does not believe that the adoption of the remaining portions of SOP 97-2, which were deferred by SOP 98-4 and SOP 98-9, will have a material impact on the Company's financial statements.

     Software revenue consists of fees for licenses of the Company's software products. The Company recognizes the revenue when the license agreement is signed, the license fee is fixed and determinable, delivery of the software has occurred, and collectibility of the fee is considered probable.

     Services revenue consists of maintenance and technical support, training and consulting. Revenues from maintenance and technical support, which consists of unspecified when-and-if-available product updates and customer telephone support services, are recognized ratably over the term of the service period. Other services revenues are recognized as the related services is provided.

  (b) Cost of Revenues

     The cost of software license revenues consists primarily of third party royalties. The cost of maintenance, consulting and support revenue consists primarily of personnel-related costs.

  (c) Software Development Costs

     Software development costs are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed (the "Standard"). Under the Standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. To

                          RIVERBED TECHNOLOGIES, INC.

date, the period between achieving technological feasibility and the general availability of such software has been short; therefore, software development costs qualifying for capitalization have been immaterial. Accordingly, the Company has not capitalized any software development costs and has charged all such costs to research and development expense. Research and development costs are expensed as incurred.

  (d) Advertising Expense

     Advertising costs are expensed as incurred. Advertising expense was $0 and $343,000 for the period from October 21, 1998 (date of inception) to December 31, 1998 and for the year ended December 31, 1999, respectively.

  (e) Income Taxes

     The Company recognizes income taxes using the asset and liability method, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a tax rate change on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

  (f) Cash and Cash Equivalents

     Cash equivalents include all highly liquid investments with original maturities of three months or less. Cash equivalents include approximately $3,508,000 in money market accounts as of December 31, 1999.

  (g) Short-term Investments

     Short-term investments consist of highly liquid investments with original maturities greater than three months and less than one year. Short-term investments consisted of U.S. Treasury securities. Short-term investments are recorded at their amortized cost which approximates fair value as of December 31, 1999.

  (h) Concentration of Credit Risk

     Financial instruments that potentially subject the Company to credit risk consist of accounts receivable. The Company extends credit to its customers on an unsecured basis in the normal course of business.

     For the year ended December 31, 1999, the Company derived approximately 60 percent of its revenue from three customers. As of December 31, 1999, approximately 88 percent of the accounts receivable balance was due from four customers.

  (i) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          RIVERBED TECHNOLOGIES, INC.

  (j) Fair Value of Financial Instruments

     The carrying of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable approximate their fair value because of the short duration of the instruments.

  (k) Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to five years. The costs of leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

  (l) Recovery of Long-Lived Assets

     The Company's policy is to review its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company recognizes an impairment loss when the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset. The measurement of the impairment losses to be recognized is based upon the difference between the fair value and the carrying amount of the assets.

  (m) Stock Compensation

     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost, if any, is recognized over the respective vesting period based on the difference, on the date of grant, between the fair value of the Company's common stock and the exercise price. All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

  (n) Other Comprehensive Loss

     The Company has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 established standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes changes in equity of business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income refers to revenue, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income, but excluded from net income. The Company has had no transactions of this nature since its inception.

  (o) Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement, as amended, is effective for all fiscal quarters beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have a material affect on its financial position or results of operations.

                          RIVERBED TECHNOLOGIES, INC.

(3) CAPITALIZATION

     The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 14,354,789 shares of common stock. As of December 31, 1999, the Company had reserved shares of common stock for future issuance as follows:

Conversion of Series A Preferred Stock......................  3,500,000
Conversion of Series B Preferred Stock......................  4,145,412
Exercise of stock options pursuant to stock option plan.....  2,484,376

     On October 21, 1998, the Company was formed and initially capitalized when Noblestar Systems Corporation ("NobleStar") contributed certain intangible assets in exchange for all 100,000 shares of the Company's authorized common stock. On January 16, 1999, the Company effected a stock split of 18.22917 to 1 of its common stock. On January 20, 1999, the Company granted 984,376 shares of common stock to two of its founders. In connection with this grant the Company recorded stock option expense of approximately $778,000.

(4) PREFERRED STOCK

     In January 1999, the Company issued 3,500,000 shares of Series A Preferred Stock ("Series A") at a price of $1.00 per share. Total proceeds, net of offering expenses, were approximately $3,442,000.

     In October 1999, the Company issued 4,145,211 shares of Series B Preferred Stock ("Series B") at a price of $2.84 per share. Total proceeds, net of offering expenses, were approximately $11,701,000.

  (a) Voting Rights and Protective Provisions

     The Series A and B stockholders may vote with the common stock as a single class on all actions to be taken by the stockholders. The Series A and B stockholders each are entitled to elect one member of the Board of Directors provided that at least 10 percent of authorized preferred stock of each class is then outstanding. Furthermore, as long as 10 percent of each class of preferred stock is outstanding, approval by at least two-thirds of holders of then outstanding shares of Series A and B is required for: (i) changing rights, preferences or privileges of each class; and (ii) issuing any equity security having a preference or parity with each class with respect to voting, dividends, liquidation or redemption. Finally, as long as 10 percent of each class of preferred stock of each class is outstanding, approval by at least fifty percent of the holders of then outstanding shares of Series and A and B is required for:
(i) the sale of the Company or substantially all of its assets; (ii) increasing the authorized number of shares of preferred stock or common stock; (iii) amending the Company's charter or bylaws; (iv) materially changing the Company's business; (v) approving an annual budget and executive compensation plan, including expenses greater than $100,000; or (vi) increasing the number of directors of the Company.

  (b) Dividends

     Series A and B stock accrues cumulative dividends at rate of 10 percent per annum, whether or not the dividends are declared by the Board of Directors. Unpaid and undeclared dividends on Series A and Series B was approximately $330,000 and $280,000, respectively, as of December 31, 1999.

  (c) Liquidation

     In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of Series A and B stock shall be entitled to receive an amount equal to the original share price paid plus any unpaid cumulative dividends, whether or not declared. The Series A and

                          RIVERBED TECHNOLOGIES, INC.

B stockholders may also participate on an equal basis with the common stock in any remaining assets after accumulated dividend are paid.

  (d) Redemption

     Series A and B stock are redeemable after October 2003 upon notice to the Company by at least 50 percent of the holders of the then outstanding stock. The redemption price shall equal the liquidation amount and is payable in three annual installments beginning on the redemption date.

  (e) Conversion

     Series A and B stock is convertible on a one-for-one basis into shares of common stock at the option of the holder. Series A and B stock is automatically converted into common stock in the event of an initial public offering in which the aggregate proceeds are not less than $15,000,000 and the Company's pre-offering valuation is at least $150,000,000.

(5) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
Computer hardware...........................................  $48,161    $638,594
Computer software...........................................       --     158,375
Furniture and fixtures......................................       --      18,156
                                                              -------    --------
                                                               48,161     815,125
Less: Accumulated depreciation..............................       --      97,050
                                                              -------    --------
                                                              $48,161    $718,075
                                                              =======    ========

(6) LINE OF CREDIT AND NOTES PAYABLE

     In August 1999, the Company entered into a two-tranche credit facility with a bank for a maximum available credit of $2,000,000. The assets and intellectual properties of the Company collateralize the facility.

     The first tranche is an equipment note payable not to exceed $500,000, of which, approximately $362,000 was payable at December 31, 1999. Amounts available under the equipment note payable are limited to the advance purchase of certain equipment through June 30, 2000. At December 31, 1999, there was approximately $138,000 available to the Company under the equipment financing. Principal is payable in thirty-six equal installments plus interest commencing in January 2000. Any amounts drawn down between January and June 2000, and the related interest, are due in thirty-six equal installments commencing in July 2000. Interest accrues on the unpaid principal at 1.625% above the bank's prime rate (10.125% at December 31, 1999).

     The second tranche is a revolving line of credit not to exceed $1,500,000. Amounts available under the revolving line of credit are limited by certain asset based formulas and at December 31, 1999, there was approximately $836,000 available to the Company. All outstanding principal and interest is due on January 31, 2001, the termination date of the revolving line of credit. Interest accrues on the unpaid principal at 1.25% above the bank's prime rate (9.75% at December 31, 1999) and is payable monthly.

     Finally, as of December 31, 1999, an irrevocable standby letter of credit for $100,000 was established in lieu of a deposit on the lease for the Company's headquarters.

                          RIVERBED TECHNOLOGIES, INC.

(7) EMPLOYEE BENEFIT PLANS

  Retirement Plan

     As of March 1, 1999, the Company adopted a 401(k) Retirement Plan (the "Plan") covering substantially all its employees. Participants in the Plan may elect to defer up to 15% of their compensation. The Company may make a discretionary matching contribution. In 1999, the Company matched 50% of employee contributions up to 6% of compensation. The amount recorded as expense for the year ended December 31, 1999 was approximately $25,000.

  Stock Option Plan

     During 1999, the Board of Directors adopted the 1999 Stock Option Plan ("the Stock Plan"). The Company has reserved up to 2,484,376 shares for issuance under the Stock Plan. All of the Company's employees, officers, directors, consultants and advisors are eligible to be granted options under the Stock Plan. The exercise price and duration of the option are determined by the Board at the date of grant. The options generally vest ratably over a period of 4 years, and generally expire in 10 years.

     The following table summarizes option activity for the year ended December 31, 1999. No options were granted in 1998.

                                                                      1999
                                                              ---------------------
                                                                           WEIGHTED
                                                                           AVERAGE
                                                                           EXERCISE
                                                               SHARES       PRICE
                                                              ---------    --------
Outstanding at beginning of year............................         --     $  --
Granted.....................................................  1,823,641      0.60
Exercised...................................................    (80,500)     0.10
Cancelled...................................................   (113,996)     0.10
                                                              ---------     -----
Outstanding at year end.....................................  1,629,145      0.65
                                                              =========     =====
Options exercisable at year end.............................    324,252      0.35
                                                              =========     =====
Options available for future grant..........................    660,735
                                                              =========

     The per share weighted-average fair value of the options granted during 1999 was $1.90. The fair value of each option grant is estimated on the date of grant, using the Black-Scholes options-pricing model with the following assumptions: expected option life of 5 years, volatility of zero, risk-free interest rate of 6.0% and dividend yield of zero percent.


                    OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
           -------------------------------------   -----------------------
              NUMBER       WEIGHTED                   NUMBER
           OUTSTANDING      AVERAGE     WEIGHTED   EXERCISABLE    WEIGHTED
                AT         REMAINING    AVERAGE       AS OF       AVERAGE
EXERCISE   DECEMBER 31,   CONTRACTUAL   EXERCISE   DECEMBER 31,   EXERCISE
 PRICES        1999          LIFE        PRICE         1999        PRICE
--------   ------------   -----------   --------   ------------   --------
 $0.10        396,545        2.85        $0.10       216,336       $0.10
 $0.30        284,100        3.60        $0.30            --          --
 $0.85        854,000        3.83        $0.85       107,916        0.85
 $2.27         94,500        3.88        $2.27            --          --
            ---------                                -------
            1,629,145        3.48        $0.65       324,252       $0.35
            =========                                =======

                          RIVERBED TECHNOLOGIES, INC.

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. The Company recorded compensation expense of approximately $422,000 relating to options granted in the year ended December 31, 1999, equal to the difference between the estimated fair market value of the Company's common stock on the grant date and the exercise price of the options. The expense will be recognized ratably over the vesting period of the options, which is generally four years.

     SFAS No. 123 requires pro forma net income (loss) disclosures as if the Company had accounted for its stock options granted under the fair value method prescribed by that statement. Had the Company used the fair value methodology for determining compensation expense, the following table presents the pro forma net income (loss) that would have been recorded by the Company for the options granted during the year ended December 31, 1999:

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                             1999,
                                                                     ---------------------
Net loss............................................  As reported         $(6,821,264)
                                                      Proforma            $(6,863,264)

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.

(8) INCOME TAXES

     No provision for federal or state income taxes has been recorded as the Company incurred net operating losses for all periods presented. As of December 31, 1999, the Company had net operating loss carryforwards available to offset future taxable income of approximately $5,755,000 which expire in 2019. The actual income tax benefit differed from the income tax benefit which would be computed based upon the statutory federal tax rates as a result of recording a valuation allowance.

     The tax effected amounts of temporary differences as of December 31, 1998 and 1999 are as follows:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1998           1999
                                                            -----------    -----------
Deferred tax assets:
Net operating loss carryforward...........................  $        --    $ 2,359,000
Start-up costs............................................       25,000         19,000
Accrued vacation..........................................           --         10,000
                                                            -----------    -----------
Total deferred tax assets.................................       25,000      2,388,000
Valuation allowance.......................................      (25,000)    (2,340,000)
                                                            -----------    -----------
Net deferred tax assets...................................           --         48,000
                                                            -----------    -----------
Deferred tax liabilities:
Depreciation and amortization.............................           --         48,000
                                                            -----------    -----------
Total deferred tax liabilities............................           --         48,000
                                                            -----------    -----------
Net deferred taxes........................................  $        --    $        --
                                                            ===========    ===========

(9) LEASES

     In December 1999, the Company entered into a long-term, non-cancelable operating lease for its headquarters. The Company also leases other facilities and certain office equipment under short-term, non-

                          RIVERBED TECHNOLOGIES, INC.

cancelable operating leases. Future minimum lease payments under non-cancelable operating leases are as follows:

                                                               MINIMUM
                                                                LEASE
YEARS ENDING DECEMBER 31,                                      PAYMENTS
-------------------------                                     ----------
  2000......................................................  $  563,000
  2001......................................................     572,000
  2002......................................................     587,000
  2003......................................................      52,000
                                                              ----------
                                                              $1,774,000
                                                              ==========

     Rent expense under operating leases was approximately $400 and $107,000, for the period from October 21, 1998 (date of inception) to December 31, 1998 and the year ended December 31, 1999, respectively.

(10) RELATED PARTY TRANSACTIONS

     In 1998, the Company's operations were funded through non-interest bearing advances made by Noblestar. As of December 31, 1998, approximately $82,000 was due to Noblestar for such advances. These amounts were repaid in 1999.

(11) SUBSEQUENT EVENT

     On February 9, 2000, the Company entered into a definitive merger agreement to be acquired by Aether Systems, Inc. for approximately 4,537,000 shares of Aether's common stock, plus the issuance of options to acquire approximately 863,000 shares of Aether's common stock for replacement of existing options issued to the Company's employees. The acquisition is subject to regulatory and stockholder approval.

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

     The unaudited pro forma condensed consolidated financial information has been prepared by Aether's management and gives effect to:

     (1) the acquisition of Mobeo, Inc. completed on September 28, 1999 and the acquisition of LocusOne Communications, Inc. completed on February 3, 2000, which are collectively referred to in this "Unaudited Pro Forma Condensed Consolidated Financial Information" section as the "Completed Transactions", and

     (2) the pending acquisition of Riverbed Technologies, Inc. which is referred to in this "Unaudited Condensed Consolidated Pro Forma Financial Information" section as the "Pending Transaction".

     The pro forma condensed consolidated statement of operations for the year ended December 31, 1999 has been prepared to give effect to the Mobeo, LocusOne and Riverbed acquisitions as if they had occurred on January 1, 1999. The pro forma as adjusted statement of operations gives effect to the Mobeo, LocusOne, and Riverbed acquisitions plus the offering of convertible notes covered by this prospectus and the application of the net proceeds. The pro forma as further adjusted statement of operations also gives effect to the concurrent offering of common stock and the application of the net proceeds. The pro forma condensed consolidated balance sheet as of December 31, 1999 gives effect to the LocusOne and Riverbed acquisitions as if they had occurred on December 31, 1999. The acquisition of Mobeo, which occurred prior to December 31, 1999, is already reflected in the Company's historical consolidated balance sheet as of December 31, 1999. The pro forma as adjusted balance sheet gives effect to the LocusOne and Riverbed acquisitions plus the offering of convertible notes covered by this prospectus and the application of the net proceeds. The pro forma as further adjusted balance sheet also gives effect to the concurrent offering of common stock and the application of the net proceeds.

     The pro forma adjustments, which are based upon available information and certain assumptions that Aether believes are reasonable in the circumstances, are applied to the historical financial statements of Aether, Mobeo, LocusOne and Riverbed. The acquisitions are accounted for under the purchase method of accounting. Aether's allocation of the purchase price is based upon the estimated fair value of assets acquired and liabilities assumed in accordance with Accounting Principles Board Opinion No. 16. The purchase price allocations reflected in the accompanying unaudited pro forma condensed consolidated financial statements may be different from the final allocation of the purchase price and any such differences may be material.

     The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and the notes thereto for Aether, Mobeo and Riverbed which are included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial information are provided for informational purposes only and do not purport to represent what Aether's financial position or results of operations would actually have been had the acquisitions occurred on such dates or to project Aether's results of operations or financial position for any future period.

                              AETHER SYSTEMS, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                               AS OF DECEMBER 31, 1999
                                    -----------------------------------------------------------------------------
                                                                    AETHER AS
                                                    ADJUSTMENTS    ADJUSTED FOR    ADJUSTMENTS
                                     HISTORICAL    FOR COMPLETED    COMPLETED      FOR PENDING       PRO FORMA
                                       AETHER      TRANSACTIONS    TRANSACTION     TRANSACTION      CONSOLIDATED
                                    ------------   -------------   ------------   --------------   --------------
                                                     ASSETS
Current assets:
  Cash and cash equivalents.......  $ 78,541,792   $(21,163,853)   $ 57,377,939   $   (9,659,199)  $   47,718,740
  Short-term investments..........     2,091,962             --       2,091,962        3,936,542        6,028,504
  Trade accounts receivable,
    net...........................     1,002,845        256,423       1,259,268          619,071        1,878,339
  Inventory, net..................       688,494             --         688,494               --          688,494
  Prepaid expenses and other
    current assets................     4,994,965          6,573       5,001,538          428,855        5,430,393
                                    ------------   ------------    ------------   --------------   --------------
         Total current assets.....    87,320,058    (20,900,857)     66,419,201       (4,674,731)      61,744,470
Property and equipment, net.......     2,795,920        197,821       2,993,741          718,075        3,711,816
Intangible assets, net............    12,209,442     39,868,502      52,077,944    1,126,324,412    1,178,402,356
Other assets......................       208,698             --         208,698               --          208,698
                                    ------------   ------------    ------------   --------------   --------------
                                    $102,534,118   $ 19,165,466    $121,699,584   $1,122,367,756   $1,244,067,340
                                    ============   ============    ============   ==============   ==============
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................  $  1,425,435   $     79,975    $  1,505,410   $      637,378   $    2,142,788
  Accrued expenses................     1,619,947             --       1,619,947          497,135        2,117,082
  Accrued employee compensation
    and benefits..................       971,110             --         971,110               --          971,110
  Deferred revenue................       175,193        110,469         285,662           68,510          354,172
  Notes payable current portion...                   18,975,022      18,975,022          120,578       19,095,600
                                    ------------   ------------    ------------   --------------   --------------
         Total current
           liabilities............     4,191,685     19,165,466      23,357,151        1,323,601       24,680,752
Notes payable-less current
  portion.........................            --             --              --          241,155          241,155
                                    ------------   ------------    ------------   --------------   --------------
                                       4,191,685     19,165,466      23,357,151        1,564,756       24,921,907
Stockholders' equity
  Preferred stock.................            --             --              --               --               --
  Common stock....................       271,543             --         271,543           45,373          316,916
  Additional paid-in-capital......   120,892,478             --     120,892,478    1,120,757,627    1,241,650,105
  Accumulated deficit.............   (22,613,640)            --     (22,613,640)              --      (22,613,640)
  Notes receivable from
    shareholder...................      (137,879)            --        (137,879)              --         (137,879)
  Unrealized loss on
    investments...................       (70,069)            --         (70,069)              --          (70,069)
                                    ------------   ------------    ------------   --------------   --------------
         Total stockholders'
           equity.................    98,342,433             --      98,342,433    1,120,803,000    1,219,145,433
                                    ------------   ------------    ------------   --------------   --------------
                                    $102,534,118   $ 19,165,466    $121,699,584   $1,122,367,756   $1,244,067,340
                                    ============   ============    ============   ==============   ==============

                              AETHER SYSTEMS, INC.

                                                                        AS OF DECEMBER 31, 1999
                                       -----------------------------------------------------------------------------------------
                                                          PRO FORMA                            PRO FORMA            PRO FORMA
                                         PRO FORMA      DEBT OFFERING         PRO FORMA      STOCK OFFERING         AS FURTHER
                                        CONSOLIDATED     ADJUSTMENTS         AS ADJUSTED      ADJUSTMENTS            ADJUSTED
                                       --------------   -------------       --------------   --------------       --------------
                                                             ASSETS
Current assets:
  Cash and cash equivalents..........  $   47,718,740   $ 46,824,978(A)     $   94,543,718    $566,881,370(B)     $  661,425,088
  Short-term investments.............       6,028,504                            6,028,504                             6,028,504
  Trade accounts receivable, net.....       1,878,339                            1,878,339                             1,878,339
  Inventory, net.....................         688,494                              688,494                               688,494
  Prepaid expenses and other current
    assets...........................       5,430,393                            5,430,393                             5,430,393
                                       --------------   ------------        --------------    ------------        --------------
        Total current assets.........      61,744,470     46,824,978           108,569,448     566,881,370           675,450,818
Property and equipment, net..........       3,711,816                            3,711,816                             3,711,816
Intangible assets, net...............   1,178,402,356                        1,178,402,356                         1,178,402,356
Other assets.........................         208,698    134,200,000(A)        134,408,698              --           134,408,698
                                       --------------   ------------        --------------    ------------        --------------
                                       $1,244,067,340   $181,024,978        $1,425,092,318    $566,881,370        $1,991,973,688
                                       ==============   ============        ==============    ============        ==============
                                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................  $    2,142,788   $                   $    2,142,788    $                   $    2,142,788
  Accrued expenses...................       2,117,082                            2,117,082                             2,117,082
  Accrued employee compensation and
    benefits.........................         971,110                              971,110                               971,110
  Deferred revenue...................         354,172             --               354,172              --               354,172
  Notes payable......................      19,095,600    (18,975,022)(A)           120,578                               120,578
                                       --------------   ------------        --------------    ------------        --------------
        Total current liabilities....      24,680,752    (18,975,022)            5,705,730                             5,705,730
  Notes payable......................         241,155             --               241,155                               241,155
  Convertible subordinated notes
    payable..........................              --    200,000,000(A)        200,000,000              --           200,000,000
                                       --------------   ------------        --------------    ------------        --------------
                                           24,921,907    181,024,978           205,946,885              --           205,946,885
Stockholders' equity
  Preferred stock....................              --             --                    --              --                    --
                                                   --                                                                         --
  Common stock.......................         316,916                              316,916          24,531(B)            341,447
  Additional paid-in-capital.........   1,241,650,105                        1,241,650,105     566,856,839(B)      1,808,506,944
  Accumulated deficit................     (22,613,640)                         (22,613,640)                          (22,613,640)
  Notes receivable from
    shareholder......................        (137,879)                            (137,879)                             (137,879)
  Unrealized loss on investments.....         (70,069)                             (70,069)                              (70,069)
                                       --------------   ------------        --------------    ------------        --------------
        Total stockholders' equity...   1,219,145,433             --         1,219,145,433     566,881,370         1,786,026,803
                                       --------------   ------------        --------------    ------------        --------------
                                       $1,244,067,340   $181,024,978        $1,425,092,318    $566,881,370        $1,991,973,688
                                       ==============   ============        ==============    ============        ==============


---------------
(A) Reflects the sale of an aggregate $200 million of -- % convertible subordinated notes due in 2005 in the offering, less underwriting discounts and commissions and offering expenses of $7.2 million recorded as deferred financing fees, the repayment of approximately $19 million of indebtedness incurred in connection with the LocusOne acquisition, the investment of $100 million in the new company formed with Reuters, the investment of $17 million in Metrocall, and the investment of $10 million in Inciscent.


(B) Reflects the sale of 2,307,969 shares of common stock in the concurrent offering, assuming an offering price of $258 3/8 per share, after deducting underwriting discounts and commissions and offering expenses and the exercise of options to purchase 145,000 shares by the selling stockholders.

                              AETHER SYSTEMS, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                     ADJUSTMENTS FOR COMPLETED TRANSACTIONS

                                                             AS OF DECEMBER 31, 1999
                                                  ----------------------------------------------
                                                                  PRO FORMA         ADJUSTMENTS
                                                  HISTORICAL     ACQUISITION       FOR COMPLETED
                                                   LOCUSONE      ADJUSTMENTS       TRANSACTIONS
                                                  -----------    ------------      -------------
                                             ASSETS

Current assets:
  Cash and cash equivalents.....................  $    11,125    $(21,174,978)(A)  $(21,163,853)
  Trade accounts receivable, net................      256,423              --           256,423
  Prepaid expenses and other current assets.....        6,573              --             6,573
                                                  -----------    ------------      ------------
          Total current assets..................      274,121     (21,174,978)      (20,900,857)
Property and equipment, net.....................      197,821              --           197,821
Intangible assets, net..........................           --      39,868,502(A)     39,868,502
                                                  -----------    ------------      ------------
                                                  $   471,942    $ 18,693,524      $ 19,165,466
                                                  ===========    ============      ============

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..............................  $    79,975    $         --      $     79,975
  Line of credit................................      858,000        (858,000)(A)            --
  Deferred revenue..............................      110,469              --           110,469
  Notes payable.................................           --      18,975,022(A)     18,975,022
                                                  -----------    ------------      ------------
          Total current liabilities.............    1,048,444      18,117,022        19,165,466
Redeemable preferred stock......................    2,250,000      (2,250,000)(A)            --
Stockholders' equity (deficit):
  Common stock..................................       45,000         (45,000)(A)            --
  Additional paid-in-capital....................      160,029        (160,029)(A)            --
  Accumulated deficit...........................   (3,031,531)      3,031,531(A)             --
                                                  -----------    ------------      ------------
Total stockholders' equity (deficit)............   (2,826,502)      2,826,502                --
                                                  -----------    ------------      ------------
                                                  $   471,942    $ 18,693,524      $ 19,165,466
                                                  ===========    ============      ============

---------------

     (A) The LocusOne acquisition is to be accounted for as a purchase pursuant to Accounting Principles Board Opinion No. 16. Under such purchase accounting principles, LocusOne's assets acquired and liabilities assumed are required to be adjusted to their estimated fair values at the date of acquisition. The difference between the purchase cost and the fair value of LocusOne's net tangible and identifiable intangible assets is goodwill.

          The purchase price for LocusOne is as follows:

Cash consideration......................................  $21,024,978
Notes payable...........................................   18,975,022
Estimated costs and expenses............................      150,000
                                                          -----------
          Total purchase price..........................  $40,150,000
                                                          ===========

          Aether made a payment of $20,000,000 at closing. In addition, Aether repaid outstanding indebtedness and certain legal fees of LocusOne totalling approximately $1,000,000. The remaining amount is payable in the form of two non-interest bearing notes payable. One note totaling $5.4 million is payable at the time of closing of this offering and the remaining $13.6 million is payable at December 31, 2000.

          The allocation of the purchase price to the fair value of the assets acquired and liabilities assumed is preliminary and will be finalized following completion of a full valuation of the acquired assets and liabilities of LocusOne. The preliminary allocation of the purchase price is as follows:

Current assets..........................................  $   274,121
Fixed assets............................................      197,821
Current liabilities.....................................     (190,444)
Goodwill................................................   39,868,502
                                                          -----------
          Total purchase cost...........................  $40,150,000
                                                          ===========

          The above purchase price allocation is preliminary and may change upon final determination of the fair value of assets and liabilities acquired. The Company has not specifically identified amounts to assign to intangibles other than goodwill; changes in the amounts allocated to such assets could result in changes to the amount of goodwill recorded, and such changes could be material. A preliminary amortization period for goodwill of five years has been used for purposes of the pro forma financial information.

                              AETHER SYSTEMS, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                      ADJUSTMENTS FOR PENDING TRANSACTION

                                                             AS OF DECEMBER 31, 1999
                                                -------------------------------------------------
                                                                 PRO FORMA        ADJUSTMENTS FOR
                                                HISTORICAL      ACQUISITION           PENDING
                                                 RIVERBED       ADJUSTMENTS         TRANSACTION
                                                -----------    --------------     ---------------
                                             ASSETS
Current assets:
  Cash and cash equivalents...................  $ 5,340,801    $  (15,000,000)(A) $   (9,659,199)
  Short-term investments......................    3,936,542                --          3,936,542
  Trade accounts receivable, net..............      619,071                --            619,071
  Prepaid expenses and other current assets...      428,855                --            428,855
                                                -----------    --------------     --------------
          Total current assets................   10,325,269       (15,000,000)        (4,674,731)
Property and equipment, net...................      718,075                --            718,075
Intangible assets, net........................           --     1,126,324,412(A)   1,126,324,412
                                                ===========    ==============     ==============
                                                $11,043,344    $1,111,324,412     $1,122,367,756
                                                ===========    ==============     ==============
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................  $   637,378    $           --     $      637,378
  Accrued expenses............................      497,135                --            497,135
  Notes payable...............................      120,578                --            120,578
  Deferred revenue............................       68,510                --             68,510
                                                -----------    --------------     --------------
          Total current liabilities...........    1,323,601                --          1,323,601
Notes payable.................................      241,155                --            241,155
                                                -----------    --------------     --------------
                                                  1,564,756                --          1,564,756
Redeemable preferred stock....................   15,771,520       (15,771,520)(A)             --
Stockholders' Equity
  Common stock................................       28,878            16,495(A)          45,373
  Additional paid-in-capital..................      561,033     1,120,196,594(A)   1,120,757,627
  Accumulated deficit.........................   (6,882,843)        6,882,843(A)              --
                                                -----------    --------------     --------------
Total stockholders' equity (deficit)..........   (6,292,932)    1,127,095,932      1,120,803,000
                                                ===========    ==============     ==============
                                                $11,043,344    $1,111,324,412     $1,122,367,756
                                                ===========    ==============     ==============

---------------

(A) The pending acquisition of Riverbed will be accounted for as a purchase pursuant to Accounting Principles Board Opinion No. 16. Under such purchase accounting principles, Riverbed's assets acquired and liabilities assumed are required to be adjusted to their estimated fair values at the date of acquisition. The difference between the purchase cost and the fair value of Riverbed's net tangible and identifiable intangible assets is goodwill.

     The purchase price for Riverbed is as follows:

Issuance of Aether stock.............................  $  951,756,000
Issuance of replacement options......................     169,047,000
Estimated costs and expenses.........................      15,000,000
                                                       --------------
          Total purchase price.......................  $1,135,803,000
                                                       ==============

     Aether will issue approximately 4,537,000 shares of its common stock for all of the outstanding common and preferred stock of Riverbed. The Company has valued the common stock based on the market price of Aether's common stock over the period two days before and two days after the acquisition was agreed to and announced, in accordance with FASB Emerging Issues Task Force Issue 95-19. Aether has also reserved approximately 863,000 common shares for issuance upon exercise of replacement options to be issued to Riverbed employees. The value of these options was calculated using the Black-Sholes option pricing model with the following assumptions: expected dividend yield 0 percent, risk-free interest rate of 6.7 percent, expected life of 5 years and volatility of 70 percent.

     The allocation of the purchase price to the fair value of the assets acquired and liabilities assumed is preliminary and will be finalized following completion of a full valuation of the assets and liabilities of Riverbed. The preliminary allocation of the purchase price is as follows:

Current assets.......................................  $   10,325,269
Fixed assets.........................................         718,075
Current liabilities..................................      (1,323,601)
Long-term liabilities................................        (241,155)
Goodwill.............................................   1,126,324,412
                                                       --------------
          Total purchase cost........................  $1,135,803,000
                                                       ==============

     The above purchase price allocation is preliminary and may change upon final determination of the fair value of assets and liabilities acquired. The Company has not specifically identified amounts to assign to intangibles other than goodwill; changes in the amounts allocated to such assets could result in changes to the amount of goodwill recorded, and such changes could be material. A preliminary amortization period for goodwill of three years has been used for purposes of the pro forma financial information. However, the results of the full valuation may indicate that a portion of the purchase price should be allocated to in-process research and development. Such amounts, if any, will be expensed immediately following the date of acquisition. In addition, to the extent that the full valuation indicates that a portion of the purchase price should be allocated to identifiable intangible assets other than goodwill, the Company may be required to record a deferred tax liability, as such intangible assets would have no basis for tax reporting purposes.

                              AETHER SYSTEMS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                                                    YEAR ENDED DECEMBER 31, 1999
                             ---------------------------------------------------------------------------
                                                             AETHER AS
                                             ADJUSTMENTS    ADJUSTED FOR    ADJUSTMENTS
                              HISTORICAL    FOR COMPLETED    COMPLETED      FOR PENDING      PRO FORMA
                                AETHER      TRANSACTIONS    TRANSACTIONS    TRANSACTION    CONSOLIDATED
                             ------------   -------------   ------------   -------------   -------------
Subscriber revenue.........  $  3,731,792   $  7,467,834    $ 11,199,626   $          --   $  11,199,626
Engineering services
  revenue..................     2,594,476             --       2,594,476              --       2,594,476
Software and related
  services revenue.........            --      1,489,923       1,489,923         827,085       2,317,008
                             ------------   ------------    ------------   -------------   -------------
     Total revenue.........     6,326,268      8,957,757      15,284,025         827,085      16,111,110
Cost of subscriber
  revenue..................     2,109,807      2,529,296       4,639,103              --       4,639,103
Cost of engineering
  services revenue.........     1,366,426             --       1,366,426              --       1,366,426
Cost of software and
  related services
  revenue..................            --        813,203         813,203         727,484       1,540,687
                             ------------   ------------    ------------   -------------   -------------
     Total cost of
       revenue.............     3,476,233      3,342,499       6,818,732         727,484       7,546,216
                             ------------   ------------    ------------   -------------   -------------
          Gross profit.....     2,850,035      5,615,258       8,465,293          99,601       8,564,894
                             ------------   ------------    ------------   -------------   -------------
Operating expenses:
  Research and
     development...........     2,613,726        816,712       3,430,438       2,050,778       5,481,216
  General and
     administrative........     5,891,504      1,966,594       7,858,098       1,055,071       8,913,169
  Selling and marketing....     2,095,074      1,870,565       3,965,639       2,865,470       6,831,109
  Depreciation and
     amortization..........     1,089,013      9,820,307      10,909,320     375,441,471     386,350,791
  Option and warrant
     expense...............    19,198,209     18,634,331      37,832,540       1,200,294      39,032,834
                             ------------   ------------    ------------   -------------   -------------
                               30,887,526     33,108,509      63,996,035     382,613,084     446,609,119
                             ------------   ------------    ------------   -------------   -------------
          Operating loss...   (28,037,491)   (27,493,251)    (55,530,742)   (382,513,483)   (438,044,225)
Other income (expense):
  Interest income
     (expense), net........       (60,282)        17,594         (42,688)        150,748         108,060
  Equity in losses of
     investments...........    (2,425,000)            --              --              --      (2,425,000)
  Realized loss on sale of
     short-term
     investments...........      (168,721)            --              --              --        (168,721)
                             ------------   ------------    ------------   -------------   -------------
     Net loss..............  $(30,691,494)  $(27,475,657)   $(55,573,430)  $(382,362,735)  $(440,529,886)
                             ============   ============    ============   =============   =============
Pro forma net loss per
  share -- basic and
  diluted..................                                                                $      (17.11)
                                                                                           =============
Pro forma weighted average
  shares used in per share
  computations -- basic and
  diluted..................                                                                   25,744,511
                                                                                           =============

                              AETHER SYSTEMS, INC.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                     STATEMENT OF OPERATIONS -- (CONTINUED)


                                                           YEAR ENDED DECEMBER 31, 1999
                                 --------------------------------------------------------------------------------
                                                   PRO FORMA                         PRO FORMA        PRO FORMA
                                   PRO FORMA     DEBT OFFERING       PRO FORMA     STOCK OFFERING    AS FURTHER
                                 CONSOLIDATED     ADJUSTMENTS       AS ADJUSTED     ADJUSTMENTS       ADJUSTED
                                 -------------   -------------     -------------   --------------   -------------
Subscriber revenue.............  $  11,199,626   $         --      $  11,199,626    $         --    $  11,199,626
Engineering services revenue...      2,594,476             --          2,594,476              --        2,594,476
Software and related services
  revenue......................      2,317,008             --          2,317,008              --        2,317,008
                                 -------------   ------------      -------------    ------------    -------------
    Total revenue..............     16,111,110             --         16,111,110              --       16,111,110
Cost of subscriber revenue.....      4,639,103             --          4,639,103              --        4,639,103
Cost of engineering services
  revenue......................      1,366,426             --          1,366,426              --        1,366,426
Cost of software and related
  services revenue.............      1,540,687             --          1,540,687              --        1,540,687
                                 -------------   ------------      -------------    ------------    -------------
    Total cost of revenue......      7,546,216             --          7,546,216              --        7,546,216
                                 -------------   ------------      -------------    ------------    -------------
         Gross profit..........      8,564,894             --          8,564,894              --        8,564,894
                                 -------------   ------------      -------------    ------------    -------------
Operating expenses:
  Research and development.....      5,481,216             --          5,481,216              --        5,481,216
  General and administrative...      8,913,169             --          8,913,169              --        8,913,169
  Selling and marketing........      6,831,109             --          6,831,109              --        6,831,109
  Depreciation and
    amortization...............    386,350,791             --        386,350,791              --      386,350,791
  Option and warrant expense...     39,032,834             --         39,032,834              --       39,032,834
                                 -------------   ------------      -------------    ------------    -------------
                                   446,609,119             --        446,609,119              --      446,609,119
                                 -------------   ------------      -------------    ------------    -------------
         Operating loss:.......   (438,044,225)            --       (438,044,225)             --     (438,044,225)
Other income (expense):
  Interest income (expense),
    net........................        108,060    (14,440,000)(A)    (14,331,940)             --      (14,331,940)
  Equity in losses of
    investments................     (2,425,000)            --         (2,425,000)             --       (2,425,000)
  Realized loss on sale of
    short-term investments.....       (168,721)            --           (168,721)             --         (168,721)
                                 -------------   ------------      -------------    ------------    -------------
    Net loss...................  $(440,529,886)  $(14,440,000)     $(454,969,886)   $         --    $(454,969,886)
                                 =============   ============      =============    ============    =============
Pro forma net loss per share
  basic and diluted............  $      (17.11)                    $      (17.67)                   $      (16.14)
                                 =============                     =============                    =============
Pro forma weighted average
  shares used in per share
  computations -- basic and
  diluted......................     25,744,511                        25,744,511                       28,197,480(B)
                                 =============                     =============                    =============


----------------
(A) Reflects interest expense associated with the sale of an aggregate $200 million of convertible subordinated notes due in 2005 in the offering at an assumed interest rate of 6.5%.


(B) Reflects the sale of 2,307,969 shares of common stock in the concurrent offering and the exercise of options to purchase 145,000 shares by the selling stockholders.

                              AETHER SYSTEMS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     ADJUSTMENTS FOR COMPLETED TRANSACTIONS


                          PERIOD FROM JANUARY 1, 1999               YEAR ENDED
                           THROUGH SEPTEMBER 28, 1999           DECEMBER 31, 1999
                          ----------------------------     ----------------------------    ADJUSTMENTS
                                           PRO FORMA                        PRO FORMA          FOR
                           HISTORICAL     ACQUISITION      HISTORICAL      ACQUISITION      COMPLETED
                            MOBEO(A)      ADJUSTMENTS       LOCUS ONE      ADJUSTMENTS     TRANSACTIONS
                          ------------   -------------     -----------     ------------    ------------
Subscriber revenue......   $7,467,834     $        --      $        --     $         --    $  7,467,834
Software and related
  services revenue......           --              --        1,489,923               --       1,489,923
                           ----------     -----------      -----------     ------------    ------------
     Total revenue......    7,467,834              --        1,489,923               --       8,957,757
                           ----------     -----------      -----------     ------------    ------------
Cost of subscriber
  revenue...............    2,529,296              --               --               --       2,529,296
Cost of software and
  related services
  revenue...............           --              --          813,203               --         813,203
                           ----------     -----------      -----------     ------------    ------------
     Total cost of
       revenue..........    2,529,296              --          813,203               --       3,342,499
                           ----------     -----------      -----------     ------------    ------------
     Gross profit.......    4,938,538              --          676,720               --       5,615,258
                           ----------     -----------      -----------     ------------    ------------
Operating expenses:
  Research and
     development........      763,666              --           53,046               --         816,712
  General and
     administrative.....    1,994,525        (855,891)(C)      827,960               --       1,966,594
  Selling and
     marketing..........    2,069,413        (740,921)(C)      542,073               --       1,870,565
  Depreciation and
     amortization.......       82,915       1,667,511(B)        96,181        7,973,700(E)    9,820,307
  Option and warrant
     expense............           --       1,225,875(D)       299,561       17,108,895(F)   18,634,331
                           ----------     -----------      -----------     ------------    ------------
                            4,910,519       1,296,574        1,818,821       25,082,595      33,108,509
                           ----------     -----------      -----------     ------------    ------------
     Operating income
       (loss)...........       28,019      (1,296,574)      (1,142,101)     (25,082,595)    (27,493,251)
Other income (expense):
  Interest income
     (expense), net.....       17,594              --          (20,125)          20,125(G)       17,594
                           ----------     -----------      -----------     ------------    ------------
     Net income
       (loss)...........   $   45,613     $(1,296,574)     $(1,162,226)    $(25,062,470)   $(27,475,657)
                           ==========     ===========      ===========     ============    ============


---------------

     (A) Reflects the historical results of Mobeo for the period from January 1, 1999 to September 28, 1999. The results of Mobeo from September 29, 1999 to December 31, 1999 are included in Aether's historical results for the year ended December 31, 1999.

     (B) Reflects the amortization of intangible assets, including goodwill, over three to seven year periods.

     (C) Reflects the elimination of compensation expense associated with certain management employees of Mobeo who ceased employment following the acquisition and who were not replaced.

     (D) Reflects the amortization of the estimated fair value of options granted to two former owners of Mobeo for consulting services over the two-year life of the consulting arrangement. Also reflects amortization of the intrinsic value of options granted to employees of Mobeo over the vesting period.

     (E) Reflects the amortization of intangible assets, including goodwill, over a five-year period. The estimated amount of amortization of intangible assets is based on a preliminary allocation of the purchase price and may change upon final determination, and such change could be material.

     (F) Reflects the amortization of the intrinsic value of options granted to employees of LocusOne over the three-year vesting period.

     (G) Reflects the elimination of interest expense, as LocusOne's outstanding debt was repaid by Aether as part of the acquisition.

                              AETHER SYSTEMS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      ADJUSTMENTS FOR PENDING TRANSACTION

                                                         YEAR ENDED DECEMBER 31, 1999
                                              --------------------------------------------------
                                                               PRO FORMA         ADJUSTMENTS FOR
                                              HISTORICAL      ACQUISITION            PENDING
                                               RIVERBED       ADJUSTMENTS          TRANSACTION
                                              -----------    -------------       ---------------
Software and related services revenue.....    $   927,085    $    (100,000)(A)    $     827,085
Cost of software and related services
  revenue.................................        727,484               --              727,484
                                              -----------    -------------        -------------
          Gross profit....................        199,601         (100,000)              99,601
                                              -----------    -------------        -------------
Operating expenses:
  Research and development................      2,050,778               --            2,050,778
  General and administrative..............      1,055,071               --            1,055,071
  Selling and marketing...................      2,865,470               --            2,865,470
  Depreciation and amortization...........             --      375,441,471(B)       375,441,471
  Option and warrant expense..............      1,200,294               --            1,200,294
                                              -----------    -------------        -------------
                                                7,171,613      375,441,471          382,613,084
                                              -----------    -------------        -------------
     Operating loss.......................     (6,972,012)    (375,541,471)        (382,513,483)
Other income (expense):
  Interest income (expense), net..........        150,748               --              150,748
                                              -----------    -------------        -------------
     Net loss.............................    $(6,821,264)   $(375,541,471)       $(382,362,735)
                                              ===========    =============        =============

---------------

(A) Reflects the elimination of software revenue related to a sale by Riverbed to the Company. The cost of such sale has not been eliminated, as the amounts are insignificant.

(B) Reflects the amortization of intangible assets, including goodwill, over a three-year period. The purchase price allocation is preliminary and may change upon final determination of the fair value of assets and liabilities acquired. The Company has not specifically identified amounts to assign to intangibles other than goodwill; changes in the amounts allocated to such assets could result in changes to the amount of goodwill recorded, and such changes could be material. A preliminary amortization period for goodwill of three years has been used for purposes of the pro forma financial information. However, the results of the full valuation may indicate that a portion of the purchase price should be allocated to in-process research and development. Such amounts, if any, will be expensed immediately following the date of acquisition. In addition, to the extent that the full valuation indicates that a portion of the purchase price should be allocated to identifiable intangible assets other than goodwill, the Company may be required to record a deferred tax liability, as such intangible assets would have no basis for tax reporting purposes. This may result in recording additional goodwill amortization and a deferred tax benefit.

    ----------------------------------------------------------------------------
     ---------------------------------------------------------------------------

                                    $200,000,000

                                    [AETHER LOGO]

                       % CONVERTIBLE SUBORDINATED NOTES DUE 2005

                             --------------------------

                                     PROSPECTUS
                             --------------------------

                                 MERRILL LYNCH & CO.

                                 ROBERTSON STEPHENS

                            DONALDSON, LUFKIN & JENRETTE

                             U.S. BANCORP PIPER JAFFRAY

                              BEAR, STEARNS & CO. INC.

                              FRIEDMAN BILLINGS RAMSEY

                                               , 2000

     ---------------------------------------------------------------------------
     ---------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid by Aether Systems, Inc. ("Aether" or "Aether Systems") in connection with the distribution of the securities being registered, other than underwriting discounts and commission, are as follows:


                                                                       CONVERTIBLE
                                                           COMMON      SUBORDINATED      TOTAL
                                                           STOCK          NOTES        AMOUNT(1)
                                                         ----------    ------------    ----------
Securities and Exchange Commission Registration Fee....  $  183,982     $   60,720     $  244,702
NASD Filing Fee........................................      24,500          6,000         30,500
Nasdaq National Market Listing Fee.....................      17,500             --         17,500
Accounting Fees and Expenses...........................     300,000        300,000        600,000
Blue Sky Fees and Expenses.............................       7,500          7,500         15,000
Legal Fees and Expenses................................     400,000        400,000        800,000
Transfer Agent and Registrar Fees and Expenses.........          --         10,000         10,000
Printing and Engraving Expenses........................     175,000        175,000        350,000
Miscellaneous Fees and Expenses........................     191,518        240,780        408,798
                                                         ----------     ----------     ----------
          Total........................................  $1,300,000     $1,200,000     $2,500,000
                                                         ==========     ==========     ==========


---------------
(1) All amounts are estimates except the SEC filing fee, the NASD filing fee and the Nasdaq National Market listing fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the General Corporate law of the State of Delaware, Aether Systems has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Aether Systems' bylaws (Exhibit 3.2 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

     Aether's certificate of incorporation (Exhibit 3.1 hereto) provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to Aether and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Aether, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Aether has entered into agreements with its directors and certain of its executive officers that require Aether to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of Aether or any of its affiliated enterprises, provided such person acted in good father and in a manner such person reasonably believed to be in or not opposed to the best interests of Aether and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     Aether has a policy of directors' and officers' liability insurance that insures Aether's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of Aether and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since its inception, Aether Systems, Inc. or its predecessors, Aether Systems LLC or Aether Technologies International, L.L.C. ("Aether") has issued and sold unregistered securities in the transactions described below. Immediately prior to our initial public offering, we converted into a Delaware corporation at which time each holder of units in our limited liability company was converted into two and one-half shares of our common stock and each option or warrant for one unit was converted into an option or warrant for two and one-half shares of our common stock. The discussion below gives only the number of shares into which units were converted.

     1) In January 1996, NexGen Technologies, L.L.C. contributed assets in the wireless data field to Aether in exchange for 7,500,000 shares and Transettlements, Inc. contributed $1,000,000 in cash in exchange for 2,500,000 shares. On May 21, 1996, Transettlements contributed an additional $500,000 in exchange for an additional 1,250,000 shares.

     2) In February 1997, a subsidiary of Telcom Ventures, L.L.C. acquired 725,000 shares from Transettlements and contributed $1,000,000 to Aether in exchange for 1,562,500 shares. In December 1997, Telcom Ventures and its subsidiary contributed an additional $690,369 to Aether in exchange for an additional 575,307.5 shares.

     3) In January 1998, Pyramid Ventures, Inc., a subsidiary of Bankers Trust Corporation, acquired 833,332.5 shares at $1.20 per share and 1,004,902.5 shares at $1.49 per share for total proceeds to Aether LLC of approximately $2.5 million.

     In June 1998, Telcom Ventures and Pyramid each loaned us $250,000. The notes accrued interest at 8% per year and were due on demand with a stated maturity date of the earlier of December 31, 1998 or the closing of an anticipated private placement of units. The notes were convertible into units at the option of the holder at the rate of $250,000 divided by the per unit price to be paid in the anticipated private placements. In connection with the issuance of these notes, we also issued 14,140 warrants with an exercise price of $0.01 per unit to each of Telcom Ventures and Pyramid. Pyramid converted its $250,000 loan plus accrued interest in August 1998 into 142,950 shares at a per share price of $1.77 and exercised its warrant and acquired 14,140 shares. In August 1998, we repaid the amount owed Telcom Ventures, including $2,520 in interest. Telcom Ventures exercised its warrant and received 14,140 shares in August 1999.

     4) In August 1998, Reuters MarketClip Holdings Sarl received 2,828,055 shares in exchange for $4,735,020 in cash and forgiveness of $530,980 Aether owed Reuters for hardware and other inventory, offset by $266,000 Reuters owed us under a license agreement we previously entered into with Reuters relating to sales of MarketClip, and related fees.

     5) In October 1998, 3Com Corporation contributed $6,000,000, in exchange for 2,500,000 shares. At the same time Aether issued 3Com a conditional warrant to purchase 893,665 shares exercisable at $0.01 per unit if the milestones described below are achieved before October 29, 2001. 3Com achieved the first milestone entitling it to exercise 143,665 shares as a result of having completed a joint sales and marketing plan. 3Com may exercise an additional 375,000 shares when Aether receives revenue of $6 million in engineering services revenue from business opportunities introduced by 3Com. 3Com may exercise an additional 375,000 shares if Aether attains 6,000 wireless service subscribers as a result of business opportunities introduced to us by 3Com. 3Com has not attained either of these last two milestones and has not exercised any of its warrants.

     6) Aether from time to time has granted options or warrants to acquire units to employees and members of the managing board. The following table sets forth certain information regarding such grants:

                                                          RANGE OF
NO. OF SHARES                                          EXERCISE PRICES
-------------                                          ---------------
1996  693,438                                          $0.40
1997  306,562                                          $0.40
1998  604,688                                          $1.49-$1.77
1999  2,763,856                                        $1.77-$79.75

     7) In August 1999, Aether issued 100,000 shares pursuant to Mr. Ein's exercise of an option for shares at an exercise price of $.40 per share. On September 8, 1999, Mr. Beese exercised an option for 75,000 shares at an exercise price of $.40 per share.

     8) On September 28, 1999, we issued to Merrill Lynch Capital Corporation in connection with a credit facility warrants to purchase up to 2,419,690 shares of our common stock for no consideration. These warrants expired when we repaid allotments owing under the credit facility from the proceeds of in our initial public offering.

     9) On September 28, 1999, we issued options for 488,605 shares in connection with Aether's acquisition of Mobeo, Inc. The exercise price of options for (1) 312,500 shares is $6.00 per share, (2) 116,105 shares is $4.80 per share, and (3) 60,000 shares is $2.40 per share.

     10) On February 9, 2000, we entered into an agreement with Riverbed Technologies, Inc. for an aggregate of 5,400,000 shares of our common stock. We agreed to issue approximately 4.5 million shares in exchange for all of the issued and outstanding capital stock of Riverbed and to reserve an additional 900,000 shares of our common stock reserved for issuance upon exercise of options previously issued to Riverbed employees.

     The sale and issuance of securities in the transactions described above were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering, where the purchasers were sophisticated investors who represented their intention to acquire securities for investment only and not with a view to distribution and received or had access to adequate information about the Aether. Some of the options identified in sub-items 6 and 10 were exempt from registration pursuant to Rule 701 under the Securities Act.

     No underwriters were employed in any of the above transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     Exhibits

     The exhibit index is incorporated by reference.

     Financial Statement Schedules

     Schedule II

     Schedules other than those listed above have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes. Columns omitted from schedules filed have been omitted since the information is not applicable.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owings Mills, State of Maryland on the 1st day of March, 2000.


                                            Aether Systems, Inc.

                                            By: /s/ DAVID S. OROS
                                              ----------------------------------
                                                David S. Oros
                                                Chairman, President and Chief
                                                Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                  /s/ DAVID S. OROS                      Chairman, President and Chief       March 1, 2000
-----------------------------------------------------          Executive Officer
                    David S. Oros

                          *                            Chief Financial Officer (Principal    March 1, 2000
-----------------------------------------------------  Financial and Accounting Officer)
                  David C. Reymann

                          *                                         Director                 March 1, 2000
-----------------------------------------------------
                J. Carter Beese, Jr.

                          *                                         Director                 March 1, 2000
-----------------------------------------------------
                Frank A. Bonsal, Jr.

                          *                                         Director                 March 1, 2000
-----------------------------------------------------
                     Mark D. Ein

                                                                    Director                 March   , 2000
-----------------------------------------------------
                  Rahul C. Prakash

                                                                    Director                 March   , 2000
-----------------------------------------------------
                  Janice M. Roberts

                          *                                         Director                 March 1, 2000
-----------------------------------------------------
                 Dr. Rajendra Singh

                          *                                         Director                 March 1, 2000
-----------------------------------------------------
                    George Stamas

                                                                    Director                 March   , 2000
-----------------------------------------------------
                   Devin N. Wenig

                          *                                         Director                 March 1, 2000
-----------------------------------------------------
                  Thomas E. Wheeler
                 * /s/ DAVID S. OROS
-----------------------------------------------------
                  Power of Attorney

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                   BALANCE AT   CHARGED TO                BALANCE AT
                                                   BEGINNING    COSTS AND                    END
                   DESCRIPTION                      OF YEAR      EXPENSES    DEDUCTIONS    OF YEAR
                   -----------                     ----------   ----------   ----------   ----------
1997
Allowance for doubtful accounts..................   $     --     $     --     $     --     $     --
Allowance for inventory obsolescence.............         --           --           --           --
1998
Allowance for doubtful accounts..................         --      157,061           --      157,061
Allowance for inventory obsolescence.............         --      169,630           --      169,630
1999
Allowance for doubtful accounts..................    157,061      (59,530)      41,160       56,371
Allowance for inventory obsolescence.............    169,630      (54,477)          --      115,153

                                 EXHIBIT INDEX


        EXHIBIT
         NUMBER                            DOCUMENT AND DESCRIPTION
        -------                            ------------------------
          +1.1           -- Form of U.S. Purchase Agreement for U.S. Offering of
                            Common Stock
          +1.2           -- Form of International Purchase Agreement for
                            International Offering of Common Stock
          +1.3           -- Form of Purchase Agreement for Convertible Subordinated
                            Note Offering
          *2.1           -- Agreement of Merger, dated as of October 18, 1999,
                            between Aether Systems LLC, and Aether Systems, Inc.
          *2.2           -- Stock Purchase Agreement by and among Aether Technologies
                            International, L.L.C., Mobeo, Inc. and Peter Kibler,
                            Winston Barrett and Edward Spear dated as of August 19,
                            1999.
         **2.3           -- Stock Purchase Agreement by and among Aether Systems,
                            Inc., LocusOne Communications, Inc. and the stockholders
                            named therein dated as of January 25, 2000
         ++2.4           -- Agreement and Plan of Merger dated as of February 9, 2000 by and among Aether Systems, Inc., RT Acquisition, Inc.
                            and Riverbed Technologies, Inc.
          *3.1           -- Amended and Restated Certificate of Incorporation of
                            Aether Systems, Inc.
          *3.2           -- Bylaws of Aether Systems, Inc.
          *4.1           -- Specimen Certificate for Aether Systems Common Stock
          +4.2           -- Form of Indenture for Convertible Debt
          +5.1           -- Opinion of Wilmer, Cutler & Pickering as to the legality of the shares of Common Stock being registered
          +5.2           -- Opinion of Wilmer, Cutler & Pickering as to the legality of the convertible notes being registered
         *10.1           -- Amended and Restated License, Marketing and Distribution
                            Agreement between Reuters America, Inc. and Aether
                            Technologies International, L.L.C. dated August 11, 1998.
         *10.2           -- Contract Between Morgan Stanley Dean Witter Online
                            Direct, Inc. and Aether Technologies International,
                            L.L.C. dated August 5, 1999.
         *10.3           -- Options Price Reporting Authority Vendor Agreement
                            between Aether Technologies and the American Stock
                            Exchange, Inc. dated June 3, 1997.
         *10.4           -- Agreement between Aether Technologies International,
                            L.L.C. and New York Stock Exchange dated July 19, 1999.
         *10.5           -- Vendor Agreement by and between Aether Technologies
                            International, L.L.C. and the Nasdaq Stock Market, Inc.
                            dated October 4, 1996.
         *10.6           -- Dow Jones Indexes Enterprise Distribution Agreement dated
                            April 23, 1999.
         *10.7           -- Employment Agreement between Aether Technologies
                            International, L.L.C. and David Oros dated July 7, 1999.
         *10.8           -- Employment Agreement between Aether Technologies
                            International, L.L.C. and David Reymann dated May 18,
                            1999.
         *10.9           -- Series A Preferred Stock Purchase Agreement dated as of
                            August 9, 1999.
         *10.10          -- Investors' Rights Agreement by and among AirWeb
                            Corporation and each of the holder of the Series A
                            Preferred Stock listed in Schedule A and Patrick McVeigh,
                            Barak Berkowitz, Michael Bolbec and Andrew Simms dated
                            August 9, 1999.
         *10.11          -- Right of First Refusal and Co-Sale Agreement by and among
                            AirWeb Corporation, Inc., and those holders of the Common
                            Stock identified in Schedule A and B dated August 9,
                            1999.
         *10.12          -- Voting Agreement by and among the holders of Common Stock set forth in Schedule A and Purchase of the Series A
                            Preferred Stock dated August 9, 1999.
         *10.13          -- Aether-OmniSky Side Letter regarding development and
                            resale services dated August 9, 1999.

        EXHIBIT
         NUMBER                            DOCUMENT AND DESCRIPTION
        -------                            ------------------------
         *10.14          -- Software License Agreement by and between Aether
                            Technologies International, L.L.C. and AirWeb Corporation
                            dated August 9, 1999.
         *10.15          -- AirWeb Corporation Warrant to Purchase 3,000,000 Shares
                            of Series A Preferred Stock dated August 9, 1999.
         *10.16          -- Strategic License Agreement between Aether Technologies
                            International, L.L.C. and Riverbed Technologies, Inc.
                            dated as of June 15, 1999.
         *10.17          -- Consulting Agreement between Aether Technologies, L.L.C.
                            and Orbcomm Global, L.P. dated as of October 26, 1998.
         *10.18          -- Credit Agreement dated as of September 28, 1999 among
                            Merrill Lynch & Co. and the leaders named therein.
         *10.19          -- Aether Systems, Inc. 1999 Equity Incentive Plan effective as of October 1, 1999
         *10.20          -- Aether Systems, Inc. Senior Bonus Plan effective as of
                            September 29, 1999
         *10.21          -- Amended and Restated Registration Rights Agreement dated as of February 2000
         *10.22          -- Form of Subscription Agreement between Aether Systems,
                            Inc. and National Discount Brokers
        ++10.23          -- Series B Preferred Stock Purchase Agreement dated as of
                            January 18, 2000
        ++10.24          -- Master Agreement between Aether Systems, Inc. and Charles
                            Schwab & Co., Inc., dated as of December 23, 1999
        ++10.25          -- Inciscent, Inc. Series A Stock Purchase Agreement
        ++10.26          -- Agreement between National Discount Brokers Corporation and Aether Systems, Inc., dated as of November 4, 1999
        ++10.27          -- Development Agreement between Response Services, LLC and
                            Aether Systems, Inc. dated as of January 12, 2000
          11.1           -- Statement regarding computation of per share earnings.
          11.2           -- Statement regarding computation of ratios
        ++21.1           -- Subsidiaries of Aether Systems
          23.1           -- Consent of KPMG LLP for Aether Systems, Inc.
          23.2           -- Consent of PricewaterhouseCoopers LLP
         +23.3           -- Consent of Wilmer, Cutler & Pickering, included in
                            Exhibit 5.1
        ++23.4           -- Consent of E. Wayne Jackson
        ++23.5           -- Consent of Robin T. Vasan
        ++23.6           -- Consent of the Forrester Research
        ++23.7           -- Consent of International Data Corporation
          23.8           -- Consent of KPMG LLP for Riverbed Technologies, Inc.
        ++24.1           -- Power of Attorney, included on the signature page hereof
         +25.1           -- Statement on Form T-1 of Eligibility of Trustee


---------------
     * Incorporated by reference to the Registration Statement as amended (File No. 333-85697) on Form S-1 filed with the Commission on October 20, 1999.

   ** Incorporated by reference to the Form 8-K filed with the Commission on February 15, 2000.


     + To be filed by amendment.



   ++ Previously filed.